 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-257624

Prospectus
13,850,000 SHARES
COMMON STOCK

This is Snap One Holdings Corp.’s initial public offering. We are selling 13,850,000 shares of our common stock.
The initial public offering price of our common stock is $18.00 per share. Prior to this offering, no public market existed for our common stock. Our common stock has been approved for trading on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SNPO.”
We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.” After the completion of this offering, certain investment funds advised by an affiliate of Hellman & Friedman LLC will continue to own a majority of the shares eligible to vote in the election of our directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management — Controlled Company Exception” and “Principal and Selling Stockholders.”
Investing in the common stock involves risks. See “Risk Factors” beginning on page 21 of this prospectus.
	Per Share	Total
Public offering price	$18.000	$249,300,000
Underwriting discount(1)	$1.125	$15,581,250
Proceeds, before expenses, to us	$16.875	$233,718,750

(1)
See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters and certain conflicts of interest.

The underwriters may exercise their option to purchase up to an additional 2,077,500 shares from us and the selling stockholders identified herein, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover over-allotments. We will not receive any proceeds from the sale of shares by the selling stockholders, and the selling stockholders will only sell shares in this offering if the underwriters exercise such option.
At our request, the underwriters have reserved up to 692,500 shares, or 5% of the shares offered by this prospectus, for sale at the initial public offering price in a directed share program, to certain of our directors, employees and partner providers. See “Underwriting (Conflicts of Interest) — Directed Share Program.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about July 30, 2021.
Morgan Stanley	J.P. Morgan	Jefferies	UBS Investment Bank
BMO Capital Markets Raymond James Truist Securities William Blair
Drexel Hamilton Penserra Securities LLC R. Seelaus & Co., LLC Siebert Williams Shank
The date of this prospectus is July 27, 2021.

one

- Pro-Focused Value Proposition
- Robust Solutions Portfolio
- Leading Software Platforms
- Omni-Channel Experience
- Award-Winning Support
- Pro Workflow Toolset

2,800+
Proprietary SKUs

450+
Product Releases Annually

99%+
Delivery within 2 Days

50+
CE Pro Industry Awards

1
Partner That Pros Need

Making Our Integrators’ Lives

Easier And Their Businesses More Profitable

Making Our End Consumers' Lives

Enjoyable, Connected & Secure

Through and including August 21, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
We, the selling stockholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectuses prepared by us or on our behalf. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is current only as of its date, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since such date.
For investors outside the United States: We, the selling stockholders and the underwriters have not done anything that would permit a public offering of the shares of our common stock or possession or distribution of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus outside of the United States.

i

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the term:
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“2017 Incentive Plan” means the Crackle Holdings L.P. 2017 Incentive Plan;

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“2021 Incentive Plan” means the Snap One Holdings Corp. 2021 Incentive Plan, an equity incentive plan that our board of directors has adopted, and that we expect our stockholders to approve, prior to the completion of this offering;

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“2021 Employee Stock Purchase Plan” means the Snap One Holdings Corp. 2021 Employee Stock Purchase Plan, an employee stock purchase plan that our board of directors has adopted, and that we expect our stockholders to approve, prior to the completion of this offering;

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“Company” means Snap One Holdings Corp. and its consolidated subsidiaries;

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“Credit Agreement” means that certain Credit Agreement, dated as of August 4, 2017 (as amended and supplemented by that certain Amendment Agreement, dated as of November 1, 2017, that certain Incremental Agreement No. 1, dated as of February 5, 2018, that certain Incremental Agreement No. 2, dated as of October 31, 2018, and that certain Incremental Agreement No. 3, dated as of August 1, 2019) by and among Wirepath LLC, as borrower, Crackle Purchaser LLC, as holdings, the lenders and letter of credit issuers from time to time as parties thereto, UBS AG, Stamford Branch, as the administrative agent, collateral agent and swingline lender, and the other parties thereto, consisting of a $265.0 million senior secured term loan (the “Initial Term Loan”), an additional $390.0 million senior secured term loan (the “Incremental Term Loan”) and a $60.0 million senior secured revolving credit facility (the “Revolving Credit Facility”);

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“Credit Facilities” means the Revolving Credit Facility and the term loan facilities under the Credit Agreement;

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“DGCL” means the Delaware General Corporation Law, as amended;

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“Equity Conversion” means (i) the distribution by the Investor of shares of common stock of the Company held by the Investor to the holders of vested Units of the Investor and (ii) the exchange of unvested Units for newly issued shares of restricted common stock of the Company, in each case, in accordance with the Partnership Agreement and in connection with this offering. Pursuant to the Partnership Agreement, the number of shares of (a) common stock to be distributed by the Investor to the holders of vested Units of the Investor or (b) restricted common stock exchanged by the Company with holders of unvested Units will, in each case, be on the basis of a ratio that takes into account the applicable distribution threshold applicable to such units and the value of distributions that the holder thereof would have been entitled to receive had the Investor liquidated on the date of such distribution in accordance with the terms of the distribution provisions set forth in the Partnership Agreement based on a valuation of the Company using the initial public offering price per share of our common stock in this offering;

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

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“FCPA” means the U.S. Foreign Corrupt Practices Act;

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“GAAP” means U.S. generally accepted accounting principles;

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“GDPR” means the European Union’s General Data Protection Directive;

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“Hellman & Friedman” or “H&F” means those certain investment funds of Hellman & Friedman LLC and its affiliates;

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“Investor” means Crackle Holdings, LP, an affiliate of H&F and the entity that, until the completion of this offering, will hold all of our outstanding equity;

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“Incentive Units” means the Class B-1 Units and Class B-2 Units of the Investor;

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“NOLs” means net operating losses;

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“NPS” means Net Promoter Score. NPS is calculated based on a single question: “How likely is it that you would recommend Snap One to a friend or colleague?” Integrators who respond with a 6 or below are Detractors, a score of 7 or 8 are called Passives, and a 9 or 10 are Promoters. NPS is calculated by subtracting the percentage of Detractors from the percentage of Promoters. For example, if 50% of respondents were Promoters and 10% were Detractors, NPS is a 40. NPS is a useful gauge of the loyalty of client relationships and can be compared across companies and industries. We use our NPS results to provide attention to Detractor customers and use those in the Promoter category as a predictive indicator of long-term customer relationships;
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“Partnership Agreement” means the limited partnership agreement of the Investor;

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“Securities Act” means the Securities Act of 1933, as amended;

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“SEC” means the U.S. Securities and Exchange Commission;

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“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended;

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“TRA Participants” means certain pre-IPO owners that will participate in the tax receivable agreement;

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“U.K. Bribery Act” means the U.K. Bribery Act 2010;

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“underwriters” means the firms listed in the first table under the caption “Underwriting (Conflicts of Interest)”; and

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“Units” means Class A Units and Incentive Units of the Investor.

For ease of reference, we have repeated definitions for certain of these terms in other portions of the body of this prospectus. All such definitions conform to the definitions set forth above.
Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.
Basis of Presentation
We operate on a 52-week or 53-week fiscal year ending on the last Friday of December each year. Our fiscal year is divided into four quarters of 13 weeks, each beginning on a Saturday and containing one 5-week period followed by two 4-week periods. When a 53-week fiscal year occurs, we report the additional week in the fourth fiscal quarter. References to fiscal year 2020 are to our 52-week fiscal year ended December 25, 2020 and references to fiscal year 2019 are to our 52-week fiscal year ended December 27, 2019.
Trademarks and Service Marks
The Snap One design logo, Snap One, Control4, OvrC, 4Sight, NEEO, Parasol, WattBox, Araknis Networks, Triad and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are our property. Solely for convenience, our trademarks, tradenames and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames and service marks. This prospectus contains additional trademarks, tradenames and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply ownership of them, nor relationships with, or endorsement or sponsorship of us by, these other companies.
Market, Industry and Other Data
This prospectus contains statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable. However, we have not independently verified any third-party information. In addition, some data and other information contained in this prospectus, such as certain market, ranking and industry data, including the size of certain markets and our size or position and the positions of our competitors within these markets, are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal surveys and independent sources. While we believe such estimates and calculations are reliable, our internal data has not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”
Non-GAAP Financial Measures
This prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with GAAP. Specifically, we make use of the non-GAAP financial measures Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow.
Adjusted EBITDA, Adjusted Net Income and Contribution Margin have been presented in this prospectus as supplemental measures of financial performance and Free Cash Flow has been presented as a supplemental measure of liquidity. These measures are not required by, or presented in accordance with, GAAP, but we present them because we believe these supplemental measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis, such as Adjusted EBITDA, Adjusted Net Income and Contribution Margin and by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow are useful to investors in highlighting trends in our performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Management uses Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management may supplement GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business, which GAAP results alone may not provide.
Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow are not recognized terms under GAAP and should not be considered as an alternative to net loss or income (loss) from operations as a measure of financial performance or cash provided by (used in) operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. For a discussion of the use of these measures and a reconciliation of the most directly comparable GAAP measures, see “Summary Consolidated Financial and Other Data.”

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus, and the information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Unless otherwise indicated in this prospectus, references to the “Company,” “Snap One,” “we,” “us” and “our” refer to Snap One Holdings Corp. and its consolidated subsidiaries.
Our Vision
Bringing together people, integrators and products to deliver joy, connectivity and security in our everyday lives.
Company Overview
Snap One powers smart living by enabling professional integrators to deliver seamless experiences in the connected homes and small businesses where people live, work and play. The combination of our end-to-end product ecosystem and our technology-enabled workflow solutions, which we refer to as our “Only Here” strategy, delivers a compelling value proposition to our loyal and growing network of over 16,000 professional do-it-for-me (“DIFM”) integrators. We believe that Only Here can integrators access a leading, comprehensive suite of products and software solutions that enable a “one-stop shop” experience. Only Here can integrators support their customers via our industry-leading remote management software platform, which reaches approximately 345,000 active homes and businesses as of March 26, 2021. Only Here can integrators enjoy the convenience of an e-commerce centric, omni-channel offering to support their workflow. Only Here can our third-party product partners efficiently access our expansive integrator network and connect with the broader Snap One product and software ecosystem. By partnering with Snap One, integrators can focus on their trade and leverage the tools and infrastructure that we deliver to build thriving and profitable businesses. We believe our Only Here value proposition becomes embedded into integrators’ workflow throughout the project lifecycle, creating re-occurring spending patterns that strengthen our integrator relationships and enhance our revenue visibility from our integrator base. Snap One was founded by integrators for integrators and we believe our Only Here experience makes us our integrators’ partner of choice.
The world we live in has become technology-centric. The home’s evolving importance as a place to live, work, and play, is fueling accelerated investment in smart living solutions. The smart living market continues to develop and currently reflects a highly fragmented set of point products and services from a broad spectrum of industry participants. While continued innovation drives consumer awareness of smart living experiences, it also creates significant complexity and challenges for end consumers and professionals seeking immersive, integrated, and supported systems. As a result, end consumers are increasingly turning to professionals to design, install, configure and enable personalized, user-friendly smart living experiences. Similarly, we believe professional integrators are seeking to standardize on technology-enabled platforms that enable them to operate successful businesses and to deliver high-quality smart living solutions for their customers.
Snap One is the partner of choice for professional integrators. Our leading end-to-end ecosystem of over 2,800 proprietary SKUs, alongside a curated set of third-party products, provides differentiated portfolio depth and the convenience of a “one-stop shop” experience for our integrators. Our industry-leading software solutions enhance the interoperability of our products and enable our emerging portfolio of subscription-based services sold to end consumers. We are vertically integrated, with approximately 70% of fiscal year 2020 net sales coming from our proprietary-branded, internally developed products that are only available to integrators directly from Snap One. These proprietary products are manufactured on an asset-light basis through our network of contract manufacturing and joint development suppliers primarily in Asia and support our strong net sales of $814.1 million and Contribution Margin of 41.7%, in each case during fiscal year 2020. See “Summary Consolidated Financial Data” for information regarding our use of

Contribution Margin. In addition, we support our integrators with a comprehensive suite of technology-enabled workflow solutions. We engage with our integrators on an omni-channel basis, blending the benefits of our comprehensive e-commerce portal with the convenience of our local branch network for same-day product availability. We support our integrators throughout the entire lifecycle of their projects from pre-sale product research and system design to post-installation end consumer support via our proprietary OvrC software, which enables integrators to remotely manage, configure and troubleshoot devices in the field. We believe our solutions make it easier for professional integrators to operate and profitably grow their businesses, contributing to increased retention and wallet share growth with us over time. We believe our Only Here value proposition creates entrenched relationships and re-occurring spending patterns with our integrators. We believe these favorable integrator dynamics yield an attractive financial profile with a high degree of visibility into integrators’ spending patterns.
We continue to successfully grow our business with a significant focus on operational excellence. We generated net sales of $814.1 million in fiscal year 2020, a 37.8% increase from $590.8 million in fiscal year 2019, and net sales of $220.5 million for the fiscal quarter ended March 26, 2021, a 27.7% increase from $172.6 million for the fiscal quarter ended March 27, 2020. On a pro forma basis to give effect to the acquisitions of Marketing Representatives, Inc. (“MRI”), Custom Plus Distributing, Inc. (“CPD”) and Control4 Corporation (“Control4”) as if they had occurred on the first day of fiscal year 2019, our combined net sales and net loss in fiscal year 2019 would have been $763.8 million and $69.4 million, respectively. For fiscal year 2020 and the fiscal quarter ended March 26, 2021 our net loss was $25.2 million and $6.0 million, respectively, and our Adjusted EBITDA was $94.5 million and $23.3 million, respectively. See “Summary Consolidated Financial Data” for information regarding our use of Adjusted EBITDA and a reconciliation to net loss.
Our Market Opportunity
The continued evolution, enhancement, and ease of use of connected technology is providing homeowners and businesses access to previously unimagined experiences. The growing global residential and commercial technology market is comprised of Do-it-Yourself (“DIY”) and Do-It-For-Me (“DIFM”) end consumer spend, which Frost & Sullivan estimates is expected to grow at a 9.3% compound annual growth rate from $329.2 billion in 2020 to $513.1 billion in 2025.
The DIFM sub-market that we serve is distinct from the DIY sub-market, and is characterized by consumers with higher expectations, more complicated projects, higher disposable income, and greater use of professionals, contractors and service providers in other parts of their lives. DIFM consumers typically spend $10,000 to $20,000 for professional integrators to design, select the best products, and install and configure their systems. Frost & Sullivan estimates that integrator spend in the domestic DIFM sub-market (consisting of home technology, security, and commercial) will grow at an 8.7% compound annual growth rate from $43.0 billion in 2020 to $65.2 billion in 2025.
We believe the following trends will continue to accelerate the global home technology market and support the increasing importance of the DIFM integrator to deliver the experiences that end consumers seek.
Increasing Awareness and Adoption of Smart Living Solutions
Consumer adoption of smart living solutions continues to rise, driven by increasing access to high-speed internet service and growth in smart connected devices, streaming services, voice assistants and simple and unified control experiences. Well-known technology leaders such as Alphabet, Amazon and Apple have created innovative and affordable point products that have broadened access to entry level smart living experiences and increased interest in the full potential of the home. According to Statista, smart home penetration in the United States is expected to increase to 57% in 2025 from 37% in 2020, and we believe consumers will increasingly demand more complete and complex systems.
Growing Desire for Entertainment, Security, Comfort, and Energy Efficiency in the Home
Now more than ever before, people live, work and play at home. As a result, there is a growing demand to enhance the at-home experience with immersive, simple, integrated and supported products and systems. For example, end consumers want:

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High-end home entertainment systems to support direct-to-streaming movie releases;

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Multi-room audio systems to stream and listen to their favorite music from any place with the click of a button on their phone;

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Home security and video surveillance with smart phone and tablet accessibility to help ensure their family stays safe;

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Smart lighting, shades, heating, and cooling systems to manage their environment and make their home more energy-efficient;

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Reliable, whole-home networks that ensure connectivity for multiple simultaneous uses by the entire family such as video conferencing indoors while streaming a movie in the backyard; and

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Intuitive and flexible control solutions to unify the interactive experience in the home.

Consumer Pain Points Driving Increasing Need for Professional Integrators
The direct-to-consumer smart living product category is highly fragmented, with thousands of disparate, unintegrated point products across multiple categories resulting in an experience that is frustrating, complicated and time-intensive for the end consumer. Mass market DIY products are intended to meet single-point tasks, and are not generally designed to seamlessly integrate across multiple manufacturers into a fully personalized smart living solution, nor to meet the exacting needs of high-end purchasers. We believe a large and growing segment of end consumers want the best available smart living experience and that they are willing to pay for professional assistance to create a fully integrated system and to service and upgrade it over time.
Challenges for Integrators Driving Need for a Partner that is a One-Stop Shop for All Their Needs
The typical integrators we serve are small- to medium-sized businesses that enable smart living. They are experts experienced in designing, installing and servicing complex, fully-integrated connected home and business systems. These integrators serve DIFM consumers who typically spend $10,000 to $20,000 per job.
Due to their small size, integrators often face significant challenges to meet the needs of their end customers and operate their businesses efficiently. Integrators need a partner that can serve as a one-stop shop for the products, software, tools and training that they need day in and day out to efficiently operate their businesses and deliver great experiences for end consumers.
Our Differentiated Solution
We believe our integrated platform of products, software and technology-enabled solutions that are embedded into the integrator’s workflow is unmatched in the industry. We simplify the challenges associated with designing a smart living system and enable our integrators to create solutions that are cohesive, functional and efficient.
Our End-to-End Product Ecosystem
We provide integrators with a leading, comprehensive suite of connected, infrastructure, entertainment and software solutions so the entire smart living experience is exceptional for the end consumer. Our product and service offerings encompass all of the design elements required by integrators to build integrated smart living systems that are easy to install and simple to manage, serving the needs of both integrators and end consumers.
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Proprietary Products and Software.   We have developed a broad range of over 2,800 proprietary SKUs that encompass the spectrum of solutions needed to deliver integrated smart living systems. These products and software are sold under our proprietary brands and are only sold through Snap One with confidential wholesale prices that allow integrators to maximize their profitability. Through our proprietary software, Control4 OS3 and OvrC, we allow integration with thousands of products manufactured by hundreds of third-party manufacturers, and our products are compatible with connected devices from leading brands such as Alphabet, Amazon and Apple.

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Third-Party Products.   In addition to our proprietary solutions, we have partnered with and sell a curated set of leading third-party products from brands such as Alphabet, Amazon, KEF, Klipsch, Lutron, Samsung, Sony, Sonos, Ubiquiti and Yamaha, which provide our integrators a one-stop shop for their product needs. We provide these third-party partners with differentiated access to our expansive network of integrators through our omni-channel model and compatibility with our leading software solutions, which ensures those products can be seamlessly integrated into a system and easily supported after installation.

Our Technology-Enabled Workflow Solutions
Our differentiated technology and software-enabled workflow tools have been designed to support the integrator throughout the project lifecycle, enhancing their operations and helping them to profitably grow their businesses.
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Integrator Job Lifecycle Service and Support.   We provide comprehensive certification and award-winning training and support services, enabling integrators’ ongoing success and business efficiency. Our comprehensive services are delivered through multiple channels, including through our cloud software, on our e-commerce portal and at our local branches, and encompass every step of the integrator job lifecycle from research, training and on-the-job technical help, through post-installation support. We believe the 16 CE Pro Quest for Quality Awards we won in 2021 are a testament to the value of our service and support programs for integrators.

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Cloud-Based Software.   We have developed a suite of proprietary cloud-based software solutions that are embedded in the integrator’s workflow through the lifecycle of a project and enable remote management and monitoring of connected devices after installation. Our Control4 Composer tool provides an easy-to-use interface that helps integrators configure highly customized control systems for end consumers. OvrC is a free, cloud-based software, which enables integrators to remotely monitor, troubleshoot and manage connected devices on a system. By utilizing these software tools, integrators can significantly increase efficiency by reducing the need for service calls and ensuring that their customers’ mission-critical systems are installed properly and supported thereafter.

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Omni-Channel Model.   We provide a comprehensive e-commerce portal for smart living, which is tailored to allow integrators to research products, design projects, receive training and certifications, order products and solicit ongoing support. We supplement our e-commerce portal with a growing footprint of 26 local branches as of March 26, 2021. These local branches are key to supporting our growth strategy and delivering additional value to integrators by ensuring they can receive critical products on a same-day basis to support project requirements, while attending in-person trainings and using local demonstration rooms to test new products.

The integration of our end-to-end product and software ecosystem and technology-enabled workflow solutions drives industry-leading efficiency for our integrators, which in turn drives loyalty and increased use of our platform over time. During fiscal year 2020, our net dollar retention rate was over 100% for domestic integrators, highlighting the re-occurring nature of our business model as integrators continue to do business with Snap One. For domestic integrators who purchased from us in fiscal year 2019, “net dollar retention” is fiscal year 2020 spend of those integrators divided by their fiscal year 2019 spend.
Our Competitive Strengths
We believe the following competitive strengths distinguish us from our competitors and position us for continued leadership in enabling connectivity in the home:
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Partner of Choice for Smart Living Integrators.   Snap One was founded by integrators for integrators. We intentionally designed our integrated platform through the lens of the integrator to enhance their operations by simplifying the product purchasing experience and delivering high-quality products at a good value, while at the same time providing technology-enabled tools and support services to help them run their businesses more efficiently. Snap One is a leading partner for professional integrators, transacting with over 20% of the domestic DIFM market. We believe our strong position with integrators is evidenced by our NPS of 55 among domestic integrators who have purchased from Snap One between March 2020 and March 2021, compared to competing brands’ average NPS of -2. In addition to a strong position with our integrators evidenced by our NPS, approximately 75% of our fiscal year 2020 e-commerce portal net sales came from integrators who have been our customers for at least five years (as represented by integrators whose first purchase was made in fiscal year 2015 or prior).
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Self-Reinforcing Flywheel Drives Re-Occurring Growth.   We believe our significant scale combined with our high frequency, re-occurring and multi-layered relationship with our integrators drives profitable growth and a deep, up-to-the-minute understanding of the evolving needs of integrators and end consumers. This scale and insight fuels our investment in the sales experience and innovation across our end-to-end product and software ecosystem and our differentiated technology-enabled workflow solutions, which further reinforces our strong integrator relationships. This creates a self-reinforcing flywheel and is the key engine of our re-occurring revenue and growth. As we innovate, we make the integrator more efficient and provide end consumers with solutions and experiences that enhance the places they live, work and play. This in turn helps accelerate industry adoption, which drives strong growth for Snap One as integrators continue to return to us for their smart living needs project after project.

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End-to-End Ecosystem of Products and Software.   We have built an end-to-end ecosystem across a broad portfolio of proprietary products and software that integrates with leading third-party products. Our approximately 2,800 proprietary SKUs, which represented over 70% of our fiscal year 2020 net sales, are sold under exclusive brands and in many cases are acknowledged as best in their category by industry groups. In addition to our proprietary products, we sell a curated set of leading third-party products which integrate into the broader Snap One product and software ecosystem. With our full suite of product and software solutions, integrators can find everything they need in one place and to deliver high-quality, reliable and configurable smart living systems to their customers.

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Innovation to Drive Continuous Improvement.   We have a proven track record of innovation through significant investments in research and development (“R&D”) to build a robust, integrated platform of proprietary products, software and technology-enabled workflow solutions that power the smart living experience. Our product and software development process fosters an innovation feedback loop whereby we utilize the user and integrator feedback and learnings from our cloud software to continually enhance existing solutions to meet the demands of the connected homes and businesses of tomorrow. We believe this feedback loop combined with our joint-development model of partnering with manufacturers around the latest technologies, allows us to rapidly and efficiently bring new technology to market with lower R&D risk to Snap One.

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Technology-Enabled Solutions Embedded in the Integrator Workflow Make it Easier to Do Business.    Our mission is to empower integrators to make it easier for them to profitably grow their businesses and deliver best-in-class immersive experiences to end consumers. Our scale allows us to continue to invest in and develop differentiated technology tools that are embedded into the integrator’s workflow to support their projects’ lifecycle needs. Our e-commerce platform has rich content to inform product research, design tools to enhance project planning, training materials and installation guides, and a robust forum where integrators can learn about and discuss solutions and technical issues before and during installation. We supplement this content with an experienced team of customer and technical support employees. We also offer a suite of proprietary cloud-based software solutions which allow integrators to configure the logic rules of a connected home or business and give integrators the ability to manage all connected devices remotely. We believe these technology tools and services drive stickiness as integrators build their businesses around these capabilities and train their employees to use our software and products.

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E-Commerce Driven, Omni-Channel Strategy.   Our business model is built around an e-commerce centric, omni-channel go-to-market strategy. We provide a comprehensive e-commerce portal through which approximately 70% of our net sales in fiscal year 2020 were placed. Our digital “front door” is complemented by an extensive network of 26 local branches and seven distribution centers, as of March 26, 2021, which we expect to expand in the future. The local branch presence is an important part of our strategy as it allows us to better serve integrators locally by providing same day product availability when necessary, while creating a site for relationship building, training and product demonstration sessions. Integrators value the relationships and support we deliver at the local level, and we believe this further increases their stickiness with our business across channels.

Our Growth Strategy
We believe that end consumers need a professionally integrated platform for the next generation of smart living spaces. The following are the central pillars to our growth strategy that we believe will enable us to provide integrators and end consumers with the solutions and workflow tools that will power the smart living spaces of tomorrow:
•
Consistent Innovation with New Products, Software and Solutions.   Our close relationship with our integrator base and learnings from our cloud-based software provide a continuous feedback loop to drive ongoing product and software enhancements. This feedback has helped us identify and enter new market segments such as speakers and networking, develop new products, and improve existing products. We will continue to invest in enhancing our product suite and software, and in developing technologies to make integrators more efficient.

•
Drive Wallet Share Gains with Existing Integrators.    We believe we have a significant wallet share expansion opportunity with our existing integrator base of over 16,000 domestic DIFM integrators with whom we do business. Across our entire base of domestic integrators, we capture on average approximately $40,000 of annual spend and those integrators purchase on average approximately eight different product categories from us. Over time, we typically grow integrators’ wallet share with us, as exemplified by the top ten percent of our domestic integrators spending on average approximately $240,000 annually across approximately 17 different product categories with us. This is compared with Frost & Sullivan’s estimate of over $600,000 in average annual product spend for all domestic integrators. This suggests we have significant room to grow sales by increasing wallet share with existing integrators. Average wallet share with all of our integrators varies across DIFM markets, with particular strength in home technology, and demonstrated success in commercial and security. In a survey conducted by Frost & Sullivan, integrators indicated that on average they purchase product from twelve sources, and approximately 20% of respondents indicated that Snap One was their most used source for installation equipment from March 2020 to March 2021 (more than twice the share of the next highest source). As we continue to expand our omni-channel coverage, extend our product suite, bolster our support services and create deeper integration across our products, we believe we will be able to drive continued wallet share gains by making it compelling for integrators to use Snap One as their primary one-stop shop.

•
Grow Our Network of Integrators.   We are making investments to grow our network of integrators across home technology and the attractive security and commercial markets, where we have low market penetration today. According to Frost & Sullivan, integrator spend in the domestic DIFM security and commercial markets represented more than $36.2 billion in 2020 and is expected to grow to more than $52.8 billion in 2025, representing a compound annual growth rate of 7.8%. In addition, we believe the market for continued geographic expansion represents a significant opportunity for Snap One given our modest presence outside North America today. According to Frost & Sullivan, integrator spend in the international DIFM (consisting of home technology, security and commercial) market in 2020 was more than $106.2 billion.

•
Efficiently Expand Our Software Solutions and Subscription-Based Revenue Models.    As we expand our penetration of connected homes and businesses domestically, we will continue to invest in the expansion of our existing subscription-based services and in the development of new subscription-based services. Given the reach of OvrC with approximately 345,000 active homes and businesses on the platform as of March 26, 2021, we can efficiently reach a large base of potential end consumers for subscription-based services. We believe our leadership position and expanding presence in the home will allow us to develop new high margin, recurring software-driven services.

•
Continue to Pursue Accretive Acquisitions.   Our disciplined acquisition strategy is core to our growth, with past acquisitions complementing our product suite and expanding our nationwide coverage. Over the last five years, we have successfully completed and integrated more than ten acquisitions targeting new products and geographies and enhancing our workflow solutions. We will continue to pursue future acquisitions that selectively enhance our products, software and workflow solutions and expand into adjacent markets that allow us to serve our integrator base.

Risk Factor Summary
The following is a summary of the principal risks that could adversely affect our business, operations and financial results:
•
Our quarterly results of operations have fluctuated and may continue to fluctuate. As a result, we may fail to meet or exceed the expectations of investors or securities analysts, which could cause our stock price to decline.

•
If we are unable to manage our business growth and diverse and complex operations, our reputation in the market and our ability to generate net sales from new or existing integrators and end consumers may be harmed.

•
The markets in which we participate are highly competitive and many companies, including large technology companies, retailers, electronics distributors, broadband and security service providers, as well as other managed service providers, are actively targeting our markets. Our failure to differentiate ourselves and compete successfully against these companies would make it difficult for us to add and retain customers, and our sales and profitability could be adversely affected.

•
End consumers may choose to adopt products that provide discrete functionality or do-it-yourself (“DIY”) solutions rather than adopt our professionally-installed solutions. If we are unable to increase market acceptance of the benefits of our professionally-installed solutions, our net sales may not continue to grow, or they may decline.

•
If we are unable to develop new solutions, sell our solutions into new markets, or further penetrate our existing markets, our net sales may not grow as expected or they may decline.

•
We have entered into several strategic arrangements and intend to pursue additional strategic opportunities in the future. If the intended benefits from our strategic relationships are not realized, our results of operations may be harmed.

•
Our strategy includes pursuing acquisitions and our potential inability to identify good opportunities and to successfully integrate newly-acquired technologies, assets, businesses, or personnel may harm our financial results.

•
We have relatively limited visibility regarding the end consumers that ultimately purchase our products, and we often rely on information from third-party integrators to help us manage our business. If we are unable to obtain timely or accurate information, our ability to quickly react to market changes and effectively manage our business may be harmed.

•
If we are unable to adapt to technological change and implement technological and aesthetic enhancements to our products, this could impair our ability to remain competitive.

•
Product quality issues and a higher-than-expected number of warranty claims or returns could harm our business and operating results.

•
We currently rely on contract manufacturers to manufacture our products and on component vendors to supply parts used in our products. We also distribute products manufactured by other companies. Any disruption in our supply chain, or our failure to successfully manage our relationships with our suppliers or logistics partners could harm our business.

•
Our substantial indebtedness could materially adversely affect our financial condition and our ability to operate our business, react to changes in the economy or industry or pay our debts and meet our obligations under our debt and could divert our cash flow from operations for debt payments.

•
We will be required to pay the TRA Participants for net operating losses and certain other tax benefits we may claim that arose prior to or in connection with this offering, which amounts are expected to be material.

•
We may be required to make payments under our contingent value rights agreement with certain former holders.

•
We are controlled by Hellman & Friedman, whose interests may be different from the interests of other holders of our securities.

Recent Developments
Acquisition of Access Networks
On May 28, 2021, we completed the acquisition of ANLA, Inc. (“Access Networks”), an enterprise-grade networking solutions provider offering network design, configuration, monitoring and support services and products. We expect that the acquisition will enhance our networking solutions for residential and commercial networks. Under the purchase agreement, we agreed to a purchase price of $38.1 million, consisting of both cash and equity, plus contingent consideration of up to $2.0 million based upon the achievement of specified financial targets.
Preliminary Financial Information
The following information reflects our preliminary expectations of financial results for the fiscal quarter ended June 25, 2021 based on currently available information. We have provided ranges, rather than specific amounts, for the financial results below, primarily because all of our financial and other closing procedures for the fiscal quarter ended June 25, 2021 have not yet been completed and, as a result, our final results upon the completion of our closing procedures may vary from the preliminary estimates included herein. We anticipate that our consolidated financial statements for the fiscal quarter ended June 25, 2021 will not be available until after the date of this prospectus and will be included in our quarterly report on Form 10-Q filed with the SEC following this offering.
Preliminary Financial Results
The following are our estimated preliminary financial results for the fiscal quarter ended June 25, 2021:
	Fiscal Quarter Ended
	June 26, 2020	June 25, 2021
	Actual	Low	High
	(in thousands)
Statement of operations data:
Net sales	$189,119	$248,850	$253,850
Income (loss) from operations	5,281	5,840	8,660
Net loss attributable to noncontrolling interest	(16)	(10)	(10)
Net loss attributable to Company	(3,213)	(3,470)	(690)
Other financial data:
Adjusted EBITDA(a)	$24,409	$26,920	$29,690
Contribution Margin(b)	42.2%	39.7%	40.0%
June 25, 2021
(in thousands)
Balance sheet data:
Cash and cash equivalents(c)	$35,850
Total debt	$651,468

(a)
See footnote (1) under “— Summary Consolidated Financial and Other Data” below for description of Adjusted EBITDA.

(b)
See footnote (2) under “— Summary Consolidated Financial and Other Data” below for description of Contribution Margin.

(c)
Cash and cash equivalents as of June 25, 2021 has not been adjusted for the anticipated recognition of cash distributions to be made to pre-IPO owners in lieu of their participation in the tax receivable agreement of approximately $13.1 million as described in “Capitalization.”

Non-GAAP Financial Measures Reconciliation
Adjusted EBITDA and Contribution Margin are non-GAAP measures used by management to measure our operating performance. In addition, please see footnote (1) to the table under the heading “— Summary Consolidated Financial and Other Data” for additional information about how we calculate Adjusted EBITDA and Contribution Margin, the reasons why we include these measures and certain limitations to their use.
The following table provides a reconciliation from our net loss to Adjusted EBITDA for the fiscal quarter ended June 26, 2020 and our preliminary estimates of net loss to preliminary estimates of Adjusted EBITDA for the fiscal quarter ended June 25, 2021 (at the low end and high end of the estimated ranges set forth above).
	Fiscal Quarter Ended
	June 26, 2020	June 25, 2021
	Actual	Low	High
	(in thousands)
Adjusted EBITDA:
Net loss	$(3,229)	$(3,480)	$(700)
Interest expense	11,742	9,540	9,540
Income tax benefit	(1,015)	80	120
Depreciation and amortization	14,500	14,200	14,200
Other (income) expense	(2,217)	(125)	(125)
Equity-based compensation	1,185	1,180	1,180
Fair value adjustment to contingent value rights(a)	(700)	1,530	1,530
Acquisition- and integration-related costs(b)	899	805	805
Initial public offering costs(c)	—	1,210	1,210
Deferred revenue purchase accounting adjustment(d)	280	140	140
Deferred acquisitions payments(e)	2,933	1,975	1,925
Other(f)	31	(135)	(135)
Adjusted EBITDA	$24,409	$26,920	$29,690

(a)
Represents noncash losses recorded from fair value adjustments related to contingent value right liabilities. Contingent value right liabilities represent potential obligations to the prior sellers in conjunction with the Investor’s acquisition of the Company in August 2017 and are based on estimates of expected cash payments to the prior sellers based on specified targets for the Investor’s return on its original capital investment.

(b)
Represents costs directly associated with acquisitions and acquisition-related integration activities. For the fiscal quarters ended June 26, 2020 and June 25, 2021, the costs relate primarily to third-party consultant and information technology integration costs directly related to the Control4 acquisition. These costs also include certain restructuring costs (e.g., severance) and other third-party transaction advisory fees associated with the acquisitions.

(c)
Represents expenses related to professional fees in connection with preparation for our initial public offering.

(d)
Represents an adjustment related to the fair value of deferred revenue related to the Control4 acquisition.

(e)
Represents expenses incurred related to deferred payments to employees associated with our Control4 acquisition and other historical acquisitions. The deferred payments are cash retention awards for key personnel from the acquired companies and are expected to be paid to employees through 2022. Management does not believe such costs are indicative of our ongoing operations as they are one-time awards that are specific to acquisitions and are incremental to our typical compensation costs incurred and we do not expect such costs to be reflective of future increases in base compensation expenses.

(f)
Represents non-recurring expenses primarily related to consulting and restructuring fees which management believes are not representative of our operating performance.

The following table presents a reconciliation of net sales to Contribution Margin for the periods presented:
	Fiscal Quarter Ended
	June 26, 2020	June 25, 2021
	Actual	Low	High
	($ in thousands)
Net sales	$189,119	$248,850	$253,850
Cost of sales, exclusive of depreciation and amortization(a)	109,243	150,060	152,440
Net sales less cost of sales, exclusive of depreciation and amortization	$79,876	$98,790	$101,410
Contribution Margin	42.2%	39.7%	40.0%

(a)
Cost of sales, exclusive of depreciation and amortization for fiscal quarter ended June 26, 2020 excludes depreciation and amortization of $14,500.

Inclusion of Preliminary Consolidated Financial Information
The preliminary consolidated financial information included in this prospectus reflects management’s estimates based solely upon information available to us as of the date of this prospectus and is the responsibility of management. The preliminary consolidated financial results presented above are not a comprehensive statement of our financial results for the fiscal quarter ended June 25, 2021 and have not been audited, reviewed or compiled by our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). Accordingly, Deloitte does not express an opinion and assumes no responsibility for, and disclaims any association with, such preliminary consolidated financial results. The preliminary consolidated financial results presented above are subject to the completion of our financial closing procedures, which have not yet been completed. Our actual results for the fiscal quarter ended June 25, 2021 will not be available until after this offering is completed and may vary from these estimates. For example, during the course of the preparation of the respective consolidated financial statements and related notes, additional items that would require adjustments to be made to the preliminary estimated consolidated financial results presented above may be identified. While we do not expect that our actual results for the fiscal quarter ended June 25, 2021 will vary materially from the preliminary consolidated financial results presented above, there can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These preliminary consolidated financial results should be read in conjunction with the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.
Equity Conversion
Prior to this offering, the Investor is our sole stockholder and holds 59,216,665 shares of our common stock. The unitholders of the Investor are Hellman & Friedman and certain of our directors, officers and other of our current and former employees. Immediately after the pricing of this offering, (i) the Investor will distribute all the shares of our common stock that it holds to holders of vested Units of the Investor and (ii) we will exchange the unvested Units, all of which are held by our officers and other of our current and former employees, for newly issued shares of our restricted common stock, in each case in accordance with the Partnership Agreement. In accordance with the Partnership Agreement, the number of shares of our (a) common stock to be distributed by the Investor to the holders of vested Units of the Investor or (b) restricted common stock exchanged by us with holders of unvested Units will, in each case, be on the basis of a ratio that takes into account the applicable distribution threshold applicable to such units and the value of the distributions that the holder thereof would have been entitled to receive had the Investor liquidated on the date of such distribution in accordance with the terms of distribution provisions set forth in the Partnership

Agreement, based on a valuation of the Company using the initial public offering price per share of our common stock in this offering. Promptly after such distribution and exchange have occurred, the Investor will not own any of our shares of common stock and will liquidate in accordance with the provisions of the Partnership Agreement. Hellman & Friedman will hold common stock equal to approximately 74.2% of our outstanding shares immediately after this offering (or 72.3% if the underwriters exercise in full their option to purchase additional shares) and the other vested unitholders will collectively hold common stock equal to approximately 5.1% of our outstanding shares (or 4.8% if the underwriters exercise in full their option to purchase additional shares), and the holders of unvested Units will collectively hold restricted common stock equal to approximately 2.2% of our outstanding shares, in each case immediately after the offering. See “Principal and Selling Stockholders.”
Our Sponsors
Hellman & Friedman is a preeminent global private equity firm with a distinctive investment approach focused on large-scale equity investments in high quality growth businesses. H&F seeks to partner with world-class management teams where its deep sector expertise, long-term orientation and collaborative partnership approach enable companies to flourish. H&F targets outstanding businesses in select sectors including healthcare, software & technology, financial services, consumer & retail, and other business services.
Since its founding in 1984, H&F has invested in over 100 companies. The firm is currently investing its tenth fund, with over $23 billion of committed capital, and has over $70 billion in assets under management as of March 31, 2021.
Corporate Information
We were incorporated in Delaware on June 14, 2017 as Crackle Intermediate Corp. On March 29, 2021, we changed our name to Snap One Holdings Corp. Our principal executive offices are located at 1800 Continental Boulevard, Suite 200 Charlotte, North Carolina 28273 and 11734 S Election Road, Draper, Utah 84020. Our telephone number is (704) 927-7620 or (801) 523-3100 for our Utah office. Our website address is www.snapone.com. Information contained in, or that can be accessed through, our website does not constitute part of this prospectus, and inclusions of our website address in this prospectus are inactive textual references only.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and currently intend to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. These provisions include, but are not limited to:
•
being permitted to present only two years of audited financial statements in this prospectus and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•
not being required to comply with the auditor attestation requirements of Section 404 of SOX;

•
reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until:
•
the first to occur of the last day of the fiscal year (i) that follows the fifth anniversary of the completion of this offering, (ii) in which we have total annual gross revenue of at least $1.07 billion or (iii) in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act; or

•
if it occurs before any of the foregoing dates, the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.
We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards until those standards apply to private companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.
For additional information, see “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.”

The Offering
Common stock offered by us
13,850,000 shares.
Option to purchase additional shares
The underwriters have been granted an option to purchase up to 2,077,500 additional shares of common stock from us and the selling stockholders at any time within 30 days from the date of this prospectus to cover over-allotments.
Common stock to be outstanding immediately after this offering
74,725,605 shares, or 76,699,126 shares if the underwriters exercise their option to purchase additional shares of common stock in full.
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $228.4 million (or $261.7 million if the underwriters exercise their option to purchase additional shares of common stock in full).
We will not receive any proceeds from any exercise by the underwriters of their option to purchase additional shares from the selling stockholders. The selling stockholders will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock by the selling stockholders. See “Principal and Selling Stockholders.”
We intend to use a portion the net proceeds received by us from this offering to repay a portion of the term loan outstanding under our Credit Agreement, plus accrued interest thereon, and the remainder for general corporate purposes. See “Use of Proceeds.”
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.
Dividend policy
We currently do not intend to declare any dividends on our common stock in the foreseeable future. See “Dividend Policy.”
Directed share program
At our request, the underwriters have reserved up to 692,500 shares, or up to 5% of the common shares offered by this prospectus, for sale at the initial public offering price through a directed share program to certain of our directors, employees and partner providers. The sales will be made at our direction by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of our shares available for sale to the general public in this offering will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Participants in the directed share program will not be subject to lock-up or market standoff restrictions with the underwriters or with us with respect to any shares purchased through the directed share program, except in the case of shares purchased by any of our directors or employees. For additional information, see “Underwriting (Conflicts of Interest) — Directed Share Program.”
Conflicts of Interest
Because an affiliate of UBS Securities LLC is a lender under our Credit Facilities and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the Credit Facilities, UBS Securities LLC, an underwriter in this offering, is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be conducted in compliance with the requirements of FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Morgan Stanley & Co. LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Morgan Stanley & Co. LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Morgan Stanley & Co. LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)” for additional information.
Nasdaq symbol
“SNPO”
Except as otherwise indicated, all information in this prospectus:
•
reflects a 150-for-1 forward stock split effected on July 15, 2021;

•
assumes no exercise by the underwriters of their option to purchase up to 2,077,500 additional shares of common stock from us and the selling stockholders;

•
assumes the effectiveness, at the time of this filing, of our amended and restated certificate of incorporation and our amended and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part;

•
includes the issuance of 1,658,940 shares of restricted common stock to be issued to holders of unvested Units in connection with the Equity Conversion; and

•
does not reflect (i) 10,500,000 shares of common stock available for future issuance under our 2021 Incentive Plan, including (a) 383,354 shares of common stock underlying the restricted stock units and (b) 5,398,617 shares of common stock issuable upon the exercise of options with an exercise price equal to or greater than the initial offering price we expect to award to certain employees in connection with this offering, or (ii) 750,000 shares of common stock available for future issuance under our 2021 Employee Stock Purchase Plan.

Until the completion of the Equity Conversion, all of our outstanding common stock will be held by the Investor.

Summary Consolidated Financial and Other Data
The following table summarizes our consolidated financial and other data for the periods and dates indicated. The balance sheet data as of March 26, 2021 and the statements of operations and cash flow data for fiscal quarters ended March 26, 2021 and March 27, 2020 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The statements of operations and cash flow data for fiscal years 2020 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future or any other period.
The summary consolidated financial data set forth below should be read in conjunction with “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements included elsewhere in this prospectus.
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	(in thousands)
Statement of operations data:
Net sales	$220,468	$172,611	$814,113	$590,842
Costs and expenses:
Cost of sales, exclusive of depreciation and amortization	128,876	100,390	474,778	354,821
Selling, general and administrative expenses	75,357	67,386	267,240	209,986
Depreciation and amortization	13,712	14,483	57,972	39,657
Total costs and expenses	217.945	182,259	799,990	604,464
Income (loss) from operations	2,523	(9,648)	14,123	(13,622)
Other expenses (income):
Interest expense	9,535	12,803	45,529	35,244
Other (income) expense	(213)	883	(1,827)	(1,048)
Total other expenses	9,322	13,686	43,702	34,196
Loss before income tax benefit	(6,799)	(23,334)	(29,579)	(47,818)
Income tax benefit	(763)	(4,316)	(4,351)	(13,357)
Net loss	(6,036)	(19,018)	(25,228)	(34,461)
Net loss attributable to noncontrolling interest	(22)	(24)	(344)	(97)
Net loss attributable to Company	$(6,014)	$(18,994)	$(24,884)	$(34,364)
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
Per share data:
Net loss per share, basic and diluted	$(0.10)	$(0.33)	$(0.42)	$(0.59)
Weighted average common shares outstanding, basic and diluted	59,216,665	58,140,138	58,864,723	58,102,891
Pro forma net loss per share, basic and diluted (unaudited)(i)	$(0.05)		$(0.19)
Pro forma weighted average common shares outstanding, basic and diluted (unaudited)(i)	72,075,253		71,723,203

(i)
The supplemental pro forma net loss per share data has been computed, using the initial public offering price of $18.00 per share to give effect to the number of shares whose proceeds would be used (a) to repay a portion of the term loan outstanding under our Credit Agreement, plus accrued interest thereon and (b) to pay a dividend to the Investor prior to the closing of this offering, the proceeds of which will be used to pay certain pre-IPO owners in lieu of their participation in the tax receivable agreement (approximately $13.1 million as of March 26, 2021).

	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	($ in thousands)
Cash flow data:
Net cash provided by (used in):
Operating activities	$(23,867)	$(13,675)	$64,227	$(4,099)
Investing activities	$(2,479)	$(2,383)	$(9,566)	$(588,602)
Financing activities	$(2,146)	$45,087	$(10,863)	$617,904
Non-GAAP metrics:
Adjusted EBITDA(1)	$23,342	$13,062	$94,458	$64,946
Adjusted Net Income(1)	$9,034	$(2,707)	$28,311	$19,694
Contribution Margin(1)	41.5%	41.8%	41.7%	39.9%
Free Cash Flow(1)	$(25,917)	$(16,080)	$53,982	$(8,595)
	As of March 26, 2021		As of
	Actual	As adjusted(2)	December 25, 2020	December 27, 2019
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$48,943	$45,897	$77,458	$33,177
Total assets	$1,477,930	$1,477,638	$1,497,538	$1,506,585
Total liabilities	$865,219	$767,066	$879,799	$869,658
Total stockholders’ equity	$612,711	$710,572	$617,739	$636,927

(1)
We define Adjusted EBITDA as net loss, plus interest expense, net, income tax benefit, depreciation and amortization, further adjusted to exclude equity-based compensation, acquisition- and integration- related costs and certain other non-recurring, non-core, infrequent or unusual charges. We define Adjusted Net Income as net loss plus amortization, further adjusted to exclude equity-based compensation, acquisition- and integration-related costs and certain non-recurring, non-core, infrequent or unusual charges, including the estimated tax impacts of these adjustments. We describe these adjustments reconciling net loss to Adjusted EBITDA and Adjusted Net Income in the table below and in Management’s Discussion and Analysis of Financial Condition and Results of Operations. We define Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment as well as purchases of information technology, software development and leasehold improvements). We believe it is useful to exclude capital expenditures from our Free Cash Flow (in order to measure the amount of cash we generate without the effect of capital expenditures) because the timing of such capital investments made may not directly correlate to the underlying financial performance of our business operations. We define Contribution Margin for a particular period as net sales less cost of sales, exclusive of depreciation and amortization, divided by net sales.

We present Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow because we believe they are useful indicators of our operating performance and liquidity. Our management uses Adjusted EBITDA, Adjusted Net Income and Contribution Margin principally as a measure of our operating performance and Free Cash Flow principally as an indicator of liquidity, and believes that Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow are useful to our management and investors as a measure of comparative operating performance, in the case of Adjusted EBITDA, Adjusted Net Income and Contribution Margin, and liquidity, in the case of Free Cash Flow, from period to period.

Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow are non-GAAP financial measures and should not be considered as an alternative to net loss or income (loss) from operations as a measure of financial performance or cash provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In evaluating Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow and supplementally.
Our Adjusted EBITDA, Adjusted Net Income Contribution Margin and Free Cash Flow measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•
they do not reflect costs or cash outlays for capital expenditures or contractual commitments;

•
they do not reflect changes in, or cash requirements for, our working capital needs;

•
they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•
they do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•
they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and they do not reflect cash requirements for such replacements; and

•
other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA, Adjusted Net Income, Contribution Margin and Free Cash Flow should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness.
The following table provides a reconciliation of net loss to Adjusted EBITDA for the periods presented:
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	(in thousands)
Net loss	$(6,036)	$(19,018)	$(25,228)	$(34,461)
Interest expense	9,535	12,803	45,529	35,244
Income tax benefit	(763)	(4,316)	(4,351)	(13,357)
Depreciation and amortization	13,712	14,483	57,972	39,657
Other (income) expense	(213)	883	(1,827)	(1,048)
Equity-based compensation	1,060	1,362	4,284	3,673
Fair value adjustment to contingent value rights(a)	1,310	(300)	800	314
Acquisition- and integration-related costs(b)	14	3,478	5,341	20,179
Initial public offering costs(c)	1,711	—	542	—
Deferred revenue purchase accounting adjustment(d)	148	370	1,012	831
Deferred acquisitions payments(e)	2,152	3,302	9,649	13,615
Other(f)	712	15	735	299
Adjusted EBITDA	$23,342	$13,062	$94,458	$64,946

(a)
Represents noncash losses recorded from fair value adjustments related to contingent value right liabilities. Contingent value right liabilities represent potential obligations to the prior sellers in conjunction with the Investor’s acquisition of the Company in August 2017 and are based on estimates of expected cash payments to the prior sellers based on specified targets for the Investor’s return on its original capital investment.

(b)
Represents costs directly associated with acquisitions and acquisition-related integration activities. For fiscal year 2020 and the fiscal quarter ended March 27, 2020, the costs relate primarily to third-party consultant and information technology integration costs directly related to the Control4 acquisition. For fiscal year 2019, the costs primarily relate to third-party professional fees and integration costs related to the Control4 acquisition as well as similar costs incurred in connection with the MRI and CPD acquisitions. These costs also include certain restructuring costs (e.g., severance) and other third-party transaction advisory fees associated with the acquisitions.

(c)
Represents expenses related to professional fees in connection with preparation for our initial public offering.

(d)
Represents an adjustment related to the fair value of deferred revenue related to the Control4 acquisition.

(e)
Represents expenses incurred related to deferred payments to employees associated with our Control4 acquisition and other historical acquisitions. The deferred payments are cash retention awards for key personnel from the acquired companies and are expected to be paid to employees through 2022. Management does not believe such costs are indicative of our ongoing operations as they are one-time awards that are specific to acquisitions and are incremental to our typical compensation costs incurred and we do not expect such costs to be reflective of future increases in base compensation expenses.

(f)
Represents non-recurring expenses primarily related to consulting and restructuring fees which management believes are not representative of our operating performance.

The following table presents a reconciliation of net loss to Adjusted Net Income for the periods presented:
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	(in thousands)
Net loss	$(6,036)	$(19,018)	$(25,228)	$(34,461)
Amortization	11,888	11,875	47,491	31,488
Foreign currency (gains) losses	(48)	1,142	(172)	(1,101)
(Gain) loss on sale of business	—	—	(979)	561
Equity-based compensation	1,060	1,362	4,284	3,673
Fair value adjustment to contingent value rights(a)	1,310	(300)	800	314
Acquisition and integration related costs(b)	14	3,478	5,341	20,179
Initial public offering costs(c)	1,711	—	542	—
Deferred revenue purchase accounting adjustment(d)	148	370	1,012	831
Deferred acquisition payments(e)	2,152	3,302	9,649	13,615
Other(f)	690	(62)	760	225
Income tax effect of adjustments(g)	(3,855)	(4,856)	(15,189)	(15,630)
Adjusted Net Income	$9,034	$(2,707)	$28,311	$19,694

(a)
Represents noncash losses recorded from fair value adjustments related to contingent value right liabilities. Contingent value right liabilities represent potential obligations to the prior sellers in conjunction with the Investor’s acquisition of the Company in August 2017 and are based on estimates of expected cash payments to the prior sellers based on specified targets for the Investor’s return on its original capital investment.
(b)
Represents costs directly associated with acquisitions and acquisition-related integration activities. For fiscal year 2020 and the fiscal quarter ended March 27, 2020, the costs relate primarily to third-party consultant and information technology integration costs directly related to the Control4 acquisition. For fiscal year 2019, the costs primarily relate to third-party professional fees and integration costs related to the Control4 acquisition as well as similar costs incurred in connection with the MRI and CPD acquisitions. These costs also include certain restructuring costs (e.g., severance) and other third-party transaction advisory fees associated with the acquisitions.

(c)
Represents expenses related to professional fees in connection with preparation for the IPO.

(d)
Represents an adjustment related to the fair value of deferred revenue related to the Control4 acquisition.

(e)
Represents expenses incurred related to deferred payments to employees associated with our Control4 acquisition and other historical acquisitions. The deferred payments are cash retention awards for key personnel from the acquired companies and are expected to be paid to employees through 2022. Management does not believe such costs are indicative of our ongoing operations as they are one-time awards that are specific to acquisitions and are incremental to our typical compensation costs incurred and we do not expect such costs to be reflective of future increases in base compensation expenses.

(f)
Represents non-recurring expenses primarily related to consulting and restructuring fees which management believes are not representative of our operating performance.

(g)
Represents the tax impacts with respect to each adjustment noted above after taking into account the impact of permanent differences using the statutory tax rate related to the applicable federal and foreign jurisdictions and the blended state tax rate.

The following table presents a reconciliation of net sales to Contribution Margin for the periods presented:
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	($ in thousands)
Net sales	$220,468	$172,611	$814,113	$590,842
Cost of sales, exclusive of depreciation and amortization(a)	128,876	100,390	474,778	354,821
Net sales less cost of sales, exclusive of depreciation and amortization	$91,592	$72,221	$339,335	$236,021
Contribution Margin	41.5%	41.8%	41.7%	39.9%

(a)
Cost of sales, exclusive of depreciation and amortization for fiscal quarters ended March 26, 2021 and March 27, 2020 excludes depreciation and amortization of $13,712 and $14,483, respectively. Cost of sales, exclusive of depreciation and amortization for fiscal years 2020 and 2019 excludes depreciation and amortization of $57,972 and $39,657, respectively.

The following table presents a reconciliation of net cash provided by (used in) operating activities to Free Cash Flow for the periods presented:
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	(in thousands)
Net cash provided by (used in) operating activities	$(23,867)	$(13,675)	$64,227	$(4,099)
Purchases of property and equipment	(2,050)	(2,405)	(10,245)	(4,496)
Free Cash Flow	$(25,917)	$(16,080)	$53,982	$(8,595)

(2)
The as adjusted balance sheet data as of March 26, 2021 gives effect to (i) the sale by us of 13,850,000 shares of our common stock in this offering at the initial public offering price of $18.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the application of the net proceeds received by us from this offering, as described in “Use of Proceeds.” Cash and cash equivalents on an as adjusted basis reflects cash distributions made to pre-IPO owners in lieu of their participation in the tax receivable agreement (approximately $13.1 million as of March 26, 2021).

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors together with other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before deciding whether to invest in shares of our common stock. The occurrence of any of the events described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the trading price of our common stock may decline and you may lose all or part of your investment.
Risks Related to Our Business and Industry
Our quarterly results of operations have fluctuated and may continue to fluctuate. As a result, we may fail to meet or exceed the expectations of investors or securities analysts, which could cause our stock price to decline.
Our quarterly net sales and results of operations have fluctuated and may continue to fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly net sales or results of operations fall below the consensus expectations of investors or securities analysts in the future, the price of our common stock could decline, perhaps substantially.
Fluctuations in our results of operations may be due to a number of factors, including but not limited to:
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Demand for and market acceptance of our solutions;

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Our ability to continue to develop and maintain relationships with productive independent integrators and incentivize them to continue to market, sell, install and support our solutions;

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The ability of our contract manufacturers to continue to manufacture high-quality products, and to supply sufficient products to meet our demands;

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The timing and success of acquisitions, new product introductions or upgrades by us or by our competitors;

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The strength of regional, national and global economies;

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The strength of the U.S. dollar relative to other currencies and the impact this has on integrator and distributor margins and their ability to competitively sell our solutions to end consumers;

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The impact of harsh seasonal weather, natural disasters or manmade problems such as war or terrorism;

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Changes in our business and pricing policies, or those of our competitors;

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Competition, including entry into the industry by new competitors and new offerings by existing competitors;

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Macroeconomic conditions adversely affecting integrators’ businesses;

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The impact of seasonality on our business and/or the business of integrators;

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A systemic impairment or failure of one or more of our solutions that erodes integrator and/or end consumer confidence;

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Changes in applicable tax and tariff rates;

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Political or regulatory changes in the markets in which we operate;

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The cost and availability of component parts used in our solutions;

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The cost and availability of third-party products that we distribute but do not manufacture;

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Aggressive business tactics by our competitors, including: selling at a discount, offering products on a bundled basis at no charge, extensive marketing efforts and providing financing incentives;

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The amount and timing of expenditures, including those related to expanding our operations, increasing research and development, introducing new solutions or costs related to disputes and litigation; and

•
Temporary discounts or permanent changes in the price or payment terms for our solutions.

Due to the foregoing factors and the other risks discussed herein, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance, nor should you consider any net sales growth or results of operations in any quarter to be indicative of our future performance.
If we are unable to manage our business growth and diverse and complex operations, our reputation in the market and our ability to generate net sales from new or existing integrators and end consumers may be harmed.
Because our operations are geographically diverse and complex, our personnel resources and infrastructure could become strained and our reputation in the market and our ability to successfully implement our business plan may be harmed. The growth in the size, complexity and diverse nature of our business and the expansion of our product lines and customer base, including through acquisitions, have placed increased demands on our management and operations, and further growth, if any, may place additional strains on our resources in the future. Our ability to effectively compete and to manage our plan to continue to expand our headcount and operations may depend on, among other things:
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Maintaining institutional knowledge by retaining and expanding the core competencies critical to our operations in our senior management and key personnel;

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Increasing the productivity of our existing employees and attracting new talent;

•
Maintaining existing productive relationships and developing new productive relationships with independent contract manufacturers, integrators, and third-party products suppliers;

•
Improving our operational, financial and management controls; and

•
Improving our information reporting systems and procedures.

If we do not manage the size, complexity and diverse nature of our business effectively, we could experience delayed product releases and longer response times by our integrators in assisting our end consumers in implementing our solutions, and could lack adequate resources to support our end consumers on an ongoing basis, any of which could harm our reputation in the market, our ability to successfully implement our business plan and our ability to generate net sales from new or existing end consumers.
The markets in which we participate are highly competitive and many companies, including large technology companies, retailers, electronics distributors, broadband and security service providers, as well as other managed service providers, are actively targeting our markets. Our failure to differentiate ourselves and compete successfully against these companies would make it difficult for us to add and retain end consumers, and our sales and profitability could be adversely affected.
The markets for our solutions are highly competitive and continually evolving. A number of technology companies, including industry leaders such as Amazon, Apple, Google, Honeywell, Lutron and Samsung, offer devices with capabilities similar to many of our products and services and are engaged in ongoing development efforts to address even broader segments of various markets, including our core professionally installed electronics markets. These large technology companies already have broad customer awareness and sell a variety of devices for home and business, and end consumers may choose their offerings instead of ours, even if we offer differentiating features such as broader interoperability or remote management and control services, as well as superior products and services. Additionally, these and other companies may further expand into our industry by developing additional solutions or by acquiring other providers. Similarly, many managed service providers, such as cable TV, telephone and security companies, are offering products and services that may compete directly with our solutions, including remote management, automation, and control features. For example, Vivint and ADT have made significant efforts to market smart home services that incorporate these companies’ traditional security offerings. These managed service providers have the advantage of leveraging their existing customer base, network of installation and support technicians and name recognition to gain traction in our core markets. In addition, end consumers may prefer the monthly service fee with little to no upfront cost offered by some of these managed service providers over a larger upfront cost with little to no monthly service fees.

We expect competition from these large technology companies, retailers, managed service providers and other companies to increase in the future. This increased competition could result in pricing pressure, reduced sales, lower margins or the failure of our solutions to achieve or maintain broad market acceptance. To remain competitive and to maintain our position as a leading provider of professionally installed electronics solutions for connected homes and businesses, we will need to invest continuously in product development, marketing, integrator service and support, and product delivery infrastructure. We may not have sufficient resources to continue to make the investments in all of the areas needed to maintain our competitive position. In addition, many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than us, which may provide them with an advantage in developing, marketing or servicing new solutions. Increased competition could reduce our market share, net sales and operating margins, increase our operating costs, harm our competitive position or otherwise harm our business and results of operations.
In addition, we believe it is likely that some of our existing competitors will consolidate or be acquired. Some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with systems integrators, distributors, third-party consulting firms or other parties. Additional consolidations, acquisitions, alliances or cooperative relationships, or new product introductions by companies in our industry, could lead to pricing pressure, reduce our market share or result in a competitor with greater financial, technical, marketing, service and other resources than ours, all of which may have a material adverse effect on our business, results of operations and financial condition.
If we are unable to develop new solutions, sell our solutions into new markets, or further penetrate our existing markets, our net sales may not grow as expected or they may decline.
Our ability to increase sales will depend in large part on our ability to enhance and improve our solutions, to introduce new solutions in a timely manner, to sell into new markets and to further penetrate our existing markets. The success of any enhancement or new product or solution depends on several factors, including the timely completion, introduction and market acceptance of enhanced or new solutions, the ability to attract, retain and effectively train product development, sales and marketing personnel (among others), the ability to retain and expand our offered third-party solutions, the ability to develop relationships with independent integrators and the effectiveness of our marketing programs. Any new product or solution we develop, distribute or acquire may not be introduced in a timely or cost-effective manner, and may not achieve the broad market acceptance necessary to generate significant net sales. Any new markets into which we attempt to sell our solutions, including new vertical markets, new local distribution locations, and new countries or regions, may not be receptive. Our ability to further penetrate our existing markets depends on the quality of our solutions and our ability to design our solutions to meet customer demand. Moreover, we are frequently required to enhance and update our solutions as a result of changing standards and technological developments, which makes it difficult to recover the cost of development and forces us to continually qualify new solutions with our end consumers and may render our solutions obsolete. In addition, we expect to derive an increasing portion of our net sales in the future from subscription-based services. This subscription model may give rise to risks that could harm our business. For example, we may be unable to predict subscription renewal or upgrade rates and the impact these rates may have on our future net sales and operating results. If we are unable to successfully develop, distribute, or acquire new solutions, enhance our existing solutions to meet customer requirements in a timely manner, sell solutions into new markets, or sell our solutions to additional end consumers in our existing markets, our net sales may not grow as expected or they may decline.
End consumers may choose to adopt products that provide discrete functionality or DIY solutions rather than adopt our professionally-installed solutions. If we are unable to increase market acceptance of the benefits of our professionally-installed solutions, our net sales may not continue to grow, or they may decline.
Many vendors have emerged, and may continue to emerge, to provide point products with advanced functionality for use in home and commercial applications, such as a thermostats, lighting, power distribution units, doorbell or surveillance systems that can be controlled by an application on a smartphone or control panel. We expect more and more consumer electronics and appliance products to be network-aware and connected — each very likely to have its own smart device (phone or tablet) application. In addition to point solutions, other such disruptive DIY solutions include networking, remote monitoring, and audio and audiovisual distribution products that do not require professional assistance to deploy. End consumers may be attracted to the relatively low costs and ease of installation of these DIY products and the ability to expand solutions over time with minimal upfront costs, despite the disadvantages of this approach. While we have built our solutions to be flexible and in many cases support third-party DIY products, the adoption of these products may reduce the revenue we receive for each installation. It is therefore important that we provide attractive top-quality solutions in many areas, such as networking, lighting, audio, video, thermostats, surveillance, security, power, and remote monitoring and management, and establish broad market awareness and acceptance of these solutions as well as the advantages of integrating them in a unified solution supported by a professional integrator. If a significant number of end consumers in our target markets choose to rely solely on the functionality included in DIY solutions rather than acquiring our unified solutions, then our business, financial condition and results of operations may be harmed, and we may not be able to achieve sustained growth or our business may decline.
We have relatively limited visibility regarding the end consumers that ultimately purchase our solutions, and we often rely on information from third-party distributors and integrators to help us manage our business. If we are unable to obtain timely or accurate information, our ability to quickly react to market changes and effectively manage our business may be harmed.
We sell our solutions through independent businesses, including integrators and distributors. These integrators and distributors work with end consumers to design, install, update and maintain their systems. While we are able to track orders from integrators and have access to certain information about the configurations of our systems they install that we receive through our platform such as OvrC and Control4, we also rely on these integrators to provide us with information about customer behavior, product and system feedback, customer demographics, buying patterns and information about our competitors. We use this channel sell through data, along with other metrics, to assess customer demand for our solutions, develop new solutions, adjust pricing and make other strategic business decisions. Our channel sell through data is subject to limitations due to collection methods and the third-party nature of the data and thus may not be complete or accurate. In addition, from time to time we collect information directly from end consumers through surveys that we conduct and other methods, but the end consumers who choose to participate self-select and vary by geographic region and from period to period, which may impact the usefulness of the results. Customer information is further limited in certain of our business models where a large portion of solutions we sell may not be installed with our platforms and thus further limit our visibility into end consumer behavior, including local distribution, and third-party products sales. If we do not receive customer information on a timely or accurate basis, or if we do not properly interpret this information, our ability to quickly react to market changes and effectively manage our business may be harmed.
In addition, because the production of certain of our products requires long lead times, we enter into agreements for the manufacture and purchase of certain of our products well in advance of the time in which those products will be sold. These contracts are based on our best estimates of our near-term product needs. If we underestimate customer demand, we may forego revenue opportunities, lose market share and damage our relationships. Conversely, if we overestimate customer demand, we may purchase more inventory than we are able to sell at any given time, or at all. If we fail to accurately estimate demand for our solutions, we could have excess or obsolete inventory, resulting in a decline in the value of our inventory, which would increase our costs of net sales and reduce our liquidity. Our failure to accurately manage inventory relative to demand would adversely affect our results of operations.
Our strategy includes pursuing acquisitions and our potential inability to identify good opportunities and to successfully integrate newly-acquired technologies, assets, businesses, or personnel may harm our financial results.
We believe part of our growth will be driven by acquisitions of other companies or their technologies, assets and businesses, but we may not be able to acquire the targeted technologies, assets and businesses we identify as desirable for a price we consider to be reasonable or at all. For example, on February 26, 2021, we entered into an asset purchase agreement with HCA Distributing, LLC (“HCA Distributing”), a local distribution store. Under the asset purchase agreement, we agreed to pay a purchase price of $1,350,000 for substantially all of HCA Distributing's assets. Other recent acquisitions include Control4 and Custom

Plus Distributing in 2019, and NEEO, MRI Premium Distributing Services, and Volutone in 2018. These acquisitions and any future acquisitions we evaluate and complete will give rise to risks, including:
•
Incurring higher than anticipated capital expenditures and operating expenses;

•
Failing to assimilate the operations and personnel, or failing to retain the key personnel of the acquired company or business;

•
Failing to integrate the acquired technologies, or incurring significant expense to integrate acquired technologies into our solutions;

•
Disrupting our ongoing business;

•
Dissipating or diverting our management resources;

•
Failing to maintain uniform standards, controls and policies;

•
Incurring significant accounting charges;

•
Impairing relationships with employees, integrators, distributors, partners or end consumers;

•
Finding that the acquired technology, assets or business does not further our business strategy, that we overpaid for the technology, assets or business, or that we may be required to write off acquired assets or investments partially or entirely;

•
Failing to realize the expected synergies of the transaction;

•
Being exposed to unforeseen liabilities and contingencies that were not identified and mitigated during diligence conducted prior to acquiring the company, including but not limited to the risk that the products or services of the acquired company violate third-party intellectual property rights or regulatory standards or contain other vulnerabilities;

•
Requiring us to raise debt or equity capital to finance the acquisition, which may not be available on advantageous terms;

•
To the extent that we pursue acquisitions in non-U.S. markets, becoming subject to new regulatory regimes in which we have limited experience; and

•
Being unable to generate sufficient net sales from acquisitions to offset the associated acquisition costs.

Fully integrating acquired technology, asset, business, or personnel into our operations may take a significant amount of time and resources.
Acquisitions could include significant goodwill and intangible assets. The amortization of such intangible assets would reduce our profitability and there may be future impairment charges that would reduce our stated earnings. We may incur significant costs in our efforts to engage in strategic transactions and these expenditures may not result in successful acquisitions.
In addition, we may pursue business opportunities that diverge from our current business model, including expanding our solutions into lines of business with which we have minimal experience, investing in new and unproven technologies, and expanding our existing sales channels or adding new sales channels. We can offer no assurance that any such new business opportunities will prove to be successful. Among other negative effects, our pursuit of such business opportunities could reduce operating margins and require more working capital, or may have a material adverse effect on our business, results of operations and financial condition. Acquisitions also could impact our financial position and capital needs, or could cause fluctuations in our quarterly and annual results of operations. To the extent we do not successfully avoid or overcome the risks or problems related to any such acquisitions, our results of operations and financial condition could be harmed.
We have entered into several strategic arrangements and intend to pursue additional strategic opportunities in the future. If the intended benefits from our strategic relationships are not realized, our results of operations may be harmed.
We are working to develop relationships with strategic partners in order to increase awareness of our solutions and to attempt to reach markets that we cannot currently address in a cost effective manner. If these relationships do not develop in the manner we intend, our future growth could be impacted. Any loss of a major partner, distribution channel or other channel disruption could harm our results of operations and make us more dependent on alternate channels, damage our reputation, increase pricing and promotional pressures from other partners and distribution channels, increase our marketing costs, or harm buying and inventory patterns, payment terms or other contractual terms.
Growth of our business may depend on market awareness and a strong brand, and any failure to develop, broaden, protect and enhance market awareness of our solutions could hurt our ability to retain or attract integrators and/or end consumers.
Because of the competitive nature of the professionally installed electronics market, and other markets where we operate, we believe that building and maintaining market awareness, brand recognition and goodwill may be material to our success. Doing so will depend largely on our ability to continue to provide high-quality solutions, and we may not be able to do so effectively. We may choose to engage in broader marketing campaigns to further promote our brand, but this effort may not be successful. Our efforts in developing our brand may be affected by the marketing efforts of our competitors, negative publicity and social media commentary, and by our reliance on our independent integrators, distributors and strategic partners to install our solutions and promote our brand effectively. In addition, these marketing efforts may not yield the results we anticipate and may prove more expensive than we currently anticipate, and our net sales may not increase sufficiently to offset these higher expenses. If we are unable to maintain and increase positive awareness of our brand in a cost-effective manner, it may have a material adverse effect on our business, results of operations and financial condition.
We operate in an emerging and evolving market, which may develop more slowly or differently than we expect. If our core market does not grow as we expect, or if we cannot expand our solutions to meet the demands of this market, our net sales may suffer, and we may incur operating losses.
The market for professionally installed electronics is evolving, and it is uncertain whether our solutions will achieve and sustain high levels of demand and market acceptance. Some integrators and/or end consumers may be reluctant or unwilling to use our solutions for a number of reasons, including satisfaction with other solutions, concerns about cost, and lack of awareness of our solutions. Unified solutions such as ours have traditionally been luxury purchases for the high end of the residential market, and are also popular in commercial markets, and while our solutions target luxury residential and commercial markets, we also have solutions that target middle- and entry-level homeowners and those who live in or operate multi dwelling units. Our ability to expand the sales of our solutions to a broader customer base depends on several factors, including market awareness of our solutions, the timely completion, introduction and market acceptance of our solutions, our ability to discern and respond effectively to trends in end consumer preferences and changing technology, the ability to attract, retain and effectively train sales and marketing personnel, the effectiveness of our marketing programs, the ability to develop effective relationships with independent integrators and other strategic partners, the cost and functionality of our solutions and the success of our competitors. If we are unsuccessful in developing and marketing our home automation solutions to integrators and/or end consumers, or if these integrators and/or end consumers do not perceive or value the benefits of our solutions, the market for our solutions might not continue to develop or might develop more slowly than we expect, either of which would harm our net sales and growth prospects.
Downturns in general economic and market conditions, including but not limited to downturns in housing and commercial real estate markets and reductions in consumer spending, may reduce demand for our solutions, which could harm our net sales, results of operations, financial condition and cash flows.
Our net sales, results of operations and cash flows depend on the overall demand for our solutions and the willingness of our sales channel to invest in marketing our solutions, both of which can be significantly reduced in economic environments characterized by market and interest rate volatility, decreased consumer confidence, high unemployment, declines in residential remodeling and housing starts, decreased demand for commercial real estate and associated renovations, fluctuating exchange rates, and diminished growth expectations in the U.S. economy and abroad. During periods of weak or unstable economic and market conditions, providers of products and services that represent discretionary purchases, such as our home automation and audiovisual solutions, are typically disproportionately affected. In addition, during these periods, the number of independent integrators may decline, which may have a corresponding impact on our growth prospects. Moreover, many of our integrators are small and mid-size businesses and thus more likely to be negatively impacted by downturns in general economic and market conditions than larger businesses. For example, during challenging economic times, end consumers and integrators may face issues in gaining timely access to sufficient credit, which could impair their ability to make timely payments. There is also an increased risk during these periods that an increased percentage of our integrators will file for bankruptcy protection or otherwise become insolvent, which may harm our reputation, net sales, profitability and results of operations. We cannot predict the timing, strength, duration or impact on our business of any economic slowdown, instability or recovery, generally or within any particular geography or industry. For example, as domestic and international end consumers are released from quarantines and other restrictions related to COVID-19, the demand for our solutions may decrease despite positive macroeconomic trends. Any downturns in the general economic conditions of the geographies and industries in which we operate, or any other factors negatively impacting housing markets or consumer spending, may have a material adverse effect on our business, results of operations and financial condition.
We have credit exposure to our integrators.
Any adverse trends in our customers’ businesses could cause us to suffer credit losses. As is customary in our industry, we extend credit to our customers. A portion of our customers are small contractors with inconsistent cash flow. As such, they rely on us to provide their businesses with credit and to carry specified inventory to support their operations. We may be unable to collect on receivables if our customers experience decreases in demand for their products and services, do not manage their businesses adequately, or otherwise become less able to pay due to adverse economic conditions or refinancing events. While we evaluate our customers’ qualifications for credit and monitor our extensions of credit, these efforts cannot prevent all credit losses, and increased credit losses would negatively impact our performance and financial position. In addition, for financial reporting purposes, we establish reserves based on our historical experience of credit losses. To the extent that our credit losses exceed those reserves, our financial performance will be negatively impacted. If there is deterioration in the collectability of our receivables, or we fail to take other actions to adequately mitigate this credit risk, our earnings and cash flows could deteriorate. In addition, if we are unable or unwilling to extend credit to our customers, we may experience loss of certain contracts or business.
Extending credit to international customers involves additional risks. It is often more difficult to evaluate credit of a customer or obtain credit protections in our international operations. Also, credit cycles and collection periods are typically longer in our international operations. We are also subject to credit risk associated with customer concentration. If one or more of our largest international customers were to become bankrupt or insolvent, or otherwise were unable to pay for our solutions, we may incur significant write-offs of accounts that may have a material adverse effect on our business, financial condition, results of operations and cash flows. As a result of these factors and other challenges in extending credit to international customers, we generally face greater credit risk from sales internationally compared to domestic sales.
Our failure to raise additional capital or generate cash flows necessary to expand our operations, invest in new technologies and otherwise respond to business opportunities or unforeseen circumstances in the future could reduce our ability to compete successfully and harm our results of operations.
While we believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements for at least the next 12 months, at some point we may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests and the value of shares of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:
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develop and enhance our solutions;

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continue to expand our research and development, sales and marketing organizations;

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hire, train and retain employees;

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respond to competitive pressures or unanticipated working capital requirements; or

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pursue acquisition opportunities.

Our inability to do any of the foregoing could reduce our ability to compete successfully and harm our results of operations.
Risks Related to Our Products
If we are unable to adapt to technological change and implement technological and aesthetic enhancements to our solutions, this could impair our ability to remain competitive.
The market for professionally installed electronics is characterized by rapid technological change, frequent introductions of new solutions and evolving industry standards. However, product development often requires significant lead-time and upfront investment and our ability to attract new consumers and increase net sales from existing consumers will depend in significant part on our ability to accurately anticipate changes in industry standards and to continue to appropriately fund development or acquisition efforts to enhance existing solutions or introduce new solutions in a timely basis to keep pace with technological developments. This is true of all our solutions but is particularly important with respect to our user interface and other direct customer interface products including touch screens, remotes, keypads, and televisions. Similarly, if any of our competitors implement new technologies us, those competitors may be able to provide more effective or lower-cost products than ours, which could impact sales and decrease our market share. Any delay or failure in the introduction of new or enhanced solutions may have a material adverse effect on our business, results of operations and financial condition.
Product quality issues and a higher-than-expected number of warranty claims or returns could harm our business and operating results.
The products that we sell could contain defects in design or manufacture. Defects could also occur in the products or components that are supplied to us. There can be no assurance we will be able to detect and remedy all defects in the hardware and software we sell, which could result in product recalls, product redesign efforts, loss of net sales, reputational damage and significant warranty and other remediation expenses. Similar to other electronics, our products have a risk of overheating and fire in the course of usage or upon malfunction. We sell power distribution products that may allow damage to connected devices upon malfunction. We sell a range of racks, mounts, brackets, and other products that support large amounts of weight, over 2,000 pounds in some instances, which may fail to support weight upon malfunction. Any of the aforementioned defects could result in harm to property or in personal injury, which could subject us to liability. If we determine that a product does not meet product quality standards or may contain a defect, the launch of such product could be delayed until we remedy the quality issue or defect. The costs and loss of net sales associated with any protracted delay necessary to remedy a quality issue or defect in a new product could be substantial.
We provide warranties on our products ranging from one-year to lifetime. In certain countries we may lengthen product warranties due to various local laws and regulations. The occurrence of any material defects in our products could expose us to liability for damages and warranty claims in excess of our current reserves, and we could incur significant costs to correct any defects, warranty claims or other problems. In addition, if any of our product designs are defective or are alleged to be defective, we may be required to participate in a recall campaign. In part due to the terms of our warranty policy, any failure rate of our products that exceeds our expectations may result in unanticipated losses. Any negative publicity related to the perceived quality of our products could affect our brand image and decrease customer confidence and demand, which could adversely affect our operating results and financial condition. Further, accidental damage coverage and extended warranties are regulated in the United States at the state level and are treated differently within each state. Additionally, outside the United States, regulations for extended warranties and accidental damage vary from country to country. Changes in interpretation of the regulations concerning extended warranties and accidental damage coverage on a federal, state, local or international level may cause us to incur costs or have additional regulatory requirements to meet in the future in order to continue to offer our support services. Our failure to comply with past, present and future similar laws could result in reduced sales of our products, reputational damage, penalties and other sanctions, which may have a material adverse effect on our business, results of operations and financial condition.
In addition to failures due to product defects, because our solutions are installed by independent integrators, if integrators do not install or maintain our solutions correctly or if the underlying network or infrastructure in a home or business is not sufficiently robust, our solutions may not function properly. Our end consumers generally judge our performance through their interactions with our integrators and distributors, as well as their day-to-day interactions with the product and the mobile application. If the improper installation or maintenance of our solutions leads to service failures of a product or solution, we could experience harm to our branded reputation, claims by our end consumers, integrators, strategic partners or developers and we may incur increased expense to remedy the problem, any of which may have a material adverse effect on our business, results of operations and financial condition.
The performance of and demand for our solutions are impacted in part by factors not entirely within our control including compatibility and ease of integration with third-party products and services, as well as enabling technology, connectivity, software and intellectual property that we do not own or control.
Our solutions are designed to interoperate with a wide range of other third-party products, including products in the areas of audio, video, lighting, temperature, power, networking, and security, and we benefit from our relationships with partners that allow our platforms, including OvrC and Control4, to integrate with, and provide features such as control and remote management to, over 16,000 third-party devices and services. If we do not support the continued integration of our solutions with third-party products and applications, including new and additional products, demand for our solutions could decline and we could lose sales. In addition, companies that provide certain point solutions have eliminated or restricted, and may in the future eliminate or restrict, our ability to integrate with, control, remotely manage, and otherwise be compatible with these products. As a result, we may not be successful in making our solutions compatible with these third-party products and applications or lose functionality in existing systems to the extent that they depend on the ability to integrate with third-party products, which could reduce demand for our solutions. In addition, if prospective consumers require customized features or functions that we do not offer, then the market for our solutions may be harmed.
Our solutions are deployed in many different locations and user environments. The ability of our solutions to operate effectively can be negatively impacted by many different elements unrelated to our solutions including the performance of enabling technology, integration services, intellectual property that we do not own or control, and the performance of integrators. For example, a user’s experience may suffer from an incorrectly deployed network or other key infrastructure such as cabling or wires. Such perceptions, even if incorrect, could harm our business and reputation.
The prices and costs of the products we manufacture or purchase may be subject to large and significant price fluctuations. We might not be able to pass cost increases through to our end consumers, and we may experience losses in a rising price environment. In addition, we might have to lower our prices in a declining price environment, which could also lead to losses.
We purchase and sell a wide variety of products, the price and availability of which may fluctuate, and which may be subject to large and significant price increases. Our business is exposed to these fluctuations, as well as to fluctuations in our costs for transportation and distribution. Changes in prices for the products that we purchase affect our net sales and cost of goods sold, as well as our working capital requirements, levels of debt and financing costs. We might not always be able to reflect cost increases in our own pricing. Any inability to pass cost increases on to end consumers may adversely affect our business, financial condition and results of operations. In addition, if market prices for the products we sell decline, we may realize reduced profitability levels from selling such products and lower revenues from sales of existing inventory stocks of such products.

Risks Related to Our Manufacturing and Supply Chain
We currently rely on contract manufacturers to manufacture our products and on component vendors to supply parts used in our products. We also distribute products manufactured by other companies. Any disruption in our supply chain, or our failure to successfully manage our relationships with our suppliers or logistics partners could harm our business.
Our reliance on contract manufacturers to produce many of our products reduces our control over the assembly process, exposing us to risks, including reduced control over quality assurance, production costs and product supply. These risks are heightened because a significant portion of our net sales comes from proprietary products. We rely on a limited number of contract manufacturers to manufacture most of our products and components, and in many cases one of these manufacturers is our only source for a particular product or product family. We also do business with a number of component vendors, and the parts they supply may not perform as expected. We also distribute products supplied by other companies. Most of our contract manufacturers and component vendors, and some of our distributed product suppliers, are located outside of the United States, and all of them may be subject to political, economic, social, regulatory and legal uncertainties that may harm our relationships with them. If we fail to manage our relationships with our suppliers or logistics partners effectively, or if our suppliers or logistics partners experience delays, disruptions, capacity constraints, shortage of raw materials or components, or quality control problems in their operations, our ability to ship products may be impaired and our competitive position and reputation could be harmed. In addition, any adverse change in our suppliers or logistics partners’ financial or business condition could disrupt our ability to supply quality products to our integrators and distributors. While we aim to maintain redundancy throughout our supply chain, in some cases we rely upon one or a few partners to provide critical services. Such reliance increases our risks of various supply chain disruptions. For example, the majority of our United States shipping is supported by a single logistics partner. If we are required to change or replace suppliers or logistics partners we may lose net sales, incur increased costs or damage our relationships, or we might be unable to find a new contract manufacturer, component vendor, or supplier of similar distributed products, on acceptable terms, or at all. In addition, qualifying a new supplier or logistics provider could be an expensive and lengthy process. If we experience increased demand that our suppliers are unable to fulfill, or if they are unable to provide us with adequate supplies of high-quality products for any reason, we could experience a delay in our order fulfillment, and it may have a material adverse effect on our business, results of operations and financial condition.
Furthermore, we expect our suppliers, service providers and other business partners to comply with all legal requirements relating to health and safety, labor relations, the environment, supply chain ethics and transparency. If any of our suppliers engages in or is perceived to have engaged in ethics violations, we may be unable to continue our relationship with that supplier. If we are required to find alternative sources of supply, qualification of alternative suppliers and the establishment of reliable supplies could result in delays and a possible loss of sales, which may have a material adverse effect on our business, results of operations and financial condition.
Even when we effectively manage our suppliers and logistics partners, forces outside of our control may still disrupt our supply chain. Such factors may include catastrophic events, such as the COVID-19 pandemic or recent semiconductor and chipset factory fires, raw material price volatility, and geopolitical conflict. For example, global semiconductor shortages may disrupt our ability to fulfill demand for our products. Additionally, recent copper and steel price increases may impact the availability and cost of products containing a high percentage of metal content such as bulk wire, cables, racks, and mounts.
Risks Related to Our Distribution Channels
We rely on our independent integrators to sell our solutions, and if our integrators fail to perform and grow their businesses, our ability to sell and distribute our solutions will be limited, and our results of operations may be harmed.
Most of our net sales are generated through the sales of our solutions by our authorized integrators and other types of integrators, as well as distributors in certain markets. As of December 25, 2020, we had over 16,000 active integrators authorized to sell our solutions. Our integrators are independent businesses that voluntarily sell both our solutions and the products of other companies to end consumers. We provide our integrators with specific training programs to assist them in selling, installing and servicing our solutions. We have observed, and expect to continue to observe, high volatility in the monthly, quarterly and annual sales performance of individual integrators. Although we can make estimated forecasts of cumulative sales of large numbers of integrators, we cannot assure their accuracy collectively or individually. Accordingly, if our actual sales fall short of our expectations, we may not be able to reduce or slow our spending quickly enough to protect margins. We expect that our net sales, results of operations and cash flows may fluctuate significantly on a quarterly basis. Therefore, period-to-period comparisons of our net sales, results of operations and cash flows should not be relied upon as an indication of future performance.
Our independent integrators may be unsuccessful in marketing, selling, installing and supporting our solutions. If we are unable to provide high-quality products in a timely manner at competitive prices and to develop and maintain effective sales incentive programs for our integrators, we may not be able to incentivize them to sell our solutions. Our integrators may also market, sell and support products and services that are competitive with ours, and may devote more resources to the marketing, sales, and support of such competitive products. Our integrators may have incentives to promote our competitors’ products to the detriment of our own or may cease selling our solutions altogether. Our agreements with our integrators may generally be terminated without penalty for any reason by either party with advance notice. We cannot assure that we will retain agreements with these integrators, or that we will be able to secure additional or replacement integrators.
In addition, while we take certain steps to protect ourselves from liability for the actions of independent integrators, such as including contractual provisions limiting our liability with both end consumers and integrators, end consumers may seek recovery from us for damages caused by integrators in connection with product installations or servicing, or the failure of products to perform properly due to incorrect installations by integrators. In the event of litigation with respect to these matters, we cannot guarantee that our contractual protections will be enforced or that integrators will have the financial wherewithal or maintain insurance to meet their contractual obligations. Furthermore, integrators may initiate claims against us related to any failure or perceived failure to operate our business in accordance with our contracts and the law. Integrators may engage in wrongdoing, including unethical or illegal acts and may use our name and our brand in ways we do not authorize. Any such improper integrator behavior may harm our reputation or expose us to liability for their actions. If our sales partners engage in marketing practices that are not in compliance with local laws and regulations, we may be in breach of such laws and regulations, which may result in regulatory proceedings and potential penalties that could have a material adverse effect on our business. In addition, unauthorized activities in connection with sales efforts by our sales partners, including calling end consumers in violation of the Telephone Consumer Protection Act and fraudulent misrepresentations, could subject us to governmental investigations and class action lawsuits for, among others, false advertising and deceptive trade practice damage claims, against which we will be required to defend. Such defense efforts will be costly and time-consuming, and there can be no assurance that such defense efforts will be successful, all of which could have negatively impact our business, results of operations and financial condition.
Moreover, in order to continue our growth and expand our business, it is important that we continue to attract and add new integrators and ensure that most of our existing relationships remain productive. We must also work to expand our network of integrators to ensure that we have sufficient geographic coverage and technical expertise to address new markets and technologies. If we are unable to attract, train, and retrain integrators, if we saturate the available integrator pool, or if market or other forces cause the available pool of integrators to decline, it may be increasingly difficult to grow our business. It is important that we enhance our integrator footprint by broadening the expertise of our integrators, providing tools and training that enable our integrators to be more effective, and expanding our line of solutions that our integrators offer. If we are unable to expand our network of independent integrators, or maintain the relationships with our existing integrators, our business could be harmed.
Finally, we are dependent on a finite number of integrators, many of which are small businesses, to meet demand for our solutions. If our and their operations, infrastructure and business processes fail to keep pace with our business and customer requirements, end consumers may experience disruptions in service or support or we may not scale the business efficiently, which could adversely affect our reputation and our net sales. There is no guarantee that we and our integrators will be able to continue to develop and expand our infrastructure and business processes at the pace necessary to scale the business, and our failure to do so may have an adverse effect on our business and brand identity.
Because we distribute a portion of our solutions through e-commerce platforms, our operations may be materially adversely affected by technological problems and failure to improve our platforms to meet customer needs.
A significant portion of our sales are transacted through e-commerce platforms including our          website. Our integrators rely upon these sales platforms to conduct vital business activities including purchasing products, obtaining technical support and training, and learning about new products and services. Any failure of these platforms to operate reliably and meet customer needs may impact our business performance. For example, technological failures, both caused by us and those outside of our control, may result in platform downtime, and result in lost sales and customer loyalty. Additionally, if we do not continue to improve our e-commerce platforms to meet customer needs, we may also lose sales and customer loyalty. As we continue to improve customer experience and engage in strategic acquisitions, we may consolidate e-commerce platforms. Such platform consolidation attempts present risks for both technological disruptions and failure to meet customer needs, which may adversely affect our operations.
Because we distribute a portion of our solutions through highly dispersed brick-and-mortar locations across the United States, our operations may be materially adversely affected by inconsistent practices, and the operating results of individual branches may vary.
We operate a portion of our product distribution business through a network of highly dispersed locations throughout the United States, supported by leadership located in central offices, with local branch management retaining responsibility for day-to-day operations and adherence to applicable local laws. Our operating structure could make it difficult for us to coordinate procedures across our operations in a timely manner or at all. We may have difficulty attracting and retaining qualified local personnel. In addition, our branches may require significant oversight and coordination from headquarters to support their growth. Inconsistent implementation of corporate strategy and policies at the local level could materially and adversely affect our overall profitability, prospects, business, results of operations, financial condition and cash flows. In addition, the operating results of an individual branch may differ from that of another branch for a variety of reasons, including market size, management practices, competitive landscape, regulatory requirements and local economic conditions. As a result, certain of our branches may experience higher or lower levels of growth than other branches.
Risks Related to Laws and Regulations
Failure to comply with laws and regulations could harm our business.
We conduct our business in the United States and in various other countries. We are subject to regulation by various federal, state, local and foreign governmental agencies, including, but not limited to, agencies and regulatory bodies or authorities responsible for monitoring and enforcing product safety and consumer protection laws, data privacy and security laws and regulations, employment and labor laws, workplace safety laws and regulations, environmental laws and regulations, antitrust laws, federal securities laws and tax laws and regulations.
Our global operations require us to import from and export to several countries, which increases the number of jurisdictions’ laws with which we must comply. We are also subject to anti-money laundering laws such as the USA PATRIOT Act and may be subject to similar laws in other jurisdictions. Our platforms and solutions are subject to various export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, in part because our software contains encryption technologies. Exports of our platforms and solutions must be made in compliance with these laws and regulations. We may also be subject to import/export laws and regulations in other jurisdictions in which we conduct business. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. As a result, our access to technologies needed to improve our platforms and solutions may be impaired and the demand for our platforms and solutions outside of the United States may be limited. Any penalties, costs and restrictions on export or import privileges could harm our results of operations. We maintain policies and procedures reasonably designed to ensure compliance with applicable trade accounting requirements, laws and restrictions, including prohibiting the export, re-export or transfer of technology to companies on the Entity List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security, as well as prohibiting the sale of our products in certain countries. However, due to the size of our global operations, we cannot ensure that our policies and procedures, including related safeguards, will effectively prevent violations, including the unauthorized diversion of products to countries or persons that are the target of OFAC sanctions, the export, re-export or transfer of technology to companies on the Entity List, failure to comply with accounting rules related to import and export of products, appropriate import product classifications, or other trade accounting requirements, laws, and restrictions.
Moreover, if our service provider partners fail to obtain appropriate import, export or re-export licenses or authorizations, we may also be adversely affected through reputational harm and penalties. Obtaining the necessary authorizations, including any required license, for a particular component or sale may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. In addition, changes in our platforms or solutions or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our platforms and solutions in the U.S. and international markets, prevent our service provider partners with from deploying our platforms and solutions, prevent us from importing or exporting components of some of our solutions, or, in some cases, prevent the export or import of our platforms and solutions to the United States and certain other countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our platforms and solutions, in our decreased ability to export or sell our platforms and solutions to existing or potential service provider partners with international operations or increased costs and difficulties associated with access to some components used in our solutions. Any decreased use of our platforms and solutions or limitations on our ability to export or sell our platforms and solutions or limitations on our ability to acquire or export components of our solutions would likely adversely affect our business, financial condition, cash flows and results of operations.
Furthermore, there is currently significant uncertainty about the future political relationship between the United States and various other countries, including China, the European Union, Canada, Vietnam and Mexico, with respect to trade policies, treaties, import/export regulations and restrictions and trade embargoes, tariffs and customs duties, and taxes. In 2019, the U.S. administration imposed significant changes to U.S. trade policy with respect to China. Tariffs have subjected certain of our products manufactured overseas to additional import duties of up to 25%. The amount of the import tariff and the number and types of products subject to tariffs, trade embargoes and import/export regulations and restrictions have changed numerous times based on action by the U.S. administration. Furthermore, the U.S. Federal Communications Commission (“FCC”) and congress are considering additional restrictions targeting certain manufacturers of telecommunications, surveillance and security products. We are addressing the risks related to these imposed and announced tariffs, other regulations and restrictions and proposed FCC or congressional actions which have affected, or have the potential to affect, at least some of our imports. To the extent additional regulations or restrictions are imposed on us prior authorizations for existing products are revoked for manufacturers that we use, for example the manufacturer of our surveillance solutions, and we are unable to shift our production or otherwise reduce the impact before the imposition of any applicable restrictions or regulatory changes, our business, financial condition, cash flows, and results of operations could be adversely affected. Potential future changes to tariff and duty rates, trade embargoes, and import/export regulations and restrictions could similarly adversely affect our business.
Our integrators are required to abide by various national, state and local regulatory requirements, including obtaining certifications and licenses in order to install and maintain certain products and technologies. For example, certain lighting products may only be installed by certified electricians. Other products, such as certain low-voltage products, may not require certifications or licenses in certain jurisdictions. National, state, or local regulatory requirements may change and require our integrators to obtain additional licenses, permits, and certifications to install our products. Such regulatory changes may make it more difficult and expensive for our integrators to install our products and therefore make it more difficult for us to sell our products.
Changes in laws that apply to us could result in increased regulatory requirements and compliance costs or the inability to import or export products or components from or to certain markets, which could harm our business, financial condition, cash flows and results of operations. In certain jurisdictions, regulatory requirements may be more stringent than in the United States. Noncompliance with applicable regulations or requirements could subject us to whistleblower complaints, investigations, sanctions, settlements, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions, suspension or debarment from contracting with certain governments or other end consumers, the loss of export privileges, multi-jurisdictional liability, reputational harm and other collateral consequences. If any governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, cash flows and results of operations could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and an increase in defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, financial condition, cash flows and results of operations.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are required to adhere to certain reporting and other requirements regarding the use of certain minerals and derivative metals (referred to as “conflict minerals,” regardless of their actual country of origin) in our products. Some of these metals are commonly used in electronic equipment and devices, including our products. These requirements require that we investigate, disclose and report whether or not any such metals in our products originated from the Democratic Republic of Congo or adjoining countries. We do not directly source any of our own raw conflict minerals; rather we have a complex supply chain, with numerous suppliers for the components and parts used in each of our products. As a result, we incur costs to comply with the diligence and disclosure requirements of Dodd-Frank Act. In addition, because our supply chain is so complex, we may not be able to sufficiently verify the origin of all relevant metals used in our products through the due diligence procedures that we implement. We may incur reputational damage if we determine that any of our products contain minerals or derivative metals that are not conflict free or if we are unable to sufficiently verify the source for all conflict minerals used in our products through the procedures we may implement. Furthermore, key components and parts that can be shown to be “conflict free” may not be available to us in sufficient quantity, or at all, or may only be available at significantly higher cost to us. If we are not able to meet customer requirements, end consumers may choose to disqualify us as a supplier. Any of these outcomes may have a material adverse effect on our business, results of operations and financial condition.
Risks Related to Cybersecurity and Privacy
Failure to maintain the security of our information and technology networks, including information relating to our integrators, distributors, vendors, partners, consumers and employees, could adversely affect our business. In addition, if security breaches in connection with the delivery of our products and services allow unauthorized third parties to obtain control of or otherwise access consumers’ networks or appliances, our reputation, business, results of operations and financial condition could be harmed.
The legal, regulatory and contractual environment surrounding information security, privacy and internet fraud is constantly evolving and companies that collect and retain information are under increasing attack by cyber-criminals around the world. We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information and, in the normal course of our business, we collect and retain certain information, including financial information and personally identifiable information, from and pertaining to our integrators, distributors, partners, consumers and employees. The protection of integrator, distributor, vendor, other partner, consumer and employee data is important to us, and we devote significant resources to addressing security vulnerabilities in our products and information technology systems, and regularly engage with security experts to conduct penetration testing to help us uncover vulnerabilities in our systems. However, the policies and security measures that we put in place could prove to be inadequate and cannot guarantee our systems will be secure, and our information technology infrastructure may be vulnerable to cyber-attacks, data security incidents or other vulnerabilities. Cyber-attacks are increasingly sophisticated, constantly evolving, and often go undetected until after an attack has been launched. We may fail to identify such new and complex methods of attack or fail to invest sufficient resources in security measures. As a result of the COVID-19 pandemic, we may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. We have previously and will continue to experience cyber-attacks, and we cannot be certain that advances in our cybersecurity capabilities or other developments will prevent compromises or breaches of the networks that access our products and services and the repositories where we store our data.
We have acquired companies over the years and may continue to do so in the future. While we make significant efforts to address any information technology security issues with respect to our acquisitions, we may still inherit such risks when we integrate the acquired products and systems.
In addition, consumers can use our tools for authorized, remote access to their systems, and certain of our employees and independent integrators can be provided authorized access to monitor and update certain of our products and services remotely. Security breaches by third parties or by, or originating from, one or more of our integrators or employees, that allow unauthorized access to or control over our consumers’ appliances or data through our products could harm our reputation, business, results of operations and financial condition.
It is difficult to determine what harm may result from any specific interruption or security breach. Any failure or perceived failure to maintain performance, reliability, security and availability of systems or the actual or potential theft, loss, unauthorized use of our products or associated confidential information, including personally identifiable data of an integrator, distributor, partner, end consumer and employee, could result in:
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harm to our reputation or brand, which could lead some consumers to stop using certain of our products or services, reduce or delay future purchases of our products or services, use competing products or services, or materially and adversely affect the overall market perception of the security and reliability of our services and home automation products generally;

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individual and/or class action lawsuits, which could result in financial settlements or judgments against us and that would cause us to incur legal fees and costs;

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legal or regulatory enforcement action, which could result in fines and/or penalties and which would cause us to incur legal fees and costs; and/or

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additional costs associated with responding to the interruption or security breach, such as investigative and remediation costs, the costs of providing individuals and/or data owners with notice of the breach, legal fees, the costs of any additional fraud detection activities, or the costs of prolonged system disruptions or shutdowns.

Any of these actions may have a material adverse effect on our business, results of operations and financial condition.
Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could seriously harm our business.
Our products and services rely heavily on the collection and use of information, including personal information. Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy and data protection. Both in the United States and abroad, these laws and regulations are constantly evolving. In the United States in addition to certain regulations at the federal level, each state has its own statutory approach to privacy regulation, and recently states such as California have been very active in pursuing new regulations that are typically more restrictive than other jurisdictions. The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Continually implementing up-to-date data security tools and procedures and maintaining privacy standards that comply with ever-changing privacy regulations in multiple jurisdictions is challenging. If we are found to have breached any consumer protection laws or regulations in any such market, we may be subject to enforcement actions that require us to change our business practices in a manner which may negatively impact our net sales, as well as expose ourselves to litigation, fines, civil and/or criminal penalties and adverse publicity that could cause our end consumers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position.
In recent years, there has been an increase in attention to and regulation of data protection and data privacy across the globe, including the Federal Trade Commission (“FTC”)’s increasingly active approach to enforcing data privacy in the United States, as well as the enactment of the European Union’s General Data Protection Regulation (“GDPR”), which took effect in May 2018, the United Kingdom’s transposition of GDPR into its domestic laws following its withdrawal from the European Union, and the California Consumer Privacy Act (“CCPA”), which took effect in January 2020. In Europe, the GDPR introduced stringent requirements (which will continue to be interpreted through guidance and decisions over the coming years) and requires organizations to erase an individual’s information upon request and implement mandatory data breach notification requirements and includes strict protections on how data may be transferred outside of the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. For example, on July 16, 2020, the European Court of Justice struck down a permitted personal data transfer mechanism between the EEA and the United States, invalidating the use of the EU-U.S. Privacy Shield Framework and further casting doubt on the use of another main transfer mechanism, the standard contractual clauses. While standard contractual clauses remain a valid mechanism to transfer data from the EEA to the United States, uncertainty remains as to what, if any, additional steps may be required to remain in compliant with the GDPR. GDPR imposes fines for violation of up to 20 million Euros or up to four percent of the annual global revenues, whichever is greater. Further, following the United Kingdom’s withdrawal from the European Union, and the end of the related transition period, as of January 1, 2021, companies may be subject to both GDPR and the United Kingdom GDPR (“UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of 20 million Euros (£17.5 million) or four percent of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law, including with respect to data transfers, remains unclear, and it is unknown how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. Currently, the European Commission is considering whether to enable free transfer of personal data between the European Union and United Kingdom and published a draft adequacy decision to enable such transfers on February 19, 2021. If adopted, the decision will enable data transfers from European Union member states to the United Kingdom for a four-year period, subject to subsequent extensions. These changes may lead to additional costs and increase our overall risk exposure.
In the United States, CCPA requires companies that process personal information of California residents make new disclosures to consumers about their data collection, use and sharing practices, allows consumers to opt out of certain data sharing with third parties, and provides a new private cause of action for certain specified data breaches. CCPA provides for civil penalties for violations, with enforcement actions coming from the California Attorney General. The effects of CCPA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses to comply. Further, the California Privacy Rights Act, amending and expanding CCPA, was passed via ballot initiative during the November 2020 election, which will further strengthen privacy laws in California and create a new privacy regulatory agency in the state, which could result in greater numbers of enforcement actions and fines. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data. Each of these privacy, security and data protection laws and regulations could impose significant limitations, require changes to our business, or restrict our use or storage of personal information, which may increase our compliance expenses and make our business more costly or less efficient to conduct.

We publicly post our privacy policies and practices concerning our processing, use and disclosure of personal information. Our privacy policy and other statements we publish provide promises and assurances about privacy and security that could subject us to potential regulatory action or other liabilities if: (a) such statements are found to be deceptive or misrepresentative of our practices, (b) we fail to take adequate measures to ensure that we adhere to applicable regulations, or (c) our third-party data processors fail to adequately protect personal information that they process on our behalf. While we select our third-party data processors carefully, we do not control their actions. Any problems experienced by these third parties, including those resulting from breakdowns or other disruptions in the services provided by such parties or cyber-attacks and security breaches, could adversely affect our ability to service or otherwise conduct our business.
Risks Related to Intellectual Property
If we fail to protect our intellectual property and proprietary rights adequately, our business could be harmed.
We believe that proprietary technology is essential to establishing and maintaining our leadership position. We seek to protect our intellectual property through trade secrets, our confidentiality, non-compete, non-solicitation and nondisclosure agreements, and by registering numerous patents, trademarks, and domain names in various justifications, as well as using other measures, some of which may afford only limited protection. We rely on a combination of patent, trademark, trade secret, copyright and other similar laws to protect our intellectual property. Our means of protecting our proprietary rights may not be adequate or our competitors may independently develop similar or superior technology, or design around our intellectual property.
In addition to patents, we rely on unpatented proprietary technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or obtain and use information that we regard as proprietary. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, and independent contractors to enter into confidentiality agreements. However, such agreements may not be enforceable in full or in part in all jurisdictions and regardless of enforceability, any breach of these agreements could have a negative effect on our business and our remedies may be limited. We cannot assure you that these agreements or other steps we take to protect or proprietary and confidential information, including our trade secrets, will provide meaningful protection for our confidential and proprietary information. If we are unable to maintain the proprietary nature of our technologies, our business could be materially adversely affected.
We also rely on our trademarks, trade names, and brand names to distinguish our solutions from the products of our competitors and have registered or applied to register many of these trademarks in the United States and certain countries outside the United States. As we rely in part on brand names and trademark protection to enforce our intellectual property rights, efforts by third parties to limit use of our brand names or trademarks and barriers to the registration of brand names and trademarks in various countries may restrict our ability to promote and maintain a cohesive brand throughout our key markets. There can also be no assurance that pending or future U.S. or foreign trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand, which could result in loss of brand recognition and would require us to devote resources to advertising and marketing new brands.
In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Intellectual property protections may also be unavailable, limited or difficult to obtain and enforce in some countries, which could make it easier for competitors to capture market share. For example, many foreign countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Effective trade secret protection may also not be available in every country in which our products are available or where we have employees or independent contractors. In addition, any changes in, or unexpected interpretations of, the trade secret, intellectual property, or employment laws in any country in which we operate may compromise our ability to enforce our trade secret and other intellectual property rights.
To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and we cannot assure that we will be successful in such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights (or to contest claims of infringement) than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from knowingly or unknowingly infringing upon or misappropriating our intellectual property rights. If we are unable to protect our intellectual property rights (including aspects of our software and platform protected other than by patent rights), we will find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create our platform and other innovative products that have enabled us to be successful to date.
An assertion by a third-party that we are infringing its intellectual property could, regardless of merit, subject us to costly and time-consuming litigation and could further lead to expensive licenses or significant liabilities in the event of an adverse judgment.
The industry in which we compete is characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets, and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. There may be third-party intellectual property rights, including issued or pending patents, that cover significant aspects of our technologies or business methods. As we face increasing competition and our public profile increases, the possibility of intellectual property rights claims against us may also increase. We have been subject to intellectual property litigation in the past and we may be subject to similar litigation in the future. Given that some of our core product lines are, or integrate with, network aware products, the risk that our solutions may be subject to these allegations may be exacerbated because of the litigious environment for connectivity technologies. Further, we may face exposure to third-party intellectual property infringement, misappropriation, or violation actions if we engage software engineers or other personnel who were previously engaged by competitors or other third parties and those personnel inadvertently or deliberately incorporate proprietary technology of third parties into our products. A loss of key personnel or their work product in connection with such actions could hamper or prevent our ability to develop, market, and support potential products or enhancements, which could harm our business. Any intellectual property claims, with or without merit, could be very time-consuming and expensive to settle or litigate.
We are defendants in legal proceedings related to intellectual property rights from time to time, and in the past, we have entered into settlement agreements relating to contractual claims and alleged patent infringements, which have included future royalty payments on certain products, the payment of a lump sum amount for alleged past damages and/or the payment of a fixed amount in exchange for a covenant not to sue.
We might not prevail in any current or future intellectual property infringement litigation given the complex legal and technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays or require us to enter into royalty or licensing agreements. In addition, we currently have a limited portfolio of issued patents compared to some of our competitors, and therefore may not be able to effectively utilize our intellectual property portfolio to assert defenses or counterclaims, or negotiate cross-licenses in response to patent infringement claims or litigation brought against us by third parties. Further, litigation may involve patent holding companies or other adverse patent owners who have no relevant products or revenues and against which our potential patents provide no deterrence, and many other potential litigants have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. If our solutions exceed the scope of in-bound licenses or violate any third-party proprietary rights, we could be required to withdraw those solutions from the market, re-develop those solutions or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our solutions, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and results of operations. If we were compelled to withdraw any of our solutions from the market, it may have a material adverse effect on our business, results of operations and financial condition.
We have agreed to indemnify our independent integrators and other partners for certain intellectual property infringement claims regarding our products and other materials we provide to them. As a result, in the case of infringement claims against these partners, we could be required to indemnify them for losses resulting from such claims. We expect that some of our partners may seek indemnification from us in connection with infringement claims brought against them. We evaluate each such request on a case-by-case basis and we may not succeed in refuting any such claim we believe to be unjustified. If a partner elects to invest resources in enforcing a claim for indemnification against us that we believe is unjustified, we could incur significant costs in disputing it. If we do not succeed in disputing it, we could face substantial liability.
The use of open source software in our solutions may expose us to additional risks and harm our intellectual property.
Some of our solutions use or incorporate software that is subject to one or more open source licenses. If we combine or link our proprietary software with certain open source software and distribute or make available such software to third parties, we could, under the terms of the applicable open source licenses, be required to disclose part or all of the source code of our proprietary software publicly or to allow further modification and redistribution of such software on potentially unfavorable terms or at no cost. This could provide an advantage to our competitors or other entrants to the market, allow them to create similar products with lower development effort and time, and ultimately result in a loss of sales for us. We may also be required to spend time and effort to remediate such uses of open source software.
The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and accordingly there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our solutions. In that event, we could be required to seek licenses from third parties in order to continue offering our solutions, to redevelop our solutions, to discontinue sales of our solutions or to release our proprietary software code under the terms of an open source license, any of which could harm our business. Enforcement activity for open-source licenses can also be unpredictable. From time to time, companies that use third-party open source software have also faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming non-compliance with the applicable open source licensing terms. Were it determined that our use was not in compliance with a particular license, we may be required to release our proprietary source code, defend claims, pay damages for breach of contract or copyright infringement, grant licenses to our patents, re-engineer our products, discontinue distribution in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our product development efforts, any of which could negatively impact our business. Open source compliance problems can also result in damage to reputation and challenges in recruitment or retention of engineering personnel. Any related litigation could be costly for us to defend, have a material adverse effect on our business, results of operations and financial condition, or require us to devote additional research and development resources to change our solutions.
We rely on the availability of third-party licenses and our inability to maintain those licenses could harm our business and results of operations.
We rely on third-party licensed technology, which we have incorporated into our products. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. In addition, we may need to seek additional licenses for existing or new products, which may not be available on acceptable terms, or at all. The inability to obtain certain licenses or other rights, or to obtain those licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could result in our inability to include certain features in our products or delays in product releases, force us to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner or at all, and require us to use alternative technology of lower quality or performance standards. Any of the foregoing would disrupt the distribution and sale of our products and harm our business, results of operations and financial condition.
Any errors or defects in third-party software could also result in errors or a failure of products. Moreover, the inclusion in our products of intellectual property licensed from third parties on a nonexclusive basis could limit our ability to protect our proprietary rights in our products. We cannot be certain that our licensors do not or will not infringe on the intellectual property rights of third parties or that our licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions in which we may sell our products, or that our remedies in the event of such infringement will be sufficient.
Risks Related to Our International Operations
We are subject to a number of risks associated with international sales and operations.
We have a limited history of marketing, selling, and supporting our products and services internationally. However, international net sales accounted for 11.6% of our total net sales for fiscal year 2020, and that percentage may grow in the future. As a result, we must hire and train experienced personnel to staff and manage our foreign operations. To the extent that we experience difficulties in recruiting, training, managing, and retaining international integrators, distributors, and international staff, and specifically staff related to sales management and sales personnel, we may experience difficulties in productivity in foreign markets.
If we are not able to increase the sales of our solutions to consumers located outside of North America, our results of operations or net sales growth may be harmed. In addition, in connection with our expansion into foreign markets, we are a receiver of currencies other than the U.S. dollar. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, will negatively affect our net sales as expressed in U.S. dollars. There is also a risk that we will have to adjust local currency product pricing due to competitive pressures when there has been significant volatility or changes in foreign currency exchange rates.
Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. Our limited experience in operating our business in certain countries outside of the United States increases the risk that our current and any future international expansion efforts will not be successful. Conducting international operations subjects us to risks that, generally, we do not face in the United States, including:
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Fluctuations in currency exchange rates, including as a result of the United Kingdom’s (“U.K.”) withdrawal from the European Union (“E.U.”), commonly referred to as “Brexit”;

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Unexpected changes in foreign regulatory requirements;

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Longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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Difficulties in managing and staffing international operations, including differences in labor laws, which may result in higher personnel-related liabilities and expenses;

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Potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

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Localization of our solutions and other materials, including translation into foreign languages and associated expenses;

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Localization of applicable agreements under applicable foreign law and differing legal standards and risks;

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The burdens of complying with a wide variety of foreign laws and different legal standards, including laws and regulations related to import/export, privacy, the transfer of personal information across borders, data security and limitations on liability;

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Increased financial accounting and reporting burdens and complexities;

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Political, social and economic instability abroad, terrorist attacks and security concerns in general, including crime and cyber security; and

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Reduced or varied protection for intellectual property rights in some countries.

The impact of any one of these could harm our international business and, consequently, our results of operations generally. Moreover, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing, acquiring or integrating operations and personnel in other countries will produce desired levels of net sales or profitability.
Due to the global nature of our business, we could be harmed by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act or similar anti-corruption laws in other jurisdictions in which we operate, or various international trade and export laws.
The global nature of our business creates various domestic and local regulatory challenges, including compliance with applicable anti-corruption laws and regulations. Where they apply, the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act 2010 (the “U.K. Bribery Act”), and similar anti-corruption laws in other jurisdictions generally prohibit companies and their directors, officers, employees and intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business or securing an improper business advantage. The U.K. Bribery Act and other anti-corruption laws that could apply to our business also prohibit non-governmental “commercial” bribery and accepting bribes. In addition, U.S.-listed companies are required to maintain books records that accurately and fairly represent their transactions and to implement and enforce an adequate system of internal accounting controls.
Our global operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our business requires us to import from and export to several countries, which exposes us to corruption risks, and we rely heavily on intermediaries to support our sales and marketing operations, including integrators and distributors, and we could potentially face liability if these intermediaries engage in misconduct related to our business. We also operate in areas of the world that have elevated corruption risks and, in certain circumstances, compliance with anti-corruption laws may conflict with local customs and practices. Although our policies and procedures prohibit bribery and we periodically train our employees and agents about these anti-corruption laws, we cannot assure compliance by our personnel or intermediaries with such anti-corruption laws, which could harm our business, financial condition and results of operations. Our employees or other agents may engage in prohibited conduct and render us responsible under the FCPA, the U.K. Bribery Act or similar anti-corruption laws. If we are found to be in violation of the FCPA, the U.K. Bribery Act or other anti-corruption laws, this may expose us to reputational harm, investigation costs, or significant sanctions, including disgorgement of profits, injunctions and suspension or debarment from government contracts, criminal or civil penalties or other sanctions, which could harm our business.
Risks Related to Our Indebtedness
Our substantial indebtedness could materially adversely affect our financial condition and our ability to operate our business, react to changes in the economy or industry or pay our debts and meet our obligations under our debt and could divert our cash flow from operations for debt payments.
We have substantial indebtedness under the term loan portion of our Credit Agreement. As of March 26, 2021, our total term loan borrowings under our Credit Agreement was $670.9 million. We plan to use a portion of the proceeds from this offering to repay indebtedness, and we will continue to have a significant amount of indebtedness following this offering. See “Use of Proceeds.” In addition, as of March 26, 2021, we had a $60 million revolving credit facility (the “Revolving Credit Facility”) under our Credit Agreement under which we had $55.1 million of availability after giving effect to outstanding letters of credit. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” In addition, subject to restrictions in the agreements governing our Credit Facilities, we may incur additional debt.
Our substantial indebtedness could have negative consequences, including the following:

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it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt, resulting in possible defaults on and acceleration of such indebtedness;

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our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or other general corporate purposes may be impaired;

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a substantial portion of cash flow from operations may be dedicated to the payment of principal and interest on our debt, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities, acquisitions and other purposes;

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we are more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited;

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our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our high level of debt; and

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our ability to borrow additional funds or to refinance debt may be limited.

Furthermore, all of our debt under out Credit Agreement bears interest at variable rates based on LIBOR. If these rates were to increase significantly, our debt service obligations would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. Accordingly, our ability to borrow additional funds may be reduced and risks related to our substantial indebtedness would intensify. Each quarter-point increase in the LIBOR would increase interest expense on our current variable rate debt by approximately $1.8 million during 2021.
On July 27, 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. It is unclear if LIBOR will cease to exist at that time or if new methods of calculating LIBOR will be established such that it continues to exist after 2021. On November 30, 2020, the ICE Benchmark Administration (“IBA”), the administrator of LIBOR, with the support of the United States Federal Reserve and the United Kingdom’s Financial Conduct Authority, announced plans to consult on ceasing publication of USD LIBOR on December 31, 2021 for only the one week and two month USD LIBOR tenors, and on June 30, 2023 for all other USD LIBOR tenors. While this announcement extends the transition period to June 2023, the United States Federal Reserve concurrently issued a statement advising banks to stop new USD LIBOR issuances by the end of 2021. In light of these recent announcements, the future of LIBOR at this time is uncertain and any changes in the methods by which LIBOR is determined or regulatory activity related to LIBOR’s phaseout could cause LIBOR to perform differently than in the past or cease to exist. Although regulators and the IBA have made clear that the recent announcements should not be read to say that LIBOR has ceased or will cease, in the event LIBOR does cease to exist, we may need to renegotiate our Credit Agreement and other related agreements, which may result in interest rates and/or payments that do not correlate over time with the interest rates and/or payments that would have been our obligations if LIBOR was available in its current form. Changes in the method of calculating LIBOR, or the replacement of LIBOR with an alternative rate or benchmark, may adversely affect interest rates and result in higher borrowing costs. This could materially and adversely affect our results of operations, cash flow and liquidity.
We and our subsidiaries may be able to incur substantial additional debt in the future. Although our Credit Agreement governing our Credit Facilities contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and the debt incurred in compliance with these restrictions could be substantial. Additionally, we may successfully obtain waivers of these restrictions. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our Credit Agreement. If we incur additional debt above the levels currently in effect, the risks associated with our leverage, including those described above, would increase.
Servicing our debt requires a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations.
Our business may not generate sufficient cash flow from operating activities to service our debt obligations. Our ability to make payments on and to refinance our debt and to fund planned capital expenditures depends on our ability to generate cash in the future. To some extent, this is subject to general and regional economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
If we are unable to generate sufficient cash flow from operations to service our debt and meet our other commitments, we may need to refinance all or a portion of our debt, sell material assets or operations, delay capital expenditures or raise additional debt or equity capital. We may not be able to affect any of these actions on a timely basis, on commercially reasonable terms or at all, and these actions may not be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.
Restrictive covenants in our Credit Agreement governing our indebtedness may restrict our ability to pursue our business strategies, and failure to comply with any of these restrictions could result in acceleration of our debt.
The operating and financial restrictions and covenants in our Credit Agreement may materially adversely affect our ability to distribute monies to our stockholders, finance future operations or capital needs or engage in other business activities. Such agreements limit our ability, among other things, to:
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incur additional indebtedness and guarantee indebtedness;

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pay dividends on or make distributions in respect of our common stock or make other restricted payments;

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make loans and investments;

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sell or otherwise dispose of assets;

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incur liens;

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consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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enter into agreements restricting our subsidiaries’ ability to pay dividends;

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enter into certain transactions with our affiliates; and

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designate our subsidiaries as unrestricted subsidiaries.

In addition, the covenants in our Credit Agreement require us to maintain a specified first lien secured net leverage ratio when a certain percentage of our Revolving Credit Facility commitments are borrowed and outstanding as of the end of each fiscal quarter. The Revolving Credit Facility under our Credit Agreement is subject to a first lien secured net leverage ratio of 8.15 to 1:00, tested quarterly if, and only if, the aggregate principal amount from the revolving facility, letters of credit (to the extent not cash collateralized or backstopped or, in the aggregate, not in excess of the greater of $5.0 million and the stated face amount of letters of credit outstanding on the initial closing date of the Credit Agreement) and swingline loans outstanding and/or issued, as applicable, exceeds 35% of the total amount of the Revolving Credit Facility commitments. In certain circumstances, our ability to meet this financial covenant may be affected by events beyond our control.
A breach of the covenants under our Credit Agreement could result in a default or an event of default under the Credit Agreement. Such a default or event of default might allow the creditors to accelerate all amounts outstanding under our Credit Agreement and might result in the acceleration of any other debt or the termination of other third-party contracts to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our Credit Agreement would permit the lenders to terminate all commitments to extend further credit to us. Furthermore, we have pledged a significant portion of our assets as collateral to secure our debt, and if we were unable to repay the amounts due and payable, those creditors could proceed against the collateral. In the event our lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.
As a result of all of these restrictions, we and/or our subsidiaries, as applicable, may be:
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limited in how we conduct our business;

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unable to raise additional debt or equity financing to operate during general economic or business downturns; or

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unable to compete effectively or to take advantage of new business opportunities.

These restrictions might hinder our ability to service our indebtedness or grow in accordance with our business strategy.
Furthermore, the terms of any future indebtedness we may incur could have further additional restrictive covenants. We may not be able to maintain compliance with these covenants in the future, and in the event that we are not able to maintain compliance, we cannot assure you that we will be able to obtain waivers from the lenders or amend the covenants.
A downgrade in our credit ratings could increase our cost of funding and/or adversely affect our access to debt financing and working capital, as well as result in a loss of business and materially adversely affect our financial condition and results of operations.
Our credit ratings are important to our cost and availability of capital. The major rating agencies routinely evaluate our credit profile and assign credit ratings to us. This evaluation is based on a number of factors, which include financial strength, business and financial risk, as well as transparency with rating agencies and timeliness of financial reporting. The addition of further leverage to our capital structure could result in a downgrade to our credit ratings in the future. As such, failure to maintain our current credit rating could adversely affect our cost of funding and our liquidity by limiting the access to capital markets or the availability of funding potential lenders. In addition, we purchase material and services from some suppliers on extended terms based on our overall credit rating. Negative changes in our credit rating may impact suppliers’ willingness to extend terms and increase the cash requirements of the business.
Risks Related to Our Financial Statements
We may be subject to additional tax liabilities, which could materially adversely affect our financial condition, results of operations or cash flows.
We are subject to income, sales, use, value added, tariffs and other taxes in the United States and other countries in which we conduct business, which laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect sales, use, value added, tariffs or other taxes on our sales may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future. Significant judgment is required in determining our worldwide provision for income taxes and evaluating our uncertain tax positions. These determinations are highly complex and require detailed analysis of the available information and applicable statutes and regulatory materials. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be different from our historical tax practices, provisions and accruals. If we receive an adverse ruling as a result of an audit, or we unilaterally determine that we have misinterpreted provisions of the tax regulations to which we are subject, our tax provision, results of operations or cash flows could be harmed. In addition, liabilities associated with taxes are often subject to an extended or indefinite statute of limitations period. Therefore, we may be subject to additional tax liability (including penalties and interest) for any particular year for extended periods of time depending on the specific statute of limitations in the relevant jurisdiction.
We have a recent history of losses and expect to incur increased operating costs in the future, and we may not achieve or sustain profitability or current revenue growth.
We have recorded net losses and negative cash flows from our operations in the past. We expect our operating expenses to increase in the future as we expand our operations and execute on our product roadmap and strategy. We also plan to make significant future expenditures related to the expansion of our business and our product offerings including investments in:
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research and development to continue to introduce innovative new products and enhance existing products;

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sales and marketing to expand our brand awareness, promote new products, increase our customer base and expand sales within our existing customer base; and

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legal, accounting, information technology and other administrative expenses to sustain our operations as a public company.

If our net sales do not continue to grow to offset any increased expenses, we may continue to record net losses. We may incur significant losses in the future for a number of reasons, including without limitation the other risks and uncertainties described herein. Additionally, we may encounter unforeseen operating or legal expenses, difficulties, complications, delays in manufacturing and selling our products and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our net sales growth expectations are not met in future periods, our operating results could be adversely affected and our stock price could be harmed and we may need to establish a valuation allowance for our U.S. federal and state deferred tax assets again in the future and our stock price may fall.
We may be required to recognize an impairment of our goodwill and other identifiable intangible assets, which represent a significant portion of our total assets.
As of March 26, 2021, we had $559.7 million of goodwill and $606.2 million of unamortized identifiable intangible assets recorded on our balance sheet. We test such assets for impairment at least annually on the last day of the third quarter of each year or on an interim basis whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment may result from, among other things, deterioration in performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the solutions we offer, challenges to the validity of certain registered intellectual property, reduced sales of certain products or services incorporating registered intellectual property, increased attrition and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. An impairment of all or a part of our goodwill or other identifiable intangible assets may have a material adverse effect on our business, financial condition, and results of operations. Refer to “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and Note 7 to our consolidated financial statements included elsewhere in this prospectus for further discussion of our goodwill and other intangible assets.
Changes in accounting standards issued by the Financial Accounting Standards Board (the “FASB”), or other standard-setting bodies may adversely affect trends and comparability of our financial results.
We are required to prepare our financial statements in accordance with GAAP, which is periodically revised and/or expanded. From time to time, we are required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the FASB and the SEC. It is possible that future accounting standards we are required to adopt may require additional changes to the current accounting treatment that we apply to our financial statements and may result in significant changes to our results, disclosures and supporting reporting systems. Such changes could result in a material adverse impact on our results of operations and financial condition.
Trends in research and development spending could adversely affect our growth potential, business, results of operations, financial condition and/or cash flows.
Our business operates in competitive markets characterized by changing consumer preferences and rapid technological innovation. We have made and expect to continue to make significant investments in research and development and related product opportunities. For fiscal year 2020, we invested $52 million in research and development activities. High levels of investment for research and development could harm our results of operations, especially if not offset by corresponding future net sales increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, it is difficult to estimate when, if ever, we will generate significant net sales as a result of these investments which could adversely impact our operating results as well as our reputation.

We may be required to make payments under our contingent value rights agreement with certain former holders.
Subject to the terms and conditions of the Agreement and Plan of Merger dated June 19, 2017 (the “Merger Agreement”) by and among us, former holders of the Company (the “Former Holders”) and the other parties thereto, the Former Holders received non-transferable contingent value rights (“CVRs”), which collectively entitle the Former Holders to receive from us, in certain circumstances, aggregate payments in an aggregate of up to $25 million. Each CVR gives a Former Holder the ability to earn cash payments based on the return of the Investor original investment hitting stated thresholds in relation to the proceeds received from disposition of the Investor’s initial ownership units. The CVRs were issued at two thresholds. The first CVR is payable to the Former Holders when the Investor’s return on investment grows to between 2.25 and 2.5 times the Investor’s original investment. The second CVR is payable to the Former Holders when the Investor’s return on investment grows to between 2.5 and 2.67 times the Investor’s original investment. To the extent we are required to make a payment to the Former Holders under the Merger Agreement, our liquidity may be adversely affected. For additional information on our obligations under the Merger Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contingent Valuation Rights (“CVRs”).”
Risks Related to This Offering and Our Common Stock
We are controlled by Hellman & Friedman, whose interests may be different from the interests of other holders of our securities.
Upon the completion of this offering, certain investment funds advised by an affiliate of Hellman & Friedman will own approximately 74.2% of our outstanding common stock, or approximately 72.3% if the underwriters exercise in full their option to purchase additional shares, and will have the ability to nominate of the members of our board of directors. As a result, Hellman & Friedman is able to control actions to be taken by us, including future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, amendments to our organizational documents and the approval of significant corporate transactions, including mergers, sales of substantially all of our assets, distributions of our assets, the incurrence of indebtedness and any incurrence of liens on our assets.
The interests of Hellman & Friedman may be materially different than the interests of our other stakeholders. In addition, Hellman & Friedman may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you. For example, Hellman & Friedman may cause us to take actions or pursue strategies that could impact our ability to make payments under our Credit Agreement or cause a change of control. In addition, to the extent permitted by our Credit Agreement, Hellman & Friedman may cause us to pay dividends rather than make capital expenditures or repay debt. Hellman & Friedman is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our amended and restated certificate of incorporation will provide that Hellman & Friedman, its affiliates and any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will not have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Hellman & Friedman also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.
So long as Hellman & Friedman continue to own a significant amount of our outstanding common stock, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions and, so long as Hellman & Friedman continues to own shares of our outstanding common stock, they will have the ability to nominate individuals to our board of directors pursuant to a stockholders agreement to be entered into in connection with this offering. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.” In addition, Hellman & Friedman will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock.
We will be a “controlled company” within the meaning of the Nasdaq rules and the rules of the SEC. As a result, we will qualify for exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.
After completion of this offering, Hellman & Friedman will continue to own a majority of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
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the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of the Nasdaq;

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the requirement that we have a compensation committee that is composed entirely of directors who meet the independence standards for compensation committee members with a written charter addressing the committee’s purpose and responsibilities; and

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the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process.

Following this offering, we do not intend to utilize these exemptions. However, if we utilize any of these exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq.
No public market for our common stock currently exists, and an active public trading market may not develop or be sustained following this offering.
No public market for our common stock currently exists. An active public trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. We cannot predict the prices at which our common stock will trade. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.
You will incur immediate dilution in the net tangible book value of the shares you purchase in this offering.
The initial public offering price of our common stock is higher than the net tangible book value per share of outstanding common stock prior to completion of this offering. Based on our net tangible book value as of March 26, 2021, upon the issuance and sale of 13,850,000 shares of common stock by us at the initial public offering price of $18.00 per share, if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $24.09 per share in net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the pro forma net tangible book value per share of our common stock upon completion of this offering. A total of 10,500,000 and 750,000 shares of common stock have been reserved for future issuance under the 2021 Incentive Plan and 2021 Employee Stock Purchase Plan, respectively. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our directors, officers and employees under our current and future stock incentive plans, including the 2021 Incentive Plan, as well as the 2021 Employee Stock Purchase Plan. See “Dilution.”

Our stock price may change significantly following this offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.
The trading price of our common stock is likely to be volatile. The stock market has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. We and the underwriters have negotiated to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in other portions of this “Risk Factors” section and the following:
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actual or anticipated fluctuations in our quarterly financial and operating results, including our Contribution Margin;

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introduction of new products, solutions or services by us or our competitors;

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our ability to integrate operations, technology, products and services;

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issuance of new or changed securities analysts’ reports or recommendations;

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sales, or anticipated sales, of large blocks of our stock;

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additions or departures of key personnel;

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changing economic conditions;

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industry developments; and

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any default on our indebtedness.

These broad market and industry fluctuations may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock are low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
We will be required to pay the TRA Participants for net operating losses and certain other tax benefits that arose prior to or in connection with this offering and make a cash distribution to certain pre-IPO owners that are not TRA Participants, which amounts are expected to be material.
As described in “Certain Relationships and Related Party Transactions — Tax Receivable Agreement” in connection with this offering, we expect to be able to utilize certain net operating losses and certain other tax benefits that arose prior to or in connection with this offering and are therefore attributable to the TRA Participants. These tax benefits will reduce the amount of tax that we would otherwise be required to pay in the future.
We will enter into a tax receivable agreement with the TRA Participants that will provide for the payment by us to the TRA Participants of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize, or are deemed to realize (calculated using certain assumptions), as a result of the utilization of such tax benefits subject to the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. The actual amount and utilization of the tax benefits subject to the tax receivable agreement, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the amount, character and timing of our taxable income in the future. In addition, actual tax benefits realized by us may differ from the tax benefits calculated under the tax receivable agreement as a result of the use of certain assumptions in the tax receivable agreement, including the use of an assumed state and local income tax rate to calculate tax benefits. We expect that the payments that we may make under the tax receivable agreement will be material. The payments under the tax receivable agreement are not conditioned upon the continued ownership of us by the TRA Participants. With respect to certain pre-IPO owners that are not TRA Participants, we intend to make a cash distribution of approximately $13.1 million to the Investor, which will be used in part to pay such pre-IPO owners for their interests in the sum of (i) the current fair market value of the tax receivable and (ii) the total cash distribution that will be made to such pre-IPO owners in lieu of their participation in the tax receivable agreement. A portion of the cash distribution to pre-IPO owners in lieu of their participation in the tax receivable agreement are subject to vesting requirements and will be held in escrow. The cash distribution will be in addition to any payments we make under the tax receivable agreement and will not reduce the amounts we will otherwise be required to pay under the tax receivable tax receivable agreement.
In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual cash savings we realize in respect of the tax benefits subject to the tax receivable agreement.
The tax receivable agreement provides that if we breach any of our material obligations under the tax receivable agreement, whether as a result of a failure to make any payment when due, failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the tax receivable agreement in a case commenced under the federal bankruptcy laws or otherwise, upon the occurrence of certain bankruptcy or insolvency proceedings involving us, upon certain changes of control, or if, at any time, we elect an early termination of the tax receivable agreement, our obligations under the tax receivable agreement would be automatically accelerated and would be immediately due and payable, and such obligations would be calculated by reference to the value of all future payments that the TRA Participants would have been entitled to receive under the tax receivable agreement using certain assumptions, including that we will have sufficient taxable income to fully utilize the net operating losses, credits, and certain other tax benefits subject to the tax receivable agreement. Our ability to fully utilize the net operating losses, credits, and certain other tax benefits subject to the tax receivable agreement will depend upon a number of factors, including the amount, character and timing of our taxable income in the future. In periods prior to the occurrence of a change of control and absent circumstances requiring an early termination payment, we are only obligated to make payments under the tax receivable agreement as and when we realize cash tax savings from the tax benefits subject to the tax receivable agreement (calculated using certain assumptions contained therein). Accordingly, we will generally not be required (absent a change of control, material breach, or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for a taxable year in which we do not have taxable income because no cash tax savings will have been realized. In addition, recipients of payments under the tax receivable agreement will not reimburse us for any payments previously made under the tax receivable agreement if the tax attributes or our utilization of tax attributes underlying the relevant tax receivable agreement payment are successfully challenged by the Internal Revenue Service (“IRS”) (although any such detriment would be taken into account as an offset against future payments due to the relevant recipient under the tax receivable agreement). However, unutilized deductions that do not result in realized benefits in a given tax year as a result of insufficient taxable income may be applied to taxable income in future years and accordingly would impact the amount of cash tax savings in such future years and the amount of corresponding payments under the tax receivable agreement in such future years.
Accordingly, it is possible that the actual cash tax savings we realize may be significantly less than the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if the payments under the tax receivable agreement exceed the actual cash tax savings that we realize in respect of the tax benefits subject to the tax receivable agreement. Based upon certain assumptions described in greater detail below under “Certain Relationships and Related Party Transactions — Tax Receivable Agreement,” we estimate that if we were to exercise our termination right immediately following this offering, the aggregate amount of these termination payments would be approximately $116.1 million. The foregoing number is merely an estimate and the actual payments could differ materially. We may need to incur additional indebtedness to finance payments under the tax receivable agreement to the extent our cash resources are insufficient to meet our obligations under the tax receivable agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other form of business combinations or other changes of control.
We are a holding company with no operations and rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations.
We are a holding company with no material direct operations. Our principal assets are the equity interests of Wirepath Home Systems, LLC (“Wirepath”) that we hold indirectly through our subsidiaries.

Wirepath, together with its subsidiaries, owns substantially all of our operating assets. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us, including restrictions under the covenants of the agreements governing our Credit Agreement. If we are unable to obtain funds from our subsidiaries, we may be unable to meet our financial obligations.
We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.
We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial condition. In addition, our ability to pay dividends on our common stock is currently limited by the covenants of our Credit Facilities and may be further restricted by the terms of any future debt or preferred securities. Accordingly, your only opportunity to achieve a return on your investment in our company may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.
Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.
After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Upon consummation of this offering, we will have a total of 74,725,605 shares of common stock outstanding. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates, which may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale,” and any shares purchased in our directed share program which are subject to the lock-up agreements described in “Underwriting (Conflicts of Interest).”
The 60,022,365 shares held by our directors, officers, employees and affiliates immediately following the consummation of this offering (or 59,918,386 if the underwriters exercise in full their option to purchase additional shares) will represent approximately 80.3% of our total outstanding shares of common stock following this offering (or 78.1% if the underwriters exercise in full their option to purchase additional 2,077,500 shares and in either case do not include any shares that may be purchased by these holders through our directed share program), based on the number of shares outstanding as of the date of this prospectus. Such shares will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale following the consummation of this offering. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”
In connection with this offering, we, our directors, executive officers and significant equity holders, have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of certain representatives of the underwriters. All remaining holders of common stock or securities convertible into or exchangeable for shares of common stock outstanding immediately prior to the consummation of this offering are subject to a market standoff agreement with us that restricts certain transfers of such securities for at least 180 days after the date of this prospectus. See “Underwriting” for a description of these lock-up agreements and market standoff agreements.
Upon the expiration of the contractual lock-up and market standoff agreements pertaining to this offering, an additional 60,875,605 shares will be eligible for sale in the public market (or 60,771,626 shares if the underwriters exercise in full their option to purchase additional shares), of which 60,022,365 are held by directors, executive officers and other affiliates and will be subject to volume, manner of sale and other limitations under Rule 144 (or 59,918,386 if the underwriters exercise in full their option to purchase additional shares), excluding, in each case, shares of restricted stock that are unvested as of the date of this prospectus. Following completion of this offering, shares covered by registration rights would represent approximately 77.7% of our outstanding common stock (or 75.6%, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.
In addition, the shares of our common stock reserved for future issuance under the 2021 Incentive Plan and the 2021 Employee Stock Purchase Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and Rule 144, as applicable. A total of 10,500,000 and 750,000 shares of common stock have been reserved for future issuance under the 2021 Incentive Plan and the 2021 Employee Stock Purchase Plan, respectively.
Provisions in our organizational documents and stockholders agreement could delay or prevent a change of control.
Certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated stockholders agreement may have the effect of delaying or preventing a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price of our common stock.
These provisions provide for, among other things:
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the division of our board of directors into three classes, as nearly equal in size as possible, with directors in each class serving three-year terms and with terms of the directors of only one class expiring in any given year;

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that at any time when Hellman & Friedman and certain of its affiliates beneficially own, in the aggregate, less than 40% in voting power of the stock of our company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of the holders of at least two-thirds in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class;

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the ability of our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change of control;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings;

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the right of Hellman & Friedman and certain of its affiliates to nominate the majority of the members of our board of directors and the obligation of certain of our other pre-IPO stockholders to support such nominees;

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certain limitations on convening special stockholder meetings; and

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that certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may be amended only by the affirmative vote of the holders of at least two-thirds in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class, if Hellman & Friedman certain of its affiliates beneficially own, in the aggregate, less than 40% in voting power of our stock entitled to vote generally in the election of directors.

These provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; or the last day of the fiscal year ending after the fifth anniversary of our initial public offering. For so long as we remain an emerging growth company, we are permitted by SEC rules and plan to rely on exemptions from certain disclosure requirements that are applicable to other SEC-registered public companies that are not emerging growth companies. These exemptions include not being required to comply with the requirement for an auditor attestation of the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act (“SOX”), not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide stockholders will be different than the information that is available with respect to other public companies. In this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions.
If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Our management team will be required to evaluate the effectiveness of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.
As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404. As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting.
When evaluating our internal control over financial reporting, we have in the past and may in the future identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.
In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our common stock to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our reputation and business.
We have identified a material weakness in our internal controls over financial reporting and if our remediation of such material weakness is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.
Recently, in connection with the preparation of our consolidated financial statements as of December 25, 2020 and for the year then ended, we identified a material weakness in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We did not design or maintain an effective control environment over certain information technology (“IT”) general controls or information systems and applications that are relevant to the preparation of our consolidated financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records that are relevant to the preparation of our financial statements are identified, tested, authorized and implemented appropriately, and (ii) access controls to ensure access to programs and data is authorized and entitlements and privileges are recertified on a periodic basis to validate that only authorized individuals have access to the company’s data.
These IT deficiencies, when aggregated, could impact effective segregation of duties as well as the effectiveness of IT-dependent controls. None of the control deficiencies described above resulted in the identification of a material misstatement to our annual or interim consolidated financial statements. However, the deficiencies described above could result in a misstatement of one or more account balances or disclosures potentially leading to a material misstatement to our annual or interim consolidated financial statements which may not be prevented or timely detected and, accordingly, management determined that these control deficiencies constitute a material weakness.
To address this material weakness, we have hired personnel with public company experience and engaged an external advisor to assist with evaluating and documenting the design and operating effectiveness of our internal controls over financial reporting and assisting with the remediation of deficiencies, including implementing new controls and processes. We intend to continue to take steps to remediate the material weakness described above through additional measures that include hiring additional personnel with public company experience, and further evolving our accounting and business processes related to internal controls over financial reporting, including a plan for future system enhancements. We will not be able to fully remediate this material weakness until these steps have been completed and have been operating effectively for a sufficient period of time.
Furthermore, we cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to this material weakness in our internal controls over financial reporting or that they will prevent or avoid potential future material weaknesses. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our annual or interim financial statements.
Neither our management nor our independent registered public accounting firm has performed an evaluation of our internal controls over financial reporting in accordance with the SEC rules because no such evaluation has been required. Our independent registered public accounting firm is not expected to formally attest to the effectiveness of our internal controls over financial reporting until at least the filing of our second Annual Report on Form 10-K following this offering. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal controls over financial reporting is documented, designed, or operating. Any failure to implement and maintain effective internal controls over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal controls over financial reporting that we will eventually be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal controls over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq.
Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America will be the sole and exclusive forums for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our company to the Company or our stockholders, (iii) action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law, (the “DGCL”), or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine. These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and our stockholders cannot waive compliance with federal securities laws and the rules and regulations thereunder. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated bylaws.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for disputes with us or any of our directors, officers or other employees which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions that will be contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Supreme Court of the State of Delaware.
Our board of directors will be authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.
Our certificate of incorporation will authorize our board of directors, without the approval of our stockholders, to issue 50,000,000 shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.
We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.
A portion of the net proceeds from this offering may be used for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be invested with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. The failure by our management to apply these funds effectively may adversely affect the return on your investment.
General Risks
Our business, results of operations and financial condition have been adversely affected and could in the future be adversely affected by the COVID-19 pandemic.
The COVID-19 pandemic has negatively impacted the global economy and global supply chains, and created significant disruption of global financial markets. Governments, public institutions and other organizations in many countries and localities where COVID-19 has been detected have taken certain emergency measures and may from time to time take additional emergency measures, to combat its spread, including imposing lockdowns, shelter-in-place orders, quarantines, restrictions on travel and gatherings and the extended shutdown of non-essential businesses that cannot be conducted remotely. These emergency measures remain in place to varying degrees. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, it has and may continue to:
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disrupt our hardware supply chain;

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disrupt our ability to conduct product development activities and other activities necessary to improve products and bring new products to market;

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disrupt and restrict our integrators’ ability to travel and to meet with residential and commercial end consumers who use our solutions;

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cause cancellations or postponement of certain events; and

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cause temporary closures of our facilities, including manufacturing centers and critical product distribution locations, or the facilities of our service providers or suppliers.

The COVID-19 pandemic has also resulted in significant disruption of global financial markets, which may reduce our ability to access capital and which could negatively affect our liquidity in the future. This economic and financial uncertainty may also negatively impact pricing for our platform or cause end consumers to reduce or postpone purchasing our solutions, which may, in turn, negatively affect our net sales, cash flows, results of operations and financial condition. The increased uncertainty and disruption to global markets may also negatively impact our growth opportunities whether organically or through acquisitions.
The uncertainty caused by and the unprecedented nature of the current COVID-19 pandemic make the potential impact of the pandemic difficult to predict and the extent to which it may negatively affect our industry, our supply of hardware products, our business operations or our operating results is uncertain. Weak global economic conditions, additional business disruptions or closures and spikes or surges in COVID-19 infection, also may exacerbate the impact of the pandemic. Further, we do not yet know the full effects of the COVID-19 pandemic on our suppliers and service providers. However, if the economy fails to fully recover or there is another shutdown of non-essential businesses due to a resurgence of COVID-19, we anticipate that our net sales growth rate may be lower in future periods if some end consumers defer or cancel previously anticipated purchases, with a corresponding reduction in hardware net sales, or if demand for home-based solutions decreases as a result of the lifting of COVID-19 related restrictions.
The ultimate impact to our results will depend to a large extent on currently unknowable developments, including the length of time the disruption and uncertainty caused by COVID-19 will continue, which will, in turn, depend on, among other things, the actions taken by authorities and other entities to contain COVID-19 or treat its impact, including the impact of any re-opening plans, additional closures and spikes or surges in COVID-19 infection, and individuals’ and companies’ risk tolerance regarding health matters going forward, all of which are beyond our control. These potential impacts, while uncertain, could harm our business and adversely affect our operating results. In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described in this “Risk Factors” section which may have a material adverse effect on our business, results of operations and financial condition.
Risks associated with our labor force could have a significant adverse effect on our business.
We had approximately 1,302 employees as of March 26, 2021. Various national, federal and state labor laws govern our relationships with our employees and affect our operating costs. These laws include employee classifications as exempt or non-exempt, minimum wage requirements, unemployment tax rates, workers’ compensation rates, overtime, family leave, anti-discrimination laws, safety standards, payroll taxes, employment agreements, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. As our employees may be paid at rates that relate to the applicable minimum wage, further increases in the minimum wage could increase our labor costs. Employees may make claims against us under national, federal, or state laws, which could result in significant costs. Significant additional government regulations could materially affect our business, financial condition and results of operations.
None of our U.S. employees is currently covered by collective bargaining or other similar labor agreements. However, if a large number of our U.S. employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, our business could be negatively affected. Any inability by us to negotiate collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, we could experience a disruption of our operations and higher labor costs.
In addition, certain of our suppliers and logistics providers may have unionized work forces. Strikes, work stoppages or slowdowns could result in slowdowns or closures of facilities where the products that we sell are manufactured or could affect the ability of our suppliers to deliver such products to us. Any interruption in the production or delivery of these products could delay or reduce availability of these products and increase our costs.
Given the complex nature of the technology on which our business is based and the speed with which such technology advances, our future success is dependent, in large part, upon our ability to attract and retain highly qualified executive, managerial, engineering, operations, and sales and marketing personnel. Competition for talented personnel is intense, and we cannot be certain that we can retain our executive, managerial, engineering, operations, and sales and marketing personnel, or that we can attract, assimilate or retain such personnel in the future. Our inability to attract and retain such personnel may have a material adverse effect on our business, results of operations and financial condition.
Increases in operating costs could adversely impact our business, financial position, results of operations and cash flows.
Our financial performance is affected by the level of our operating expenses, such as wages and salaries, leases of distribution centers and sales and marketing offices, advertising and marketing, employee benefits, health care, insurance premiums, as well as various regulatory compliance costs, all of which may be subject to inflationary pressures. In particular, our financial performance is adversely affected by increases in these operating costs.
Our business is subject to the risks of earthquakes, hurricanes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as political unrest, information systems compromise, riots and terrorism.
A significant natural disaster, such as an earthquake, hurricane, fire or a flood, or a significant power outage could harm our business, results of operations and financial condition. Natural disasters could affect our manufacturing vendors’ or logistics providers’ ability to perform services such as manufacturing products or assisting with shipments on a timely basis. In the event our manufacturing vendors’ information technology systems or manufacturing or logistics abilities are hindered by any of the events discussed above, shipments could be delayed or cancelled, adversely affecting product deliveries, net sales and profitability, integrator and customer satisfaction, and our competitive standing. Further, if a natural disaster occurs in a region from which we derive a significant portion of our net sales, such as metropolitan areas in North America, end consumers in those regions may delay or forego purchases of our solutions from integrators, which may harm our results of operations for a particular period. In addition, acts of terrorism, including cyber terrorism or crime, acts of war, financial crises, trade friction or geopolitical and social turmoil in those parts of the world that serve as markets for our solutions, could cause disruptions in our business or the business of our manufacturers, logistics providers, integrators or the economy as a whole. These uncertainties may cause our end consumers to reduce discretionary spending and make it difficult for us to accurately plan future business activities. Given our typical concentration of sales at the end of each month and quarter, any disruption in the business of our manufacturers, logistics providers, integrators, and end consumers that impacts sales at the end of our quarter could have a greater impact on our quarterly results. All of the aforementioned risks may be augmented if the disaster recovery plans for us and our suppliers and integrators prove to be inadequate. To the extent that any of the above results in delays or cancellations of orders, or delays in, or cancellations of the manufacture, deployment or shipment of our products, it may have a material adverse effect on our business, results of operations and financial condition.
We will incur increased costs as a result of operating as a publicly traded company, and our management will be required to devote substantial time to new compliance initiatives.
As a publicly traded company, and particularly after we are no longer an emerging growth company, we will incur additional legal, accounting and other expenses that we did not previously incur. Although we are currently unable to estimate these costs with any degree of certainty, they may be material in amount. In addition, SOX, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules of the SEC, and the stock exchange on which our common shares are listed, have imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives as well as investor relations. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur additional costs to maintain the same or similar coverage.
If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about our business. We do not have any control over these analysts, activist investors, or those who short our stock. If one or more of the foregoing analysts who cover us, activist investors, or those who short our stock downgrade our shares, change their opinion of our shares, or publish negative or false reports for their own purposes, our share price will likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish research or reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Future acquisitions of technologies, assets or businesses that are paid for partially or entirely through the issuance of stock or stock rights could dilute the ownership of our existing stockholders.
We expect that the consideration we might pay for any future acquisitions of technologies, assets or businesses could include stock, rights to purchase stock, cash or some combination of the foregoing. If we issue stock or rights to purchase stock in connection with such future acquisitions, net income (loss) per share and then-existing holders of our common stock may experience dilution.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will,” and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”
We base these forward-looking statements on our current expectations, plans and assumptions, which we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at this time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements contained herein are subject to and involve risks, uncertainties and assumptions, and therefore you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, and therefore actual results might differ materially from those expressed in the forward-looking statements and projections. Factors that might materially affect such forward-looking statements include:
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Risks Related to Our Business and Industry;

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Risks Related to Our Products;

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Risks Related to Our Manufacturing and Supply Chain;

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Risks Related to Our Distribution Channels;

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Risks Related to Laws and Regulations;

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Risks Related to Cybersecurity and Privacy;

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Risks Related to Intellectual Property;

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Risks Related to Our International Operations;

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Risks Related to Our Indebtedness;

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Risks Related to Our Financial Statements;

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Risks Related to this Offering and Our Common Stock; and

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the other factors discussed under “Risk Factors.”

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and future financial performance.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $228.4 million from the sale of shares of our common stock in this offering after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, the net proceeds to us will be approximately $261.7 million.
We will not receive any proceeds from any exercise by the underwriters of their option to purchase additional shares from the selling stockholders. The selling stockholders will bear the underwriting commissions and discounts, if any, attributable to their sale of our common stock, and we will bear the remaining expenses. The selling stockholders will only sell shares in this offering if the underwriters exercise their option to purchase additional shares.
We intend to use the net proceeds from this offering to repay a portion of the term loan outstanding under our Credit Agreement totaling $215.9 million, plus accrued interest thereon of approximately $2.5 million, and the remainder, if any, for general corporate purposes. Any excess net proceeds will be used for general corporate purposes, which may include, among other things, further repayment of indebtedness. For information about the applicable interest rates, maturity dates and use of proceeds of loans under our Credit Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities.”

DIVIDEND POLICY
Except as provided below, currently we do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations, to finance the growth and development of our business and to reduce our net debt. Any determination to declare dividends in the future will be at the discretion of our board of directors, subject to applicable laws, and will be dependent on a number of factors, including our earnings, capital requirements and overall financial condition. If we elect to pay dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time.
We expect to pay a cash dividend in the amount of approximately $13.1 million to the Investor prior to the closing of this offering, the proceeds of which will be used to pay certain pre-IPO owners of the Investor a dividend in lieu of their participation in the tax receivable agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations — Tax Receivable Agreement.”
Because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 26, 2021:
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on an actual basis; and

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on an as adjusted basis, further giving effect to (i) the sale by us of 13,850,000 shares of our common stock in this offering at the initial public offering price of $18.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the application of the net proceeds received by us from this offering to repay a portion of the term loan outstanding under our Credit Agreement, plus accrued interest thereon, and the remainder, for general corporate purposes, as described in “Use of Proceeds.”

You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.
	As of March 26, 2021
	Actual	As Adjusted
	(in thousands, except share and par value data)
Cash and cash equivalents(1)	$48,943	$45,897
Long-term debt, including current portion of long-term debt:
Revolving Credit Facility	$—	$—
Term loans	670,902	445,028
Unamortized debt issuance costs on term loans	(19,162)	(11,608)
Unamortized debt issuance costs on Revolving Credit Facility	(491)	(491)
Total debt	651,249	442,929
Stockholders’ Equity:
Common stock, $0.001 par value, actual, $0.01 par value, as adjusted; 100,000,000 shares authorized, actual, 59,216,665 shares issued and outstanding, actual, 500,000,000 shares authorized, as adjusted, 74,725,605 shares issued and outstanding, as adjusted	59	747
Preferred stock, $0.01 par value; no shares authorized, actual, no shares issued and outstanding, actual, 50,000,000 shares authorized, as adjusted, no shares issued and outstanding, as adjusted	—	—
Additional paid-in capital(2)	660,686	775,705
Accumulated deficit(1)	(49,032)	(66,878)
Accumulated other comprehensive income	704	704
Company’s stockholders’ equity	612,417	710,278
Noncontrolling interest	294	294
Total stockholders’ equity	612,711	710,572
Total capitalization	$1,263,960	$1,153,501

(1)
Cash and cash equivalents on an as adjusted basis reflects cash distributions made to pre-IPO owners in lieu of their participation in the tax receivable agreement (approximately $13.1 million as of March 26, 2021). A portion of the cash distribution to pre-IPO owners in lieu of their participation in the tax receivable agreement are subject to vesting requirements and will be held in escrow. Distributions made to pre-IPO owners which are not subject to vesting requirements will be recorded as an expense in the period the distributions are made. Distributions made to pre-IPO owners which are subject to vesting requirements will be recorded to expense over the remaining estimated service period.

(2)
Additional paid-in capital on an as adjusted basis is reduced as a result of the recognition of the liability equal to the total estimated payments (approximately $112.7 million as of March 26, 2021) to be made under the tax receivable agreement.

The number of shares of our common stock to be outstanding immediately after this offering is based on 59,216,665 shares outstanding as of the date of this prospectus (after giving effect to the 150-for-1 forward stock split effected on July 15, 2021) and:
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assumes the issuance of 1,658,940 shares of restricted common stock to be issued to holders of unvested Units in connection with the Equity Conversion; and

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does not reflect (i) 10,500,000 shares of common stock available for future issuance under our 2021 Incentive Plan, including (a) 383,354 shares of common stock underlying the restricted stock units and (b) 5,398,617 shares of common stock issuable upon the exercise of options with an exercise price equal to the initial offering price we expect to award to certain employees in connection with this offering, or (ii) 750,000 shares of common stock available for future issuance under our 2021 Employee Stock Purchase Plan.

DILUTION
If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock as adjusted to give effect to this offering and the Equity Conversion. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the shares of common stock held by existing stockholders.
Our net tangible book deficit as of March 26, 2021 was approximately $553.2 million or $9.09 per share. We calculate net tangible book value per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.
After giving effect to our sale of the shares in this offering at the initial public offering price of $18.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and after giving effect to the application of the net proceeds from this offering as described under “Use of Proceeds,” our net tangible book deficit as of March 26, 2021 as adjusted to give effect to this offering and the Equity Conversion would have been $455.3 million, or $6.09 per share. This amount represents an immediate increase in net tangible book value of $3.00 per share to existing stockholders and an immediate dilution in net tangible book value of $24.09 per share to new investors purchasing shares in this offering at the initial public offering price.
The following table illustrates this dilution on a per share basis:
Initial public offering price per share		$18.00
Net tangible book deficit per share as of March 26, 2021 before giving effect to this offering and the Equity Conversion	$(9.09)
Increase in net tangible book value per share attributable to new investors purchasing shares in this offering	3.00
Net tangible book deficit per share as adjusted to give effect to this offering		(6.09)
Dilution per share to new investors in this offering		$24.09
Dilution is determined by subtracting net tangible book value per share of common stock as adjusted to give effect to this offering and the Equity Conversion, from the initial public offering price per share of common stock.
If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the as adjusted net tangible book deficit after the offering would be $5.50 per share, the increase in net tangible book deficit per share to our existing investors would be $3.59 and the dilution in net tangible book value per share to new investors would be $23.50 per share.
The following table summarizes, on an as adjusted basis as of March 26, 2021, as described above, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid. The table below is based on 74,725,605 shares of common stock outstanding immediately after the Equity Conversion and the consummation of this offering and does not give effect to shares of common stock issuable upon exercise of outstanding options to purchase shares of our common stock outstanding as of the date of this prospectus or the shares of common stock reserved for future issuance under the 2021 Incentive Plan. A total of 10,500,000 shares of common stock have been reserved for future issuance under the 2021 Incentive Plan, and a total of 750,000 shares of common stock have been reserved for future issuance under the 2021 Employee Stock Purchase Plan. The table below assumes the issuance of 1,658,940 shares of restricted common stock to be issued to the holders of unvested Units in connection with the Equity Conversion and excludes underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price per Share
	Number (in thousands)	Percent	Amount (in thousands)	Percent
Existing Stockholders	60,876	81.5%	$662,651	72.7%	$10.89
New Investors	13,850	18.5	249,300	27.3%	$18.00
Total	74,726	100.0%	$911,951	100.0%
If the underwriters were to fully exercise the underwriters’ option to purchase 2,077,500 additional shares of our common stock from us and the selling stockholders, the percentage of shares of our common stock held by existing stockholders would be approximately 79.2% of the aggregate number of shares of common stock outstanding after this offering after giving effect to sales by the selling stockholders, and the percentage of shares of our common stock held by new investors would be 20.8% of the aggregate number of shares of common stock outstanding after this offering after giving effect to sales by the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” or in other sections of this prospectus.
We operate on a 52-week or 53-week fiscal year ending on the last Friday of December each year. Our fiscal year is divided into four quarters of 13 weeks, each beginning on a Saturday and containing one 5-week period followed by two 4-week periods. When a 53-week fiscal year occurs, we report the additional week in the fourth fiscal quarter. References to fiscal year 2020 are to our 52-week fiscal year ended December 25, 2020 and references to fiscal year 2019 are to our 52-week fiscal year ended December 27, 2019. The fiscal quarters ended March 26, 2021 and March 27, 2020 were both 13-week periods.
Overview
Snap One powers smart living by enabling professional integrators to deliver seamless experiences in the connected homes and small businesses where people live, work and play. The combination of our end-to-end product ecosystem and our technology-enabled workflow solutions, which we refer to as our “Only Here” strategy, delivers a compelling value proposition to our loyal and growing network of over 16,000 professional do-it-for-me (“DIFM”) integrators. We believe that Only Here can integrators access a leading, comprehensive suite of products and software solutions that enable a “one-stop shop” experience. Only Here can integrators support their customers via our industry-leading remote management software platform, which reaches approximately 345,000 active homes and businesses as of March 26, 2021. Only Here can integrators enjoy the convenience of an e-commerce centric, omni-channel offering to support their workflow. Only Here can our third-party product partners efficiently access our expansive integrator network and connect with the broader Snap One product and software ecosystem. By partnering with Snap One, integrators can focus on their trade and leverage the tools and infrastructure that we deliver to build thriving and profitable businesses. We believe our Only Here value proposition becomes embedded into integrators’ workflow throughout the project lifecycle, creating re-occurring spending patterns that strengthen our integrator relationships and enhance our revenue visibility from our integrator base. Snap One was founded by integrators for integrators and we believe our Only Here experience makes us integrators’ partner of choice.
We derive the majority of our net sales from the sale of both proprietary and third-party products to DIFM integrators in home technology, security and commercial end markets. Our comprehensive suite of solutions allows integrators to find everything they need in one place and to deliver high-quality, reliable and configurable systems to end consumers. We also have two subscription-based services that we monetize with end consumers. Parasol is enabled by our OvrC software and is a subscription-based service that gives homeowners and small businesses access to a continuous remote support service to troubleshoot devices on their network. 4Sight, our remote system management software for end consumers, is enabled by our Control4 software and is a subscription sold to homeowners and small businesses. While it accounts for a smaller share of our current net sales, we intend to continue to invest in the expansion of existing subscription-based services and the development of new ones.
We are vertically integrated with approximately 70% of net sales in fiscal year 2020 coming from our proprietary-branded, internally developed products that are only available to integrators directly from Snap One. These proprietary products are manufactured on an asset-light basis through our network of contract manufacturing and joint development suppliers located primarily in Asia and support our strong net sales of $814.1 million and Contribution Margin of 41.7%, in each case during fiscal year 2020. In addition, we are strategically expanding our third-party product offering to enhance the one-stop shop experience for integrators, driving customer stickiness and sales growth. Our third-party products have lower margins than our proprietary products and our future profitability may be affected by our sales mix over time.

Recent Developments
On May 28, 2021, we completed the acquisition of ANLA, Inc. (“Access Networks”), an enterprise-grade networking solutions provider offering network design, configuration, monitoring and support services and products. We expect that the acquisition will enhance our networking solutions for residential and commercial networks. Under the purchase agreement, we agreed to a purchase price of $38.1 million, consisting of both cash and equity, plus contingent consideration of up to $2.0 million based upon the achievement of specified financial targets.
Key Factors Affecting Our Performance
Our historical financial performance has been primarily driven by the following factors, which we also expect to be the primary drivers of our financial performance in the future.
Grow Wallet Share with Integrators.   While our network of over 16,000 domestic DIFM integrators that we transact with is large, we believe we have a significant wallet share expansion opportunity with our existing integrator base. Across our entire base of domestic integrators, we capture on average approximately $40,000 of annual spend and those integrators purchase on average approximately eight different product categories from us. Over time, we typically grow integrators’ wallet share with us, as exemplified by the top ten percent of our domestic integrators spending on average approximately $240,000 annually across approximately 17 different product categories with us. This is compared with Frost & Sullivan’s estimate of over $600,000 in average annual product spend for all domestic integrators. This suggests we have significant room to grow sales by increasing wallet share with all of our existing integrators. Average wallet share with our integrators varies across DIFM markets, with particular strength in home technology and demonstrated success in commercial and security. In a survey conducted by Frost & Sullivan, integrators indicated that on average they purchase products from twelve sources, and approximately 20% of respondents indicated that Snap One was their most used source for installation equipment from March 2020 to March 2021 (more than twice the share of the next highest source). As we continue to expand our omni-channel coverage, extend our product suite, bolster our support services, and create deeper integration across our products, we believe we will be able to drive continued wallet share gains by making it compelling for integrators to use Snap One as their one-stop shop.
We believe our strong position with integrators is supported by our world class industry-leading NPS of 55 among domestic integrators who have purchased from Snap One between March 2020 and March 2021, as compared to competing brands’ average NPS of -2. In addition to a strong position with our integrators as evidenced by our NPS, approximately 75% of our fiscal year 2020 e-commerce portal net sales came from integrators who have been our customers for at least five years (as represented by integrators whose first purchase was made in fiscal year 2015 or prior).
Add New DIFM Integrators in Home Technology, Security, Commercial and Internationally.   We are a market leader in our core domestic home technology market and our product portfolio and integrator support is designed to expand into attractive adjacent markets. We are utilizing our scale to make strategic investments focused on growing our network of integrators across home technology and the attractive security and commercial markets. We currently have an established presence in these markets with a track record of growth, and we believe we have a significant opportunity for future penetration. Today, we believe we transact with over 20% of addressable domestic integrators across the home technology, security, and commercial markets. We believe our differentiated value proposition will continue to attract new integrators to the Snap One integrated platform.
We also believe there is a meaningful opportunity to capture market share in non-U.S. markets. We expanded internationally with our acquisition of Control4 Corporation (“Control4”) in August 2019, and international net sales accounted for 11.6% and 12.0% of our net sales in fiscal year 2020 and the fiscal quarter ended March 26, 2021. Our international growth strategy is focused on expanding primarily in selected principally English-speaking markets, which could include Canada, the U.K., Australia and New Zealand. We plan to grow in these markets by investing in sales resources, broadening our available product portfolio, and strengthening our direct-to-integrator sales approach.
Continue to Invest in Our Integrated Platform.   Our end-to-end product and software ecosystem and technology-enabled workflow solutions create an integrated platform of leading offerings, which we believe drives significant value for our integrators and personalized, immersive experiences for end consumers. We have a proven track record of innovation through significant investments in research and development (“R&D”) to build and enhance our integrated platform over time. Our close relationship with our integrator base enables us to more effectively identify and enter attractive, high growth market segments and to continually enhance our products and software to deliver the best solutions for end consumers. We also leverage these relationships to introduce new and enhanced technology-enabled workflow solutions. These new and enhanced support services are designed to make it easier for our integrators to operate their businesses, creating a more efficient industry and stronger growth for Snap One.
Enhance Our Omni-Channel Strategy.   Our business model is built around an e-commerce centric, omni-channel go-to-market strategy. We provide a comprehensive e-commerce portal, which allows integrators to easily research products, design projects, receive training and certifications, order products, and solicit ongoing support. Our e-commerce portal is complemented by an extensive network of 26 local branches and seven distribution centers, as of March 26, 2021. For the twelve-month period ending March 26, 2021, we opened or acquired five net new local branches, and we expect to continue to expand our local branch presence in the future. The local branch presence is an important part of our strategy as it allows us to better serve integrators locally by providing same day product availability when necessary, creating a site for relationship building with our support team and for training and product demonstration sessions. We believe integrators value the relationships and support we can deliver at the local level, and this further increases their loyalty with our business across channels.
Execute Strategic Acquisitions.   In addition to our organic growth, we continue to grow our business through strategic acquisitions to better serve existing and new integrators, help broaden our product categories, and extend the geographic reach of our omni-channel capabilities. We have completed over ten acquisitions since 2015, representing an aggregate value of over $750.0 million, with the largest investment being the acquisition of Control4 in 2019.
On August 1, 2019, we completed our acquisition of Control4, a leading global provider of smart living solutions. This acquisition enabled Snap One to provide an end-to-end product offering and create a true one-stop shop for integrators. Additional benefits of the merger included increased innovation, simplified product integration, global distribution and leading customer service and support.
Our omni-channel strategy with a local branch presence enables us to capture additional spend with our existing integrators through new purchase occasions while also adding new integrators in local markets. In support of this strategy, we have completed four acquisitions of regional, value-added distribution businesses since 2018. These acquisitions have enabled us to complement our e-commerce portal with a geographically diversified footprint of local branches. We completed the acquisitions of Allnet, Inc. (“Allnet”) and Schireson Bros. Inc. dba Volutone Distributing Co. (“Volutone”) in 2018 to establish a presence in the Midwest and Southwest United States, respectively. In 2019, we completed the acquisitions of Marketing Representatives, Inc. (“MRI”) and Custom Plus Distributing, Inc. (“CPD”) to extend our coverage to the Northeastern and Pacific Northwest regions of the United States. We intend to continue to execute our local branch expansion strategy through a combination of organic openings and bolt-on acquisitions.
We will continue to pursue disciplined, accretive acquisitions that enhance our products, software and workflow solutions and expand into adjacent markets that allow us to serve our integrator base. Our network of third-party products as well as our close relationships with our integrators allow us to source a large pipeline of potential acquisition opportunities.
Impact of the COVID-19 Pandemic
The connected home market has fared well throughout the COVID-19 pandemic, as market data indicates that there has been an increase in the percentage of disposable income being spent on home-related goods and services as more of the working population has been staying at home. Furthermore, integration companies were deemed “essential workers” by the United States federal government, allowing a majority of integrators to remain open throughout the COVID-19 pandemic. Throughout the pandemic, we have supported professional integrators with their challenges, including staff considerations and the dynamic of practicing social distancing with their customers, to allow them to continue to provide their customers the infrastructure and connectivity needed to create personalized experiences for individuals and families who are spending more time at home.
Following initial demand declines for our products and services in March and April 2020, sales recovered as professional integrators’ services became increasingly important for homeowners working and seeking entertainment from home. Our favorable liquidity position, disciplined supply chain execution and inventory availability drove strong performance during fiscal year 2020. This has resulted in accelerated growth in our business and reinforced our mission-criticality to our integrators. This macroeconomic trend is favorably impacting our business results to date, but the possible sustained spread or resurgence of the pandemic, and any government response thereto, increases the uncertainty regarding future economic conditions upon which our future business depends.
Key Metrics and Reconciliation of Non-GAAP Financial Data
In addition to the measures presented in our consolidated financial statements, we use the following additional key business metrics to help us monitor the performance of our business, measure our performance, identify trends affecting our business and assist us in making strategic decisions:
Adjusted EBITDA and Adjusted Net Income
We define Adjusted EBITDA as net loss, plus interest expense, net, income tax benefit, depreciation and amortization, further adjusted to exclude equity-based compensation, acquisition- and integration- related costs and certain other non-recurring, non-core, infrequent or unusual charges as described below.
We define Adjusted Net Income as net loss plus amortization further adjusted to exclude equity-based compensation, acquisition- and integration-related costs and certain non-recurring, non-core, infrequent or unusual charges, including the estimated tax impacts of these adjustments.
Adjusted EBITDA and Adjusted Net Income are key measures used by management to understand and evaluate our financial performance, trends and generate future operating plans, make strategic decisions regarding the allocation of capital and analyze investments in initiatives that are focused on cultivating new markets for our products and services. We believe Adjusted EBITDA and Adjusted Net Income are useful measurements for analysts, investors and other interested parties to evaluate companies in our markets as they help identify underlying trends that could otherwise be masked by certain expenses that we do not consider indicative of our ongoing performance.
Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools. These measures are not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, Adjusted EBITDA and Adjusted Net Income may not be comparable to similarly titled metrics of other companies due to differences among the methods of calculation.
The following table presents a reconciliation of net loss to Adjusted EBITDA for the periods presented:
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	(in thousands)
Calculation of Adjusted EBITDA
Net loss	$(6,036)	$(19,018)	$(25,228)	$(34,461)
Interest expense	9,535	12,803	45,529	35,244
Income tax benefit	(763)	(4,316)	(4,351)	(13,357)
Depreciation and amortization	13,712	14,483	57,972	39,657
Other (income) expense	(213)	883	(1,827)	(1,048)
Equity-based compensation	1,060	1,362	4,284	3,673
Fair value adjustment to contingent value rights(a)	1,310	(300)	800	314
Acquisition- and integration-related costs(b)	14	3,478	5,341	20,179
Initial public offering costs(c)	1,711	—	542	—
Deferred revenue purchase accounting adjustment(d)	148	370	1,012	831
Deferred acquisition payments(e)	2,152	3,302	9,649	13,615

	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	(in thousands)
Other(f)	712	15	735	299
Adjusted EBITDA	$23,342	$13,062	$94,458	$64,946

The following table presents a reconciliation of net loss to Adjusted Net Income for the periods presented:
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	(in thousands)
Net loss	$(6,036)	$(19,018)	$(25,228)	$(34,461)
Amortization	11,888	11,875	47,491	31,488
Foreign currency (gains) loss	(48)	1,142	(172)	(1,101)
(Gain) loss on sale of business	—	—	(979)	561
Equity-based compensation	1,060	1,362	4,284	3,673
Fair value adjustment to contingent value rights(a)	1,310	(300)	800	314
Acquisition and integration related costs(b)	14	3,478	5,341	20,179
Initial public offering costs(c)	1,711	—	542	—
Deferred revenue purchase accounting adjustment(d)	148	370	1,012	831
Deferred acquisition payments(e)	2,152	3,302	9,649	13,615
Other(f)	690	(62)	760	225
Income tax effect of adjustments(g)	(3,855)	(4,856)	(15,189)	(15,630)
Adjusted Net Income	$9,034	$(2,707)	$28,311	$19,694

(a)
Represents noncash losses recorded from fair value adjustments related to contingent value right liabilities. Contingent value right liabilities represent potential obligations to the prior sellers in conjunction with the Investor’s acquisition of the Company in August 2017 and are based on estimates of expected cash payments to the prior sellers based on specified targets for the Investor’s return on its original capital investment.

(b)
Represents costs directly associated with acquisitions and acquisition-related integration activities. For fiscal year 2020 and the fiscal quarter ended March 27, 2020, the costs relate primarily to third-party consultant and information technology integration costs directly related to the Control4 acquisition. For fiscal year 2019, the costs primarily relate to third-party professional fees and integration costs related to the Control4 acquisition as well as similar costs incurred in connection with the MRI and CPD acquisitions. These costs also include certain restructuring costs (e.g., severance) and other third-party transaction advisory fees associated with the acquisitions.

(c)
Represents expenses related to professional fees in connection with preparation for our initial public offering.

(d)
Represents an adjustment related to the fair value of deferred revenue related to the Control4 acquisition.

(e)
Represents expenses incurred related to deferred payments to employees associated with our Control4 acquisition and other historical acquisitions. The deferred payments are cash retention awards for key personnel from the acquired companies and are expected to be paid to employees through 2022. Management does not believe such costs are indicative of our ongoing operations as they are one-time awards specific to acquisitions and are incremental to our typical compensation costs incurred and we do not expect such costs to be reflective of future increases in base compensation expense.

(f)
Represents non-recurring expenses primarily related to consulting and restructuring fees which management believes are not representative of our operating performance.

(g)
Represents the tax impacts with respect to each adjustment noted above after taking into account the impact of permanent differences using the statutory tax rate related to the applicable federal and foreign jurisdictions and the blended state tax rate.

Contribution Margin
We define Contribution Margin for a particular period as net sales less cost of sales, exclusive of depreciation and amortization, divided by net sales. Contribution Margin is a key measure used by management to understand and evaluate our financial performance, trends and generate future operating plans, make strategic decisions regarding the allocation of capital and analyze investments in initiatives that are focused on cultivating new markets for our products and services. We believe Contribution Margin is a useful measurement for analysts, investors and other interested parties to evaluate companies in our markets as they help identify underlying trends that could otherwise be masked by certain expenses that we do not consider indicative of our ongoing performance.
Contribution Margin has limitations as an analytical tool. This measure is not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, Contribution Margin may not be comparable to similarly titled metrics of other companies due to differences among the methods of calculation.
The following table presents the calculation of Contribution Margin:
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	($ in thousands)
Net sales	$220,468	$172,611	$814,113	$590,842
Cost of sales, exclusive of depreciation and amortization(a)	128,876	100,390	474,778	354,821
Net sales less cost of sales, exclusive of depreciation and amortization	$91,592	$72,221	$339,335	$236,021
Contribution Margin	41.5%	41.8%	41.7%	39.9%

(a)
Cost of sales, exclusive of depreciation and amortization for fiscal quarters ended March 26, 2021 and March 27, 2020 excludes depreciation and amortization of $13,712 and $14,483, respectively. Cost of sales, exclusive of depreciation and amortization for fiscal years 2020 and 2019 excludes depreciation and amortization of $57,972 and $39,657, respectively.

Free Cash Flow
We define Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment as well as purchases of information technology, software development and leasehold improvements). We believe it is useful to exclude capital expenditures from our Free Cash Flow in order to measure the amount of cash we generate because the timing of such capital investments made may not directly correlate to the underlying financial performance of our business operations. Free Cash Flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for financial information prepared in accordance with GAAP. In addition, Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences among methods of calculation. Free Cash Flow (as defined below) provides useful information to investors and others in understanding and evaluating our ability to generate additional cash from our business in the same manner as our management and board of directors. Free Cash Flow may be affected in the near to medium term by the timing of capital investments (such as purchases of information technology and other equipment and leasehold improvements), fluctuations in our growth and the effect of such fluctuations on working capital and changes in our cash conversion cycle due to increases or decreases of vendor payment terms as well as inventory turnover.

The following table presents a reconciliation of net cash provided by (used in) operating activities to Free Cash Flow for the periods presented:
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	(in thousands)
Net cash provided by (used in) operating activities	$(23,867)	$(13,675)	$64,227	$(4,099)
Purchases of property and equipment	(2,050)	(2,405)	(10,245)	(4,496)
Free Cash Flow	$(25,917)	$(16,080)	$53,982	$(8,595)
Basis of Presentation and Key Components of Results of Operations
Net Sales
We generate net sales by selling to our integrators hardware products both with and without embedded software, which are then resold to end consumers, typically in the installation of an audio/video, IT, smart-home, or surveillance-related package. We act both as a principal in selling proprietary products, and as an agent in selling certain third-party products through strategic partnerships with outside suppliers. In addition, we generate a small percentage of our revenue through recurring revenue from subscription services associated with product sales including hosting services, technical support, and access to unspecified software updates and upgrades. Revenue is recognized when the integrator obtains control of the product, which occurs upon shipment, in an amount that reflects the consideration expected to be received in exchange for those products net of estimated discounts, rebates, returns, allowances and any taxes collected and remitted to government authorities. Revenue allocated to subscription services is recognized over time as services are provided. See “Critical Accounting Policies and Estimates — Revenue Recognition”.
Cost of sales, exclusive of depreciation and amortization
Cost of sales, exclusive of depreciation and amortization includes expenses related to production of proprietary goods including raw materials and inbound freight, purchase costs for third-party products produced by strategic partners and sold by Snap One, rebates, inventory reserve adjustments and employee costs related to assembly services. The components of our cost of sales, exclusive of depreciation and amortization may not be comparable to our peers. The changes in our cost of sales, exclusive of depreciation and amortization generally correspond with the changes in net sales and may be impacted by any significant fluctuations in the components of our cost of sales, exclusive of depreciation and amortization.
Selling, general and administrative expenses
Selling, general and administrative costs include payroll and related costs, occupancy costs, costs related to warehousing, distribution, outbound shipping to integrators, warranty, purchasing, advertising, research and development, non-income-based taxes, equity-based compensation, acquisition-related expenses and other corporate overhead costs. We expect that our selling, general and administrative expenses will increase in future periods as we continue to grow, and due to additional legal, accounting, insurance and other expenses that we expect to incur as a result of being a public company, including compliance with the Sarbanes-Oxley Act.
Depreciation and amortization
Depreciation expense is related to investments in property and equipment. Amortization expense consists of amortization of intangible assets originating from our acquisitions. Acquired intangible assets include developed technology, customer related intangibles, trademarks and trade names. We expect in the near term that depreciation and amortization may increase based on our acquisition activity, development of our platform and capitalized expenditures.

Interest expense
Interest expense includes interest expense on debt, including the Revolving Credit Facility, the Initial Term Loan, and the Incremental Term Loan (each of which is described in more detail below under “— Liquidity and Capital Resources — Debt Obligations”), as well as the non-cash amortization of deferred financing costs.
Other (income) expense
Other (income) expense includes interest income, foreign currency remeasurement and transaction gains and losses.
Income tax benefit
We are subject to U.S. federal, state and local income taxes as well as foreign income taxes based on enacted tax rates in each jurisdiction, as adjusted for allowable credits and deductions. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As a result, we recognize tax liabilities based on estimates of whether additional taxes will be due.
Impacts of the Initial Public Offering
Impact of Debt Extinguishment
Assuming the net proceeds of approximately $228.4 million from the sale of shares of our common stock in this offering are used to repay a portion of the term loan outstanding under our Credit Agreement, plus accrued and unpaid interest thereon, as described in “Use of Proceeds,” we expect to incur a charge of $7.6 million related to the write-off of unamortized debt issuance costs. We also expect interest expense to be lower in future periods based on the reduction in debt.
Incremental Public Company Expenses
Following our initial public offering, we will incur significant expenses on an ongoing basis that we did not incur as a private company. Those costs include additional director and officer liability insurance expenses, as well as third-party and internal resources related to accounting, auditing, Sarbanes-Oxley Act compliance, legal and investor and public relations expenses. These costs will generally be selling, general and administrative expenses.
Stock-based Compensation Expense
In connection with this offering, we implemented a new long-term equity incentive plan to align our equity compensation program with public company plans and practices. See “Executive Compensation — 2021 Compensation Decisions — 2021 Incentive Plan” for additional details.
We will incur incremental stock-based compensation expense in the future related to restricted common stock and stock options issued to replace the outstanding unvested incentive awards currently held by our employees and certain contractors as well as awards issued to new participants in our incentive plans. We also may incur incremental stock-based compensation expense related to certain liquidity/realization event-based restricted shares and stock options held by certain members of management. Such awards have not vested, will not vest upon the consummation of this offering or are eligible to vest only if and when the Sponsors have achieved specified internal rates of return and a multiple on invested capital with respect to their investment in us. See Note 12, “Equity Agreements and Incentive Equity Plans,” to our audited consolidated financial statements included elsewhere in this prospectus for additional information on our stock-based compensation plans.

Results of Operations
The following table sets forth our results of operations and results of operations data expressed as a percentage of net sales for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.
	Fiscal Quarter Ended				Fiscal Year Ended
	March 26, 2021	% of Net sales	March 27, 2020	% of Net sales	December 25, 2020	% of Net sales	December 27, 2019	% of Net sales
	($ in thousands)
Net Sales	$220,468	100.0%	$172,611	100.0%	$814,113	100.0%	$590,842	100.0%
Costs and expenses:
Cost of sales, exclusive of depreciation and amortization	128,876	58.5%	100,390	58.2%	474,778	58.3%	354,821	60.1%
Selling, general and administrative expenses	75,357	34.2%	67,386	39.0%	267,240	32.8%	209,986	35.5%
Depreciation and amortization	13,712	6.2%	14,483	8.4%	57,972	7.1%	39,657	6.7%
Total costs and expenses	217.945	98.9%	182,259	105.6%	799,990	98.3%	604,464	102.3%
Income (loss) from operations	2,523	1.1%	(9,648)	(5.6)%	14,123	1.7%	(13,622)	(2.3)%
Other expenses (income):
Interest expense	9,535	4.3%	12,803	7.4%	45,529	5.6%	35,244	6.0%
Other (income) expense	(213)	(0.1)%	883	0.5%	(1,827)	(0.2)%	(1,048)	(0.2)%
Total other expenses	9,322	4.2%	13,686	7.9%	43,702	5.4%	34,196	5.8%
Loss before income tax benefit	(6,799)	(3.1)%	(23,334)	(13.5)%	(29,579)	(3.6)%	(47,818)	(8.1)%
Income tax benefit	(763)	-0.3%	(4,316)	(2.5)%	(4,351)	(0.5)%	(13,357)	(2.3)%
Net loss	(6,036)	(2.7)%	(19,018)	(11.0)%	(25,228)	(3.1)%	(34,461)	(5.8)%
Net loss attributable to noncontrolling interest	(22)	0.0%	(24)	0.0%	(344)	0.0%	(97)	0.0%
Net loss attributable to Company	$(6,014)	(2.7)%	$(18,994)	(11.0)%	$(24,884)	(3.1)%	$(34,364)	(5.8)%
Fiscal Quarter Ended March 26, 2021 Compared to the Fiscal Quarter Ended March 27, 2020
Net Sales
	Fiscal Quarter Ended		$ Change	% Change
	March 26, 2021	March 27, 2020
	($ in thousands)

Net Sales	$220,468	$172,611	$47,857	27.7%
Net sales increased by $47.9 million, or 27.7%, for the fiscal quarter ended March 26, 2021 compared to the fiscal quarter ended March 27, 2020 primarily due to increased demand as well as lower sales in late March of the prior year which was negatively impacted by significant demand decline due to the initial work stoppages caused by the COVID-19 pandemic.
Net sales within the United States increased by $39.6 million, or 25.6%, from $154.5 million in the first fiscal quarter of 2020 to $194.1 million in the first fiscal quarter of 2021. International net sales increased by $8.3 million in the first fiscal quarter of 2021, or 45.5%, from $18.1 million to $26.4 million. We experienced widespread growth in the United States across the majority of product categories and geographic regions. Growth was strong across all of our home technology, security, and commercial markets, primarily due to the increase in number of integrators transacting with us, as well as growth in spend per integrator. We also benefitted from the continued ramp of local branches, and the opening of five additional branches between the first quarter of 2020 and end of the first fiscal quarter of 2021. We experienced faster year over year growth internationally as demand in the first fiscal quarter of 2020 was more negatively impacted due to COVID relative to demand in the United States.
Cost of Sales, exclusive of depreciation and amortization
	Fiscal Quarter Ended		$ Change	% Change
	March 26, 2021	March 27, 2020
	($ in thousands)
Cost of Sales, exclusive of depreciation and amortization	$128,876	$100,390	$28,486	28.4%
As a percentage of net sales	58.5%	58.2%
Cost of sales, exclusive of depreciation and amortization increased $28.5 million, or 28.4%, for the first fiscal quarter of 2021 compared to the same fiscal quarter of 2020, driven by higher sales volumes. As a percentage of net sales, cost of sales, exclusive of depreciation and amortization increased to 58.5% in the first fiscal quarter of 2021 from 58.2% in the same fiscal quarter of 2020. The increase was primarily due to growth in our sales mix of third-party products in the first fiscal quarter of 2021 relative to the first fiscal quarter of 2020. Our third-party products typically have lower margins than our proprietary products. This resulted in Contribution Margin of 41.5% for the first fiscal quarter ended March 26, 2021, compared to 41.8% in the same fiscal quarter of 2020.
Selling, General and Administrative (“SG&A”) Expenses
	Fiscal Quarter Ended		$ Change	% Change
	March 26, 2021	March 27, 2020
	($ in thousands)
Selling, general and administrative expenses	$75,357	$67,386	$7,971	11.8%
As a percentage of net sales	34.2%	39.0%
Selling, general and administrative expenses increased $8.0 million, or 11.8%, in the first fiscal quarter of 2021 compared to the same fiscal quarter of 2020. Approximately half of the increase in SG&A expenses was due to increases in sales volume driving growth in variable expenses, such as outbound shipping, credit card processing fees, and warranty expense. The remaining increase in SG&A expenses is due to investments made in personnel, products and systems to support strategic growth initiatives, specifically the incremental local branches that have opened since the first fiscal quarter of 2020.
Depreciation and Amortization
	Fiscal Quarter Ended		$ Change	% Change
	March 26, 2021	March 27, 2020
	($ in thousands)
Depreciation and amortization	$13,712	$14,483	$(771)	(5.3)%
As a percentage of net sales	6.2%	8.4%
Depreciation and amortization expenses decreased by $0.8 million, or 5.3%, for the first fiscal quarter of 2021 as compared to the first fiscal quarter of 2020. Amortization expense associated with intangible assets acquired remained flat at $11.9 million in the first fiscal quarter of 2020 and 2021. Depreciation expense decreased approximately $0.8 million primarily due to certain software assets that became fully depreciated during fiscal year 2020.

Interest Expense
	Fiscal Quarter Ended		$ Change	% Change
	March 26, 2021	March 27, 2020
	($ in thousands)
Interest Expense	$9,535	$12,803	$(3,268)	(25.5)%
As a percentage of net sales	4.3%	7.4%
Interest expense decreased by $3.3 million, or 25.5%, for the first fiscal quarter of 2021 as compared to the first fiscal quarter of 2020. The decrease was primarily driven by lower average borrowing rates on our long-term debt and a lower average outstanding balance on our revolving credit facility in the first fiscal quarter of 2021 as compared to the first fiscal quarter of 2020. See Note 6 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for further information regarding interest expense.
Other (Income) Expense
	Fiscal Quarter Ended		$ Change	% Change
	March 26, 2021	March 27, 2020
	($ in thousands)
Other (income) expense	$(213)	$883	$(1,096)	(124.1)%
As a percentage of net sales	(0.1)%	0.5%
Other (income) expense decreased by $1.1 million, or 124.1%, for the first fiscal quarter of 2021 as compared to first fiscal quarter of 2020, primarily due to foreign currency gains resulting from favorable foreign currency movements in the U.K. and Australia.
Income Tax Benefit
	Fiscal Quarter Ended		$ Change	% Change
	March 26, 2021	March 27, 2020
	($ in thousands)
Income tax benefit	$(763)	$(4,316)	$3,553	(82.3)%
As a percentage of net sales	(0.3)%	(2.5)%
Income tax benefit decreased by $3.6 million, or 82.3%, for the first fiscal quarter of 2021 as compared to the first fiscal quarter of 2020. The effective tax rate changed from 18.5% in the first fiscal quarter of 2020 to 11.3% in the first fiscal quarter of 2021. The decrease in the effective tax rate in the first fiscal quarter of 2021 and the difference from the statutory rate was primarily the result of discrete items recognized related to one-time transaction costs and the adjustment of deferred tax liabilities and the benefit of certain tax credits.
Fiscal Year 2020 Compared to Fiscal Year 2019
Net Sales
	Fiscal Year Ended		$ Change	% Change
	December 25, 2020	December 27, 2019
	(in thousands)
Net Sales	$814,113	$590,842	$223,271	37.8%
Net sales increased by $223.3 million, or 37.8%, for fiscal year 2020 compared to fiscal year 2019. The primary driver of this growth in fiscal year 2020 was the full year benefit of acquisitions of MRI, CPD and

Control4 which occurred in fiscal year 2019. In addition to the full year benefit of the fiscal year 2019 acquisitions, we increased net sales growth through the opening of four new local branches and the ramp up of existing local branches, the continued realization in fiscal year 2020 of revenue synergies from the Control4 acquisition in August 2019 and overall widespread growth across most product categories as a result of increased end consumer spending in residential upgrades and construction in the second half of 2020. Growth was particularly strong across our home technology and security markets. The increase in net sales was partially offset by significant demand declines in March and April of 2020 due to the initial work stoppages caused by COVID-19. On a pro forma basis to give effect to the acquisitions of MRI, CPD and Control4 as if they had occurred on the first day of fiscal year 2019 our combined net sales in fiscal year 2019 would have been $763.8 million, Our net sales for fiscal year 2020 represents growth of 6.6% compared to the pro forma net sales for fiscal year 2019.
Net sales within the United States increased by $190.8 million, in fiscal year 2020, or 36.1%, from $528.6 million in fiscal year 2019 to $719.4 million in fiscal year 2020, largely due to the full year benefit of the MRI, CPD and Control4 acquisitions. International net sales increased $32.5 million in fiscal year 2020, or 52.2%, from $62.2 million in fiscal year 2019 to $94.7 million in fiscal year 2020 driven by the full year benefit of owning Control4, which is the primary contributor to our international net sales. International net sales primarily consist of sales activity in the United Kingdom, Australia and Canada.
Cost of Sales, exclusive of depreciation and amortization
	Fiscal Year Ended
	December 25, 2020	December 27, 2019	$ Change	% Change
	($ in thousands)
Cost of Sales, exclusive of depreciation and amortization	$474,778	$354,821	$119,957	33.8%
As a percentage of net sales	58.3%	60.1%
Cost of sales, exclusive of depreciation and amortization increased $120.0 million, or 33.8%, for fiscal year 2020 compared to fiscal year 2019 primarily due to sales growth, which included the full year impact of acquisitions completed in fiscal year 2019 including MRI, CPD and Control4. As a percentage of sales, cost of sales, exclusive of depreciation and amortization declined to 58.3% in fiscal year 2020 from 60.1% in fiscal year 2019. The decline was primarily due to the realization of the full year benefit of sales of lower cost proprietary control and lighting products added through the Control4 acquisition, which generated higher profitability relative to third-party products. On a pro forma basis to give effect to the acquisitions of MRI, CPD and Control4 as if they had occurred on the first day of fiscal year 2019, our combined cost of sales, exclusive of depreciation and amortization in fiscal year 2019 would have been $436.5 million.
Selling, General and Administrative (“SG&A”) Expenses
	Fiscal Year Ended
	December 25, 2020	December 27, 2019	$ Change	% Change
	($ in thousands)
Selling, general and administrative expenses	$267,240	$209,986	$57,254	27.3%
As a percentage of net sales	32.8%	35.5%
Selling, general and administrative expenses increased $57.3 million, or 27.3%, in fiscal year 2020 compared to fiscal year 2019 primarily as a result of the full year impact of acquisitions, along with other investments made in personnel, products and systems to support strategic growth initiatives. These increases in SG&A expenses were partially offset savings from a decline in travel and entertainment expenses and limited event marketing spend after the first quarter of fiscal year 2020, due to COVID-19 impacts. We also incurred lower transaction costs associated with acquisitions in fiscal year 2020 as compared to the prior year. As a percentage of net sales, SG&A expenses fell to 32.8% in fiscal year 2020 compared to 35.5% in fiscal year 2019.

Depreciation and Amortization
	Fiscal Year Ended
	December 25, 2020	December 27, 2019	$ Change	% Change
	($ in thousands)
Depreciation and amortization	$57,972	$39,657	$18,315	46.2%
As a percentage of net sales	7.1%	6.7%
Depreciation and amortization expenses increased by $18.3 million, or 46.2%, for fiscal year 2020 as compared to fiscal year 2019, primarily due to the customer relationships, trade name and technology intangible assets acquired as a result of the Control4 and other acquisitions in fiscal year 2019. Amortization expense associated with intangible assets acquired in fiscal year 2019 increased from $12.0 million in fiscal year 2019 to $28.2 million in fiscal year 2020. Depreciation expense increased approximately $2.3 million due to additional equipment, computers and leasehold improvements purchased in fiscal year 2020 associated with expansion of certain distribution and testing facilities, increased manufacturing and tooling equipment, and increased local branches driven by recent growth in our business. Additionally, depreciation expense in fiscal year 2020 includes the full-year impact of depreciation of property and equipment acquired in the Control4 and other acquisitions in fiscal year 2019.
Interest Expense
	Fiscal Year Ended
	December 25, 2020	December 27, 2019	$ Change	% Change
	($ in thousands)
Interest Expense	$45,529	$35,244	$10,285	29.2%
As a percentage of net sales	5.6%	6.0%
Interest expense increased by $10.3 million, or 29.2%, for fiscal year 2020 as compared to fiscal year 2019. The increase was primarily driven by higher average borrowings in fiscal year 2020 as well as higher amortization of deferred financing costs resulting from the issuance of additional long-term debt of $390.0 million in August 2019 to fund the Control4 acquisition. The above factors were partially offset by lower average borrowing rates in fiscal year 2020 as compared to fiscal year 2019. See Note 8 to our consolidated financial statements included in this prospectus for further information regarding interest expense.
Other Income
	Fiscal Year Ended
	December 25, 2020	December 27, 2019	$ Change	% Change
	($ in thousands)
Other income	$(1,827)	$(1,048)	$(779)	74.3%
As a percentage of net sales	(0.2)%	(0.2)%
Other income increased by $0.8 million, or 74.3%, for fiscal year 2020 as compared to fiscal year 2019, primarily due to a $1.0 million gain on sale of a business in fiscal year 2020.
Income Tax Benefit
	Fiscal Year Ended
	December 25, 2020	December 27, 2019	$ Change	% Change
	($ in thousands)
Income tax benefit	$(4,351)	$(13,357)	$9,006	(67.4)%
As a percentage of net sales	(0.5)%	(2.3)%

Income tax benefit decreased by $9.0 million, or 67.4%, for fiscal year 2020 as compared to fiscal year 2019. The effective tax rate changed from 28.4% in fiscal year 2019 to 14.9% in fiscal year 2020. The effective tax rate in fiscal year 2020 differs from the statutory rate primarily due to an increase in valuation allowances related to state and foreign net operating losses and certain state research and development credits that are not expected to be utilized in the future as well as a remeasurement adjustment of our net deferred tax liabilities. Research and development tax credits partially offset the decreases to the effective rate in fiscal year 2020. In fiscal year 2020, we generated a capital loss which is not expected to be utilized in the future and we have provided a full valuation allowance. In fiscal year 2019, the effective rate differs from the statutory rate primarily due to research and development tax credits, partially offset by changes in uncertain tax positions and valuation allowances. See Note 13 to our consolidated financial statements for a reconciliation of our effective income tax with the statutory rate for fiscal year 2020 and fiscal year 2019.
Immediately prior to the completion of this offering, we intend to enter into a tax receivable agreement that will provide for the payment by us to the TRA Participants of 85.0% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize, or are deemed to realize (calculated using certain assumptions), as a result of the utilization of our net operating losses, credits and other tax benefits subject to the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Please see “— Contractual Obligations — Tax Receivable Agreement” below.
Unaudited Quarterly Results of Operations Data and Other Data
The following tables show the unaudited quarterly consolidated statement of operations data and other data for each of the fiscal quarters in the year ended December 25, 2020 and the fiscal quarter ended March 26, 2021. The unaudited quarterly consolidated statements of operations data has been prepared on the same basis as our audited financial statements and include all adjustments, consisting of normal recurring adjustments, that are necessary for the fair presentation of financial information in accordance with U.S. GAAP. The sum of the quarterly periods may not equal full fiscal year or year-to-date amounts due to rounding. Our historical results are not necessarily indicative of the results that may be expected in the future, and results for the fiscal quarter ended March 26, 2021 are not necessarily indicative of results that may be expected for the full fiscal year or any other period. This data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus.
	Fiscal Quarter Ended
	March 26, 2021	December 25, 2020	September 25, 2020	June 26, 2020	March 27, 2020
		(in thousands)	(in thousands)
Consolidated Statement of Operations Data:
Net sales	$220,468	$226,107	$226,276	$189,119	$172,611
(Loss) income from operations	$2,523	$6,675	$11,815	$5,281	$(9,648)
Net (loss) income attributable to Company	$(6,014)	$(4,094)	$1,417	$(3,213)	$(18,994)
Per Share Data:
Net (loss) income per share, basic and diluted	$(0.10)	$(0.07)	$(0.02)	$(0.05)	$(0.33)
Non-GAAP metrics:
Adjusted EBITDA(1)	$23,342	$25,606	$31.381	$24,409	$13,062
Adjusted Net Income(1)	$9,034	$8,543	$14,815	$7,660	$(2,707)
Contribution Margin(1)	41.5%	41.6%	41.2%	42.2%	41.8%

(1)
Adjusted EBITDA, Adjusted Net Income and Contribution Margin are financial measures that are not calculated in accordance with U.S. GAAP. See “— Key Metrics and Reconciliation of Non-GAAP Financial Data” in this section above for information regarding our use of these non-GAAP financial measures and “— Non-GAAP Financial Measures” below for a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income as well as the calculation of Contribution Margin for the periods presented.

Non-GAAP Financial Measures
The following table presents a reconciliation of net loss to Adjusted EBITDA for the periods presented:
	Fiscal Quarter Ended
	March 27, 2020	June 26, 2020	September 25, 2020	December 25, 2020	March 26, 2021
	(in thousands)
Net loss	$(19,018)	$(3,229)	$1,403	$(4,384)	$(6,036)
Interest expense	12,803	11,742	11,330	9,654	9,535
Income tax (benefit) expense	(4,316)	(1,015)	(694)	1,674	(763)
Depreciation and amortization	14,483	14,500	14,368	14,621	13,712
Other (income) expense	883	(2,217)	(224)	(269)	(213)
Equity-based compensation	1,362	1,185	1,025	712	1,060
Fair value adjustment to contingent value rights(a)	(300)	(700)	1,300	500	1,310
Acquisition- and integration-related costs(b)	3,478	899	640	324	14
Initial public offering costs(c)	—	—	—	542	1,711
Deferred revenue purchase accounting adjustment(d)	370	280	193	169	148
Deferred acquisition payments(e)	3,302	2,933	2,038	1,376	2,152
Other(f)	15	31	2	687	712
Adjusted EBITDA	$13,062	$24,409	$31,381	$25,606	$23,342
The following table presents a reconciliation of net loss to Adjusted Net Income for the periods presented:
	Fiscal Quarter Ended
	March 27, 2020	June 26, 2020	September 25, 2020	December 25, 2020	March 26, 2021
	(in thousands)
Net loss	$(19,018)	$(3,229)	$1,403	$(4,384)	$(6,036)
Amortization	11,875	11,872	11,872	11,872	11,888
Foreign currency (gains) loss	1,142	(985)	(55)	(274)	(48)
Gain on sale of business	—	(979)	—	—	—
Equity-based compensation	1,362	1,185	1,025	712	1,060
Fair value adjustment to contingent value rights(a)	(300)	(700)	1,300	500	1,310
Acquisition- and integration-related costs(b)	3,478	899	640	324	14
Initial public offering costs(c)	—	—	—	542	1,711
Deferred revenue purchase accounting adjustment(d)	370	280	193	169	148
Deferred acquisition payments(e)	3,302	2,933	2,038	1,376	2,152
Other(f)	(62)	(46)	2	866	690
Income tax effect of adjustments(g)	(4,856)	(3,570)	(3,603)	(3,160)	(3,855)
Adjusted Net Income	$(2,707)	$7,660	$14,815	$8,543	$9,034

(a)
Represents noncash losses recorded from fair value adjustments related to contingent value right liabilities. Contingent value right liabilities represent potential obligations to the prior sellers in conjunction with the Investor’s acquisition of the Company in August 2017 and are based on estimate of expected cash payments to the prior sellers based on specified targets for the Investor’s return on its original capital investment.

(b)
Represents costs directly associated with acquisitions and acquisition-related integration activities related primarily to third-party consultant and information technology integration costs directly related to the Control4 acquisition.

(c)
Represents expenses related to professional fees in connection with preparation for our initial public offering.

(d)
Represents an adjustment related to the fair value of deferred revenue related to the Control4 acquisition.

(e)
Represents expenses incurred related to deferred payments to employees associated with our Control4 acquisition and other historical acquisitions. The deferred payments are cash retention awards for key personnel from the acquired companies and are expected to be paid to employees through 2022. Management does not believe such costs are indicative of our ongoing operations as they are one-time awards specific to acquisitions and are incremental to our typical compensation costs incurred and we do not expect such costs to be reflective of future increases in base compensation expense.

(f)
Represents non-recurring expenses primarily related to consulting and restructuring fees which management believes are not representative of our operating performance.

(g)
Represents the tax impacts with respect to each adjustment noted above after taking into account the impact of permanent differences using the statutory tax rate related to the applicable federal and foreign jurisdictions and the blended state tax rate.

The following table presents the calculation of Contribution Margin:
	Fiscal Quarter Ended
	March 27, 2020	June 26, 2020	September 25, 2020	December 25, 2020	March 26, 2021
	($ in thousands)
Net sales	$172,611	$189,119	$226,276	$226,107	$220,468
Cost of sales, exclusive of depreciation and amortization(a)	100,390	109,243	133,131	132,014	128,876
Net sales less cost of sales, exclusive of depreciation and amortization	$72,221	$79,876	$93,145	$94,093	$91,592
Contribution Margin	41.8%	42.2%	41.2%	41.6%	41.5%

(a)
Cost of sales, exclusive of depreciation and amortization for fiscal quarters ended March 27, 2020, June 26, 2020, September 25, 2020, December 25, 2020 and March 26, 2021 excludes depreciation and amortization of $14,483, $14,500, $14,368, $14,621 and $13,712, respectively.

Liquidity and Capital Resources
Sources of Liquidity
Our primary sources of liquidity are net cash provided by operating activities and availability under our Credit Agreement. We assess our liquidity in terms of our ability to generate adequate amounts of cash to meet current and future needs. Our expected primary uses on a short-term and long-term basis are for working capital requirements, capital expenditures, geographic or service offering expansion, acquisitions, debt service requirements and other general corporate purposes. Our primary working capital requirements are for the purchase of inventory, payroll, rent, other facility costs, distribution costs and general and administrative costs. Our working capital requirements fluctuate during the year, driven primarily by seasonality and the timing of inventory purchases. Following this offering, our principal liquidity requirements will also include payments under our tax receivable agreement. Our capital expenditures are primarily related to infrastructure-related investments, including investments related to upgrading and maintaining our information technology systems, ongoing location improvements (joint design and manufacturing tooling), expenditures related to our distributions centers, and new location openings. We expect to fund capital expenditures from net cash provided by operating activities.
We have historically funded our operations and acquisitions primarily through internally generated cash on hand and our Credit Facilities, except for the acquisition of Control4 which was partially funded by a capital contribution from the Investor.

Working Capital, Excluding Deferred Revenue
The following table summarizes our cash, cash equivalents, accounts receivable and working capital, which we define as current assets minus current liabilities excluding deferred revenue, for the periods indicated:
	As of
	March 26, 2021	December 25, 2020	December 27, 2019
	(in thousands)
Cash and cash equivalents	$48,943	$77,458	$33,177
Accounts receivable, net	56,313	49,363	46,226
Working capital, excluding deferred revenue	162,456	141,476	134,319
Our cash and cash equivalents as of March 26, 2021 are available for working capital purposes. We do not enter into investments for trading purposes, and our investment policy is to invest any excess cash in short term, highly liquid investments that reduce the risk of principal loss; therefore, our cash and cash equivalents are held in demand deposit accounts that generate very low returns.
We believe that our existing cash and cash equivalents, together with expected cash flow from operating activities, will be sufficient to fund our operations and capital expenditure requirements for the next 12 months. Beyond the next 12 months, our primary capital requirements primarily consist of required principal and interest payments on long-term debt and lease payments under non-cancelable lease commitments as further described in Notes 8 and 14 to our consolidated financial statements included elsewhere in this prospectus. If cash provided by operating activities and borrowings under our Credit Agreement are not sufficient or available to meet our short and long-term capital requirements, then we may consider additional equity or debt financing in the future. There can be no assurance debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Our sources of liquidity could be affected by factors described under “Risk Factors” elsewhere in this prospectus.
Debt Obligations
On August 4, 2017, our wholly-owned subsidiary, Wirepath LLC (the “Borrower”) entered into a Credit Agreement (the “Credit Agreement”) with various financial institutions consisting of a Revolving Credit Facility that provided for borrowings of up to $50.0 million, and an Initial Term Loan in the amount of $265.0 million. The Revolving Credit Facility matures on August 4, 2022, and the Initial Term Loan matures on August 4, 2024. We can elect that loans under the Revolving Credit Facility and Initial Term Loan be alternate base rate loans or LIBOR-based loans, each at the published interest rates, plus the applicable margin as further discussed below. We have elected LIBOR-based loans in each instance.
On February 5, 2018, the Credit Agreement was amended to reduce the applicable interest rate margin on the Revolving Credit Facility and Initial Term Loan by 0.75 percentage points each. On October 31, 2018, the Credit Agreement was amended for a second time to increase the Initial Term Loan principal to $292.4 million, with a reduction of 0.50 percentage points to the applicable interest rate margin on the Revolving Credit Facility and Initial Term Loan. On August 1, 2019, the Credit Agreement was amended for a third time to provide an Incremental Term Loan in the amount of $390.0 million and increase commitments under the Revolving Credit Facility to $60.0 million. Borrowings under the Revolving Credit Facility and term loans bear interest at a variable rate, at the Borrower’s option, of either (i) a eurodollar rate based on LIBOR for a specific interest period plus an applicable margin, subject to a eurodollar rate floor of 0.00%, or (ii) an alternate base rate plus an applicable margin, subject to a base rate floor of 0.00%. Interest on the Revolving Credit Facility and the term loans is payable quarterly in arrears with respect to alternate base rate loans and payable on the last day of each applicable interest period (or, in the case of an interest period in excess of three months, on three-month intervals of the first day of such interest period) with respect to eurodollar rate loans. The margins for the Revolving Credit Facility range from 3.50% to 4.00% per annum for eurodollar rate loans and 2.50% to 3.00% per annum for alternate base rate loans, depending on the applicable first lien secured leverage ratio. The margins for the Initial Term Loan are fixed at 4.00% per annum for eurodollar rate loans and 3.00% per annum for alternate base rate loans. The margins for the

Incremental Term Loan are fixed at 4.75% per annum for eurodollar rate loans and 3.75% per annum for alternate base rate loans. Unused commitments under the Revolving Credit Facility are subject to a commitment fee ranging from 0.25% to 0.50% depending on the applicable first lien secured net leverage ratio.
The LIBOR-based rate for the Revolving Credit Facility and the Initial Term Loan is LIBOR (0.22% and 0.25% as of December 25, 2020 and March 26, 2021, respectively), plus the applicable margin (4.00% as of December 25, 2020 and March 26, 2021), amounting to an effective rate of 4.22% as of December 25, 2020 and 4.25% as of March 26, 2021, in each case. The LIBOR-based rate for the Incremental Term Loan is LIBOR (0.22% and 0.25% as of December 25, 2020 and March 26, 2021, respectively), plus the applicable margin (4.75% as of December 25, 2020 and March 26, 2021), amounting to an effective rate of 4.97% as of December 25, 2020 and 5.0% as of March 26, 2021.
On December 31, 2018, we purchased an interest rate cap to guard against unexpected increases in LIBOR to which our debt instruments are tied. Pursuant to the agreements, we have capped LIBOR at 3.55% with respect to the aggregate notional amount of $189.6 million, decreasing by scheduled principal payments on the Initial Term Loan through the expiration of the agreements in December 2021. In the event LIBOR exceeds 3.55%, we will pay interest at the capped rate plus the applicable margin. In the event LIBOR is less than 3.55%, we will pay interest at the prevailing LIBOR rate plus the applicable margin. The asset is recorded at fair value.
The term loans amortize in fixed equal quarterly installments in an amount equal to 1.0% per annum of the total aggregate principal amount thereof immediately after borrowing, with the balance due at maturity. We may voluntarily prepay loans or reduce commitments under the Credit Agreement, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty (subject to customary exceptions). We may be required, with certain exceptions, to make mandatory payments under the Credit Agreement using a percentage of our annual excess cash flows or net proceeds from any non-ordinary course asset sales or certain debt issuances, if any.
The Borrower’s obligations under the Credit Agreement are guaranteed by its direct parent company, our wholly owned subsidiary Crackle Purchaser LLC (formerly known as Crackle Purchaser Corp.) and each of the Borrower’s current and future direct and indirect subsidiaries other than (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) immaterial subsidiaries and (v) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including the capital stock of subsidiaries (subject to certain exceptions).
The Credit Agreement contains various customary affirmative and negative covenants. The financial covenants we are measured against are consolidated earnings before interest, taxes, depreciation and amortization, adjusted for allowable add-backs specified in the Credit Agreement (“consolidated EBITDA”), and associated ratios, as defined in the Credit Agreement. We were in compliance with such covenants as of December 25, 2020 and March 26, 2021.
In addition, the Revolving Credit Facility is subject to a first lien secured net leverage ratio of 8.15 to 1:00, tested quarterly if, and only if, the aggregate principal amount from the revolving facility loans, letters of credit (to the extent not cash collateralized or backstopped or, in the aggregate, not in excess of the greater of $5.0 million and the stated face amount of letters of credit outstanding on the initial closing date of the Credit Agreement) and swingline loans outstanding and/or issued, as applicable, exceeds 35.0% of the total amount of the Revolving Credit Facility commitments.
As of December 25, 2020, the Company had no borrowings under the Revolving Credit Facility, $286.5 million outstanding under the Initial Term Loan and $386.1 million outstanding under the Incremental Term Loan. As of March 26, 2021, we had no borrowings under the Revolving Credit Facility, $285.8 million outstanding under the Initial Term Loan and $385.1 million outstanding under the Incremental Term Loan.

Historical Cash Flows
The following table sets forth our cash flows for fiscal year 2019 and fiscal year 2020:
	Fiscal Quarter Ended		Fiscal Year Ended
	March 26, 2021	March 27, 2020	December 25, 2020	December 27, 2019
	(in thousands)
Net cash provided by (used in) operating activities	$(23,867)	$(13,675)	$64,227	$(4,099)
Net cash used in investing activities	(2,479)	(2,383)	(9,566)	(588,602)
Net cash (used in) provided by financing activities	(2,146)	45,087	(10,863)	617,904
Operating Activities
Net cash used in operating activities increased $10.2 million from $13.7 million in the first fiscal quarter of 2020 to $23.9 million in the first fiscal quarter of 2021. The increase in net cash used in operating activities was driven primarily by a net decrease in cash of $26.7 million related to changes in working capital. These decreases were partially offset by improvements in net loss as adjusted for non-cash activities in the first fiscal quarter of 2021 as compared to the same period of the prior year.
Net cash provided by operating activities increased by $68.3 million from net cash used of $4.1 million in fiscal year 2019 to net cash provided of $64.2 million in fiscal year 2020. The increase primarily resulted from a decrease in net loss as adjusted for non-cash items as well as actions taken to improve working capital in response to the COVID-19 pandemic. The increase in cash generated in fiscal year 2020 was attributable to growth of our overall business, the full year benefit of operations from the acquisitions of MRI, CPD and Control4, including lowered transaction costs, as well as a decline in travel and entertainment and event marketing spend due to the COVID-19 impacts. Additionally, we significantly improved our working capital position in light of the COVID-19 pandemic by increasing focus on collections of accounts receivable, managing inventory levels, and negotiating extended payment terms with vendors, resulting in increased cash flow from operations in fiscal year 2020.
Investing Activities
Net cash used in investing activities increased from $2.4 million in the first fiscal quarter of 2020 to $2.5 million in the first fiscal quarter of 2021. Net cash used in investing activities for both periods was primarily driven by purchases of property and equipment.
Net cash used in investing activities decreased by $579.0 million from $588.6 million in fiscal year 2019 to $9.6 million in fiscal year 2020. Net cash used in investing activities in fiscal year 2020 primarily consisted of $10.2 million of capital expenditures for equipment, computers and leasehold improvements. Net cash used in investing activities in 2019 included $584.2 million associated with the acquisitions of MRI, CPD and Control4 as well as $4.5 million of capital expenditures. See Note 3 to our consolidated financial statements included elsewhere in this prospectus for further discussion of our acquisitions.
Financing Activities
Net cash used in financing activities was $2.1 million in the first fiscal quarter of 2021 as compared to net cash provided by financing activities of $45.1 million in the first fiscal quarter of 2020, a decrease of $47.2 million. The decrease was primarily due to proceeds from our revolving credit facility of $47.4 million in the prior year which included cash borrowings taken in order to enhance our liquidity during the COVID-19 outbreak. See Note 6 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Net cash used in financing activities decreased by $628.8 million from net cash provided of $617.9 million in fiscal year 2019 to net cash used of $10.9 million in fiscal year 2020. Net cash used in financing activities in fiscal year 2020 included $6.8 million of payments on long-term debt and net payments of $5.0 million on our Revolving Credit Facility. In fiscal year 2019, net cash provided by financing activities was driven by proceeds of $390.0 million from the issuance of the Incremental Term Loan and $255.0 million in capital contributions both of which were related to the acquisition of Control4. We also paid $20.2 million in debt issuance costs associated with the Incremental Term Loan and $4.0 million in net payments on our Revolving Credit Facility in fiscal year 2019. See Note 8 to our consolidated financial statements included elsewhere in this prospectus for further discussion of our debt obligations.
Off-Balance Sheet Arrangements
As of December 25, 2020 and March 26, 2021, we had off-balance sheet arrangements totaling $4.9 million related to our outstanding letters of credit as further described in Note 8 to our consolidated financial statements and Note 6 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Contractual Obligations
Contractual Obligations and Commitments Table
Significant contractual obligations and commercial commitments as of December 25, 2020 are as follows:
	Payments due by period
	Total	<1 years	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Long-term debt obligations(1)	$672,608	$21,149	$13,648	$637,811	$—
Interest payments(2)	111,685	31,555	61,547	18,583	—
Operating leases(3)	41,998	11,400	15,042	10,936	4,620
Total	$826,291	$64,104	$90,237	$667,330	$4,620

(1)
Represents contractual principal payments on our term loan debt obligations as of December 25, 2020.

(2)
Represents estimated interest payments on our term loan debt obligations calculated using the applicable interest rate as of December 25, 2020 as well as the letter of credit and commitment fees for the unused portion of our revolving credit facility. The payments due by period do not consider amounts which may be payable under the excess cash flow provisions under the term loans. The estimate does not reflect future borrowings on our revolving credit facility.

(3)
Represents non-cancellable lease payments on our operating lease obligations as of December 25, 2020.

Tax Receivable Agreement
In connection with this offering, we expect to be able to utilize net operating losses and certain other tax benefits that arose prior to or in connection with this offering and are therefore attributable to our TRA Participants. These tax benefits will reduce the amount of tax that we would otherwise be required to pay in the future. Therefore, we will enter into a tax receivable agreement that will provide for the payment by us to the TRA Participants of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize, or are deemed to realize (calculated using certain assumptions), as a result of the utilization of our net operating losses and other tax benefits subject to the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We expect to benefit from the remaining 15% of cash tax savings, if any, in income tax we realize. With respect to certain pre-IPO owners that are not TRA Participants, we intend to pay a cash dividend of approximately $13.1 million to the Investor, which will be used in part to pay such pre-IPO owners for their interests in the sum of (i) the current fair market value of the tax receivable and (ii) the total cash distribution that will be made to such pre-IPO owners in lieu of their participation in the tax receivable agreement. A portion of the cash distribution to pre-IPO owners in lieu of their participation in the tax receivable agreement are subject to vesting requirements and will be held in escrow. Distributions made to pre-IPO owners which are not subject to vesting requirements will be recorded as an expense in the period the distributions are made. Distributions made to pre-IPO owners which are subject to vesting requirements will be recorded to expense over the remaining estimated service period. The cash distribution will be in addition to any payments we make under the tax receivable agreement and will not reduce the amounts we will otherwise be required to pay under the tax receivable agreement.
For purposes of the tax receivable agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of the Company (calculated with certain assumptions, including the use of an assumed state and local income tax rate to calculate tax benefits) to the amount of such taxes that the Company would have been required to pay without giving effect to the tax benefits subject to the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, or we exercise our right to terminate the tax receivable agreement for an amount based upon certain assumptions, we breach any of our material obligations under the tax receivable agreement, whether as a result of a failure to make any payment when due, failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the tax receivable agreement in a case commenced under the federal bankruptcy laws or otherwise, upon the occurrence of certain bankruptcy or insolvency proceedings involving us, or upon certain changes of control. In the case of an acceleration event or change of control, all obligations generally will be accelerated and due as if we had exercised our right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including the amount, character and timing of our income. We will be required to pay 85.0% of the cash tax savings, if any, as and when realized. If we do not have taxable income, we are not required (absent circumstances requiring an early termination payment, other acceleration of our obligations under the tax receivable agreement or a change of control) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been realized. However, unutilized deductions that do not result in realized benefits in a given tax year as a result of insufficient taxable income may be applied to taxable income in future years and accordingly would impact the amount of cash tax savings in such future years and the amount of corresponding payments under the tax receivable agreement in such future years.
We anticipate that we will account for the effects of these tax benefits and associated payments under the tax receivable agreement arising from future realized tax savings as follows:
•
as of the date the agreement is entered into, we expect to have deferred tax assets recorded for certain of the tax benefits subject to the agreement based on enacted federal tax rates and an assumed state and local tax rate;

•
we will record a liability for the estimated payments expected to be made pursuant to the agreement based on enacted federal tax rates and an assumed state and local tax rate at the date the agreement is entered into and any liability recognized will be accounted for as a reduction of additional paid-in capital;

•
to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•
the effects of changes to our estimate of payments to be made under the tax receivable agreement including changes due to subsequent changes in enacted tax rates, will be included in net income.

We expect that the payments that we may make under the tax receivable agreement will be material. See “Certain Relationships and Related Party Transactions — Tax Receivable Agreement.”
Contingent Valuation Rights (“CVRs”)
In connection with the acquisition of Snap One by the Investor, we issued CVRs to the sellers. Each CVR gives the holder the ability to earn cash payments based on the return of the Investor’s original investment hitting stated thresholds in relation to the proceeds received from disposition of the Investor’s initial ownership units, which collectively entitle the sellers to receive from us, in certain circumstances, payments in an aggregate of up to $25 million. The CVRs were issued at two thresholds. The first CVR is payable to the holders when the Investor’s return on investment grows to between 2.25 and 2.5 times the Investor’s original investment. The second CVR is payable to the holders when the Investor’s return on investment grows to between 2.5 and 2.67 times the Investor’s original investment. The Company records CVR obligations at fair value utilizing the Black-Scholes option-pricing model. Adjustments to the fair value of CVR liabilities are included in selling, general and administrative expenses in our consolidated statement of operations.
Seasonality
Our business experiences a moderate amount of seasonality. Sales activity is generally highest in the second quarter when our outdoor solutions, which include outdoor audio, video, surveillance and access points, come into season. Sales continue to be strong in the third and fourth quarters due to end consumers’ desire to complete home projects prior to the Thanksgiving and Christmas holidays, followed by a modest slowdown in sales activity in the first quarter due to reduced integrator activity following the holiday season. Additionally, we generally experience a modest sales lift at the end of each calendar quarter as integrators seek to meet loyalty program spend thresholds.
Critical Accounting Estimates and Policies
Our accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales, expenses and related disclosures during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, and to the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. Our most critical accounting policies are summarized below. There were no significant changes to our critical accounting policies and estimates for fiscal year 2020 or fiscal year 2019.
Revenue Recognition
We sell hardware products to professional integrators, who then resell the products to end consumers, typically in the installation of an audio/video, information technology, smart-home or surveillance-related package. In certain instances, we sell specific products directly to end consumers. Our products consist of hardware products with and without embedded software, as well as third-party products. We provide services associated with product sales including the ability to access our hosted OvrC application (“hosting”), technical support, subscription services and access to unspecified software updates and upgrades. The OvrC application provides customers and integrators with a cloud-based remote management and monitoring platform to assist end consumers. These services are typically provided at no additional charge to the customer.
For product sales, revenue is recognized when the integrator or, in the case of direct sales, customer obtains control of the product, which occurs upon shipment, in an amount that reflects the consideration expected to be received in exchange for those products. For services, revenue is recognized ratably over the contract period in an amount that reflects the consideration expected to be received in exchange for those services as the integrator or customer receives such services on a consistent basis throughout the contract period. The technical support represents a series of distinct performance obligations that have the same pattern of transfer to the integrator or customer, and thus are recognized as a single performance obligation ratably over the estimated life of the related product.
Our contracts with integrators, distributors and retailers can include promises to transfer multiple products and services. Determining whether multiple products and services are considered distinct performance obligations that should be accounted for separately rather than as a combined performance obligation can require significant judgment.

For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation based on the relative standalone selling price (“SSP”). Judgment is required to determine the SSP for each distinct performance obligation that is not sold separately, including technical support, customer reward programs, unspecified software updates and upgrades and hosting. In instances where SSP is not directly observable, the primary method used to estimate the SSP is the expected cost plus an estimated margin approach, under which we forecast the expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct service based on margins for similar services sold on a standalone basis.
For hardware products sold with embedded software, the products are dependent on, and highly interrelated with, the underlying software, and accounted for as a single performance obligation with revenue recognized at the point in time when control is transferred to the integrator or customer, which is at the time the product is shipped. In cases where there is more than one performance obligation, a portion of the transaction price is allocated to hosting, unspecified software updates and upgrades and technical support based on a relative stand-alone selling price method, as these services are provided at no additional charge. The allocated transaction price and corresponding revenue is deferred at the time of sale and recognized ratably over the estimated life of the related devices as this method best depicts the progress towards the completion of the related performance obligation.
We offer a subscription service that allows end consumers to control and monitor their homes remotely and allows the end consumer’s respective integrator to perform remote diagnostic services. With a subscription, the integrator simultaneously receives and consumes the benefits provided by us throughout the subscription period as we make the service available for use. There is a single performance obligation associated with the subscription services and the related revenue is deferred and recognized ratably over the contract period, which is typically one year, as this method best depicts the progress towards the completion of the related performance obligation.
We generate our revenue from the sale of products and services primarily as a principal, and for certain third-party product sales, as an agent. We have determined that it is the agent for such third-party product sales where the supplier is the party responsible for ensuring fulfillment of the orders, has the obligation to mitigate any issues the customers may have with the products and has the discretion in establishing the price for the products. In such cases, we do not control the promised good before it is transferred. We record sales for which we act as an agent on a net basis.
We have various customer rewards programs (“marketing incentive programs”), which enable participants to earn points for qualifying rewards. The points are redeemed for rewards, including various prizes or product credits for future purchases. The marketing incentive programs provide the integrator or customer a material right and gives rise to a separate performance obligation. The related revenue and expense incurred are recognized at the time of redemption, expiration or forfeiture, as that is the point at which the performance obligation related to this incentive program is satisfied.
Certain integrators or customers may receive cash-based incentives or credits (“volume rebates”) which are accounted for as variable consideration. We record reductions to revenue for integrator incentives at the time of the initial sale, which is based on estimates of the sales volume customers will reach during the measured period. Revenue is recognized net of estimated discounts, rebates, returns, allowances and any taxes collected from integrators or customers, which are subsequently remitted to governmental authorities. We estimate the reduction to sales and cost of sales for returns based on current sales levels and historical return trends.
Share-Based Compensation
In August 2017, the Investor entered into an amended and restated limited partnership agreement and unitholders’ agreement. These agreements, among other things, established the distribution rights and allocation of profits and losses associated with membership units of the Investor.
In October 2017, the Investor approved the 2017 Incentive Plan. The 2017 Incentive Plan established the terms and provisions for grants of certain Incentive Units to employees, officers, directors, consultants and advisors of Snap One containing service-based and/or market-based vesting criteria. We recognize equity-based compensation expense on a straight-line basis over a five-year period (generally the requisite service-based vesting period subject to the grantee’s continued employment or service) in the consolidated financial statements based on the estimated fair value of the award on the grant date. For Incentive Units with service-based and market-based vesting criteria, compensation expense is recognized if the requisite service is rendered, regardless of whether the market condition is satisfied.
The grant date fair value of all Incentive Units is estimated using the Black-Scholes option pricing model and is not remeasured. The pricing model requires assumptions, which include the expected holding period, the risk-free rate of return, the expected dividend yield, discount for lack of marketability and expected volatility of the units over the expected life, which significantly impacts the fair value. We account for forfeitures as they occur.
The expected term of the Incentive Units is based on evaluations of historical and expected future employee behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date. The discount for lack of marketability is estimated using a put option model to reflect the lower value placed on securities that are not freely transferrable. Volatility is based on the historical volatility of several public entities that are similar to the Company, as our stock is privately held and not traded on an exchange or over-the-counter market.
Income Taxes
We file a consolidated federal income tax return as well as state, local and foreign tax jurisdiction filings where we are required to file income tax returns. We account for income taxes and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or the income tax returns. Under this method, deferred income tax assets and liabilities are recognized based on the differences between the consolidated financial statement amounts and income tax basis of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. See Note 13 to our consolidated financial statements included elsewhere in this prospectus.
We record liabilities for income tax positions taken, or expected to be taken, when those positions are deemed uncertain to be upheld upon examination by taxing authorities. Interest and penalties, if incurred, would be recorded within the income tax provision in the accompanying consolidated statements of operations.
Business Combinations
All of our acquisitions have been accounted for under ASC 805, Business Combinations. Accordingly, the accounts of the acquired companies, after adjustments to reflect fair values assigned to assets and liabilities, have been included in the consolidated financial statements from their respective dates of acquisition. We record purchase price in excess of amounts allocated to identifiable assets and liabilities as goodwill. Goodwill includes, but is not limited to, the value of the workforce in place, ability to generate profits and cash flows, and an established going concern.
Customer relationships have been valued using the multi-period excess earnings method, a derivative of the income approach. The multi-period excess earnings method estimates the discounted net earnings attributable to the customer relationships that were acquired after considering items, such as possible customer attrition. Estimated useful lives were determined based on the length and trend of projected cash flows. The length of the projected cash flow period was determined based on how quickly the customer relationships are expected to amortize, which is based on our historical experience in renewing and extending similar customer relationships and future expectations for renewing and extending similar existing customer relationships. The useful life of the customer relationships intangible assets represents the number of years over which we expect the customer relationships to economically contribute to the business.
The trade names have been valued using the relief from royalty method under the income approach to estimate the cost savings that will accrue to us, which we would otherwise have to pay royalties or license fees on revenue earned through the use of the assets. Estimated useful lives were determined based on management’s estimate of the period the name will be in use.
Technology has been valued using the relief from royalty method to value technology related to three major categories: Other Home Automation, Lighting, and Speakers. The relief from royalty method, a derivative of the income approach, was used to estimate the cost savings that will accrue to us, which we would otherwise have to pay royalties or license fees on revenue earned through the use of the asset. Estimated useful lives were determined based on management’s estimate of the period the technology will be in use.
Inventories, Net
Inventory is stated at the lower of cost or net realizable value, cost being determined under the moving-average method of inventory, first-in, first-out (FIFO) basis of inventory and specific identification basis of inventory. Inventory costs include the net acquisition cost from the factory, the cost of transporting the product to our warehouses and product assembly costs. Reserves for slow-moving and obsolete inventories are provided on historical experience, inventory aging and product demand. Our reserve estimates require us to make assumptions based on the current rate of sales, age, salability of inventory and profitability of inventory, all of which may be affected by changes in our product mix and consumer preferences. We do not believe there is a reasonable likelihood that there will be a material change in the assumptions we use to calculate our inventory reserves. However, if actual results are not consistent with our estimates and assumptions, we may be exposed to losses or gains that could be material. We evaluate the adequacy of these reserves and make adjustments to reserves, as required.
Goodwill and Intangible Assets
Goodwill and identifiable indefinite-lived intangible assets are tested for impairment annually as of the end of the third quarter of each fiscal year, or more frequently upon the occurrence of certain events or substantive changes in circumstances that indicate impairment is more likely than not.
In assessing potential goodwill impairment, we may first assess qualitative factors to determine whether events or circumstances indicate it is more likely than not that the fair value of our net assets is less than the carrying amount of our single reporting unit. If the qualitative factors indicate it is more likely than not that the fair value of net assets is less than its carrying amount, we perform a quantitative impairment test. In the quantitative assessment, we compare the fair value of the reporting unit to its carrying value. We estimate the fair value of the reporting unit using generally accepted valuation techniques which include a weighted combination of income and market approaches. The income approach incorporates a discounted future cash flows analysis with key assumptions in the cash flow model for future net sales, operating costs, working capital changes, capital expenditures and a discount rate that approximates our weighted-average cost of capital. The market approach considers our results of operations and information about our publicly traded competitors, such as earnings multiples, making adjustments to the selected competitors based on size, strengths and weaknesses, as well as publicly announced acquisition transactions.
Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and projections of future operating performance. If these assumptions differ materially from future results, we may record impairment charges in the future.
We performed annual impairment tests for goodwill and indefinite lived intangible assets on September 25, 2020 and September 27, 2019, and concluded that there was no impairment.
We review identifiable definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For fiscal years 2020 and 2019, we determined that there were no indicators of impairment relating to identifiable definite lived intangible assets.
Warranties
We provide assurance-type warranties on most of our proprietary products covering periods that vary between one year and the lifetime of the product. The warranties cover products that are defective under normal conditions of use and are in-line with industry standards. We estimate the costs that may be incurred under these warranties and record the liability at the time product sales are recorded. The warranty liability is primarily based on historical failure rates and costs to repair or replace the product, including any necessary shipping costs.
Contingent Valuation Rights (“CVRs”)
In connection with the acquisition of Snap One by the Investor, we issued CVRs to the sellers. Each CVR gives the holder the ability to earn cash payments based on the return of the Investor’s original investment hitting stated thresholds in relation to the proceeds received from disposition of the Investor’s initial ownership units. The CVRs were issued at two thresholds. The first CVR is payable to the holders when the Investor’s return on investment grows to between 2.25 and 2.5 times the Investor’s original investment. The second CVR is payable to the holders when the Investor’s return on investment grows to between 2.5 and 2.67 times the Investor’s original investment. The Company records CVR obligations at fair value utilizing the Black-Scholes option-pricing model. Adjustments to the fair value of CVR liabilities are included in selling, general and administrative expenses in our consolidated statement of operations.
Quantitative and Qualitative Disclosures about Market Risk
Our earnings and financial position are exposed to financial market risk, including those resulting from changes in interest rates and market concentration risk.
Interest Rate Risk
We are subject to interest rate risk in connection with our Credit Agreement. As of December 25, 2020, we had $672.6 million outstanding under the term loan portion of the Credit Agreement. The term loans bear interest at variable rates. After taking into account our interest rate caps: (i) an increase of 100 basis points in the variable rates on the amounts outstanding under the Credit Agreement as of December 25, 2020 would have increased annual cash interest in the aggregate by approximately $7.1 million; and (ii) a decrease of 100 basis points in the variable rates would have decreased annual cash interest in the aggregate by approximately $5.8 million. Please refer to “— Liquidity and Capital Resources — Debt Obligations” for information regarding the interest rate cap agreement that we entered into to guard against unexpected increases in LIBOR on a portion of our variable-rate term loans and limit our exposure to interest rate variability.
Foreign Currency Exchange Risk
Substantially all of our net sales and operating expenses are currently denominated in U.S. dollars. An immediate 10% increase or decrease in the relative value of the U.S. dollar as compared to other currencies in the foreign jurisdictions in which we operate would not have a material effect on our operating results.
Recent Accounting Pronouncements
Refer to Note 2 to our consolidated financial statements included elsewhere in this prospectus for information regarding recently issued accounting pronouncements.
Emerging Growth Company Status
We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are not otherwise applicable to public companies. These provisions include, but are not limited to:
•
being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•
not being required to comply with the auditor attestation requirements on the effectiveness of our internal controls over financial reporting;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion of critical audit matters);
•
reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including in this prospectus; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the completion of this offering occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion, or we issue more than $1.0 billion of nonconvertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you receive from other public companies in which you hold stock.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards until those standards apply to private companies pursuant to 17 C.F.R. Section 200.83. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended, upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.
Internal Controls Over Financial Reporting
As an emerging growth company, we are still in the process of developing our internal processes and procedures to accommodate our rapid growth in recent years. In the course of preparing the consolidated financial statements that are included elsewhere in this prospectus, our management determined that we have a material weakness in our internal controls over financial reporting. This material weakness primarily relates to our failure to design and maintain effective controls over certain information technology (“IT”) general controls for information systems and applications that are relevant to the preparation of our consolidated financial statements. The IT deficiencies that management is aware of relate to change management and access controls and, when aggregated, could impact effective segregation of duties as well as the effectiveness of IT-dependent controls. The deficiencies could result in a misstatement of one or more account balances or disclosure potentially leading to a material misstatement to the annual or interim consolidated financial statements which may not be prevented or timely detected and, accordingly, management determined that these control deficiencies constitute a material weakness.
We have concluded that this material weakness in our internal controls over financial reporting occurred because, prior to this offering, we were a private company and did not have the internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.
In order to remediate this material weakness, we have taken and plan to take the following actions:
•
continuing to hire personnel with public company experience and providing additional training for our personnel on internal controls as our company continues to grow;

•
implementing additional controls and processes, including those that operate at a sufficient level of precision and frequency or that evidence the performance of the control;

•
implementing processes and controls to better identify and manage segregation of duties;

•
considering system enhancements to reduce reliance on manual processes; and

•
engaging an external advisor to assist with evaluating and documenting the design and operating effectiveness of internal controls and assisting with the remediation of deficiencies, as necessary.

We and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal controls over financial reporting as of December 25, 2020 or any prior period in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

BUSINESS
Our Vision
Bringing together people, integrators and products to deliver joy, connectivity and security in our everyday lives.
Company Overview
Snap One powers smart living by enabling professional integrators to deliver seamless experiences in the connected homes and small businesses where people live, work and play. The combination of our end-to-end product ecosystem and our technology-enabled workflow solutions, which we refer to as our “Only Here” strategy, delivers a compelling value proposition to our loyal and growing network of over 16,000 professional do-it-for-me (“DIFM”) integrators. We believe that Only Here can integrators access a leading, comprehensive suite of products and software solutions that enable a “one-stop shop” experience. Only Here can integrators support their customers via our industry-leading remote management software platform, which reaches approximately 345,000 active homes and businesses as of March 26, 2021. Only Here can integrators enjoy the convenience of an e-commerce centric, omni-channel offering to support their workflow. Only Here can our third-party product partners efficiently access our expansive integrator network and integrate into the broader Snap One product and software ecosystem. By partnering with Snap One, integrators can focus on their trade and leverage the tools and infrastructure that we deliver to build thriving and profitable businesses. We believe our Only Here value proposition becomes embedded into integrators’ workflow throughout the project lifecycle, creating re-occurring spending patterns that strengthen our integrator relationships and enhance our revenue visibility across our integrator base. Snap One was founded by integrators for integrators and we believe our Only Here experience makes us integrators’ partner of choice.
Our world has become technology-centric. The home’s evolving importance as a place to live, work and play, is fueling accelerated investment in smart living solutions. The smart living market continues to develop and currently reflects a highly fragmented set of point products and services from a broad universe of industry participants. While continued innovation drives consumer awareness of smart living experiences, it also creates significant complexity and challenges for end consumers and professionals seeking immersive, integrated and supported systems. As a result, end consumers are increasingly turning to professionals to design, install, configure and enable personalized, user-friendly smart living experiences. Similarly, we believe professional integrators are seeking to standardize on technology-enabled platforms that enable them to operate successful businesses and to deliver high-quality smart living solutions for their customers.
Snap One is the partner of choice for professional integrators. Our leading end-to-end ecosystem of over 2,800 proprietary SKUs, alongside a curated set of third-party products, provides differentiated portfolio depth and the convenience of a “one-stop shop” experience for our integrators. Our industry-leading software solutions enhance the interoperability of our products and enable our emerging portfolio of value-added, subscription-based services sold to end consumers. We are vertically integrated, with approximately 70% of fiscal year 2020 net sales coming from our proprietary-branded, internally developed products that are only available to integrators directly from Snap One. These proprietary products are manufactured on an asset-light basis through our network of contract manufacturing and joint development suppliers located primarily in Asia and support our strong net sales of $814.1 million and Contribution Margin of 41.7%, in each case during fiscal year 2020. In addition, we support our integrators with a comprehensive suite of technology-enabled workflow solutions. We engage with our integrators on an omni-channel basis, blending the benefits of our comprehensive e-commerce portal with the convenience of our local branch network for same-day product availability. We support our integrators throughout the entire lifecycle of their projects from pre-sale product research and system design to post-installation end consumer support via our proprietary OvrC software, which enables integrators to remotely manage, configure and troubleshoot devices in the field. We believe our solutions make it easier for professional integrators to operate and profitably grow their businesses, contributing to increased retention and wallet share growth with us over time. We believe our Only Here value proposition creates entrenched relationships and re-occurring spending patterns with our integrators. We believe these favorable integrator dynamics yield an attractive financial profile with a high degree of visibility into integrators’ spending patterns.

Our Market Opportunity
The world has become more connected, with technology touching everything we do. The continued evolution, enhancement, and ease of use of connected technology is providing homeowners and businesses access to previously unimagined experiences. With this unprecedented access and growing demand, end consumers are now faced with overwhelming complexity as they try to select dozens of devices out of the thousands of available point products to create the experiences they desire.
The growing global residential and commercial technology market is comprised of Do-it-Yourself (“DIY”) and Do-It-For-Me (“DIFM”) end consumer spend, which Frost & Sullivan estimates is expected to grow at a 9.3% compound annual growth rate from $329.2 billion in 2020 to $513.1 billion in 2025.
The DIFM sub-market that we serve is distinct from the DIY sub-market, and is characterized by consumers with higher expectations, more complicated projects, higher disposable income, and use of professionals in other parts of their lives. DIFM consumers typically spend $10,000 to $20,000 for professional integrators to design, select the best products, and install and configure these systems. Each of these projects represents an opportunity for Snap One to provide the products the integrator needs to serve their customers.
Consumers’ increasing desire to have an integrated, turnkey, easy-to-use system is expected to drive growth in the DIFM sub-market of the market across home technology, security, and commercial; Frost & Sullivan estimates that integrator spend in the domestic DIFM sub-market (consisting of home technology, security, and commercial) will grow at an 8.7% compound annual growth rate from $43.0 billion in 2020 to $65.2 billion in 2025.
We believe the following trends will continue to accelerate the global home technology market and to support the increasing importance of the DIFM integrator to deliver the experiences that end consumers seek.
Increasing Awareness and Adoption of Smart Living Solutions
Consumer adoption of smart living solutions continues to rise, driven by increasing access to high-speed internet service and growth in smart connected devices, streaming services, voice assistants and simple and unified control experience. Well-known technology leaders such as Alphabet, Amazon and Apple have created innovative and affordable point products that have broadened access to entry level smart living experiences and increased interest in the full potential of the home. The desire to be able to control your sound volume through a traditional remote control has evolved into an expectation that lighting, temperature, music, entertainment, security, consumer appliances and more respond to a user’s needs proactively or create a bespoke experience with the single push of an icon on an app or a voice command. According to Statista, smart home penetration in the United States is expected to increase to 57% in 2025 from 37% in 2020, and we believe consumers will increasingly demand more complete and complex systems.
Growing Desire for Entertainment, Security, Comfort and Energy Efficiency in the Home
Now more than ever before, people live, work and play at home. As a result, there is a growing demand to enhance the at-home experience with immersive, simple, integrated and supported products and systems. For example, end consumers want:
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High-end home entertainment systems to support direct-to-streaming movie releases;

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Multi-room audio systems to stream and listen to their favorite music from any place with the click of a button on their phone;

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Home security and video surveillance with smart phone and tablet accessibility to help ensure their family stays safe;

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Smart lighting, shades, heating and cooling systems to manage their environment and make their home more energy efficient;

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Reliable whole-home networks that ensure connectivity for multiple simultaneous uses by the entire family such as video conferencing indoors while streaming a movie in the backyard; and

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Intuitive and flexible control solutions unify the interactive experience in the home.

Consumer Pain Points Driving Increasing Need for Professional Integrators
The direct-to-consumer smart living product category is highly fragmented, with thousands of disparate, unintegrated point products across multiple categories resulting in an experience that is often frustrating, complicated and time-intensive for the end consumer. Mass market DIY products are intended to meet single-point tasks, and are not generally designed to seamlessly integrate across multiple manufacturers into a fully personalized smart living solution, nor to meet the exacting needs of high-end purchasers. In addition, end consumers lack awareness of all the mission critical infrastructure, networking and control products, and the software required to create an integrated system, and also lack the time and expertise to install and troubleshoot these products. We believe a large and growing segment of end consumers want the best available smart living experience and they are willing to pay for professional assistance to create a fully integrated, comprehensive system and to maintain, service, and upgrade their systems over time. We believe the importance of integrators will continue to grow as they become an increasingly critical specialist to end consumers.
Challenges for Integrators Driving Need for a Partner that is a One-Stop Shop for All Their Needs
The typical integrators we serve are small- to medium-sized businesses that enable smart living. They are experts at designing, installing, and servicing complex, fully-integrated connected home and business systems, which include products such as audio, video, surveillance, lighting, home automation, and more for both homeowners and commercial customers. These integrators serve DIFM consumers who typically spend $10,000 to $20,000 per job. In addition, integrators do not typically hold inventory, requiring them to place multiple orders to procure the products and software needed for each job.
Due to their small size, integrators often face significant challenges to meet the needs of their end customers and run their businesses efficiently. These challenges include tracking thousands of products across multiple suppliers needed for each job, keeping up with the latest product trends, and understanding how to install, integrate, and support these highly complex and evolving technologies. As a result, integrators need a partner that can serve as a one-stop shop for the products, software, tools, and training that they need day in and day out to efficiently operate their businesses and deliver great experiences for end consumers.
Our Differentiated Solution
We believe our integrated platform of products, software, and technology-enabled solutions that are embedded into the integrator’s workflow is unmatched in the industry. We simplify the challenges associated with designing a smart living system and enable our integrators to create optimal solutions that are cohesive, functional, and efficient. Every decision we make is through the lens of helping integrators run their business more efficiently while delivering immersive smart living experiences. This results in a long-term partnership in our shared mission to bring joy, connectivity and security into end consumers’ everyday lives.
Our End-to-End Product Ecosystem
We provide integrators with a leading, comprehensive suite of connected, infrastructure, entertainment, and software solutions so the entire smart living experience is exceptional for the end consumer. Our product and service offerings encompass all of the design elements required by integrators to build integrated smart living systems that are easy to install and simple to manage, serving the needs of both integrators and end consumers. Our deep relationships with our integrators provides us the real-time feedback that allows us to continuously improve our offerings.
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Proprietary Products and Software.   We have developed a broad range of over 2,800 proprietary SKUs that encompass the spectrum of solutions needed to deliver integrated smart living systems. These products and software are sold under our proprietary brands such as Araknis, Control4, and Wattbox and are only sold through Snap One with confidential wholesale prices that allow integrators to maximize their profitability. Our products and software are designed to meet the unique needs of both the integrator and the DIFM end consumer. We do this by delivering a high quality and reliable cross-category integrated solution that connects easily to our proprietary solutions and third-party products. In addition, our solutions have built-in firmware to allow for a high degree of configurability with useful management tools, which make it easy for integrators to provide mission critical post-installation support. Through our proprietary software, Control4 OS3 and OvrC, we allow integration with thousands of products manufactured by hundreds of third-party manufacturers and our products are compatible with connected devices from leading brands such as Alphabet, Amazon and Apple, allowing end consumers to enjoy and control their integrated Snap One system with the products and devices they know and love.
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Third-Party Products.   In addition to our proprietary solutions, we have partnered with and sell a curated set of leading third-party products from brands such as Alphabet, Amazon, KEF, Klipsch, Lutron, Samsung, Sony, Sonos, Ubiquiti and Yamaha, which provide our integrators a one-stop shop for their product needs. We believe this increases the value we deliver to our integrators, grows the usage of our technology-enabled workflow solutions, and drives integrator retention and growth. Our third-party product offerings also deliver significant value to our third-party partners. We provide these third-party partners with differentiated access to our expansive network of integrators through our omni-channel model and compatibility with our leading software solutions, which ensures those products can be seamlessly integrated into a system and easily supported after installation.

Our Technology-Enabled Workflow Solutions
Our differentiated technology and software-enabled workflow tools have been designed to support the integrator throughout the project lifecycle, enhancing their operations and helping them to profitably grow their businesses. We believe our suite of embedded solutions is truly unique, further differentiating Snap One from the rest of the smart living market, and driving stickiness and wallet share growth with integrators.
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Integrator Job Lifecycle Service and Support.   We provide comprehensive certification and award-winning training and support services, enabling integrators’ ongoing success and business efficiency. Our comprehensive services are delivered through multiple channels, including through our cloud software, on our e-commerce portal and at our local branches, and encompass every step of the integrator job lifecycle from research and training through post-installation support. For example, we have remote management solutions that enable continuous end consumer system monitoring and management and significantly reduce or eliminate time-consuming and costly post-installation troubleshooting for the integrator. Additionally, we have a dedicated team of technical experts who help integrators with product awareness, product training and on-the-job troubleshooting support to ensure the best solutions are delivered in the right way to end consumers. We believe the 16 CE Pro Quest for Quality Awards we won in 2021 are a testament to the value of our service and support programs for integrators.

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Cloud-Based Software.   We have developed a suite of proprietary cloud-based software solutions that are embedded in the integrator’s workflow through the lifecycle of a project and enable remote management and monitoring of connected devices after installation. Our Control4 Composer tool provides an easy-to-use interface that helps integrators configure highly customized control systems for end consumers. OvrC is a free, cloud-based software, which enables integrators to remotely monitor, troubleshoot and manage connected devices on a system. While OvrC is free to integrators, we utilize its strong functionality and presence with end consumers to enable Parasol, which is our subscription-based remote monitoring service for end consumers. By utilizing these software tools, integrators can significantly increase efficiency by reducing the need for service calls and ensuring that their customers’ mission-critical systems are installed properly and supported thereafter, resulting in continuous highly personalized, immersive experiences.

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Omni-Channel Model.   We provide a comprehensive e-commerce portal for smart living, which is tailored to allow integrators to research products, design projects, receive training and certifications, order products, and solicit ongoing support. It provides targeted content and compelling stories to drive meaningful interactions with integrators who typically visit the portal ten times to research, train, design, and build an estimate for each purchase they ultimately make. We supplement our e-commerce portal with a growing footprint of 26 local branches as of March 26, 2021. These local branches are key to supporting our growth strategy and delivering additional value to integrators by ensuring they can receive critical products on a same-day basis to support project requirements, while attending in-person trainings and using local demonstration rooms to test new products.
The integration of our end-to-end product and software ecosystem and technology-enabled workflow solutions drives industry-leading efficiency for our integrators. Our tools support efficient integration, empowering our integrators to focus on the next install, rather than on maintaining the last install. We believe we set the industry standard for ease of use for integrators, which we believe drives loyalty and increased use of our platform over time. During fiscal year 2020, our net dollar retention rate was over 100% for domestic integrators, highlighting the re-occurring nature of our business model as integrators continue to do business with Snap One. For domestic integrators who purchased from us in fiscal year 2019, “net dollar retention” is the fiscal year 2020 spend of those integrators divided by their fiscal year 2019 spend.
Our Competitive Strengths
We believe the following competitive strengths distinguish us from our competitors and position us for continued leadership in enabling connectivity in the home:
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Partner of Choice for Smart Living Integrators.   Snap One was founded by integrators for integrators. We designed our integrated platform through the lens of the integrator to enhance their operations by simplifying the product purchasing experience and delivering high-quality products at a good value, while at the same time providing technology-enabled tools and support services to help them run their businesses more efficiently. We believe our ability to deliver both the product breadth and technology solutions that support the integrator’s workflow is unique in our category. Snap One is a leading partner for professional integrators, transacting with over 20% of the domestic DIFM market. We believe our strong position with integrators is supported by our industry-leading NPS of 55 among domestic integrators who have purchased from Snap One between March 2020 and March 2021, compared to competing brands’ average NPS of -2. In addition to a strong position with our integrators as evidenced by our NPS, approximately 75% of our fiscal year 2020 e-commerce portal net sales came from integrators who have been our customers for at least five years (as represented by integrators whose first purchase was made in fiscal year 2015 or prior). We are passionate about providing integrators the best products, software, and technology-enabled workflow solutions to allow them to deliver entertainment security, comfort, and energy efficiency experiences to their customers.

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Self-Reinforcing Flywheel Drives Re-Occurring Growth.   We believe our significant scale combined with our high frequency, re-occurring and multi-layered relationship with our integrators drives profitable growth and a deep, up to the minute understanding of the evolving needs of integrators and end consumers. This scale and insight fuels our investment in the sales experience and innovation across our end-to-end product and software ecosystem and our differentiated technology-enabled workflow solutions, which further reinforces our strong integrator relationships. This creates a self-reinforcing flywheel and is the key engine of our re-occurring revenue and growth. As we innovate, we make the integrator more efficient and provide end consumers with solutions and experiences that enhance the places they live, play, and work. This in turn helps accelerate industry adoption, which drives strong growth for Snap One as integrators continue to return to us for all smart living needs project after project.

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End-to-End Ecosystem of Products and Software.   We have built an end-to-end ecosystem across a broad portfolio of proprietary products and software that integrate with leading third-party products. Our over 2,800 proprietary SKUs, which represented over 70% of our fiscal year 2020 net sales, are sold under exclusive brands and in many cases are acknowledged as best in their category by industry groups. In addition to our proprietary products, we sell and integrate with a curated set of leading third-party products from brands such as Alphabet, Amazon, KEF, Klipsch, Samsung, Sony, Sonos, Ubiquiti and Yamaha, which have the capability to integrate into the broader Snap One product and software ecosystem. With our full suite of infrastructure, connected, entertainment, and software solutions that deliver great experiences to end consumers, integrators can find everything they need in one place and deliver high-quality, reliable, and configurable smart living systems to end consumers.

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Innovation to Drive Continuous Improvement.   We have a proven track record of innovation through significant investments in research and development (“R&D”) to build a robust, integrated platform of proprietary products, software, and technology-enabled workflow solutions that power the smart living experience. Our product and software development process fosters an innovation feedback loop whereby we utilize the user and integrator feedback and learnings from our cloud software to continually enhance existing solutions to meet the demands of the connected homes and businesses of tomorrow. We believe this feedback loop combined with our joint-development model of partnering with manufacturers around the latest technologies, allow us to rapidly and efficiently bring new technology to market with lower R&D risk to Snap One. As of March 26, 2021, we had over 100 active issued patents and over 100 trademarks protecting our proprietary brands. Our strong product and software development engine is supported by a team of over 275 product development employees and 135 software engineers who have helped us introduce 450 new hardware and software releases on average per year during fiscal years 2020 and 2019.
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Technology-Enabled Solutions Embedded in the Integrator Workflow Make it Easier to Do Business.    Our mission is to empower integrators to make it easier for them to profitably grow their businesses and deliver best-in-class immersive experiences to end consumers. Our scale allows us to continue to invest in and develop differentiated technology tools that are embedded into the integrator’s workflow to support their needs throughout the project lifecycle. Our e-commerce platform has rich content to inform product research, design tools to enhance project planning, training materials and installation guides, and a robust forum where integrators can learn about and discuss solutions and technical issues before and during installation. We supplement this content with an experienced team of customer and technical support employees, receiving the Quest for Quality Awards of Best Customer Service (#1 Platinum) and Best Technical Support (#2 Gold) in 2021. We also offer a suite of proprietary cloud-based software solutions. These solutions include Composer, which allows integrators to configure the logic rules of a connected home or business and OvrC, which gives integrators the ability to manage all connected devices remotely post install without a service call; and OvrC Home, which allows integrators to use software to give the power of the typical support functions directly to end consumers. We believe these technology tools and services drive robust stickiness as integrators build their businesses around these capabilities and train their employees to use our software and products.

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E-Commerce Driven, Omni-Channel Strategy.   Our business model is built around an e-commerce centric, omni-channel go-to-market strategy. We provide a comprehensive e-commerce portal, which allows integrators to easily research products, design projects, receive training and certifications, order products, and solicit ongoing support. Our e-commerce portal is complemented by an extensive network of 26 local branches and seven distribution centers, as of March 26, 2021. For the twelve months ended March 26, 2021, we opened or acquired five net new local branches, and we expect to continue to expand in the future. The local branch presence is an important part of our strategy as it allows us to better serve integrators locally by providing same day product availability when necessary, while creating a site for relationship building, training and product demonstration sessions. We believe integrators value the relationships and support we deliver at the local level, and this further increases their loyalty with our business across channels.

Our Growth Strategy
We believe that end consumers need a professionally integrated platform for the next generation of smart living spaces that consists of the best products, services and software to deliver personalized, immersive experiences. The following are the central pillars to our growth strategy that we believe will enable us to provide integrators and end consumers with the solutions and workflow tools that will power the smart living spaces of tomorrow:
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Consistent Innovation with New Products and Software Solutions.   Our award-winning products and software and shared product development model are key drivers of our success to date. Our close relationship with our integrator base and learnings from our cloud-based software provide a continuous feedback loop to drive ongoing product and software enhancements. As integrators acquire and install our products and software solutions, they are consistently providing us with feedback on their experience and the experience of the end consumer. This feedback has enabled us to identify and enter attractive market segments such as speakers and networking, develop new products, and improve existing products. We will continue to invest in enhancing our product suite and bolstering our underlying software, and developing technologies to make integrators more efficient, which is critical to delivering the best solutions for our integrators and end consumers.
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Drive Wallet Share Gains with Existing Integrators.   While our network of over 16,000 domestic DIFM integrators that we transact with is large, we believe we have a significant wallet share expansion opportunity with our existing integrator base. Across our entire base of domestic integrators, we capture on average approximately $40,000 of annual spending and those integrators purchase on average approximately eight different product categories from us. Over time, we typically grow integrators’ wallet share with us, as exemplified by the top ten percent of our domestic integrators spending on average approximately $240,000 annually across approximately 17 different product categories with us. This is compared with Frost & Sullivan’s estimate of over $600,000 in average annual product spend for all domestic integrators. This suggests we have significant room to grow sales by increasing wallet share with existing integrators. Average wallet share with our integrators varies across DIFM markets, with particular strength in home technology, and demonstrated success in commercial and security. In a survey conducted by Frost & Sullivan, integrators indicated that on average they purchase product from twelve sources, and approximately 20% of respondents indicated that Snap One was their most used source for installation equipment from March 2020 to March 2021, more than twice the share of the next highest source. As we continue to expand our omni-channel coverage, extend our product suite, bolster our support services, and create deeper integration across our products, we believe we will be able to drive continued wallet share gains by making it compelling for integrators to use Snap One as their primary one-stop shop.

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Grow Our Network of Integrators.   We have a leading market share within our core domestic home technology market, and our product portfolio and integrator support is designed to expand into attractive adjacent markets. We are making investments to grow our network of integrators across home technology and the attractive security and commercial markets, where we have low market penetration today, given that our network consists of over 16,000 of the over 70,000 domestic DIFM integrators. According to Frost & Sullivan, integrator spend in the domestic DIFM security and commercial markets represented more than $36.2 billion in 2020 and is expected to grow to more than $52.8 billion in 2025, representing a compound annual growth rate of 7.8%. We expanded internationally with our merger with Control4, and international net sales accounted for 11.6% of our net sales in fiscal year 2020. According to Frost & Sullivan, the integrator spend in the international DIFM (consisting of home technology, security, and commercial) market in 2020 was more than $106.2 billion.

To support the expansion of our integrator network, we continue to invest in the build-out of our local branch footprint in attractive markets. By expanding this local branch footprint, we are able to attract new integrators locally across home technology, security and commercial as well as better serve existing integrators with enhanced services and support. In addition, we believe the market for continued geographic expansion represents a significant opportunity for Snap One given our modest presence outside North America today.
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Efficiently Expand Our Software Solutions and Subscription-Based Revenue Models. As we expand our penetration of connected homes and businesses domestically, we will continue to invest in the expansion of existing and development of new subscription-based services. Given the reach of OvrC with approximately 345,000 active homes and businesses on the platform as of March 26, 2021, we can efficiently reach a large base of potential end consumers for subscription-based services.

We see a significant opportunity to grow our Parasol remote management services business, which is powered by OvrC. Parasol is a subscription-based service sold to homeowners and small businesses through integrators for access to a continuous remote support service to troubleshoot devices on their network. We also aim to invest in and expand our penetration of the subscription-based 4Sight service that is enabled by our Control4 software, which allows homeowners and small businesses to remotely access and control their smart living system from any place at any time. For example, using 4Sight, a homeowner can remotely unlock their security gate to allow for a critical package delivery while at work and re-lock the gate once the delivery is complete. We believe our leadership position and expanding presence in the home will allow us to develop new high margin, recurring software-driven services.

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Continue to Pursue Accretive Acquisitions. Our disciplined acquisition strategy is core to our growth with past acquisitions complementing our product suite and expanding our nationwide coverage. Over the last five years, we have successfully completed and integrated more than ten acquisitions targeting new products and geographies and enhancing our workflow solutions. We will continue to pursue future acquisitions that selectively enhance our products, software and workflow solutions and expand into adjacent markets that allow us to serve our integrator base. We believe our network of third-party products as well as our close relationships with our integrators allow us to source a large pipeline of potential acquisition opportunities.

Our Integrated Platform
Our end-to-end product and software ecosystem and technology-enabled workflow solutions create an integrated platform of leading offerings, which drives significant value for our integrators and personalized, immersive experiences for end consumers.
Our End-to-End Product Ecosystem
Our leading portfolio of interconnected products (both proprietary as well as a curated selection of third-party products) and software solutions help connect, control, entertain and power homes and businesses. We sell over 2,800 proprietary SKUs and our brands received 36 #1 or #2 CE Pro Brand Leader Awards in 2021 of CE Pro’s 62 identified sub-categories in the audio, video, networking/connectivity, control and automation, home enhancements, security and integrator support categories. In addition to our comprehensive suite of proprietary products, our curated portfolio of third-party products (including brands like Alphabet, Amazon, KEF, Klipsch, Samsung, Sony, Sonos, Ubiquiti and Yamaha) provides integrators with the resources to deliver comprehensive, personalized smart living systems for end consumers.
Our connected products, including our third-party products, integrate with one another through our software connectivity solutions. Our full product portfolio is also compatible with connected devices from leading brands like Alphabet, Amazon and Apple. End consumers receive superior control, functionality, and support when they hire an integrator that partners with Snap One. Our systems and deep relationships with integrators allow us to collect real-time feedback to guide our product development process, helping ensure that we provide the most effective products for our integrators to serve their needs.
Our Products
We sell products under exclusive brands that are only sold through Snap One, as well as leading third-party products, to provide our end consumers with personalized smart living solutions. We sell unique and functional consumer-facing products, along with innovative infrastructure solutions to enable customized and efficient installation for our integrators. Our products are designed to meet the needs of professional integrators and the distinct consumer segment they serve by delivering reliability, a high degree of configurability, useful management tools and great experiences that delight consumers and make it easy for integrators to provide post-installation support. We also have confidential wholesale prices that allow integrators to price projects based on the premium service they provide and avoid detailed negotiations based on item level pricing. Our comprehensive proprietary and third-party product portfolio provides a one-stop shop experience for our integrators in order to ensure that they are able to purchase all products needed for projects through our platform. Over the years, integrators have come to us knowing they can benefit from our superior value proposition through access to our leading proprietary products, as well as a selection of the best third-party products in the marketplace.
Our product portfolio extends across the Connected, Entertainment and Infrastructure product categories:
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Connected.   We provide technology products that connect to the network and directly enable the personalized experiences that our end consumers desire. Our Connected portfolio is enhanced by our proprietary software offerings. Our remote management software OvrC enables our integrators to remotely manage devices, update firmware and troubleshoot hardware on the network. Additionally, our Control4 OS3 software enables the integration of audio, video, lighting, temperature, security and communications for a unified consumer experience. End consumers directly interface with these connected solutions via touch panels, remotes and lighting keypads. Our Connected product portfolio includes the following:
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Networking.   Our networking products provide wired and Wi-Fi connectivity solutions that enable robust networks to support bandwidth-intensive applications.

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Control and Lighting.   Our control and lighting products enable the unified management of a home or business through a single user interface.

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Surveillance.   Our surveillance products provide next-generation security solutions and video analytics to deliver peace of mind to end consumers.

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Power.   Our IP-enabled power products provide critical infrastructure to operate reliable and flexible automation systems.

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Entertainment.   We provide a range of high-quality Entertainment products for indoor and outdoor solutions to deliver immersive experiences for end consumers. Our Entertainment products are designed to deliver on the desired end consumer expectations while also providing ease of use and installation efficiency for our integrators. Our outdoor Entertainment products contain specialized features, including weatherization, to enrich backyard experiences for our end consumers. Our Entertainment product portfolio includes the following:

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Audio and Video Products.   Our audio and video products include premium sound systems, amplifiers, televisions, projectors and optimized screens. These products are integral in bringing experiences to life for consumers throughout homes and businesses, whether it is centralized in a home theater, expansive through multiple audio zones, or enriching backyard entertainment.

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Media Distribution.   Our media distribution products provide the foundation for our entertainment systems and enable comprehensive and personalized experiences for end consumers. Our media distribution products make it easy for our end consumers to enjoy their favorite music and video anywhere in their environment, instantaneously.

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Infrastructure.   Our Infrastructure products are foundational to every installation. These products are typically behind-the-wall or less visible to the end consumer than the rest of our product portfolio. Accordingly, our Infrastructure products are often an integrator preference item, so we engineer our solutions with reliability, ease of installation and integrator workflow in mind. Our Infrastructure product portfolio includes the following:

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Structured Wiring and Cables.   Our structured wiring and cables provide a quality back end to any installation and enables its overall effectiveness, protects sensitive system components and allows for a neat, organized, and aesthetically pleasing look.

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Racks.   Our racks are designed to fit in a variety of spaces, while housing the electronics needed to drive systems and create a pleasing appearance that also protects the components within it.

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Mounts.   Our mounts are durable and versatile to provide enhanced viewing experiences through improved design space and by creating the optimal viewing angles.

Snap One’s platform provides our third-party partners with an efficient distribution channel for their products. They are able to access our expansive integrator network, and the associated extensive base of end consumers, to sell their products. In addition, our integration with these third-party products provides a one-stop shop for our integrators, and allows our integrators to efficiently use both proprietary and third-party products in their solutions. We believe our mutually beneficial relationships with third-party partners differentiate us from others in the industry.
Our Software Solutions
Our software solutions enable our integrators to provide optimized, personalized connected systems for our end consumers. Our proprietary OvrC system provides integrators with a free, cloud-based remote management and monitoring solution that enables integrators to troubleshoot connected devices and home systems remotely. As of March 26, 2021, OvrC had approximately 345,000 active homes and businesses on the platform with approximately 14 million devices connected and over 18,000 unique weekly integrator users. Integrators can now resolve many product issues that may occur following an installation without making follow-up home visits. This saves the integrator time and money while improving their customer’s satisfaction. In addition, we offer our OvrC Home software to end consumers, which provides them with the ability to manage their systems and fix small, common problems without needing to know system complexities. For instance, with OvrC Home, a consumer can reset their Wattbox power outlets and troubleshoot system issues without having to physically access it themselves or call for professional support. This provides value and convenience to end consumers.
Additionally, our Control4 OS3 system is our leading product for command and control of smart living systems and is in approximately 400,000 active homes and businesses orchestrating approximately 24 million connected devices as of March 26, 2021. We have expanded our control platform capabilities and meaningfully enhanced the end consumer experience through the integration of audio, video, lighting, temperature, security, communications and other functionalities throughout the home. Control4 is interoperable with over 16,000 third-party products across hundreds of manufacturers with approximately 60 devices connected per system. This gives the end consumer a simplified experience, as they are able to access multiple systems and devices through a centralized platform.
Our OvrC and Control4 OS3 software provide the foundation supporting the pillars of our growth strategy, which we have built upon to launch and monetize value-added services for end consumers. We have an identified pipeline of growth opportunities where we can leverage our existing OvrC and Control4 OS3 software to create unique subscription-based solutions that generate recurring revenue. We currently have two subscription-based services that we sell to homeowners. Parasol is enabled by our OvrC software and gives homeowners access to continuous remote support service to proactively or reactively troubleshoot devices on their network. 4Sight is enabled by our Control4 OS3 software and provides homeowners with access and control of their home solutions and communications. Using 4Sight, end consumers can remotely monitor and control their systems as if they were at their homes.
Our Technology-Enabled Workflow Solutions
Our differentiated technology and software-enabled workflow solutions enhance the operations of integrators. These embedded solutions further differentiate Snap One from the rest of the smart living market. They provide utility from the beginning of a project through post-project monitoring and are a key driver of stickiness and wallet share growth with our integrators. We believe we operate a comprehensive e-commerce portal for smart living. The Snap One e-commerce portal is not just for ordering products. In fact, integrators typically make a purchase approximately one out of every thirteen times they visit our Snap One portals, which we believe is due to the variety of value-added services our portal provides. Our portals generate value for integrators by providing business optimization and support tools through the lifecycle of any given project. This continuous integrator engagement enables continuing feedback from multiple points of interaction and gives us a rich data set, to which we apply analytical tools to target promotions, cross-selling and up-selling.
Our cloud-based software solutions, including OvrC and Control4 OS3, generate additional value for our integrators by allowing them to remotely monitor and manage connected systems after installation. These software solutions increase efficiency for our integrators by eliminating the number of costly service appointments, and providing tools to help continue to support and build consumer relationships through continuous system monitoring and management.
Our Technology Tools Support the Entire Integrator Job Lifecycle
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Research and Learn.   Integrators leverage our e-commerce portal for research and learning. We offer extensive product descriptions, specifications, education, videos, supporting documents and solutions-based merchandising to allow integrators to research different options for their projects. We make our library of content easily accessible, and we have a web search tool that allows our integrators to easily find relevant information. In certain markets, we amplify our research and training offering by providing consultations with local representatives and local training events. Given the pace of technological change, this offering allows our integrators to stay up to speed on the latest products and trends in the industry.

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System Design and Quote.   Our design tools give integrators access to technical drawings and CAD files in order to ensure the products they order fit their customers’ homes and work together seamlessly. This is an essential component of delivering the right solutions for their customers. Integrators place orders with precision, reducing shrinkage and the potential for timing delays on executing their projects. We also have a confidential quoting and pricing system that is only available for our integrators.

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Order and Fulfillment.   Our nationwide distribution network allows us to serve integrators through strong delivery and local fulfillment. Our five U.S. distribution centers are strategically located across the country to ensure expeditious product delivery to our integrators. We monitor our inventory and provide integrators with stock status checks to confirm if the products they need are available or estimate availability if the products are on back-order. Orders placed online are trackable, keeping our integrators updated on the latest status of their product shipments. Our platform also offers same-day shipping. In addition, our local branch network allows us in many cases to provide integrators with same-day pickup for products that are required for projects. This helps increase integrators’ efficiency since same-day delivery is mission-critical for integrators as the lack of any one component can stall a project. We also provide our third-party partners with an efficient distribution channel for their products through our network. Our partners are able to access our expansive integrator base, which creates value for our partners and strengthens our commercial relationships.

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Install, Set-Up and Program.   We have award-winning support services available through our online portal. Our portal provides various training videos, documents and other tools that ensure proper product installation. Product support technicians stand at the ready to handle calls and help our integrators successfully execute their product installs. We serve as an outsourced technical team that supports our integrators’ success. In addition, our Control4 Composer software tool provides an intuitive interface that enables integrators to construct a bespoke control system for homeowners at the end of the product installation phase. Through Composer, integrators can create different “scenes” for homeowners, and enable the integration of various connected devices around the home. Overall, the level of support we provide is differentiated due to our immediate accessibility and our ability to help our integrators execute projects across the full range of products selected for the job at hand.
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Business Administration.   Integrators can use our platform to access invoices, track orders along with order history for their customers, and manage returns. Through these various points of interaction with our integrators, we have a robust data set, which we analyze to target promotions, cross-selling and up-selling opportunities.

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Ongoing Support.   We provide our integrators with on-going monitoring capabilities so they can deliver superior service to their customers. Our OvrC offering, the remote management and monitoring platform for integrators, creates increased efficiency, as integrators can monitor systems and fix any issues remotely, reducing the need for inefficient service calls. This allows integrators to perform their projects with greater efficiency and effectiveness, creating durable relationships and strong brand loyalty with integrators. We also deliver award-winning training, certification, and support services, built to drive integrators’ ongoing success. We deliver our support programs both online and at local branches. The training support staff in our branches can provide integrators with tools and various services throughout the lifecycle of their projects. This allows us to build deep relationships with our integrator base by embedding our services in our integrators’ workflow, and gives us insights into real time integrator feedback.

Our Software and Product Development
We have a robust R&D organization that focuses on the development of new products, software, and technology-driven workflow solutions as well as the enhancement of our existing solutions. Our product and software development process fosters an innovation feedback loop whereby we leverage end consumer and integrator feedback to continually enhance existing solutions. Through our joint-development model, we partner with manufacturers to reliably and rapidly bring new product technology to market and reduce the risk of R&D investment. We focus our internal product development efforts on the application of these leading technologies to the specific challenges faced by integrators and their customers. Our strategy of “fast following” major technology standards while investing in differentiation for the integrator allows us to maintain market-leading products with an efficient, innovative, and capital-light organization. We believe our products are the best-of-breed in their respective categories. We expect to continue to invest substantial resources in R&D to expand our integrated platform of products, software, and technology-driven workflow solutions.
Omni-Channel Distribution and Manufacturing
Our proprietary products are received at one of our five U.S. distribution centers, along with a selection of third-party products, which allows our integrators to bundle their purchases for an entire job with one partner either through our leading e-commerce site or for local purchase and or pickup at one of our 26 local branches as of March 26, 2021. These local branches are key to delivering additional value to our integrators, as we can in many cases provide same-day delivery of products that integrators may require for projects. Same day delivery can be mission critical for integrators as the lack of any one component can stall a project. Our local branches are more than fulfillment centers. We have training sessions and support staff in our branches to provide integrators with various services throughout the lifecycle of their projects. Our local branches also allow us to build deeper relationships with our existing integrator base, giving us insights into real-time feedback, and to expand our network by reaching the local population of integrators. Our omni-channel model facilitates approximately 95% inventory availability and allows us to reach over 99% of the population in the contiguous United States within two days.

Extensive and Expanding Strategic Local Branch Network

Delivery Within 1 Day
Delivery Within 2 Days
Delivery Within 3 Days
Existing Local Branches
Distribution Center Hub
Distribution Centers

In addition to our internal capabilities, we partner with a network of over 50 contract manufacturing and over 80 joint development suppliers to produce our proprietary products. Our supply chain teams, both in the United States and in Asia, partner closely with our suppliers through design, sourcing, quality validation and logistics to ensure high quality, high availability products for our integrators. In fiscal year 2020, approximately 95% of our supplier spend on our proprietary products was with Asia-based suppliers. We maintain contractual and operational safeguards designed to align with our suppliers and ensure high standards in quality. In addition to the work we do with our supplier partners, we perform full custom manufacturing of our Triad speaker line in Portland, Oregon along with light assembly of a few other products in Charlotte, North Carolina and Salt Lake City, Utah for configure to order support.
Sales and Marketing
Our e-commerce portals are the heart of our marketing and sales strategy with over 76 million page views during fiscal year 2020. Our strategy is to make these portals the primary place for integrators to research products, design projects, receive training and certifications, order products and receive ongoing support. We drive engagement with integrators via digital marketing campaigns, a multi-faceted integrator rewards program, high quality content, and digital tools for training, research, management and other integrator needs.
To supplement this portal, we have invested in a multi-faceted sales and marketing organization that allocates effort across channel and sales teams based on the opportunity size of the integrator. We operate our sales effort through a combination of local branch sales personnel, outside sales representatives, and in-house sales development resources. In addition, our strong partner rewards program allows us to drive new integrator additions and increase integrator spend by providing spending and loyalty-based rewards such as free shipping, discounted pricing, advanced replacements and quarterly rebates.
We are active participants at global industry conferences and maintain a significant presence at Custom Electronics Design and Installation Association (CEDIA) trade shows.
Our Competition
The smart living market is fragmented, highly competitive and continually evolving. We compete against smart living point product companies such as Alarm.com, Alphabet, Amazon, Apple, Crestron,

Logitech, Savant, Sonos and Ubiquiti. Many of these companies have significant market share, diversified product and service lines, well-established supply and distribution systems, strong worldwide brand recognition, loyal customer bases and significant financial, marketing, research, development and other resources. Their presence in the market has increased consumer awareness for smart living solutions and has helped contribute to the robust growth of the entire market and demand for our integrated solutions. In a number of cases, our competitors are also our partners within our third-party product ecosystem, and their products are purchased by integrators through Snap One and integrate seamlessly into a professionally installed solution.
We expect to encounter new competitors as we enter new markets as well as increased competition, both domestically and internationally, from other established and emerging smart living focused businesses. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties and rapidly acquire significant market share. In particular, we may in the future compete with large technology companies that offer control capabilities among their products, applications and services, and have ongoing development efforts to address the broader smart living market. Such companies may have longer operating histories, significantly greater financial, technical, marketing, distribution or other resources, and greater name recognition than we do. In some instances, we may have commercial arrangements with technology or services providers in the connected home market with whom we may otherwise compete and our relationships with both our competitors and partners may change through time.
We believe the principal competitive factors in the smart living market include the following:
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simplicity and ease of use for both the integrator and end consumer;

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ability to offer a broad suite of products and comprehensive solutions;

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ability to provide efficient and timely distribution on an omni-channel basis;

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ability to provide secure access to wireless networks;

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ability to offer persistent awareness, control and intelligent automation;

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ability to provide quality product support;

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flexibility of the solutions and ability to customize for the end consumer;

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interoperability with a wide range of third-party devices;

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pricing, affordability and accessibility;

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network of integrators with local installation capabilities; and

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brand awareness and reputation.

We believe that we compete favorably with respect to these factors. In addition, we believe that our integrated platform of products and technology-enabled workflow solutions help to set us apart from our competitors.
Our Intellectual Property
Our success and ability to compete effectively depends in part on our ability to protect our proprietary technology and to establish and adequately protect our intellectual property rights. To establish and protect our proprietary rights, we rely upon a combination of patent, copyright, trade secret and trademark laws, and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements. We maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. These laws, procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Furthermore, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect our proprietary technology in certain jurisdictions.
As of March 26, 2021, we had over 100 active issued patents and over 100 trademarks protecting our proprietary brands. We continue to review our product development and R&D efforts to assess the existence and patentability of new intellectual property. We also enter into commercial arrangements with our third-party product partners to provide integration with our ecosystem and sell their products through our e-commerce portal and local branch network.
Legal Proceedings
From time to time, we are involved in legal proceedings arising in the ordinary course of our business. Management believes that we do not have any pending or threatened litigation which, individually or in the aggregate, would have a material adverse effect on our business, results of operations, financial condition or cash flows.
Our Properties
As of March 26, 2021, we had two primary corporate offices in the United States, in North Carolina and Utah, with our corporate headquarters located in Charlotte, North Carolina. Additionally, as of March 26, 2021, we had 26 existing local branches across the United States and seven distribution centers located in California, Kentucky, North Carolina, Texas, Utah, the United Kingdom and Australia. We lease or sublease all of our corporate offices, distribution centers and local branch spaces. We believe that our facilities are adequate for our operations and that suitable additional space will be available when needed.
As of March 26, 2021, our material operating locations were as follows:
Locations	Approximate Square Footage	Lease Expiration Dates
Corporate Offices
Charlotte, North Carolina	69,953	1/31/2025
Draper, Utah	111,211	1/31/2022
Distribution Centers
Carrollton, Texas	72,153	3/31/2025
Charlotte, North Carolina	123,000	7/31/2025
Hebron, Kentucky	63,514	11/30/2025
Salt Lake City, Utah	59,669	3/31/2022
San Bernardino, California	184,397	7/31/2027
Human Capital
Our employees are central to our vision of “bringing together people, integrators and products to deliver joy, connectivity and security in our everyday lives.” Everything we do begins with our people, and recruiting, developing and investing in top talent is critical to our success.
As of March 26, 2021, we had 1,302 full-time employees, including 277 in product development, 316 in sales and marketing, 569 in operations and 140 in general and administrative. Of the 277 employees on our product development team, 138 were software engineers. Of our full-time employees, 1,137 were in the United States and 165 were in our international locations. None of our employees are represented by a labor union and/or covered by a collective bargaining agreement. We have not experienced any work stoppages.
We strive to foster a positive, collaborative and inclusive working environment that enables our people to thrive and our integrators to succeed. That is why we ask every person who joins Snap One to embrace our four company tenets:
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Be an Owner.

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Obsess over Customers.

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Be the Best Place to Work.

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Learn Every Day.

Consistent with our tenets, Snap One values diversity and belonging. Our solutions integrate thousands of unique products into smart homes and businesses, and similarly we believe that a truly innovative workforce should integrate employees with varied knowledge, experience and backgrounds to best promote innovation and growth. We rely on the differences in who we are, how we think and what we have experienced to create a greater sense of community. For example, our inclusion groups are company-sponsored groups of employees that support and promote certain mutual objectives of both the employees and the company, including inclusion and diversity and the professional development of employees. We also have a Diversity, Equity and Inclusion Council to promote our shared vision of equality and belonging. Our emphasis on treating people well creates an attractive culture for our employees and enables us to create exceptional experiences for our customers.
We strive to provide our employees with career development opportunities and resources that enable them to grow professionally. This helps us to attract and retain a talented and diverse workforce by deepening employee engagement and enhancing the skills and competencies of our people. We use skills matrices in which employees’ demonstration of our company tenets is assessed against the expectations for their current level of responsibility within the company and potential future roles. Employees and their managers use the results of this assessment to evaluate the employees’ readiness to take on additional responsibility, to create and communicate individual development plans for employees and to identify opportunities that will position them for future professional growth. We supplement our rigorous criteria for assessing employees’ readiness for a promotion with input from a variety of sources, and we seek to create growth opportunities that go beyond promotions.

MANAGEMENT
Executive Officers and Board of Directors
The following table sets forth information about our directors and executive officers as of the date of this prospectus:
Name	Age	Position
John Heyman	60	Chief Executive Officer, Director
Michael Carlet	53	Chief Financial Officer
Jefferson Dungan	51	Chief Operations Officer
Jeffrey Hindman	43	Chief Revenue Officer
G Paul Hess	48	Chief Product Officer
JD Ellis	42	Chief Legal Officer
Erik Ragatz	48	Chairman of the Board of Directors
Jacob Best	37	Director
Annmarie Neal	58	Director
Martin Plaehn	63	Director
Adalio Sanchez	62	Director
Kenneth R. Wagers III	49	Director
Amy Steel Vanden-Eykel	44	Director
Set forth below is a brief description of the business experience of our directors and executive officers. All of our executive officers serve at the discretion of our board of directors.
John Heyman has served as our Chief Executive Officer and a member of our board of directors since January 2015. He has worked in the technology industry for over 30 years, including sixteen years, most recently as Chief Executive Officer at Radiant Systems, Inc., a publicly-traded provider of technology to the hospitality and retail industries, from 1995 until its $1.3 billion sale to NCR Corporation in 2011. From 2011 until joining Snap One, Mr. Heyman founded Actuate Partners, a private investment firm, and served as Executive Chairman of Influence Health, a technology provider to the healthcare industry. Mr. Heyman served as a director and a member of the Audit Committee of Manhattan Associates, a publicly traded provider of software to manage supply chains, inventory and omnichannel operations, from 2016 to 2019.
We believe that Mr. Heyman is qualified to serve as a director based on the perspective and experience he brings as our Chief Executive Officer and his experience as a seasoned executive.
Michael Carlet has served as our Chief Financial Officer since 2014. Prior to joining Snap One, Mr. Carlet served as Chief Operating Officer and Chief Financial Officer of the automotive division of Sears Holdings from 2013 to 2014. Prior to Sears, Mr. Carlet spent over 15 years with Driven Brands, Inc., the parent company of Meineke Car Care Centers, Inc., Maaco Franchising, Inc. and other automotive franchise brands, where he served as Chief Financial Officer from 2002 to 2013 and as Controller from 1997 to 2000. He began his career in public accounting with Ernst & Young.
Jefferson Dungan has served as our Chief Operations Officer since we completed the acquisition of Control4 in August 2019. From 2006 to August 2019, Mr. Dungan held leadership positions at Control4 in Product Marketing, IT, Operations and Business Development, most recently serving as Senior Vice President, Operations and Business Development. Mr. Dungan also led Control4’s acquisitions of Leaf, PakEdge and Triad. Prior to Control4, Mr. Dungan held senior positions at HP, Celestica and BEA.
Jeffrey Hindman has served as our Chief Revenue Officer since 2019. He joined Snap One in 2016 as President of New Markets and became Executive Vice President of Sales and Marketing in 2018. Prior to Snap One, Mr. Hindman served eight years with Radiant Systems, Inc. and ultimately NCR Corporation (an enterprise technology provider for restaurants, retailers and banks, which acquired Radiant in 2011) in a variety of roles, most recently as General Manager of NCR’s Hospitality SMB division. Prior to Radiant, Mr. Hindman was a consultant with McKinsey & Company and a technology investment banker with J.P. Morgan.
G Paul Hess has served as our Chief Product Officer since 2019 and has held senior positions in product development, product management and marketing since joining Snap One in 2010. Prior to Snap One, Mr. Hess led regional and national sales roles for ELAN Home Systems, now part of Nortek Security and Control, a residential control and audio-video manufacturer, from 2003 to 2010. Prior to ELAN, Mr. Hess worked in audiovisual retail sales before transitioning to co-ownership of a smart home dealership focused on upscale and estate smart home projects.
JD Ellis has served as our Chief Legal Officer since August 2019 and has also led our Human Resources department since February 2020. Prior to joining Snap One, Mr. Ellis worked at Control4 Corporation from 2010 to August 2019, including as General Counsel and head of Human Resources from 2018 to 2019 and as Associate General Counsel from 2010 to 2018. Prior to Control4, Mr. Ellis served as in-house legal counsel to Ivanti (formerly LANDesk Software) from 2007 through the company’s acquisition by Emerson Electric in 2010.
Erik Ragatz has served as Chairman and a member of our board of directors since 2017. Mr. Ragatz has worked at Hellman & Friedman since 2001, where he has been a Partner since 2008. Mr. Ragatz leads Hellman & Friedman’s efforts to invest in the consumer, retail and industrial sectors. Since 2014, he has been Chairman of the Board of Directors of Grocery Outlet, a publicly traded extreme value retailer of consumables and fresh products, and has served on the Board of Directors of Wand TopCo Inc. (d/b/a Caliber Collision), a chain of auto body repair and paint shops, as Chairman (2014-2020) and currently as Lead Director. He was formerly Chairman of the Board of Directors of Goodman Global (2008-2012), a manufacturer and distributor of HVAC systems and Associated Materials (2010-2020), a manufacturer and distributor of external building materials, and a Director of LPL (2009-2012), a publicly-traded provider of brokerage and investment advisory services to financial advisors.
We believe that Mr. Ragatz is qualified to serve as a director based on his prior executive leadership and his experience in and knowledge of the industry in which we operate.
Jacob Best has served as a member of our board of directors since 2017. He has been a Director at Hellman & Friedman since 2016. Prior to joining Hellman & Friedman, Mr. Best worked as the Chief of Staff at Emdeon, a healthcare technology business, in 2013 and the Head of Medical Networks at Grand Rounds, a provider of tech-enabled interaction platforms to doctors and patients, from 2014 to 2016. From 2009 to 2012, Mr. Best was an Associate at Hellman & Friedman and previously worked at Bain & Company in New York. Mr. Best served as a director of Associated Materials, a manufacturer and distributor of external building materials, from 2016 to 2020. Mr. Best was formerly a Director of Goodman Global, a leading manufacturer and distributor of HVAC equipment, in 2012 and Ellucian, a leading provider of software to higher education institutions, in 2012.
We believe that Mr. Best is qualified to serve as a director based on his experience as an executive and knowledge of the industry in which we operate.
Annmarie Neal has served as a member of our board of directors since January 2021. Dr. Neal is a Partner and Chief Talent Officer at Hellman & Friedman, where she has worked since 2015. Prior to joining Hellman & Friedman, Dr. Neal ran her own consulting firm and held the Chief Talent Officer roles at Cisco Systems from 2006 to 2012 and at First Data Corporation from 2000 to 2005.
We believe that Dr. Neal is qualified to serve as a director based on her experience as an executive and her deep knowledge and expertise in succession, compensation, organization effectiveness and HR operations.
Martin Plaehn has served as a member of our board of directors since 2019. He served as the Chief Executive Officer and Chairman of the Board of Control4 Corporation until its acquisition by Snap One in 2019. Mr. Plaehn joined Control4 in 2011 and led the company’s growth, including its initial public offering in 2013. Prior to Control4, he held a variety of positions in the electronics industry including roles as Senior Vice President of Product and Service Development at RealNetworks from 2010 to 2011; Chief Executive Officer at Bungee Labs from 2006 to 2008; Executive Vice President of Technology Products

and Services at RealNetworks from 1999 to 2004; Chief Executive Officer of Viewpoint Digital from 1996 to 1999; Senior Vice President of Product Development at Alias | Wavefront; and Executive Vice President of Business and Product Development, as well as a member of the board of directors, at Wavefront Technologies until its merger with Alias Research in 1995.
We believe that Mr. Plaehn is qualified to serve as a director based on his perspective and experience as a Chief Executive Officer and director and his experience as a seasoned executive.
Adalio Sanchez became a member of our board of directors in June 2021. Mr. Sanchez is President of S Group Advisory LLC, a management consulting firm providing advisory services on business strategy, technology, and operational excellence. Since 2015, he also has served on the board of directors of ACI Worldwide Inc., a software company serving the electronics payments market, and since 2019 has served on the board of Avnet Inc., a global electronic components distribution and technology solutions company. He also serves on the board of trustees of the MITRE Corporation, a not-for-profit firm that manages federally-funded research and development centers supporting several U.S. government agencies since November 2018. Mr. Sanchez previously served on the board of Quantum Corporation, a computer storage solutions company, from May 2017 to April 2019, and served as interim CEO from November 2017 to January 2018. From 2014 to 2015, Mr. Sanchez served as Senior Vice President of the Lenovo Group Limited, an international technology company. Prior to that, he spent 32 years at IBM Corporation, a global technology and innovation company, where he served in various capacities including sixteen years in senior executive and global general management roles.
We believe that Mr. Sanchez is qualified to serve as a director based on his perspective and experience as a director and his experience as a seasoned executive.
Kenneth R. Wagers III has served as a member of our board of directors since 2020. Mr. Wagers was recently appointed Chief Financial Officer of Flexport, a global logistics and freight forwarding business, in April 2021. Mr. Wagers has more than 25 years of experience in financial and accounting management, operations, and engineering. Prior to joining Flexport, Mr. Wagers served as Chief Financial Officer of FleetPride, a retailer of parts for heavy-duty trucks and trailers, from 2019 to 2021. Prior to joining FleetPride, Mr. Wagers served as Chief Operating Officer of XPO Logistics, a global provider of supply chain solutions, from 2018 to 2019. Prior to that, Mr. Wagers served as the Head of Finance for Worldwide Transportation and Logistics at Amazon.com from 2013 to 2018 and as Chief Financial Officer of LinkAmerica, a private equity-owned logistics and transportation business, from 2012 to 2013. Mr. Wagers also held multiple senior-level finance and accounting roles at Dr Pepper Snapple Group and UPS after beginning his career in UPS’ operations and engineering department.
We believe that Mr. Wagers is qualified to serve as a director based on his perspective and experience as a Chief Financial Officer and his experience as a seasoned executive.
Amy Steel Vanden-Eykel became a member of our board of directors in July 2021. Ms. Vanden-Eykel is the Senior Vice President of Merchandising & Marketing, for Staples, Inc., an office products and services company, and has held this role since September of 2019. In this role, Ms. Vanden-Eykel leads the teams responsible for Staples’ eCommerce experience, the pricing and promotional strategy and several marketing teams. Ms. Vanden-Eykel joined Staples in July of 2008 and has held positions of progressively increasing seniority since that time. Prior to joining Staples, Ms. Vanden-Eykel worked for seven years at Kaiser Associates, a strategy consulting firm.
We believe that Ms. Vanden-Eykel is qualified to serve as a director based on her perspective and experience as a seasoned executive.
Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of eight directors.
Our amended and restated certificate of incorporation will provide that, subject to the right of holders of any series of preferred stock, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of our board of directors will be elected each year. We expect that, following this offering, our initial Class I directors will be Messrs. Ragatz, Heyman and Plaehn (with their terms expiring at the annual meeting of stockholders to be held in 2022), our initial Class II directors will be Messrs. Wagers, Sanchez and Dr. Neal (with their terms expiring at the annual meeting of stockholders to be held in 2023) and our initial Class III directors will be Mr. Best and Ms. Vanden-Eykel (with their terms expiring at the annual meeting of stockholders to be held in 2024).
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors; however, if at any time Hellman & Friedman owns at least 40% in voting power of the stock of our Company entitled to vote generally in the election of directors, the stockholders may also fix the number of directors pursuant to a resolution adopted by the stockholders. Subject to certain exceptions described below with respect to the stockholders agreement we intend to enter into, newly created director positions resulting from an increase in size of the board of directors and vacancies may be filled by our board of directors or our stockholders; provided, however, that at any time when Hellman & Friedman beneficially owns less than 40% in voting power of the stock of our company entitled to vote generally in the election of directors, such vacancies shall be filled by our board of directors (and not by the stockholders).
Our stockholders agreement will provide that following the completion of this offering, Hellman & Friedman will have the right to nominate the number of directors to our board of directors described below (such persons nominated by Hellman & Friedman, the “Hellman & Friedman nominees”). Hellman & Friedman will have the right to nominate a number of nominees equal to (x) the total number of directors comprising our board of directors at such time, multiplied by (y) the percentage of our outstanding common stock held from time to time by Hellman & Friedman. For purposes of calculating the number of Hellman & Friedman nominees, any fractional amounts are rounded up to the nearest whole number. For so long as we have a classified board, the Hellman & Friedman nominees will be divided by Hellman & Friedman as evenly as possible among the classes of directors. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.”
Pursuant to the stockholders agreement, for so long as Hellman & Friedman has the right to nominate any persons to our board of directors, (i) we will include the Hellman & Friedman nominees on the slate that is included in our proxy statements relating to the election of directors of the class to which such persons belong and provide the highest level of support for the election of each such persons as we provide to any other individual standing for election as a director, and (ii) we will include on the slate that is included in our proxy statement relating to the election of directors only (x) the Hellman & Friedman nominees, and (y) the other nominees (if any) nominated by the nominating and corporate governance committee of our board of directors. In addition, Hellman & Friedman and certain other stockholders will agree with the Company to vote in favor of the Company slate that is included in our proxy.
In the event that a Hellman & Friedman nominee ceases to serve as a director for any reason (other than the failure of our stockholders to elect such individual as a director), the persons entitled to designate such nominee director under the stockholders agreement will be entitled to appoint another nominee to fill the resulting vacancy.
Background and Experience of Directors
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. Once appointed, directors serve until their term expires, they resign or they are removed by the stockholders.

Role of Board of Directors in Risk Oversight
The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit and Risk Management Committee. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit and Risk Management Committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.
Controlled Company Exception
After the completion of this offering, Hellman & Friedman will continue to beneficially own more than 50% of our common stock and voting power. As a result, (a) under certain provisions of our amended and restated bylaws which will be in effect upon the closing of this offering, Hellman & Friedman and those other parties to our stockholders agreement will be entitled to nominate at least a majority of the total number of directors comprising our board of directors and (b) we will be a “controlled company” as that term is set forth in Section 5615(c)(1) of the Nasdaq Rules. Under the Nasdaq corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. Following this offering, we do not intend to utilize these exemptions. However, if we utilize any of these exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the Nasdaq corporate governance rules.
Committees of the Board of Directors
After the completion of this offering, the standing committees of our board of directors will consist of an Audit and Risk Management Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
Our chief executive officer and other executive officers will regularly report to the non-executive directors and the Audit and Risk Management, the Compensation and the Nominating and Corporate Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The internal audit function will report functionally and administratively to our chief financial officer and directly to the Audit and Risk Management Committee. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by Hellman & Friedman.
Audit and Risk Management Committee
The members of our current Audit and Risk Management Committee are Messrs. Best, Ragatz and Wagers (who serves as the Chair). Upon the completion of this offering, we expect to have an Audit and Risk Management Committee consisting of Messrs. Best, Sanchez and Wagers, who will serve as the Chair. Messrs. Sanchez and Wagers qualify as independent directors under the Nasdaq corporate governance standards and independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Messrs. Wagers, Best and Sanchez qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
The purpose of the Audit and Risk Management Committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, including oversight of our accounting and financial reporting processes, internal controls and financial statement audits, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications, performance and independence, (4) our corporate compliance program, including our code of conduct and anti-corruption compliance policy, and investigating possible violations thereunder, (5) our risk management policies and procedures and (6) the performance of our internal audit function.
Our board of directors will adopt a written charter for the Audit and Risk Management Committee, which will be available on our website upon the completion of this offering.
Compensation Committee Interlocks and Insider Participation
Compensation decisions are made by our Compensation Committee. None of our current or former executive officers or employees currently serves, or has served during our last completed fiscal year, as a member of our Compensation Committee and, during that period, none of our executive officers served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a member of our board of directors.
We have entered into certain indemnification agreements with our directors and are party to certain transactions with Hellman & Friedman described in “Certain Relationships and Related Party Transactions — Indemnification of Directors and Officers” and “— Stockholders Agreement,” respectively.
Compensation Committee
The members of our current Compensation Committee are Messrs. Best and Ragatz and Dr. Neal. Upon the completion of this offering, we expect to have a Compensation Committee consisting of Mr. Ragatz, Mr, Sanchez, Dr. Neal and Mr. Best, who will serve as the Chair.
The purpose of the Compensation Committee will be to assist our board of directors in discharging its responsibilities relating to, among other things, (1) setting our compensation program and compensation of our executive officers and directors, (2) administering our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our board of directors will adopt a written charter for the Compensation Committee, which will be available on our website upon the completion of this offering.
Nominating and Corporate Governance Committee
Upon the completion of this offering, we expect to have a Nominating and Corporate Governance Committee consisting of Mr. Plaehn, Mr. Sanchez, Dr. Neal, Ms. Vanden-Eykel and Mr. Ragatz, who will serve as the Chair. The purpose of our Nominating and Corporate Governance Committee will be to assist our board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board members qualified to fill vacancies on any committee of the board of directors and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to us, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
Our board of directors will adopt a written charter for the Nominating and Corporate Governance Committee, which will be available on our website upon completion of this offering.
Director Independence
Pursuant to the corporate governance listing standards of the Nasdaq, a director employed by us cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.
Our board of directors have affirmatively determined that each of our directors, other than Mr. Heyman, qualifies as “independent” in accordance with the Nasdaq rules. In making its independence determinations, our board of directors considered and reviewed all information known to it (including information identified through directors’ questionnaires).
Code of Conduct
Prior to the consummation of this offering, we will adopt a Code of Conduct (the “Code of Conduct”) applicable to all employees, executive officers and directors that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct will be available on our website, www.investors.snapone.com. The information available on or through our website is not part of this prospectus. If we ever were to amend or waive any provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than by filing a Form 8-K.
Directed Share Program
At our request, the underwriters have reserved up to 692,500 shares, or up to 5% of the shares offered by this prospectus, for sale at the initial public offering price through a directed share program to certain of our directors, employees and partner providers. The sales will be made at our direction by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of our shares available for sale to the general public in this offering will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Participants in the directed share program will not be subject to lock-up or market standoff restrictions with the underwriters or with us with respect to any shares purchased through the directed share program, except in the case of shares purchased by any of our directors or employees. For additional information, see “Underwriting (Conflicts of Interest) — Directed Share Program.”

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides summary information concerning compensation earned by our principal executive officer and our two other most highly-compensated executive officers as of December 25, 2020 for services rendered for fiscal year 2020. These individuals are referred to as our named executive officers.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John Heyman Chief Executive Officer	2020	$648,352	$491,833	$487,500	$37,089	$1,664,774
Michael Carlet Chief Financial Officer	2020	$334,431	$236,146	$188,438	$46,710	$805,725
Jeffrey Hindman Chief Revenue Officer	2020	$334,341	$236,146	$188,438	$16,275	$775,200

(1)
The amounts reported represent the named executive officer’s base salary earned during fiscal year 2020. As further described in “— Base Salary” section below, each named executive officer’s base salary was increased, effective January 1, 2020. The amounts reported herein were calculated using the named executive officer’s pre-increase base salary amount for the period of December 28, 2019 to December 31, 2019, and the named executive officer’s increased base salary amount for the period of January 1, 2019 to December 25, 2020.

(2)
The amounts reported represent the fixed bonus amount earned with respect to the first half of fiscal year 2020 and the additional discretionary bonus awarded from the funding of a supplemental bonus pool for performance above target.

(3)
The amounts reported represent the bonus amount earned by the named executive officer under the Company’s 2020 annual incentive plan with respect to the second half of fiscal year 2020 based on the achievement of certain pre-determined performance goals established thereunder.

(4)
For Mr. Heyman, amounts reported include matching contributions to the Company’s 401(k) deferred compensation plan, reimbursement for equipment in connection with the installation of company products in his primary residence and reimbursement of Mr. Heyman’s share of storage and maintenance costs for an airplane in which he has a partial interest; for Mr. Carlet, amounts reported include matching contributions to the Company’s 401(k) deferred compensation plan and reimbursement for equipment, integrator services and other costs in connection with the installation of company products in his primary residence; and for Mr. Hindman, amounts reported include matching contributions to the Company’s 401(k) deferred compensation plan, and payment of membership fees for an executive leadership organization.

Narrative Disclosure to Summary Compensation Table
Employment Agreements
John Heyman
We entered into an employment agreement with Mr. Heyman, dated as of January 26, 2015, and amended and restated as of August 4, 2017, pursuant to which Mr. Heyman serves as our Chief Executive Officer, reporting to our board of directors. Mr. Heyman’s agreement provides for a base salary fixed by our board of directors (which was $650,000 for 2020) and eligibility to receive an annual bonus under the Company’s annual incentive plan, as determined in the sole discretion of our board of directors. Mr. Heyman’s employment agreement provided for an initial target bonus opportunity equal to 50% of base salary. For additional information with respect to Mr. Heyman’s annual bonus opportunity for 2020, see “Annual Bonus/Non-Equity Incentive Plan Compensation” below. Mr. Heyman’s employment agreement also provides that Mr. Heyman is entitled to be reimbursed for his reasonable costs for travel on a private airplane between his residence and the Company’s executive offices, up to an annual maximum of $150,000. See “—Perquisites” below for additional details on Mr. Heyman’s perquisites (including reimbursement for airplane travel).
Mr. Heyman’s agreement has an initial term of five years until August 4, 2022 and will be renewed automatically for further one-year renewal terms unless either party gives notice of its intention not to renew the agreement at least 60 days before the expiration of the current term. Mr. Heyman’s agreement also provides for severance benefits in the event of termination of his employment in certain cases, as described below under “— Termination and Change in Control Provisions.”
Mr. Heyman’s employment agreement also subjects Mr. Heyman to the following restrictive covenants that apply during the term of his employment and for two years thereafter (the “restricted period”): non-competition, employee and consultant non-solicitation (prohibiting the solicitation of any employee or consultant to terminate his or her employment with, or materially reduce his or her service to, the Company (as applicable)), employee no-hire and non-interference covenants (prohibiting interference with the relationship between the Company and its business relations, such as current or prospective clients, customers, licensees, suppliers and vendors). His employment agreement also includes a perpetual confidentiality and mutual non-disparagement covenant, and an assignment of intellectual property covenant. Mr. Heyman also entered into a separate non-interference agreement, which subjects Mr. Heyman to the same restrictive covenants as those set forth in his employment agreement, except the restricted period is the term of his employment and one year thereafter, and the non-disparagement covenant is not mutual.
Michael Carlet
We entered into an offer letter agreement with Mr. Carlet (dated as of October 7, 2014, and amended as of August 4, 2017), pursuant to which Mr. Carlet serves as our Chief Financial Officer. Mr. Carlet’s agreement provides for a base salary fixed by our board of directors (which was $335,000 for 2020), and eligibility to receive an annual bonus (with an initial target bonus opportunity of 30% of base salary) based on the achievement of individual and Company performance objectives. For additional information with respect to Mr. Carlet’s annual bonus opportunity for 2020, see “Annual Bonus/Non-Equity Incentive Plan Compensation” below. Mr. Carlet’s agreement also provides for severance benefits in the event of termination of his employment in certain cases, as described below under “— Termination and Change in Control Provisions.”
Mr. Carlet also entered into separate non-interference agreements, which subject Mr. Carlet to the following restrictive covenants that apply during the term of his employment and for one year thereafter: non-competition, employee and consultant non-solicitation (prohibiting the solicitation of any employee or consultant to terminate his or her employment or materially reduce his or her service to the Company (as applicable)), employee no-hire, and non-interference covenants (prohibiting interference with the relationship between the Company and its business relations, such as current or prospective clients, customers, licensees, suppliers and vendors). His non-interference agreements also include a perpetual confidentiality covenant and non-disparagement covenant, and an assignment of intellectual property covenant.
Jeffrey Hindman
We entered into an offer letter agreement with Mr. Hindman (dated as of March 22, 2016, and amended as of August 4, 2017), pursuant to which Mr. Hindman currently serves as our Chief Revenue Officer. Mr. Hindman’s agreement provides for a base salary (which was $335,000 for 2020) and eligibility to receive an annual bonus (with an initial target bonus opportunity of 50% of base salary) based on the achievement of individual and Company performance objectives. For additional information with respect to Mr. Hindman’s annual bonus opportunity for 2020, see “Annual Bonus/Non-Equity Incentive Plan Compensation” below. Mr. Hindman’s agreement also provides for severance benefits in the event of termination of his employment in certain cases, as described below under “— Termination and Change in Control Provisions.”
Mr. Hindman also entered into separate non-interference agreements, which subject Mr. Hindman to the following restrictive covenants that apply during the term of his employment and for one year thereafter:

non-competition, employee and consultant non-solicitation (prohibiting the solicitation of any employee or consultant to terminate his or her employment with or materially reduce their service to the Company (as applicable)), employee no-hire and non-interference covenants (prohibiting interference with the relationship between the Company and its business relations, such as current or prospective clients, customers, licensees, suppliers and vendors). His non-interference agreements also include a perpetual confidentiality covenant and non-disparagement covenant, and an assignment of intellectual property covenant.
Base Salary
We provide each named executive officer with a base salary for the services that the executive officer performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries are reviewed annually and may be increased based on the individual performance of the named executive officer, Company performance, any change in the executive’s position within our business, and/or the scope of his or her responsibilities and any changes thereto. In early 2020, following an annual review of salaries for our executive officers, Mr. Heyman’s base salary was increased to $650,000 (an increase of 30.0%), Mr. Carlet’s base salary was increased to $335,000 (an increase of 18.3%), and Mr. Hindman’s base salary was increased to $335,000 (an increase of 17.9%). In each case, the increase was retroactive to January 1, 2020 and was awarded based on our board of directors’ assessment of the named executive officer’s performance.
Annual Bonus/Non-Equity Incentive Plan Compensation
For fiscal year 2020, bonuses reflected our Company’s strong performance despite the Covid-19 pandemic. In July 2020, taking into account the substantial disruption caused by the pandemic and the uncertainty of the economic outlook for the remainder of the year, our board of directors decided to bifurcate the calculation of bonus amounts for fiscal year 2020 into a component for the first half of the year and a component for the second half of the year. In respect of the first half of the year, executives would receive a fixed amount equal to 25% of their target bonus. In respect of the second half of the year, executives would be eligible to receive a variable amount based on the residual 75% of their target bonus, determined by the Company’s achievement of a target tied to Adjusted EBITDA, further adjusted to exclude the impact of certain other items determined by our board of directors (“Compensation EBITDA”), including net changes to deferred revenue and other non-recurring charges, for the second half of the year. The right to receive both components of the bonus was contingent upon the executive remaining employed by the Company at the time the bonus was paid in 2021. The decision to bifurcate the bonus calculation gave executives and other bonus-eligible employees some assurance that they would receive at least a minimal bonus notwithstanding the adverse business impact of events beyond their control, while providing incentives to excel in the changed business environment of the second half of the year. The target amounts for Messrs. Heyman, Carlet and Hindman for the full year, which were set in early 2020, were $650,000, $251,250 and $251,250, respectively, equal to 100% of the 2020 base salary for Mr. Heyman and 75% of 2020 base salary for each of Messrs. Carlet and Hindman.
If the Company achieved the target level Compensation EBITDA, executives would be eligible to receive 100% of the residual 75% of their target bonus for the year. If the Company did not achieve a threshold level of approximately 80% of target Compensation EBITDA, no bonus would be payable to executives. At threshold level Compensation EBITDA achievement, executives would be eligible to receive 25% of the residual 75% of their target bonus and for Compensation EBITDA achievement that fell between the threshold and target levels, the payout percentage would be interpolated on a straight-line mathematical basis. If Compensation EBITDA exceeded the target, the full residual 75% of the executive’s target bonus would be payable and a supplemental bonus pool for all bonus-eligible employees (including executives) would be funded with 39% of the excess over target Compensation EBITDA, with any amounts from the supplemental bonus pool to be distributed among all bonus-eligible employees in the discretion of management, subject to, in the case of amounts to be distributed to the named executive officers, approval by our board of directors.
The Company exceeded its target for Compensation EBITDA in the second half of the year, resulting in full payment of residual target bonus amounts and establishment of a supplemental bonus pool. Mr. Heyman was awarded $329,333 from the supplemental bonus pool and Messrs. Carlet and Hindman were awarded

$173,333 each from the supplemental bonus pool. The total fiscal year 2020 annual bonus amounts earned by each named executive officer (which includes the fixed bonus amount earned with respect to the first half of the year, the bonus amount earned based on Compensation EBITDA relative to target for the second half of the year, and the additional discretionary bonus) was as follows: $979,333 for Mr. Heyman and $424,583 for each of Messrs. Carlet and Hindman. The fixed and additional discretionary bonus amounts are reported in the “Bonus” column of the Summary Compensation Table above, and the bonus amounts earned based on Compensation EBITDA relative to target for the second half of the year are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
Perquisites
The Company provides modest perquisites to its executives. Under the Company’s Executive Product Experience Program, as a one-time benefit and in order to provide the Company with improved developmental feedback on its solutions, executives at the level of Executive Vice President and above who install and use Company products in their primary residence are eligible to receive up to $25,000 in such products, valued at the Company’s cost, without charge, and the Company will reimburse the executive for 75% of up to $25,000 in integrator services and other costs. In addition, each year thereafter the executive is eligible to receive Company beta products as available and up to $7,500 in new products, valued at the Company’s cost, without charge, and the Company will reimburse the executive for 70% of up to $5,000 in integrator services and other costs. An executive who voluntarily leaves the Company within 24 months after the initial installation must reimburse the company for all costs for the products and services provided. In addition, the Company reimburses Mr. Heyman for his pro rata share of the maintenance and storage costs of a private airplane in which he owns a 25% interest and for the reasonable costs of travel on such airplane for business purposes and travel between his residence and the Company’s executive offices, up to an annual maximum of $150,000. The Company also pays a portion of the membership fees for Mr. Hindman to belong to an executive leadership organization and reimburses him for his travel expenses to attend the organization’s meetings. Due to absence of travel because of the Covid-19 pandemic, no reimbursements for travel costs were made in 2020 to Messrs. Heyman or Hindman.
No 2020 Equity Awards
Our named executive officers did not receive an equity award in fiscal year 2020.
Outstanding Equity Awards As of the End of Fiscal Year 2020
The following table provides information regarding outstanding equity awards made to our named executive officers as the end of fiscal year 2020.
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
John Heyman, Chief Executive Officer	10/23/2017	5,192,800(1)	$3,468,790	9,110,176(2)	—
	8/28/2019	1,008,000(1)	$537,264
	9/30/2019			890,000(3)	—
Michael Carlet, Chief Financial Officer	10/23/2017	1,594,281(1)	$1,064,980	2,733,053(2)	—
	8/28/2019	400,000(1)	$213,200	—
	9/30/2019	—	—	500,000(3)	—
Jeffrey Hindman, Chief Revenue Officer	10/23/2017	1,594,281(1)	$1,064,980	2,733,053(2)	—
	8/28/2019	400,000(1)	$213,200	—
	9/30/2019	—	—	500,000(3)	—

(1)
Represents time-vesting Class B-1 Units of Crackle Holdings, L.P. (“Holdings”). 20% of the units vest on the first anniversary of the Vesting Commencement Date, and 10% vest every six months thereafter (commencing on the sixth-month anniversary of the initial vesting date and ending on the five-year anniversary of the Vesting Commencement Date), subject to continued employment through the applicable vesting dates. For additional details on the vesting terms of the units see “Incentive Units” below. The “Vesting Commencement Date” is (i) the grant date with respect to the Class B-1 Units granted on October 23, 2017 and (ii) August 1, 2019 with respect to the Class B-1 Units granted on August 28, 2019.

(2)
Represents Class B-2 Units of Holdings, which are subject to time-vesting requirements and vesting requirements that will be memorialized in a future agreement to reflect the intention that such vesting match that of the 2019 Class B-2 Units based on the achievement of a specified fair market value for a Class A Unit of Holdings (both of which vesting requirements must be satisfied for the units to fully vest). The units time-vest as follows: 20% of the units vest on the first anniversary of the grant date, and 10% vest every six months thereafter (commencing on the six month anniversary of the initial vesting date and ending on the five-year anniversary of the grant date), subject to continued employment through the applicable vesting dates. The other vesting requirement will be modified to match vesting of the 2019 Class B-2 Units and be satisfied if the fair market value of a Class A Unit of Holdings equals or exceeds $2.50. For additional details on the vesting terms of the units see “Incentive Units” below.

(3)
Represents Class B-2 Units of Holdings subject to time-vesting requirements and vesting requirements based on the achievement of a specified fair market value for a Class A Unit of Holdings (both of which vesting requirements must be satisfied for the units to fully vest). The units time-vest as follows: 20% of the units vest on the one year anniversary of August 28, 2019, and 10% vest every six months thereafter (commencing on the six month anniversary of the initial vesting date and ending on the five year anniversary of August 28, 2019), subject to continued employment through the applicable vesting dates (except as otherwise described in the “Incentive Units” section below). The other vesting requirements will be satisfied when the fair market value of a Class A Unit of Holdings equals or exceeds $2.50. For additional details on the vesting terms of the units see “Incentive Units” below.

(4)
Amounts in this column represent the value of the Class B-1 Units based on the appreciation of the value of our business from and after the date of grant through the date of our most recent valuation prior to December 25, 2020.

(5)
The equity value of our business had not appreciated to a level that would have created value in the Class B-2 Units as of the date of our most recent valuation prior to December 25, 2020. Therefore, we believe the market value of the Class B-2 Units was zero on that date.

Incentive Units
Crackle Holdings, L.P. (“Holdings”) maintains the 2017 Incentive Plan pursuant to which it may grant Class B-1 Units and Class B-2 Units of Holdings (collectively, “Incentive Units”) to certain employees, directors and other service providers (including our named executive officers) of Holdings and its subsidiaries. The Incentive Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, and provide a significant alignment between our named executive officers and the Company. As profits interests, the Incentive Units have no value for tax purposes on the date of grant, and have economic characteristics similar to stock appreciation rights (i.e. representing the rights to share in any increase in the equity value of Holdings that exceeds specified thresholds).
Class B-1 Units granted under the 2017 Incentive Plan are subject to time-based vesting conditions, and Class B-2 Units are subject to both time-based vesting conditions and conditions relating to achievement of a specified value for a Class A Unit (both of which must be satisfied for the Class B-2 Units to fully vest). Except as described below, vesting is contingent upon each named executive officer’s continued employment through each applicable vesting date. As set forth in the “Outstanding Equity Awards As of the End of Fiscal Year 2020” table above, our named executive officers were granted Class B-1 Units in 2017 and 2019 (the “2017 Class B-1 Units” and “2019 Class B-1 Units,” respectively), and Class B-2 Units granted in 2017 and 2019 (the “2017 Class B-2 Units” and “2019 Class B-2 Units,” respectively).

The 2017 Class B-1 Units and 2019 Class B-1 Units are subject to time-based vesting, with (i) 20% vesting on the first anniversary of the grant date (in the case of the 2017 Class B-1 Units) or on the first anniversary of August 1, 2019 (in the case of the 2019 Class B-1 Units), and (ii) 10% vesting every six months thereafter (commencing on the six month anniversary of the initial vesting date and ending on the five year anniversary of the grant date or August 1, 2019, as applicable).
The 2017 Class B-2 Units and 2019 Class B-2 Units are subject to time-based vesting requirements and vesting requirements that will be memorialized (if not already memorialized) in a future agreement to reflect the intention that such vesting match that of the 2019 Class B-2 Units based on the achievement of a specified fair market value for a Class A Unit of Holdings (both of which vesting requirements must be satisfied for the units to fully vest). The 2017 Class B-2 Units time-vest pursuant to the same time-vesting schedule as the 2017 Class B-1 Units. The other vesting requirement will be modified (as applicable) to match vesting of the 2019 Class B-2 Units and be satisfied if the fair market value of a Class A Unit of Holdings equals or exceeds $2.50. The 2019 Class B-2 Units time-vest, with 20% time-vesting on the first anniversary of August 28, 2019, and 10% vesting every six months thereafter (commencing on the six month anniversary of the initial vesting date and ending on the five year anniversary of August 28, 2019), and the other vesting requirement will be satisfied when the fair market value of a Class A Unit of Holdings equals or exceeds $2.50.
In the event of a Sponsor Exit, (i) the vesting of the 2017 Class B-1 Units will fully accelerate, (ii) the vesting of a portion of the 2019 Class B-1 Units will accelerate, with such portion being the portion of units scheduled to vest on or prior to the third anniversary of August 1, 2019 to the extent that such units are unvested as of the Sponsor Exit, and (iii) the time-vesting condition of the Class B-2 Units will be deemed to be satisfied. In general, the named executive officers must be employed as of the Sponsor Exit event to receive such acceleration benefits. However, with respect to the 2019 Class B-1 Units and 2019 Class B-2 Units, if the executive’s employment is terminated without cause prior to the first anniversary of a Sponsor Exit, the time-vesting conditions will be deemed to be satisfied as of the date of such termination. “Sponsor Exit” generally means the first to occur of (i) the date on which on which Hellman & Friedman reduces its direct or indirect equity investment in Holdings to less than 20% of the outstanding number of units of Holdings on a fully diluted basis or (ii) a sale of Holdings (as defined in the 2017 Incentive Plan and which includes, for example, a transaction where more than 50% of Holdings’ outstanding voting securities are acquired or a sale of all or substantially all of Holdings’ assets). This Offering will not constitute a Sponsor Exit.
Each of the named executive officers were required to enter into a Non-Interference Agreement as a condition to receiving their respective Incentive Units, and Mr. Heyman was also required to reaffirm the restrictive covenants set forth in his employment agreement. For additional details on each named executive officer’s restrictive covenants, see “Employment Agreements” above. In the event a named executive officer materially breaches (and does not cure) his Non-Interference Agreement or, in the case of Mr. Heyman, the restrictive covenants set forth in his employment agreement, his vested and unvested Incentive Units would be immediately forfeited.
As described in the “Actions in Connection with this Offering” section below, unvested Incentive Units will be exchanged for shares of restricted stock of the Company and vested Incentive Units will be exchanged for shares of common stock in connection with this Offering.
Termination and Change in Control Provisions
Severance
The employment agreement entered into with Mr. Heyman and offer letter agreements entered into with Mr. Carlet and Mr. Hindman each provide for severance benefits upon certain qualifying terminations of employment.
Under Mr. Heyman’s employment agreement:
•
If Mr. Heyman’s employment is terminated due to his death or disability, he (or his heirs) will be entitled to receive a pro-rated portion of his annual bonus for the year in which his employment is terminated, based on the number of days he was employed during the year, which will be payable at the same time annual bonuses for that year are payable to other active employees of the Company.
•
If Mr. Heyman’s employment is terminated by Mr. Heyman for good reason (as defined in his employment agreement) or by the Company without cause (as defined in his employment agreement), then the Company (i) will pay Mr. Heyman his base salary for twelve months after the date of termination (payable in installments, provided that this amount will be paid in a lump sum if the termination occurs within 30 days on or following a Sponsor Exit (as defined above)), and (ii) will pay Mr. Heyman a pro-rated portion of his annual bonus for the year in which his employment is terminated, based on the number of days he was employed during the year, which will be payable at the same time annual bonuses for that year are payable to other active employees of the Company. In addition, if Mr. Heyman elects to continue to participate in the Company’s health insurance plans following his termination, the Company will reimburse Mr. Heyman for the cost of his medical and dental insurance premiums, at the same rate the Company contributed to his insurance premiums as of the date of termination, until twelve months after the date of termination or, if earlier, the date Mr. Heyman begins new employment where he is offered participation in a group health plan. Such severance benefits are contingent upon Mr. Heyman’s execution and non-revocation of a general release of claims in favor of the Company, and continued compliance with the restrictive covenants set forth in his employment agreement.

•
If the Company gives notice to Mr. Heyman that his employment is not to be extended for a renewal term at the expiration of the initial five-year term, and Mr. Heyman then resigns effective as of the expiration of the initial term and gives the Company notice of his resignation within 30 days after receipt of the Company’s notice of nonrenewal, the Company will continue to pay Mr. Heyman his base salary for six months after the date of termination, subject to Mr. Heyman’s execution and non-revocation of a general release of claims in favor of the Company, and continued compliance with the restrictive covenants set forth in his employment agreement.

Under Mr. Carlet’s offer letter, if Mr. Carlet’s employment is terminated by the Company without cause or by Mr. Carlet for good reason (as defined in his offer letter, as amended), the Company will pay Mr. Carlet his base salary for six months after the date of termination, subject to Mr. Carlet’s execution and non-revocation of a general release of claims in favor of the Company, and continued compliance with the restrictive covenants to which he is subject.
Under Mr. Hindman’s offer letter, if Mr. Hindman’s employment is terminated by the Company or by Mr. Hindman for good reason (as defined in the offer letter, as amended), the Company will pay Mr. Hindman severance in accordance with its severance guidelines, which would entitle Mr. Hindman to twelve months of base salary pursuant to the terms thereof, subject to his execution and non-revocation of a general release of claims in favor of the Company, and continued compliance with the restrictive covenants to which he is subject.
Equity Awards- Change in Control and Termination Provisions
As described in the “Equity Awards” section above, the Incentive Units granted to our named executive officers are subject to certain acceleration provisions that are triggered upon a Sponsor Exit (which includes a sale of Holdings). Certain Incentive Unit awards also include vesting terms that apply in connection with a termination without cause. See “Equity Awards” for additional details.
2021 Employee Stock Purchase Plan
Our board of directors adopted, and our stockholders approved, the 2021 Employee Stock Purchase Plan, which we refer to as the Employee Stock Purchase Plan for purposes of this disclosure. Under the Employee Stock Purchase Plan, our employees, and those of our subsidiaries, may purchase shares of our common stock during pre-specified offering periods. Our named executive officers are eligible to participate in the Employee Stock Purchase Plan on the same terms and conditions as all other participating employees.
Administration.    The Employee Stock Purchase Plan will be administered by a committee of our board of directors, which we refer to as the Committee for purposes of this disclosure. The Committee will have full authority to administer the Employee Stock Purchase Plan and make and interpret rules and regulations regarding administration of the Employee Stock Purchase Plan as it may deem necessary or appropriate.
Shares Available Under the Employee Stock Purchase Plan.    The Employee Stock Purchase Plan initially reserves 750,000 shares for issuance, which is subject to increase on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the lesser of (i) the positive difference, if any, between (x) 1% of the outstanding common stock of the Company on the last day of the immediately preceding fiscal year and (y) the available plan reserve on the last day of the immediately preceding fiscal year and (ii) a lower number of shares of our common stock as determined by the Committee. The number of shares available for issuance under the Employee Stock Purchase Plan is subject to adjustment for certain changes in our capitalization.
Eligible Employees.   All of our employees and those of our subsidiaries will be eligible to participate in the Employee Stock Purchase Plan, except for employees who, immediately after grant of an option under the Employee Stock Purchase Plan, would own 5% or more of the combined voting power or value of all of our issued and outstanding stock.
Participation.   Eligible employees may elect to participate in the Employee Stock Purchase Plan by filing a subscription agreement with us prior to any offering period indicating the amount of eligible compensation to be withheld from payroll during that offering period and applied to the Employee Stock Purchase Plan. Once enrolled in the Employee Stock Purchase Plan, a participant shall continue to participate in subsequent offering periods until such participant terminates employment or withdraws from any offering period.
Eligible Compensation.   Eligible employees may authorize payroll deductions of 1% to 15% of such employees’ base compensation on each payroll date that falls within an offering period. Payroll deductions shall commence on the first payroll date following the beginning of the offering period and shall continue until the participant withdraws from an offering period or terminates employment. Participants may not acquire rights to purchase more than $25,000 of our common stock under the Employee Stock Purchase Plan for any calendar year.
Offering Periods.   We plan to offer our common stock to participants during offering periods of up to 27 months, with expected offering periods of 6 months, beginning in 2021 on or after the completion of this offering.
Purchase of Shares.   Shares of our common stock will be automatically purchased for the accounts of participants at the end of each offering period with their elected payroll deductions accumulated during the offering period. Shares will be purchased at a discounted per-share purchase price equal to 85% of the per-share closing price of our common stock on the last day of the applicable offering period.
Cancellation of Election to Purchase.    A participant may cancel his or her participation in the Employee Stock Purchase Plan, but may not reduce or increase his or her contributions during an offering period. Termination of a participant’s employment for any reason will also terminate such participant’s participation in the Employee Stock Purchase Plan. In any of these cases, the participant is entitled to receive a refund of the payroll deductions collected on his or her behalf.
Effect of a Change in Control.   Upon a future change in control of the Company, the administrator may, in its sole discretion, (i) shorten an offering period to provide for a purchase date on or prior to the change in control date or (ii) provide for the assumption of the purchase rights under the Employee Stock Purchase Plan and substitution of rights to purchase shares of the successor company in accordance with Section 424 of the Code.
Termination and Amendment.   Our board of directors or the Committee may amend or terminate the Employee Stock Purchase Plan at any time, although no amendment may be made (i) that adversely affects the rights of any participant participating in an offering period or (ii) without approval of our stockholders to the extent such approval would be required under Section 423 of the Code.

Retirement Plan
The Company maintains a 401(k) defined contribution retirement plan pursuant to which all employees age 21 or older may contribute a portion of their annual earnings, up to the limits set by the Internal Revenue Code, on a pre-tax or after-tax (Roth) basis. The Company makes matching contributions to participating employees’ plan accounts equal to 100% of the first 3% of earnings that an employee elects to contribute, plus 50% of the next 3% of earnings that an employee elects to contribute, limited to a maximum annual amount as established by the IRS. The maximum matching contribution for employees in 2020 was $12,825. Matching contributions are 100% vested when made.
2021 Compensation Decisions
Base Salary
In February 2021, as part of an annual review of executive compensation, our board of directors increased Mr. Heyman’s salary to $700,000 (an increase of 7.7%), Mr. Carlet’s salary to $375,000 (an increase of 11.9%) and Mr. Hindman’s salary to $355,000 (an increase of 6.0%). These increases were retroactive to January 1, 2021 and were awarded as part of an overall review of executive compensation based on market data for a comparator group of publicly traded companies comparable in size to the Company across several financial metrics and with similar products or sales channels.
Annual Bonus/Non-Equity Incentive Plan Compensation
In February 2021, our board of directors adopted the 2021 Annual Incentive Plan. This plan covers all bonus-eligible employees. Under the plan, each participating employee is assigned a target bonus amount which is determined by that employee’s position. For each participating employee, including our named executive officers, 80% of their potential bonus is determined based on company performance and 20% is based on their individual performance. The measure for assessing company performance in 2021 is Compensation EBITDA. The measure for assessing individual performance is the degree to which the employee achieves goals that were defined for that employee at beginning of the year. Our board of directors, in its discretion, may also award bonuses to our named executive officers outside of the terms of the 2021 Annual Incentive Plan.
Actions in Connection with this Offering
Equity Conversion
In connection with this offering, it is currently anticipated that all outstanding unvested Incentive Units, including those held by our named executive officers, will be replaced with newly issued shares of our restricted common stock on the basis of a ratio that takes into account the number of unvested Incentive Units held, the applicable distribution threshold applicable to such Class B Units, and the value of distributions that the holder would have been entitled to receive had Holdings liquidated on the date of such replacement in accordance with the terms of the distribution “waterfall” set forth in the Partnership Agreement. Vested Incentive Units will be exchanged into shares of our common stock using the same formula. It is currently anticipated that (i) the unvested restricted shares of our common stock that the named executive officers receive in respect of their unvested Class B-1 Units will be subject to the same vesting terms that apply to the Class B-1 Units prior to the Equity Conversion, and (ii) the unvested restricted shares of our common stock that the named executives officers receive in respect of their Class B-2 Units will vest based upon achievement of one or more of (A) the Total Return Hurdle, (B) the Average Return Hurdle and/or (C) the VWAP Hurdle (each as defined below), as follows:
•
100% of the restricted shares will vest in the event Hellman & Friedman receives cash proceeds in respect of its investment in the company (i.e. cash distributions paid to Hellman & Friedman or cash proceeds received from the sale of any of its equity interests in the company) that equal or exceed $1,399,409,115 in the aggregate (whether prior to, in connection with, or following this offering) (the “Total Return Hurdle”). If the Total Return Hurdle is not achieved prior to or in connection with a change in control of the company, all restricted shares will be forfeited for no consideration.

•
100% of the restricted shares will vest upon an Exit Trade (as defined below) if the cash received in respect of the Sponsor Shares (as defined below) sold prior to and including the Exit Trade exceeds (a) the Price Target (as defined below) multiplied by (b) the Sponsor Shares sold prior to and inclusive of the Exit Trade (the “Average Return Hurdle”). In addition, upon each trade or other sale of Sponsor Shares (as defined below) following the Exit Trade, but prior to the time in which the Sponsor ceases to hold any of the Initial Sponsor Shares (as defined below), if the Average Return Hurdle is satisfied, 100% of restricted shares will vest. “Price Target” is the amount per share of our common stock that is equivalent to a price per Class A Unit of Holdings equal to $2.50 (as may be equitably adjusted for any units splits, recapitalizations or other similar events). An “Exit Trade” is any trade or other sale of common stock issued to Hellman & Friedman in connection with this offering in respect of Class A Units of Holdings held by Hellman & Friedman (each, a “Sponsor Share”, and the aggregate Sponsor Shares so received by the Sponsor, the “Initial Sponsor Shares”) following which Hellman & Friedman holds 10% or less of the Initial Sponsor Shares.

•
The restricted shares will also vest if certain volume weighted average price (“VWAP”) hurdles are achieved, as follows: prior to an Exit Trade, or following an Exit Trade to the extent such trade does not result in satisfaction of the Average Return Hurdle, if, during the period commencing on the earlier of (a) the first anniversary of this offering or (b) the first Exit Trade, and ending on February 4, 2024, the price per share of common ctock, measured using a 30-day VWAP, is at least equal to the Price Target (the “VWAP Hurdle”), then: 42% of the restricted shares will vest on August 4, 2022 (or such later date on which the VWAP Hurdle is achieved), an additional 42% of the restricted shares will vest on August 4, 2023 (or such later date on which the VWAP Hurdle is achieved), and the remaining 16% of the restricted shares will vest on February 4, 2024.

Vesting with respect to the restricted shares received in respect of Class B-2 Units is subject to the named executive officer’s continued employment through the applicable vesting dates. To the extent any such restricted shares have not vested on or prior to February 4, 2024, any such unvested restricted shares will be forfeited for no consideration.
Holders of Incentive Units (including the named executive officers) will also receive a certain number of stock options to purchase common shares of the company following the offering (“Leverage Replacement Options”), which are intended to preserve the upside of the Class B-1 Units and Class B-2 Units as of immediately prior to this offering that would otherwise be lost as a result of the Equity Conversion. The Leverage Replacement Options received to preserve the upside of the Class B-1 Units will be subject to the same vesting terms and conditions as applicable to the restricted shares received with respect to the unvested Class B-1 Units, and the Leverage Replacement Options received to preserve the upside of the Class B-2 Units will be subject to the same vesting terms and conditions as applicable to the restricted shares received with respect to the unvested Class B-2 Units. The number of Leverage Replacement Options expected to be granted to each named executive officer with respect to the unvested Class B-1 Units and Class B-2 Units is as follows: for Mr. Heyman, 818,523 and 574,849, respectively; for Mr. Carlet, 260,041 and 190,449, respectively; and for Mr. Hindman 260,041 and 190,449, respectively.
In addition, holders of Incentive Units will also receive a cash payment equal to $0.12 per vested and unvested Class B-1 and Class B-2 Unit in lieu of participation in the tax receivable agreement (the “Additional Payment”). Additional Payments payable with respect to vested Class B-1 Units and Class B-2 units will be paid to such holders in connection with this offering. For holders below the Executive Vice President-level, Additional Payments with respect to unvested Class B-1 Units and Class B-2 Units will be paid at the same time as the Equity Conversion. For holders at or above the Executive Vice President-level (including the named executive officers):
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Additional Payments payable with respect to unvested Class B-1 Units that are scheduled to vest by October 31, 2022 pursuant to the time-vesting schedule applicable to such Class B-1 Units as of immediately prior to the Equity Conversion will be paid to such Holder at the same time as the Equity Conversion. All other Additional Payments with respect to unvested Class B-1 Units will be held in escrow, subject to the same vesting conditions as the restricted stock received in exchange for the Class B-1 Units; provided that such vesting schedule shall be accelerated by a certain number of days equal to number of days following the Equity Conversion to October 31, 2022.

•
Additional Payments with respect to any Class B-2 Units will be held in escrow, subject to the same vesting conditions as the related performance-based restricted shares.

The 2017 Incentive Plan was terminated upon the effectiveness of this offering. The precise number of restricted shares to be delivered in respect of unvested Class B-1 and Class B-2 Units, shares to be delivered in respect of vested Class B-1 and Class B-2 Units, and the number of Leverage Replacement Options to be granted to each of the named executive officers will be based on the initial public offering price. The following table sets forth the assumed number and value of restricted shares and shares to be received in connection with the Equity Conversion that each of our named executive officers will receive.
	Shares Received in Exchange for Vested Class B-1 Units		Restricted Shares Received in Exchange for Unvested Class B-1 Units		Shares Received in Exchange for Vested Class B-2 Units		Restricted Shares Received in Exchange for Unvested Class B-2 Units
	(#)	($)	(#)	($)	(#)	($)	(#)	($)
John Heyman	403,164	7,256,952	188,475	3,392,550	—	—	415,311	7,475,598
Michael Carlet	124,519	2,241,342	59,592	1,072,656	—	—	129,671	2,334,078
Jeffrey Hindman	124,519	2,241,342	59,592	1,072,656	—	—	129,671	2,334,078
2021 Incentive Plan
Our board of directors adopted, and our stockholders approved, the 2021 Incentive Plan in order to provide a means through which to attract, retain and motivate key personnel. Awards under the 2021 Incentive Plan may be granted to any (i) individual employed by us or our subsidiaries (other than those U.S. employees covered by a collective bargaining agreement unless and to the extent that such eligibility is set forth in such collective bargaining agreement or similar agreement); (ii) director or officer of us or our subsidiaries; or (iii) consultant or advisor to us or our subsidiaries who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act. The 2021 Incentive Plan will be administered by the compensation committee of our board of directors or such other committee of our board of directors to which it has properly delegated power, or if no such committee or subcommittee exists, our board of directors (as applicable, the “Committee”).
The 2021 Incentive Plan initially reserves 10,500,000 shares for issuance, which is subject to increase on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the lesser of (i) the positive difference, if any, between (x) 4% of the outstanding common stock on the last day of the immediately preceding fiscal year and (y) the available plan reserve on the last day of the immediately preceding fiscal year and (ii) a lower number of shares of our common stock as determined by our board of directors; provided, however, that this automatic share reserve increase shall not apply following the tenth (10th) anniversary of the effective date of the plan.
All awards granted under the 2021 Incentive Plan will vest and/or become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Awards available for grant under the 2021 Incentive Plan include non-qualified stock options and incentive stock options, restricted shares of our common stock, restricted stock units, other equity-based awards tied to the value of our shares and cash-based awards.
Awards other than cash-based awards are generally subject to adjustment in the event of (i) any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, or other similar transactions or events, or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirement. In addition, in connection with a change in control, the Committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of, acceleration of the vesting of, the exercisability of, or lapse of restrictions on, any one or more outstanding awards and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee.

Our board of directors may amend, alter, suspend, discontinue, or terminate the 2021 Incentive Plan or any portion thereof at any time, but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be issued under the 2021 Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the 2021 Incentive Plan. Any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.
All awards granted under the 2021 Incentive Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our board of directors or the Committee and as in effect from time to time and (ii) applicable law.
Non-Employee Director Compensation
For fiscal year 2020, we did not pay compensation or grant equity awards to directors for their service on our board of directors, other than to Kenneth R. Wagers III and Martin Plaehn, our two directors who are not affiliated with Hellman & Friedman and are not employees. Each of Messrs. Wagers and Plaehn received a quarterly fee of $18,750 for serving as directors, and Mr. Wagers also received a quarterly fee of $6,250 for serving as chair of our Audit and Risk Management Committee.
In addition, Messrs. Wagers and Mr. Plaehn each received a grant of 71,942 restricted Class A Units of Holdings on August 1, 2020 (the “2020 restricted units”). One-third of the 2020 restricted units vest upon each of the first, second, and third anniversary of the grant date, provided that the units accelerate upon a Sponsor Exit (as defined above). Vesting is generally subject to each director’s continued service through the applicable vesting date (or Sponsor Exit, as applicable), provided that the 2020 restricted units will fully accelerate upon a termination as a result of death or disability or termination by the Company without cause on or following the first anniversary of the date of grant. If Messrs. Wagers or Plaehn’s service as a director is terminated without cause prior to first anniversary of grant, a pro-rata portion of Messrs. Wagers’ or Plaehn’s 2020 restricted units (as applicable) will vest, with such portion equal to the total number of restricted units granted to Mr. Wagers or Mr. Plaehn (as applicable), multiplied by a fraction, the numerator of which is the number of days that have elapsed since the grant date and the denominator of which is 1,096. Mr. Plaehn also received 71,942 restricted Class A Units of Holdings on August 1, 2019 (the “2019 restricted units”), which are subject to the same vesting terms as his 2020 restricted units.
Our directors are also reimbursed for reasonable travel and related expenses associated with attendance at board or committee meetings.
The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the last fiscal year.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Martin Plaehn	75,000(1)	100,000(3)	175,000
Kenneth R. Wagers III	50,000(2)	100,000(3)	150,000

(1)
Consists of cash fees of $18,750 per quarter for serving as director.

(2)
Consists of cash fees of $18,750 per quarter for serving as director and cash fees of $6,250 per quarter for serving as chair of our Audit and Risk Management Committee. Mr. Wagers joined our board of directors in the third quarter of 2020.

(3)
Represents the aggregate grant date fair value, calculated in accordance with ASC Topic 718, of 71,942 restricted Class A Units of Holdings granted to each of Messrs. Plaehn and Wagers on August 1, 2020 (the “grant date”), all of which were unvested as of the end of fiscal year 2020. One-third of the restricted units vest upon each of the first, second and third anniversary of the grant date, provided that such units accelerate upon a Sponsor Exit. For additional details on the vesting terms of such restricted units, see above. The assumptions used in calculating the grant-date fair value of the restricted units reported in this column are set forth in Note 12 to the consolidated audited financial statements included elsewhere in this prospectus. As of the end of fiscal year 2020, Mr. Plaehn held a total of 119,903 unvested restricted units (comprised of 47,961 unvested 2019 restricted units and 71,942 unvested 2020 restricted units), and Mr. Wagers held a total of 71,942 unvested restricted units (comprised of his unvested 2020 restricted units).
In connection with this offering and with assistance from Korn Ferry as independent compensation consultant, we analyzed competitive market data relating to director compensation programs, including cash retainers, equity awards and stock ownership guidelines.
As a result of this analysis, in connection with this offering, our board of directors has approved a new Non-Employee Director compensation program. Under the new program, each Non-Employee Director will receive an annual retainer of $200,000, consisting of an annual cash retainer of $75,000 payable in quarterly installments and an additional $125,000, which will be paid in the form of an equity-based award.
As part of this program, the chairpersons and members of the following committees will receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below. We reimburse all directors for travel and other expenses directly related to director activities and responsibilities.
Committee	Committee Member Retainer	Committee Chair Retainer
Audit and Risk Management Committee	$10,000	$25,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$7,500	$15,000
In connection with this offering we will adopt stock ownership guidelines for our Non-Employee Directors in order to better align our eligible directors’ financial interests with those of our stockholders by requiring such directors to own a minimum level of our shares. Each of our Non-Employee Directors will be required to own stock in an amount equal to five times the amount of the annual cash retainer (excluding committee retainers) within five years of becoming subject to the guidelines.
Directors Deferral Plan
Our Board of Directors adopted the Snap One Holdings Corp. Directors Deferral Plan (“Directors Deferral Plan”) prior to the completion of the offering. All directors who are not our employees or any of our subsidiaries are eligible to participate in the Directors Deferral Plan.
Deferral Elections.   Under the terms of the Directors Deferral Plan, our non-employee directors may elect to defer all or a portion of shares issued upon settlement of their restricted stock unit awards in the form of deferred stock units credited to an account maintained by us. Deferred stock units will be awarded from, and subject to the terms of, the 2021 Incentive Plan. Each deferred stock unit represents the right to receive a number of shares of our common stock equal to the number of deferred stock units initially credited to the director’s account plus the number of deferred stock units credited as a result of any dividend equivalent rights (to which deferred stock units initially credited to a director’s account are entitled).
Settlement of Deferred Stock Units.   Directors may elect that settlement of deferred stock units be made or commence on (i) the first business day in a year following the year for which the deferral is made, (ii) following termination of service on our board of directors or (iii) the earlier of (i) or (ii). Directors may elect that deferred stock units be settled in a single one-time distribution or in a series of up to 15 annual installments. In addition, deferred stock unit accounts will be settled upon a Change in Control (as defined in the 2021 Incentive Plan) or upon a director’s death.
Administration; Amendment and Termination.   Our Compensation Committee will administer the Directors Deferral Plan. The Directors Deferral Plan or any deferral may be amended, suspended, discontinued by our Compensation Committee at any time in the Compensation Committee’s discretion; provided that no amendment, suspension or discontinuance will reduce any director’s accrued benefit, except as required to comply with applicable law. Our Compensation Committee may terminate the Plan at any time, as long as the termination complies with applicable tax and other requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders’ Agreement
We have entered into a stockholders agreement with Hellman & Friedman and the other unit holders of the Investor, which include certain of our directors, officers and other employees, in connection with this offering.
This stockholders agreement provides that following the completion of this offering, our board of directors will consist of eight members. Hellman & Friedman will have the right to nominate to our board of directors a number of nominees equal to (x) the total number of directors comprising our board of directors at such time, multiplied by (y) the percentage of our outstanding common stock held from time to time by Hellman & Friedman. For purposes of calculating the number of directors that Hellman & Friedman will be entitled to nominate, any fractional amounts are rounded up to the nearest whole number. In addition, the board of directors will be divided into three classes and serve staggered, three year terms. For so long as we have a classified board, the Hellman & Friedman-nominated board members will be divided by Hellman & Friedman as evenly as possible among the classes of directors. After giving effect to this offering, Hellman & Friedman will have the right to nominate up to six of our eight directors.
Pursuant to the stockholders agreement, we will include the Hellman & Friedman nominees on the slate that is included in our proxy statement relating to the election of directors of the class to which such persons belong and provide the highest level of support for the election of each such person as we provide to any other individual standing for election as a director. In addition, pursuant to the stockholders agreement, Hellman & Friedman will agree with the Company to vote in favor of the Company slate that is included in our proxy statement.
In the event that a Hellman & Friedman nominee ceases to serve as a director for any reason (other than the failure of our stockholders to elect such individual as a director), Hellman & Friedman will be entitled to appoint another nominee to fill the resulting vacancy.
The stockholders agreement contains provisions that entitle the stockholder parties thereto to certain rights to have their securities registered by us under the Securities Act. Hellman & Friedman will be entitled to an unlimited number of “demand” registrations, subject to certain limitations. In addition, the stockholder parties to the stockholders agreement, including Hellman & Friedman, are entitled to customary “piggyback” registration rights. The stockholders agreement provides that we will pay certain expenses of the stockholder parties relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. These securities represent approximately 77.7% of our outstanding common stock after this offering, or 75.6% if the underwriters exercise in full their option to purchase additional shares.
Employment Agreements
We have entered into employment agreements with our executive officers. For more information regarding employment agreements with our named executive officers, see “Executive Compensation — Employment Agreements.”
Tax Receivable Agreement
In connection with this offering, we expect to be able to utilize net operating losses and certain other tax benefits that arose prior to or in connection with this offering and are therefore attributable to the TRA Participants. These tax benefits will reduce the amount of tax that we would otherwise be required to pay in the future. We have entered into a tax receivable agreement that provides for the payment by us to the TRA Participants of 85.0% of the amount of cash savings, if any, in U.S. federal, state, and local income tax that we actually realize, or are deemed to realize (calculated using certain assumptions), as a result of the utilization of such tax benefits, including certain tax benefits attributable to payments under the tax receivable agreement. We expect to benefit from the remaining 15.0% of cash tax savings, if any, in income tax we realize. With respect to certain pre-IPO owners that are not TRA Participants, we intend to make a cash dividend of approximately $13.1 million to the Investor, which will be used in part to pay such pre-IPO owners for their interests in the sum of (i) the current fair market value of the tax receivable and (ii) the total cash distribution that will be made to such pre-IPO owners in lieu of their participation in the tax receivable agreement. A portion of the cash distribution to pre-IPO owners in lieu of their participation in the tax receivable agreement are subject to vesting requirements and will be held in escrow, Distributions made to pre-IPO owners which are not subject to vesting requirements will be recorded as an expense in the period the distributions are made. Distributions made to pre-IPO owners which are subject to vesting requirements will be recorded to expense over the remaining estimated service period. The cash distribution will be in addition to any payments we make under the tax receivable agreement and will not reduce the amounts we will otherwise be required to pay under the tax receivable agreement.
For purposes of the tax receivable agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of the Company (calculated with certain assumptions, including using an assumed state and local tax rate to calculate tax benefits) to the amount of such taxes that the Company would have been required to pay without giving effect to the tax benefits subject to the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired or we exercise our right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below), or certain changes of control occur or we breach any of our material obligations under the tax receivable agreement. In the case of a change of control or a material breach of our obligations, all obligations generally will be accelerated and due as if we had exercised our right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including the amount, character and timing of our income. We will be required to pay 85.0% of the cash tax savings, if any, as and when realized. If we do not have taxable income, we are not required (absent circumstances requiring an early termination payment, other acceleration of our obligations under the tax receivable agreement or a change of control) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been realized. However, unutilized deductions that do not result in realized benefits in a given tax year as a result of insufficient taxable income may be applied to taxable income in future years and accordingly would impact the amount of cash tax savings in such future years and the amount of corresponding payments under the tax receivable agreement in such future years.
We expect that the payments that we may make under the tax receivable agreement will be material. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings that we realize in respect of the tax benefits subject to the tax receivable agreement. Late payments under the tax receivable agreement generally will accrue interest at an uncapped rate equal to LIBOR plus 500 basis points per annum until paid. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by the TRA Participants.
Furthermore, we may elect to terminate the tax receivable agreement early with respect to all TRA Participants by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including (i) that we will have sufficient taxable income in each future taxable year to fully realize potential tax savings and utilize the benefits that are the subject of the tax receivable agreement in the manner specified in the agreement and (ii) the tax rates for future years will be those specified in the law as in effect at the time of termination. In addition, the present value of such anticipated future cash tax savings is discounted at a rate equal to the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 200 basis points. Assuming an implied average LIBOR rate of 2.18%, we estimate that the aggregate amount of these termination payments would be approximately $116.1 million if we were to exercise our termination right immediately following this offering.
Upon certain changes of control, in the event that we breach any of our material obligations under the tax receivable agreement, whether as a result of a failure to make any payment when due, failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the tax receivable agreement in a case commenced under the federal bankruptcy laws or otherwise, or upon the occurrence of certain bankruptcy or insolvency proceedings involving us, then all obligations under the tax receivable agreement shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated in the manner described above with regard to the exercise of our termination rights. The TRA Participants will be entitled to elect to receive such accelerated amounts or to seek specific performance of the agreement.
The tax receivable agreement contains procedures for the resolution of certain disputes as to amounts payable by us, including in the case of an early termination or an acceleration event. In general, disagreements on such matters that cannot be resolved by the parties themselves within specified time periods shall be submitted for binding determination by an expert third party in the manner provided in the tax receivable agreement. In addition, the tax receivable agreement contains mandatory arbitration provisions.
As a result of the change of control provisions, the early termination right or an acceleration event, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual cash tax savings that we realize in respect of the tax benefits subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a material negative impact on our liquidity.
Decisions made by the TRA Participants in the course of running our business may influence the timing and amount of payments that are received by the Investor under the tax receivable agreement. In addition, payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. We will not be reimbursed for any payments previously made under the tax receivable agreement if a tax benefit is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.
As a general matter, we intend to fund the required payments under the tax receivable agreement with cash provided by operations and available borrowings under our Credit Facility. In the event that these sources are insufficient to fund the required payments, we may need to seek additional equity or debt financing and/or sell assets. We may not be able to raise any such financing or sell such assets on terms acceptable to us or at all. If we are unable to fund our required payments under the tax receivable agreement, our business, results of operations, and financial condition could be materially and adversely affected. See “Risk Factors — Risks Related to this Offering and Ownership of our Common Stock — In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual cash savings we realize in respect of the tax benefits subject to the tax receivable agreement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Tax Receivable Agreement.”
Indemnification of Directors and Officers
We have entered, or will enter, into an indemnification agreement with each of our directors and executive officers. The indemnification agreements, together with our amended and restated bylaws, will provide that we will jointly and severally indemnify each indemnitee to the fullest extent permitted by the DGCL from and against all loss and liability suffered and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of the indemnitee in connection with any threatened, pending, or completed action, suit or proceeding. Additionally, we will agree to advance to the indemnitee all out-of-pocket costs of any type or nature whatsoever incurred in connection therewith. See “Description of Capital Stock — Limitations on Liability and Indemnification of Officers and Directors.”
Related Persons Transaction Policy
Prior to the completion of this offering, our board of directors adopted a written policy on transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that all “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our general counsel will communicate that information to our board of directors or to a duly authorized committee thereof. Our related person policy provides that no related person transaction entered into following the completion of this offering will be executed without the approval or ratification of our board of directors or a duly authorized committee thereof. It will be our policy that any directors interested in a related person transaction must recuse themselves from any vote on a related person transaction in which they have an interest.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table and accompanying footnotes set forth information with respect to the beneficial ownership by each of the following persons of the common stock of Snap One Holdings Corp. as of the date of this prospectus, assuming the Equity Conversion is effected immediately prior to the consummation of the offering:
•
each person known by us to own beneficially 5% or more of our outstanding shares of common stock;

•
the selling stockholders;

•
each of our directors;

•
each of our named executive officers; and

•
our directors and executive officers as a group.

The number of shares and percentages of beneficial ownership prior to this offering set forth below are based on the number of shares of our common stock to be issued and outstanding immediately prior to the consummation of this offering following completion of the Equity Conversion. Until the completion of the Equity Conversion, all of our common stock will be beneficially owned by the Investor. The number of shares and percentages of beneficial ownership after this offering set forth below are based on the number of shares of our common stock to be issued and outstanding immediately after the consummation of this offering and giving effect to the Equity Conversion excluding any potential purchases pursuant to the directed share program relating to this offering. In addition, see the definition of Equity Conversion for a description of the determination of shares of common stock exchanged or issued, as applicable, in connection with the Equity Conversion.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.
Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o 1800 Continental Boulevard, Suite 200, Charlotte, North Carolina 28273.

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering		Shares to be Sold in this Offering				Shares Beneficially Owned After the Offering
			If Underwriters’ Option to Purchase Additional Shares is Not Exercised		If Underwriters’ Option to Purchase Additional Shares is Exercised in Full		If Underwriters’ Option to Purchase Additional Shares is Not Exercised		If Underwriters’ Option to Purchase Additional Shares is Exercised in Full
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
5% Stockholders:
H&F Investors(1)	55,424,435	91.0%	—	—	—	—	55,424,435	74.2%	55,424,435	72.3%
Directors and Named Executive Officers:
John Heyman(2)	1,502,021	2.5%	—	—	46,820	*	1,502,021	2.0%	1,455,201	1.9%
Michael Carlet(3)	388,043	*	—	—	21,085	*	388,043	*	366,958	*
Jeffrey Hindman(4)	388,043	*	—	—	21,085	*	388,043	*	366,958	*
Erik Ragatz(5)	—	—	—	—	—	—	—	—	—	—
Jacob Best(5)	—	—	—	—	—	—	—	—	—	—
Annmarie Neal(5)	—	—	—	—	—	—	—	—	—	—
Martin Plaehn(6)	14,248	*	—	—	—	—	14,248	*	14,248	*
Adalio Sanchez	—	—	—	—	—	—	—	—	—	—
Kenneth R. Wagers III(7)	7,124	*	—	—	—	—	7,124	*	7,124	*
Amy Steel Vanden-Eykel	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (13 persons)(8)	2,639,085	4.3%	—	—	103,979	*	2,639,085	3.5%	2,535,106	3.3%
Other Selling Stockholder:
Other(9)	236,859	*	—	—	14,989	*	236,859	*	221,870	*

*
Indicates beneficial ownership of less than 1%.

(1)
Reflects (i) 23,854,976 shares directly held by Hellman & Friedman Capital Partners VIII, L.P. (“Main Fund”), (ii) 10,706,163 shares directly held by Hellman & Friedman Capital Partners VIII (Parallel), L.P. (“Parallel Fund”), (iii) 2,023,312 shares directly held by HFCP VIII (Parallel-A), L.P. (“Parallel-A Fund”), (iv) 607,517 shares directly held by H&F Executives VIII, L.P. (“Executives Fund”), (v) 124,638 shares directly held by H&F Associates VIII, L.P. (“Associates Fund”) and (vi) 18,107,829 shares held by H&F Copper Holdings VIII, L.P. (“Copper Fund”), collectively with Main Fund, Parallel Fund, Parallel-A Fund, Executives Fund and Associates Fund, the “H&F Funds”). H&F Copper Holdings VIII GP, LLC (“Copper GP”) is the general partner of Copper Fund and Main Fund is the managing member of Copper GP. Hellman & Friedman Investors VIII, L.P. (“Investors GP”) is the general partner of each of Main Fund, Parallel Fund, Parallel-A Fund, Executives Fund and Associates Fund, and H&F Corporate Investors VIII, Ltd. (“Investors Ltd.”) is the general partner of Investors GP. A three member board of directors of Investors Ltd. has voting and investment discretion over the shares held by the H&F Funds. Each of the members of the board of directors of Investors Ltd. disclaims beneficial ownership of such shares. The address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(2)
Includes 603,786 shares of unvested restricted common stock, 2,746 of which are expected to vest within 60 days of the date of this prospectus.

(3)
Includes 189,263 shares of unvested restricted common stock, 1,090 of which are expected to vest within 60 days of the date of this prospectus.

(4)
Includes 189,263 shares of unvested restricted common stock, 1,090 of which are expected to vest within 60 days of the date of this prospectus.

(5)
The address of each of Dr. Neal and Messrs. Best and Ragatz is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105

(6)
Includes 11,873 shares of unvested restricted common stock, 4,750 of which are expected to vest within 60 days of the date of this prospectus.

(7)
Includes 7,124 shares of unvested restricted common stock, 2,375 of which are expected to vest within 60 days of the date of this prospectus.

(8)
Includes 1,149,867 shares of unvested restricted common stock, 19,477 of which are expected to vest within 60 days of the date of this prospectus.

(9)
Consists of one selling stockholder that is an executive officer of the Company not otherwise listed in this table who beneficially owns less than 1% of our common stock. Includes 93,312 shares of unvested restricted common stock, none of which are expected to vest within 60 days of the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK
General
In connection with this offering, we will amend and restate our amended and restated certificate of incorporation and our amended and restated bylaws. The following description summarizes the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of our capital stock, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of Delaware laws. Under “Description of Capital Stock,” “we,” “us,” “our,” the “Company” and “our Company” refer to Snap One Holdings Corp. and its consolidated subsidiaries and “Hellman & Friedman” refers to the investment funds of Hellman & Friedman and its affiliates, so long as Hellman & Friedman owns shares of common stock of the Company.
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock will be issued or outstanding immediately after the public offering contemplated by this prospectus. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Holders of our common stock will be entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and subject to the rights of the holders of one or more outstanding series of preferred stock having liquidation preferences, if any, or the right to participate with the common stock, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption, sinking fund or conversion rights. The common stock will not be subject to further calls or assessment by us. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any series or class of stock we may authorize and issue in the future.
Preferred Stock
Our amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the Nasdaq rules, the authorized shares of preferred stock will be available for issuance without further action by investors in our common stock, and holders of our common stock will not be entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of any outstanding shares of preferred stock, if the holders of such shares of preferred stock are entitled to vote thereon. Our board of directors is authorized to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
•
the designation of the series;

•
the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class of stock) or decrease (but not below the number of shares then outstanding);

•
whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•
the dates at which dividends, if any, will be payable;

•
redemption rights and price or prices, if any, for shares of the series;

•
the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•
the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series of the stock of our company, or any other security of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and

•
the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock, including, without limitation, by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Dividends
Holders of our common stock will be entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders or one or more outstanding series of our preferred stock.
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of such dividends, if any, will be dependent upon our financial condition, operations, compliance with applicable law, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, contractual restrictions, business prospects, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.
We do not expect to declare or pay any dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends on our common stock is limited by the covenants of our Credit Agreement and may be further restricted by the terms of any future debt or preferred securities. See “Dividend Policy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Credit Facilities.”

Annual Stockholder Meetings
Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors or a duly authorized committee thereof. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Effects of Our Certificate of Incorporation and Bylaws
and Certain Provisions of Delaware Law
Our amended and restated certificate of incorporation and our amended and restated bylaws will contain, and the DGCL does contain, provisions (which are summarized in the following paragraphs) that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as our common stock remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our board of directors may generally issue one or more series of preferred shares on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Classified Board of Directors
Our amended and restated certificate of incorporation will provide that, subject to the right of holders of any series of preferred stock, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors; however, if at any time Hellman & Friedman owns at least 40% in voting power of the then-outstanding shares of stock of our Company entitled to vote generally in the election of directors, the stockholders may also fix the number of directors.

Business Combinations
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. We will opt out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•
prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares;

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder; or

•
the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of sufficient ownership to cease to be an interested stockholder and (ii) had not been an interested stockholder but for the inadvertent acquisition of ownership within three years of the business combination.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, these provisions will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. These provisions may encourage companies interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Our amended and restated certificate of incorporation will provide that Hellman & Friedman, and any of its direct or indirect transferees and any group as to which such persons or entities are a party, does not constitute an “interested stockholder” for purposes of these provisions.
Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation will provide that, other than directors elected by holders of our preferred stock, if any, directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Hellman & Friedman beneficially owns less than 40% in voting power of the then-outstanding shares of stock of our company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our company entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted pursuant to the stockholders agreement, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director or by the stockholders; provided, however, at any time when Hellman & Friedman beneficially owns less than 40% in voting power of the then-outstanding shares of stock of our company entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Our amended and restated certificate of incorporation will provide that the board of directors may increase the number of directors by the affirmative vote of a majority of the directors or, at any time when Hellman & Friedman beneficially owns at least 40% of the voting power of the then-outstanding shares of stock of our Company entitled to vote generally in the election of directors, of the stockholders.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation will not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the then-outstanding shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.
Special Stockholder Meetings
Our amended and restated certificate of incorporation will provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, that at any time when Hellman & Friedman beneficially owns, in the aggregate, at least 40% in voting power of the then-outstanding shares of stock of our company entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the board of directors or the chairman of the board of directors at the request of Hellman & Friedman. Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our Company.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws will also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will preclude stockholder action by written consent at any time when Hellman & Friedman beneficially owns less than 40% in voting power of the then-outstanding shares of stock of our Company entitled to vote generally in the election of directors, other than certain rights that holders of our preferred stock may have to act by consent.
Supermajority Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with Delaware law or our amended and restated certificate of incorporation. In addition, for as long as Hellman & Friedman beneficially owns at least 40% in voting power of the then-outstanding shares of stock of our company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of stockholders and entitled to vote on such amendment, alteration, change, addition, rescission, change, addition or repeal. At any time when Hellman & Friedman beneficially owns less than 40% in voting power of the then-outstanding shares of the stock of our company entitled to vote generally in the election of directors, any amendment, alteration, rescission, change, addition or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our amended and restated certificate of incorporation will provide that at any time when Hellman & Friedman beneficially owns less than 40% in voting power of the then-outstanding shares of stock of our Company entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our company entitled to vote thereon, voting together as a single class:
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the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

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the provisions providing for a classified board of directors (the election and term of our directors);

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the provisions regarding resignation and removal of directors;

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the provisions regarding competition and corporate opportunities;

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the provisions regarding Section 203 of the DGCL and entering into business combinations with interested stockholders;

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the provisions regarding stockholder action by written consent;

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the provisions regarding calling annual or special meetings of stockholders;

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the provisions regarding filling vacancies on our board of directors and newly created directorships;

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the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

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the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management of our company.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the incident to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our amended and restated certificate of incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of our company to our company or our company’s stockholders, (iii) action asserting a claim against our company or any current or former director, officer, employee or stockholder of our company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time) or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware. These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and our stockholders cannot waive compliance with federal securities laws and the rules and regulations thereunder. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. Although our amended and restated certificate of incorporation will contain the exclusive forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, none of Hellman & Friedman or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Hellman & Friedman or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself, or herself, or its or his, or her, affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of certain fiduciary duties as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated a law during the performance of his or her duties, fiduciary or otherwise, owed to us, authorized illegal dividends, repurchases or redemptions or derived an improper benefit from his or her actions as a director.
Our amended and restated bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, any investment in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
We have entered, or will enter, into an indemnification agreement with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock has been approved for listing on the Nasdaq under the symbol “SNPO.”

SHARES ELIGIBLE FOR FUTURE SALE
General
Prior to this offering, there has not been a public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.”
Upon the consummation of this offering, we will have 74,725,605 shares of common stock outstanding. All shares sold in this offering will be freely tradable without registration under the Securities Act and without restriction, except for shares held by our “affiliates” (as defined under Rule 144). The shares of common stock held by certain stockholders including Hellman & Friedman and certain of our directors, officers and employees after this offering will be “restricted” securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemptions pursuant to Rule 144 under the Securities Act.
Pursuant to Rule 144, the restricted shares held by our affiliates will be available for sale in the public market at various times after the date of this prospectus following the expiration of the applicable lock-up period.
In addition, a total of 10,500,000 shares of our common stock has been reserved for issuance under the 2021 Incentive Plan and a total of 750,000 shares of our common stock has been reserved for issuance under our 2021 Employee Stock Purchase Plan (each subject to adjustments for stock splits, stock dividends and similar events), which will equal approximately 15.0% of the shares of our common stock outstanding immediately following this offering. We intend to file one or more registration statements on Form S-8 under the Securities Act to register common stock issued or reserved for issuance under the 2021 Incentive Plan and our 2021 Employee Stock Purchase Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions or the lock-up restrictions described below.
Rule 144
In general, under Rule 144, as currently in effect, a person (or persons whose shares are deemed aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.
Under Rule 144, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:
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1% of the number of shares of our common stock then outstanding, which will equal approximately 747,256 shares immediately after this offering; or

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the average reported weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction that was completed in reliance on Rule 701, and complied with the requirements of Rule 701, will be eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.
Registration Rights
Certain of our stockholders, including Hellman & Friedman and certain of its affiliates, will have certain registration rights with respect to our common stock pursuant to the stockholders agreement. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable immediately upon effectiveness of such registration.
Lock-Up Agreements
In connection with this offering, we, our officers, directors and all significant equity holders, as well as the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period ending 180 days after the date of this prospectus (the “restricted period”), except with the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC.
Immediately following the consummation of this offering, equity holders subject to lock-up agreements and market standoff agreements will hold 60,875,605 shares of our common stock, representing approximately 81.5% of our then outstanding shares of common stock, or approximately 79.2% if the underwriters exercise in full their option to purchase additional shares.
We have agreed not to issue, sell or otherwise dispose of any shares of our common stock during the restricted period. We may, however, grant options to purchase shares of common stock, issue shares of common stock upon the exercise of outstanding options, issue shares of common stock in connection with certain acquisitions or business combinations or an employee stock purchase plan and in certain other circumstances.
After the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain United States federal income tax consequences to Non-U.S. holders (as defined below) of the ownership and disposition of our common stock. This summary does not address the consequences of our tax receivable agreement or consequences relevant to pre-IPO owners. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and United States Treasury regulations, rulings judicial decisions, and administrative pronouncements, in each case as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax considerations that may be relevant to you in light of their particular circumstances, nor does it address the Medicare tax on net investment income, the alternative minimum tax, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to United States federal income or withholding tax unless:
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the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, the non-U.S. holder is not eligible for a treaty exemption, and either (i) our common stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder owned or is deemed to have owned at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. FATCA withholding may also apply to payments of gross proceeds of dispositions of our common stock, although under proposed United States Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Jefferies LLC and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC	4,207,485
J.P. Morgan Securities LLC	3,085,488
Jefferies LLC	1,823,243
UBS Securities LLC	1,542,744
BMO Capital Markets Corp.	731,280
Raymond James & Associates, Inc.	731,280
Truist Securities, Inc.	731,280
William Blair & Company, L.L.C.	731,280
Drexel Hamilton, LLC	66,480
Penserra Securities LLC	66,480
R. Seelaus & Co., LLC	66,480
Siebert Williams Shank & Co., LLC	66,480
Total:	13,850,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.6750 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.
We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,077,500 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.The selling stockholders will only sell shares of common stock in this offering if the underwriters exercise such option.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,077,500 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$18.000	$249,300,000	$284,823,378
Underwriting discounts and commissions to be paid by us	$1.125	$15,581,250	$17,801,461
Proceeds, before expenses, to us	$16.875	$233,718,750	$267,021,917
Proceeds, before expenses, to the selling stockholders	$16.875	$—	$1,754,646
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $5.3 million. We have also agreed to reimburse the underwriters for expenses in an amount up to $40,000. The Underwriters have agreed to reimburse us for certain expenses incurred in connection with this offering.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.
Our common stock has been approved for quotation on the NASDAQ Global Select Market under the trading symbol “SNPO.”
We and our directors, our executive officers and substantially all of the holders of our outstanding shares of common stock or securities convertible into or exchangeable into shares of our common stock outstanding upon the completion of this offering (the “lock-up parties”), have agreed, subject to certain exceptions, with the underwriters not to, during the period ending 180 days following the date of this prospectus (the “lock-up period”): (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by such lock-up party or any other securities so owned convertible into or exercisable or exchangeable for our common stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (a) or (b) is to be settled by delivery of our common stock or such other securities, in cash or otherwise.
The restrictions described in (a) and (b) above are subject to certain additional exceptions, including the following transfers of the lock-up party’s common stock or securities convertible into or exercisable or exchangeable for common stock:
1.
transactions relating to shares of common stock or other securities (i) acquired in open market transactions after the completion of this offering or (ii) unless the undersigned is our director or officer, any shares of common stock the undersigned may purchase in the offering, whether or not directed by us, provided in each case that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired during the lock-up period;

2.
transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (i) as a bona fide gift or charitable contribution, (ii) to an immediate family member of the undersigned or a trust for the direct or indirect benefit of the undersigned or one or more immediate family member of the undersigned (for purposes hereof, “immediate family member” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), (iii) if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such lock-up party, or to any investment fund or other entity controlled or managed by such lock-up party or affiliates of such lock-up party, or as part of a distribution, transfer or disposition without consideration by such lock-up party to its stockholders, current or former partners (general or limited), members, beneficiaries or other equity holders, or to the estates of any such stockholders, partners, members, beneficiaries or other equity holders, (v) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such lock-up party or (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (2)(i) through (2)(v); provided that in the case of any transfer or distribution pursuant to this clause (2), (x) each transferee shall sign and deliver a substantially similar lock-up agreement, (ii) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be voluntarily made during the lock-up period, and if such filing is required, such filing shall disclose that such transfer is not made for value and (iii) such transfer shall not involve a disposition for value;
3.
the transfer of shares in connection with sales of common stock made pursuant to a trading plan that complies with Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Trading Plan”) that has been entered into by such lock-up party prior to the date of the applicable lock-up agreement; provided that such Rule 10b5-1 Trading Plan was established by such lock-up party prior to the execution of the applicable lock-up agreement, the existence and details of such Rule 10b5-1 Trading Plan were communicated to the Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC prior to the execution of the relevant lock-up agreement and such Rule 10b5-1 Trading Plan will not be amended or otherwise modified during the lock-up period; provided, further, that it shall be a condition to such transfer that any required filing under Section 16(a) of the Exchange Act, or other required public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock shall indicate in the footnotes thereto the nature and conditions of such transfer;

4.
transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock that occur by operation of law (including pursuant to a qualified domestic order, divorce decree, separation agreement or in connection with a divorce settlement or court order or order by a regulatory authority), provided that (i) each transferee shall sign and deliver a substantially similar lock-up agreement and (ii) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be voluntarily made, and if any such filing is required, such filing shall clearly indicate in the footnotes thereto that such transfer is pursuant to the circumstances described in this clause (4);

5.
transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock to us pursuant to agreements under which we have the option to repurchase such shares or securities upon termination of service of such lock-up party (including upon death or disability of the undersigned) or a right of first refusal with respect to transfers of such shares, provided that any filing required to be made under Section 16(a) of the Exchange Act shall clearly indicate in the footnotes thereto that such transfer is pursuant to the circumstances described in this clause (5);

6.
the exercise of any stock option by or the vesting and settlement of any restricted stock unit of such lock-up party outstanding as of the date hereof or that was granted under a stock incentive plan or stock purchase plan described herein, provided that the shares received upon exercise or vesting or settlement shall continue to be subject to the applicable letter agreement and provided, further, no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be voluntarily made, and if any such filing is required, such filing shall clearly indicate in the footnotes thereto that the filing relates to the exercise of a stock option or settlement of a restricted stock unit, that no shares were sold by the reporting person and that the shares received upon exercise of the stock option or settlement of the restricted stock unit are subject to a lock-up agreement with the underwriters;

7.
transfers of shares of common stock to us upon the exercise of stock options outstanding as of the applicable lock-up agreement or that were granted pursuant to a stock incentive plan or stock purchase plan described herein, on a “cashless” or “net exercise” basis, provided that the shares received upon exercise shall continue to be subject to the applicable lock-up agreement and provided, further, that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be voluntarily made, and if any such filing is required, such filing shall clearly indicate in the footnotes thereto that the filing relates to the “cashless” or “net” exercise of a stock option, that no shares were sold by the reporting person and that the shares received upon exercise of the stock option are subject to a lock-up agreement with the underwriters;
8.
transfers of shares of common stock to us, or the withholding of shares of common stock by us, in connection with the exercise of stock options or a vesting event or subsequent settlement (as applicable) of restricted stock awards, restricted stock units, shares issued pursuant to early exercised stock options, or other of our securities, in each case which are outstanding as of the date of the applicable lock-up agreement or were granted pursuant to a stock incentive plan or stock purchase plan described in herein, to cover tax withholding obligations or the payment of taxes, including estimated taxes, due in connection with the vesting event, provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be voluntarily made, and if any such filing is required, such filing shall clearly indicate in the footnotes thereto that the purpose of such transfer is to cover such tax withholding obligations or the payment of taxes due in connection with the vesting event;

9.
the transfer of shares pursuant to a bona fide third-party tender offer, merger, consolidation, other similar transaction or series of related transactions involving a change of control (as defined below) of the company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of common stock or other securities in connection with any such transaction, or vote any securities in favor of any such transaction); provided that all of such lock-up party’s shares subject to the lock-up agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this letter agreement; and provided, further, that in the event that such change of control is not completed, the lock-up party’s shares shall remain subject to the lock-up agreement and title to the lock-up party’s shares shall remain with such lock-up; and

10.
to the underwriters pursuant to the Underwriting Agreement.

For the purposes of item 9 above, “change of control” means a transfer (whether by tender offer, merger, consolidation, other similar transaction or series of related transactions), in one transaction or a series of related transactions approved by our board of directors or a duly authorized committee thereof, to a person or group of affiliated persons, of our voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the total voting power of our voting stock provided that, for the avoidance of doubt, this offering does not constitute a change of control.
Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release shares of our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Directed Share Program
At our request, the underwriters have reserved for sale at the initial public offering price up to 692,500 shares, or 5% of the shares offered by this prospectus, for certain employees, directors and other persons associated with us who have expressed an interest in purchasing shares in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the directed shares in the program. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Except for certain participants who have entered into lock-up agreements as contemplated above, each person buying shares through the directed share program shall have no restriction regarding transferring shares purchased in the directed share program. For those participants who have entered into lock-up agreements as contemplated above, the lock-up agreements contemplated therein shall govern with respect to their purchases of shares in the program. Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.
Conflicts of Interest
An affiliate of UBS Securities, LLC is a lender under our Credit Facilities. As described in “Use of Proceeds,” net proceeds from this offering will be used to repay outstanding borrowings under our Credit Facilities and an affiliate of UBS Securities, LLC will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the Credit Facility. Therefore, such underwriter is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Morgan Stanley & Co. LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Morgan Stanley & Co. LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Morgan Stanley & Co. LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.
UBS Securities, LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder. See “Use of Proceeds” for additional information.
Selling Restrictions
United Kingdom
In relation to the United Kingdom, no shares may be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that an offer may be made to the public in the United Kingdom of any shares at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.
European Economic Area
In relation to each Member State of the European Economic Area (each an “EEA State”), no shares may be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that an offer may be made to the public in that EEA State of any shares at any time under the following exemptions under the EU Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “EU Prospectus Regulation” means Regulation (EU)2017/1129.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) may be made with respect to the solicitation of the application for the acquisition of the shares of common stock.
Accordingly, the shares of common stock may not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.
Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made there under, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made there under.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), the Company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
New Zealand
The shares offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:
•
to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

•
to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

•
to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

•
in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
India
This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions.

Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP.
EXPERTS
The financial statements as of December 25, 2020 and December 27, 2019, and for each of the two fiscal years in the period ended December 25, 2020, included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.
We will file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our website under the heading “Investor Relations” at www.investors.snapone.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Snap One Holdings Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Snap One Holdings Corp. (formerly Crackle Intermediate Corp.) and subsidiaries (the “Company’’) as of December 25, 2020 and December 27, 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows, for each of the two fiscal years in the period ended December 25, 2020, and the related notes and the schedule listed in the Index at Schedule I (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 25, 2020 and December 27, 2019, and the results of its operations and its cash flows for each of the two fiscal years in the period ended December 25, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
April 19, 2021 (July 19, 2021 as to the effects of the stock split discussed at Note 18)
We have served as the Company's auditor since 2014.

Snap One Holdings Corp. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share amounts and par value)
	December 25, 2020	December 27, 2019
Assets
Current assets:
Cash and cash equivalents	$77,458	$33,177
Accounts receivable, net	49,363	46,226
Inventories, net	157,099	165,345
Prepaid expenses and other current assets	9,650	9,650
Total current assets	293,570	254,398
Long-term assets:
Property and equipment, net	20,208	20,109
Goodwill	559,735	559,735
Other intangible assets, net	617,616	665,124
Other assets	6,409	7,219
Total assets	$1,497,538	$1,506,585
Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$21,149	$6,824
Accounts payable	68,941	58,323
Accrued liabilities	80,658	69,574
Total current liabilities	170,748	134,721
Long-term liabilities:
Revolving credit facility	—	5,000
Long-term debt, net of current portion	630,864	645,330
Deferred income tax liabilities, net	55,518	60,542
Other liabilities	22,669	24,065
Total liabilities	879,799	869,658
Commitments and contingencies (Note 14)
Stockholders’ equity
Common Stock, $0.001 par value, 100,000,000 shares authorized; and 59,216,665 and 58,140,138 shares issued and outstanding at December 25, 2020 and December 27, 2019	59	58
Additional paid in capital	659,626	654,943
Accumulated deficit	(43,018)	(18,134)
Accumulated other comprehensive income (loss)	756	(39)
Company’s stockholders’ equity	617,423	636,828
Noncontrolling interest	316	99
Total stockholders’ equity	617,739	636,927
Total liabilities and stockholders’ equity	$1,497,538	$1,506,585
The accompanying notes are an integral part of these consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share amounts and per share amounts)
	December 25, 2020	December 27, 2019
Net sales	$814,113	$590,842
Costs and expenses:
Cost of sales, exclusive of depreciation and amortization	474,778	354,821
Selling, general and administrative expenses	267,240	209,986
Depreciation and amortization	57,972	39,657
Total costs and expenses	799,990	604,464
Income (loss) from operations	14,123	(13,622)
Other expenses (income):
Interest expense	45,529	35,244
Other income	(1,827)	(1,048)
Total other expenses	43,702	34,196
Loss before income tax benefit	(29,579)	(47,818)
Income tax benefit	(4,351)	(13,357)
Net loss	(25,228)	(34,461)
Net loss attributable to noncontrolling interest	(344)	(97)
Net loss attributable to Company	$(24,884)	$(34,364)
Net loss per share, basic and diluted	$(0.42)	$(0.59)
Weighted average shares outstanding, basic and diluted	58,864,723	58,102,891
The accompanying notes are an integral part of these consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Consolidated Statements of Comprehensive Loss
(in thousands)
	December 25, 2020	December 27, 2019
Net loss	$(25,228)	$(34,461)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	795	(39)
Comprehensive loss	(24,433)	(34,500)
Comprehensive loss attributable to noncontrolling interest	(344)	(97)
Comprehensive loss attributable to Company	$(24,089)	$(34,403)
The accompanying notes are an integral part of these consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in thousands, except share amounts)
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Stockholders’ Equity
	Number of Shares	Amount
Balance – December 28, 2018	58,077,370	$58	$395,778	$16,230	$—	$64	$412,130
Net loss	—	—	—	(34,364)	—	(97)	(34,461)
Foreign currency translation adjustments	—	—	—	—	(39)	—	(39)
Capital contributions	62,768	—	255,510	—	—	132	255,642
Equity-based compensation expense	—	—	3,673	—	—	—	3,673
Repurchase of equity units	—	—	(18)	—	—	—	(18)
Balance – December 27, 2019	58,140,138	$58	$654,943	$(18,134)	$(39)	$99	$636,927
Net loss	—	—	—	(24,884)	—	(344)	(25,228)
Foreign currency translation adjustments	—	—	—	—	795	—	795
Capital contributions	—	—	400	—	—	561	961
Equity-based compensation expense	—	—	4,284	—	—	—	4,284
Additional share issuance	1,076,527	1	(1)	—	—	—	—
Balance – December 25, 2020	59,216,665	$59	$659,626	$(43,018)	$756	$316	$617,739
The accompanying notes are an integral part of these consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
	December 25, 2020	December 27, 2019
Cash flows from operating activities:
Net loss	$(25,228)	$(34,461)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	57,972	39,657
Amortization of debt issuance costs	6,101	3,895
Unrealized loss on interest rate cap	5	257
Deferred income taxes	(5,423)	(13,772)
Loss on sale and disposal of property and equipment	29	—
(Gain) loss on sale of business	(979)	561
Equity-based compensation	4,284	3,673
Bad debt expense	1,094	838
Fair value adjustment to contingent value rights	800	314
Change in operating assets and liabilities:
Accounts receivable	(4,231)	(3,191)
Inventories	7,862	(9,332)
Prepaid expenses and other assets	1,932	1,934
Accounts payable and accrued liabilities	20,009	5,528
Net cash provided by (used in) operating activities	64,227	(4,099)
Cash flows from investing activities:
Purchases of property and equipment	(10,245)	(4,496)
Proceeds from sale of business	600	—
Receipt of payment on notes receivable	79	86
Acquisition of businesses, net of cash acquired	—	(584,192)
Net cash used in investing activities	(9,566)	(588,602)
Cash flows from financing activities:
Proceeds from long-term debt	—	390,000
Payments on long-term debt	(6,824)	(2,923)
Payments of debt issuance costs	—	(20,198)
Proceeds from revolving credit facility	52,000	34,000
Payments on revolving credit facility	(57,000)	(38,000)
Repurchase of equity units	—	(18)
Proceeds from capital contributions	961	255,043
Net cash (used in) provided by financing activities	(10,863)	617,904
Effect of exchange rate changes on cash and cash equivalents	483	(125)
Net increase in cash and cash equivalents	44,281	25,078
Cash and cash equivalents – Beginning of period	33,177	8,099
Cash and cash equivalents – End of period	$77,458	$33,177
Supplementary cash flow information:
Cash payments for interest	$42,845	$21,939
Cash paid (refunds) for taxes, net	$217	$(1,591)
Noncash investing and financing activities:
Capital expenditure in accounts payable	$140	$349
Noncash equity contribution	$428	$599
The accompanying notes are an integral part of these consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
1.
Description of Business

Crackle Holdings LP (the “Parent”) was formed on June 14, 2017 by affiliates of Hellman & Friedman (the “Sponsor”) for the purposes of purchasing Snap One Holdings Corp., (formerly Crackle Intermediate Corp.) and its subsidiaries (collectively, the “Company”). On August 3, 2017, Parent acquired all of the Company’s outstanding equity interests. Since the acquisition of the Company by Parent on August 3, 2017, the Company has been controlled by funds managed by the Sponsor.
The Company provides products and support to its professional integrator-customers that enable them to deliver technology solutions to their residential and small business end users (“end consumers”). The Company’s product offering consists of both proprietary and third-party products in such categories as home automation, networking, audio, video, remote management and lighting as well as infrastructure products such as racks, mounts and cables.
2.
Significant Accounting Policies

Basis of Presentation — The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (GAAP). The consolidated financial statements include the accounts of the Company and all subsidiaries required to be consolidated. All intercompany balances and transactions have been eliminated in the consolidated financial statements.
The Company’s fiscal year is the 52 or 53 week period that ends on the last Friday of December. Fiscal years 2020 and 2019 were 52-week periods.
Use of Accounting Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Accordingly, the actual amounts could differ from those estimates.
Significant estimates relied upon in preparing these consolidated financial statements include, but are not limited to, the amortization period associated with customer relationships, estimated standalone selling prices associated with products that contain distinct performance obligations not sold separately, warranty reserves, excess and obsolete inventory reserves, impairment of long-lived assets, impairment of indefinite lived intangibles and goodwill, assumptions related to the valuation of contingent value rights (“CVRs”) and incentive units, the valuation allowance associated with deferred tax assets, and the valuation of assets and liabilities associated with acquisitions. If actual amounts differ from estimates, revisions are included in the consolidated statements of operations in the period the actual amounts become known.
Segment Information — Operating segments are identified as components of an enterprise for which discrete financial information is available for evaluation by the chief operating decision-maker, or CODM, in making decisions regarding resource allocation and assessing performance. The Company’s CODM is its Chief Executive Officer. The Company’s CODM views its operations and manages the business as a single operating segment and reportable segment.
Fair Value Measurements — GAAP defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available in the market used to measure fair value:
Level 1 — Valuations based on unadjusted quoted prices for identical instruments in active markets that are available as of the measurement date.

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
This fair value hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs.
The Company’s financial instruments that are remeasured at fair value on a recurring basis include contingent value rights and the interest rate cap (see Note 8). Additionally, cash and cash equivalents, accounts receivable, net, prepaid expenses, accounts payable, and accrued liabilities are classified as Level 1 and the carrying value of these assets and liabilities approximate their fair value due to the short-term nature of these financial instruments. See Note 9 for further details on fair value measurements.
Certain non-financial assets, such as property and equipment, goodwill and other intangible assets, are adjusted to fair value when an impairment charge is recognized using predominantly Level 2 and Level 3 inputs.
Cash and Cash Equivalents — The Company considers all cash on hand, credit card receivables and short-term investments with original maturities of three months or less to be cash and cash equivalents.
Accounts Receivable, Net — Accounts receivable are recorded at the invoiced amount less allowances for doubtful accounts and do not bear interest. The allowance for nonpayment by customers is based on the creditworthiness and historical payment experience of the Company’s customers, age of receivables and current market conditions. Provisions for uncollectible receivables are recorded in selling, general and administrative expenses in the consolidated statements of operations. The Company writes off accounts receivable balances to the allowance for doubtful accounts when it becomes likely that they will not be collected.
Changes in the Company’s allowance for doubtful accounts for the years ended December 25, 2020 and December 27, 2019 are as follows:
Allowance for doubtful accounts – December 28, 2018	$615
Bad debt expense	838
Write-offs	(697)
Allowance for doubtful accounts acquired	1,380
Allowance for doubtful accounts – December 27, 2019	2,136
Bad debt expense	1,094
Write-offs	(877)
Allowance for doubtful accounts – December 25, 2020	$2,353
Concentration of Credit Risk — The Company’s cash and cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Certain balances in cash and cash equivalents exceed the Federal Deposit Insurance Corporation limit of $250. The Company believes credit risk related to these deposits is minimal. Accounts receivable are derived from revenue earned from customers. For the years ended December 25, 2020 and December 27, 2019, no customer accounted for more than 10% of net sales. No individual customer accounted for more than 10% of accounts receivable, net, at December 25, 2020 or December 27, 2019.
Property and Equipment, Net — Property and equipment, net is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life of the related assets or the lease term. Expenditures for repairs

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in selling, general and administrative expenses on the consolidated statements of operations.
The following table summarizes the estimated useful lives of each respective asset category:
Equipment	2 – 10 years
Computers and software	3 – 5 years
Furniture and fixtures	2 – 7 years
Leasehold Improvements	Shorter of 15 years or life of lease
Property and equipment, net is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The recoverability of property and equipment, net is evaluated by comparing the carrying amount to the estimated undiscounted cash flows. If the carrying amount exceeds the estimated undiscounted cash flows, an impairment charge would be recognized for the amount by which the carrying amount exceeds the fair value of the property and equipment, net. There were no impairment losses recognized by the Company for the years ended December 25, 2020 and December 27, 2019.
Internal-Use Software — The Company capitalizes costs associated with customized internal-use software systems once they have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the development of the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and is ready for its intended purpose.
Goodwill and Other Intangible Assets — Goodwill and identifiable indefinite lived intangible assets are tested for impairment annually as of the end of the third quarter of each fiscal year, or more frequently upon the occurrence of certain events or substantive changes in circumstances that indicate impairment is more likely than not.
In assessing potential goodwill impairment, the Company has the option to first assess qualitative factors to determine whether events or circumstances indicate it is more likely than not that the fair value of the Company’s net assets is less than the carrying amount of the Company’s single reporting unit. If the qualitative factors indicate it is more likely than not that the fair value of net assets is less than its carrying amount, the Company performs a quantitative impairment test. In the quantitative assessment, the Company compares the fair value of the reporting unit to its carrying value. The Company estimates the fair value of the reporting unit using generally accepted valuation techniques which include a weighted combination of income and market approaches. The income approach incorporates a discounted future cash flows analysis with key assumptions in the cash flow model for future revenues, operating costs, working capital changes, capital expenditures, and a discount rate that approximates the Company’s weighted-average cost of capital. The market approach considers the Company’s results of operations and information about the Company’s publicly traded competitors, such as earnings multiples, making adjustments to the selected competitors based on size, strengths and weaknesses, as well as publicly announced acquisition transactions.
The Company’s valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and projections of future operating performance. If these assumptions differ materially from future results, the Company may record impairment charges in the future.
The Company performed annual impairment tests for goodwill and indefinite lived intangible assets at September 25, 2020 and September 27, 2019 and concluded there was no impairment.

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
The Company reviews identifiable definite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the years ended December 25, 2020 and December 27, 2019, the Company determined there were no indicators of impairment relating to identifiable definite lived intangible assets. The Company amortizes definite lived intangible assets using the straight-line method over their estimated useful lives. See Note 7.
Notes Receivable — Notes receivable are presented in other assets. The Company accrues interest on notes receivable based on the contractual terms of the notes. As of December 25, 2020, and December 27, 2019, the outstanding notes receivable balance was $5,115 and $4,740, respectively, and no allowance was recorded against the balance.
Self-Insured Liabilities — The Company is self-insured for employee medical coverage. The Company records a liability for estimates of the aggregate ultimate losses and claims incurred but not reported. Adjustments to the reserve are made when the facts and circumstances change. If actual settlements of medical claims are greater than estimated amount, additional expense will be recognized. As of December 25, 2020, and December 27, 2019, the liability was $1,215 and $425, respectively.
Contingent Value Rights — In connection with the acquisition of the Company by the Parent, the Company issued CVRs to the sellers. Each CVR gives the holder the ability to earn cash payments based on the return of the Sponsor’s original investment hitting stated thresholds. The CVRs were issued at two thresholds. The first CVR is payable to the holders when the Sponsor’s return on investment grows to between 2.25 and 2.5 times the Sponsor’s original investment. The second CVR is payable to the holders when the Sponsor’s return on investment grows to between 2.5 and 2.67 times the Sponsor’s original investment. The Company records CVR obligations at fair value (see Note 9). Contingent consideration obligations generally become due and payable to the holders of these rights if specified future events occur or conditions are met. There were no amounts due and payable during the fiscal years ended December 25, 2020 and December 27, 2019.
Warranties — The Company provides assurance-type warranties on most of its proprietary products covering periods that vary between one year and the lifetime of the product. The warranties cover products that are defective under normal conditions of use and are in-line with industry standards. The Company estimates the costs that may be incurred under its warranties and records the liability at the time product sales are recorded. The warranty liability is primarily based on historical failure rates and costs to repair or replace the product, including any necessary shipping costs. Changes in the Company’s accrued warranty liability for the years ended December 25, 2020 and December 27, 2019, are as follows:
Accrued warranty – December 28, 2018	$11,335
Warranty claims	(9,686)
Warranty provisions	15,795
Acquired warranty liability	2,545
Accrued warranty – December 27, 2019	19,989
Warranty claims	(12,252)
Warranty provisions	8,786
Accrued warranty – December 25, 2020	$16,523
As of December 25, 2020, the Company has recorded accrued warranty liabilities of $11,767 in accrued liabilities and $4,756 in other liabilities in the accompanying consolidated balance sheet. As of December 27, 2019, the Company has recorded accrued warranty of $11,686 in accrued liabilities and $8,303 in other liabilities.
Revenue Recognition — The Company sells hardware products to professional installers, who then resell the products to end consumers, in the installation of an audio/video, IT, smart-home or surveillance-related

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
package. In certain instances, the Company sells specific products directly to end consumers. The Company’s products consist of proprietary hardware products with and without embedded software, as well as third-party products. The Company provides services associated with product sales including the ability to access the Company’s hosted OvrC application (“hosting”), technical support, subscription services, and access to unspecified software updates and upgrades. The OvrC application provides the Company’s integrators with a cloud-based remote management and monitoring platform to assist end consumers. These services are typically provided at no additional charge to the customer.
For product sales, revenue is recognized when the customer obtains control of the product, which occurs upon shipment, in an amount that reflects the consideration expected to be received in exchange for those products. For services, revenue is recognized ratably over the contract period in an amount that reflects the consideration expected to be received in exchange for those services as the customer receives such services on a consistent basis throughout the contract period. The technical support represents a series of distinct performance obligations that have the same pattern of transfer to the customer and are recognized as a single performance obligation ratably over the estimated life of the related product.
The Company’s contracts with integrators, distributors and retailers can include promises to transfer multiple products and services. Determining whether multiple products and services are considered distinct performance obligations that should be accounted for separately rather than as a combined performance obligation can require significant judgment.
For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on the relative standalone selling price (“SSP”). Judgment is required to determine the SSP for each distinct performance obligation that is not sold separately, including technical support, customer reward programs, unspecified software updates and upgrades, and hosting. In instances where SSP is not directly observable, the primary method used to estimate the SSP is the expected cost plus an estimated margin approach, under which the Company forecasts the expected costs of satisfying a performance obligation and then adds an appropriate margin for that distinct service based on margins for similar services sold on a standalone basis.
For hardware products sold with embedded software, the products are dependent on and highly interrelated with the underlying software and accounted for as a single performance obligation with revenue recognized at the point in time when control is transferred to the customer, which is at the time the product is shipped. In cases where there is more than one performance obligation, a portion of the transaction price is allocated to hosting, unspecified software updates and upgrades, and technical support based on a relative stand-alone selling price method, as these services are provided at no additional charge. The allocated transaction price and corresponding revenue is deferred at the time of sale and recognized ratably over the estimated life of the related devices as this method best depicts the progress towards the completion of the related performance obligation.
The Company offers a subscription service that allows consumers to control and monitor their homes remotely and allows the end consumer’s respective integrator to perform remote diagnostic services. With a subscription, the integrator simultaneously receives and consumes the benefits provided by the Company throughout the subscription period as the Company makes service available for use. There is a single performance obligation associated with the subscription services and the related revenue is deferred and recognized ratably over the contract period, which is typically one year, as this method best depicts the progress towards the completion of the related performance obligation.
The Company evaluates whether the Company is the principal or the agent for all customer sales. Generally, the Company reports revenue on a gross basis (the amount billed to customers is recorded as revenue, and the amount paid to vendors is recorded as cost of sales, exclusive of depreciation and amortization). The Company is the principal in these instances because the Company controls the inventory before it is transferred to customers. The Company’s control is evidenced by the sole ability to monetize the inventory, being primarily responsible to customers, having discretion in pricing, or a combination of

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
these factors. The Company also generates revenue through agency for certain third-party product sales where the supplier is the party responsible for ensuring fulfillment of the orders, has the obligation to mitigate any issues the customers may have with the products, and has the discretion in establishing the price for the products. In such cases, the Company does not control the promised good before it is transferred. The Company records sales for which the Company acts as an agent on a net basis.
The Company has various customer rewards programs (“marketing incentive programs”), which enable participants to earn points for qualifying rewards. The points are redeemed for rewards, including various prizes or product credits for future purchases. The marketing incentive programs provide the customer a material right and give rise to a separate performance obligation. The related revenue and expense incurred are recognized at the time of redemption, expiration, or forfeiture, as that is the point at which the performance obligation related to this incentive program is satisfied. As of December 25, 2020, and December 27, 2019, deferred revenue relating to marketing incentive programs was $1,508 and $2,024, respectively. The deferred revenue relating to marketing incentive programs is recorded in accrued liabilities on the Company’s consolidated balance sheets. The expense associated with the marketing incentive programs was $1,672 for the year ended December 25, 2020 and included in cost of sales, exclusive of depreciation and amortization, in the accompanying consolidated statements of operations. There was no expense associated with marketing incentive programs for the year ended December 27, 2019.
Certain customers may receive cash-based incentives or credits (“volume rebates”) which are accounted for as variable consideration. The Company records reductions to revenue for integrator incentives at the time of the initial sale, which is based on estimates of the sales volume customers will reach during the measured period.
Revenue is recognized net of estimated discounts, rebates, and return allowances. The Company estimates the reduction to sales and cost of sales, exclusive of depreciation and amortization for returns based on current sales levels and the Company’s historical return trends. Sales return allowances and rebates were $7,403 and $6,549 as of December 25, 2020 and December 27, 2019, respectively.
The Company has elected to account for shipping and handling costs as activities to fulfill the promise to transfer the goods. As a result of this accounting policy election, the Company does not consider shipping and handling activities as promised services to its customers. Therefore, shipping and handling costs billed to customers are recorded in net sales, and the related costs in selling, general and administrative expenses.
Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined the contracts do not include a significant financing component. The invoicing terms provide customers with a simplified and predictable way to purchase products and services and are not intended to provide the Company with financing from its customers. The Company records revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities.
ASC 606 requires companies to recognize an asset for the incremental costs of obtaining a contract with a customer if the entity expects to recover those costs. The Company has elected to immediately expense contract acquisition costs that would be amortized in one year or less. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if the benefit of those costs is expected to be longer than one year. These incremental costs were not material for all periods presented. There were no capitalized costs to fulfill a contract with a customer.
Selling, General and Administrative Expenses — Selling, general and administrative expenses include office expenses such as payroll and occupancy costs, costs related to warehousing, distribution, outbound transportation to the Company’s customers, warranty, advertising, purchasing, insurance, non-income based taxes, research and development, and corporate overhead costs.

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
The Company includes the cost of shipping and handling products sold to customers in selling, general and administrative expenses, and records the cost as incurred. Shipping charges billed to customers are included in net sales. For the years ended December 25, 2020 and December 27, 2019, shipping and handling costs totaled $21,993 and $18,340, respectively.
Research and Development Expenses — Research and development expenses consist primarily of personnel-related expenses for employees working on the product development and software and device engineering teams, including salaries, bonuses, equity-based compensation, benefits and other personnel costs, consulting and contractor expenses, as well as costs for prototypes, facilities, and travel. Research and development expenses were $51,967 and $41,520 for the years ended December 25, 2020 and December 27, 2019, respectively.
Advertising — Advertising costs, which are expensed as incurred, consist primarily of direct mail and print advertising, internet marketing and advertising, and trade show events. Advertising expenses were $4,476 and $5,653 for the years ended December 25, 2020 and December 27, 2019, respectively.
Equity-Based Compensation — The Company recognizes equity-based compensation expense based on the fair value of the awards at the grant date. The Company uses the Black-Scholes option-pricing model (“OPM”), which uses certain subjective assumptions in determining the fair value of the awards. Compensation cost is recognized ratably over the vesting period of the related equity-based compensation award. Forfeitures are accounted for as they occur. For further discussion, see Note 12.
Other Income — Other income primarily consists of interest income, gains and losses on disposal of businesses, and foreign currency remeasurement and transaction gains and losses.
Income Taxes — The Company files a consolidated federal income tax return and accounts for income taxes in accordance with ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or income tax returns. Under this method, deferred income tax assets and liabilities are recognized based on the differences between the consolidated financial statement amounts and income tax basis of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized (see Note 13).
The Company records liabilities for income tax positions taken, or expected to be taken, when those positions are deemed uncertain to be upheld upon examination by taxing authorities. Interest and penalties, if incurred, would be recorded within the income tax provision in the accompanying consolidated statements of operations.
Foreign Currency Translation and Foreign Currency Transactions — The functional currency of the Company’s foreign subsidiaries are the pound sterling for the United Kingdom, Germany and Serbia; the Australian dollar for Australia; and the U.S. dollar for China and India. For subsidiaries with a functional currency different from the U.S. dollar, the subsidiaries’ assets and liabilities have been translated to U.S. dollars using the exchange rates in effect at the balance sheet dates. Statements of operations amounts have been translated using the monthly average exchange rate for each year. Foreign currency translation gains or losses are reflected in accumulated other comprehensive loss as a component of equity in the accompanying consolidated balance sheets. Foreign currency remeasurement and transaction gains and losses are included in other income.
Net Loss Per Share — The Company calculates net loss per share by dividing the net loss by the weighted average number of common shares outstanding. The Company had no potentially dilutive securities for the periods presented.
Emerging Growth Company Status — The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
applicable to public companies until those standards would otherwise apply to private companies. The Company has elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.
Recently Adopted Accounting Pronouncements — In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2017-04, Intangibles — Goodwill and Other (Topic 350) — Simplifying the Test for Goodwill Impairment, which removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment amount will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Recently, the FASB issued ASU 2019-10, which deferred the effective date for annual or interim goodwill impairment tests to fiscal years beginning after December 15, 2022, with early adoption permitted for goodwill impairment tests performed after January 1, 2017. The Company adopted this standard for the year starting December 28, 2019. The adoption of this standard has not had a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Changes to the Disclosure Requirement for Fair Value Measurement, which provides guidance to improve the effectiveness of fair value measurement disclosures in notes to the consolidated financial statements. The update removes several existing disclosure requirements, including but not limited to: (i) the amount of and reasons for transfers between Level 1 and Level 2 for the fair value hierarchy, (ii) the policy for timing of transfers between levels and (iii) the valuation processes for Level 3 fair value measurements. The update also modifies and clarifies several existing disclosure requirements. The Company adopted this standard for the year ended December 25, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
Recent Accounting Pronouncements Pending Adoption — In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. This new guidance requires lessees to recognize the lease assets and lease liabilities that arise from leases in the statement of financial position and to disclose qualitative and quantitative information about lease transactions, such as information about variable lease payments and options to renew and terminate leases. Recently, the FASB issued ASU 2020-05, which deferred the effective date to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Adoption of the new standard is expected to result in the recognition of right-of-use assets and operating lease liabilities related to currently classified operating leases. The Company is still evaluating the materiality of the impact of this standard on its consolidated financial statements and disclosures.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses”. The ASU sets forth a “current expected credit loss” (“CECL”) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This ASU was effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. In November 2019, the FASB issued ASU 2019-10 which deferred the effective date to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, “Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
Arrangement That is a Service Contract”. The guidance aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This standard is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting,” which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the benefits of) reference rate reform on financial reporting. The amendments in ASU 2020-04 are elective and apply to all entities, subject to meeting certain criteria, that have contract, hedging relationships, and other transactions that reference London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. The Company may elect to apply the amendments in ASU 2020-04 to contracts that reference LIBOR or a reference rate that is expected to discontinue as a result of reference rate reform through December 31, 2022. The Company is in the process of reviewing its debt obligations that use LIBOR as the reference rate and is currently evaluating the potential impact that the adoption of this ASU will have on its consolidated financial statements.
3.
Acquisitions

All of the Company’s acquisitions have been accounted for under ASC 805, Business Combinations. Accordingly, the accounts of the acquired companies, after adjustments to reflect fair values assigned to assets and liabilities, have been included in the consolidated financial statements from their respective dates of acquisition. There were no material purchase price adjustments made subsequent to the initial recognition of assets and liabilities. As such, the accounting for the business combinations outlined below was complete as of December 27, 2019. There were no material acquisitions during the year ended December 25, 2020.
The Company records purchase price in excess of amounts allocated to identifiable assets and liabilities as goodwill. Goodwill includes, but is not limited to, the value of the workforce in place, ability to generate profits and cash flows, and an established going concern.
Customer relationships have been valued using the multi-period excess earnings method, a derivative of the income approach. The multi-period excess earnings method estimates the discounted net earnings attributable to the customer relationships that were acquired after considering items, such as possible customer attrition. Estimated useful lives were determined based on the length and trend of projected cash flows. The length of the projected cash flow period was determined based on how quickly the customer relationships are expected to amortize, which is based on the Company’s historical experience in renewing and extending similar customer relationships and future expectations for renewing and extending similar existing customer relationships. The useful life of the customer relationships intangible assets represents the number of years over which the Company expects the customer relationships to economically contribute to the business.
The trade names have been valued using the relief from royalty method under the income approach to estimate the cost savings that will accrue to the Company, which would otherwise have to pay royalties or license fees on revenue earned through the use of the assets. Estimated useful lives were determined based on management’s estimate of the period the name will be in use.
Technology has been valued using the relief from royalty method to value technology related to three major categories: Other Home Automation, Lighting and Speakers. The relief from royalty method, a derivative of the income approach, was used to estimate the cost savings that will accrue to the Company, which would otherwise have to pay royalties or license fees on revenue earned through the use of the asset. Estimated useful lives were determined based on management’s estimate of the period the technology will be in use.

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
Transactions Completed in Fiscal Year 2019 — On March 14, 2019, the Company executed a stock purchase agreement with Marketing Representatives, Inc. (“MRI”), a New England based distributor of audiovisual equipment to home installers for cash consideration of $9,260, net of cash of $201, to expand the Company’s retail presence. The MRI Acquisition was funded by a combination of the Company’s cash on hand and borrowings.
On July 17, 2019, the Company executed a stock purchase agreement with Custom Plus Distributing, Inc. (“CPD”), a West Coast based distributor of audio-visual equipment to home installers for $12,507, net of cash of $814, to expand the Company’s retail presence. The CPD Acquisition was funded by a combination of the Company’s cash on hand and borrowings.
On May 8, 2019, the Company entered into an agreement and plan of merger to acquire all the issued and outstanding shares of common stock of Control4 Corporation (“C4” or “Control4”). On August 1, 2019, the transaction was executed for $563,024, net of cash of $21,272, to expand the Company’s product offerings. The acquisition of Control4 was funded through a cash contribution from Sponsor to the Company of $218,695, proceeds from the incremental borrowing under the amendment to the Company’s credit agreement of $365,002 (see Note 8), and the rollover shareholders’ interest valued at $599.
Together, these three acquisitions are referred to as the “2019 acquisitions”. The allocation of the purchase price for the 2019 acquisitions is as follows:
	MRI	CPD	C4	Total
Accounts receivable	$902	$437	$21,725	$23,064
Inventories	5,908	6,084	49,654	61,646
Prepaid expenses and other current assets	84	64	8,716	8,864
Property and equipment	219	174	8,914	9,307
Other intangible assets	3,397	8,078	297,152	308,627
Deferred tax assets	166	150	675	991
Other assets	—	—	1,038	1,038
Total identifiable assets acquired	10,676	14,987	387,874	413,537
Accounts payable	2,694	4,153	20,551	27,398
Accrued liabilities	950	681	39,256	40,887
Other liabilities	—	—	6,985	6,985
Deferred tax liabilities	—	—	41,003	41,003
Total liabilities assumed	3,644	4,834	107,795	116,273
Total fair value of net assets, excluding goodwill	7,032	10,153	280,079	297,264
Goodwill	2,228	2,354	282,945	287,527
Total purchase consideration, net of cash	$9,260	$12,507	$563,024	$584,791
Accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued liabilities and other current liabilities (with the exception of deferred revenue as discussed below) were stated at their historical carrying values, which approximated their fair value given the short-term nature of these assets and liabilities for the 2019 acquisitions.
The cumulative fair value of accounts receivables acquired in the 2019 acquisitions includes gross amounts due of $24,444, of which $1,380 is expected to be uncollectible.
Inventories were also stated at their historical carrying value, which approximated their fair value based on the nature of the inventory acquired and analysis of current replacement costs and obsolescence.

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
Property and equipment acquired consisted of equipment, computers and software, furniture and fixtures, and leasehold improvements. The historical carrying value of property and equipment was considered to approximate the fair value based on the nature of the assets acquired and analysis of physical deterioration and obsolescence.
For income tax purposes, a carryover basis in goodwill of $1,698, $1,146, and $356 will be deductible in future periods for MRI, CPD and C4, respectively.
The Company recorded intangible assets related to the 2019 acquisitions based on their estimated fair values, which consisted of the following:
	Useful Lives (Years)	MRI	CPD	C4	Total
Customer Relationships	13 – 25	$2,575	$7,144	$155,000	$164,719
Trade name	2 – 10	822	934	47,000	48,756
Technology – Other Home Automation	5	—	—	65,152	65,152
Technology – Lighting	10	—	—	24,000	24,000
Technology – Speakers	15	—	—	6,000	6,000
Total Intangible Assets		$3,397	$8,078	$297,152	$308,627
Long-term liabilities assumed consisted primarily of warranty reserves and deferred revenue. The long-term warranty reserves are primarily based on historical failure rates, costs to repair or replace the product, and any necessary shipping costs, which is considered to approximate the fair value of the remaining obligation for the 2019 acquisitions.
Deferred revenue was valued using the bottom-up method, a derivative of the income approach, whereby the estimated costs required to fulfill the obligation plus an appropriate profit margin were discounted to fair value, resulting in a cumulative balance for the 2019 acquisitions of $4,971 in accrued liabilities and $3,123 in other liabilities.
The Company recognized $11,828 of transaction-related expenses, consisting primarily of advisory, legal, and other professional fees related to the 2019 acquisitions. These transaction-related expenses were incurred by and for the benefit of the Company, and were included in selling, general and administrative expenses in the consolidated statements of operations.
The operating results of C4, MRI and CPD have been included in the Company’s consolidated statements of operations and comprehensive loss since the respective acquisition dates. The following table shows the net sales and net income (loss) attributable to each acquired entity from the acquisition date until the end of the Company’s fiscal year ending December 27, 2019.
Acquired entity	Time Period	Net Sales	Net Income (Loss)
MRI	March 14, 2019 to December 27, 2019	$26,854	$825
CPD	July 17, 2019 to December 27, 2019	$15,693	$(300)
Control4	August 1, 2019 to December 27, 2019	$108,377	$(8,084)
Unaudited Pro Forma Information — The unaudited pro forma information below presents the consolidated results of operations for the fiscal year ending December 27, 2019, as if the acquisitions had occurred on the first day of the fiscal year (December 28, 2018). The adjustments reflected in the pro forma results relate to interest expense on the debt to fund the acquisitions, the amortization of acquired intangibles, adjustments for revenue recognition and the related tax effects of these adjustments.

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
2019
Net sales	$763,783
Net loss	(69,377)
This information is presented for informational purposes only and does not necessarily represent what the combined company’s results of operations would have been if the acquisition had occurred as indicated or serve to project such results in future periods. The pro forma results do not include any anticipated synergies, cost savings or other expected benefits of an acquisition.
4.
Revenue and Geographic Information

Contract Balances — The Company invoices each order upon hardware shipment and recognizes revenue for each distinct performance obligation when transfer of control has occurred, which may extend over a period of three years. Amounts invoiced in advance of revenue recognition are recorded as deferred revenue on the consolidated balance sheets. Deferred revenue primarily relates to unspecified software updates and upgrades, hosting, technical support, marketing incentive programs, and subscription services. The following table represents the changes in deferred revenue:
Deferred revenue – December 28, 2018	$9,292
Amounts billed, but not recognized	16,596
Recognition of revenue	(10,162)
Deferred revenue acquired	8,094
Deferred revenue – December 27, 2019	23,820
Amounts billed, but not recognized	28,366
Recognition of revenue	(21,720)
Deferred revenue – December 25, 2020	$30,466
The Company recorded deferred revenue of $18,654 in accrued liabilities and $11,812 in other liabilities as of December 25, 2020. The Company recorded deferred revenue of $14,642 in accrued liabilities and $9,178 in other liabilities as of December 27, 2019.
Disaggregation of Revenue — The following table sets forth revenue from the United States and all international integrators and distributors for the years ended December 25, 2020 and December 27, 2019:
	2020	2019
United States	$719,429	$528,634
International	94,684	62,208
Total	$814,113	$590,842
Additionally, the Company’s revenue includes amounts recognized over time and at a point in time, and are as follows for the years ended December 25, 2020 and December 27, 2019:
	2020	2019
Products transferred at a point in time	$792,393	$580,623
Services transferred over time	21,720	10,219
Total	$814,113	$590,842
Disaggregation of Property and Equipment — Property and equipment, net, by geography as of December 25, 2020 and December 27, 2019 were as follows:

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
	2020	2019
United States	$15,550	$16,827
International	4,658	3,282
Total	$20,208	$20,109

5.
Inventories, Net

Inventory is stated at the lower of cost or net realizable value, cost being determined under the moving-average method, first-in, first-out (FIFO) basis, or specific identification. Inventory costs include the net acquisition cost from the factory, the cost of transporting the product to the Company’s warehouses, and product assembly costs. Reserves for slow-moving and obsolete inventories are provided on historical experience, inventory aging, and product demand. The Company evaluates the adequacy of these reserves and makes adjustments to reserves, as required.
As of December 25, 2020, and December 27, 2019, the Company’s inventory consisted of the following:
	2020	2019
Raw Materials	$11,340	$8,813
Work In Process	591	2,178
Finished Goods	155,618	160,943
Reserve For Obsolete and Slow Moving Inventory	(10,450)	(6,589)
Total Inventory	$157,099	$165,345
Changes in the Company’s reserve for obsolete and slow-moving inventory as of December 25, 2020 and December 27, 2019, consisted of the following:
Inventory Reserve – December 28, 2018	$878
Valuation adjustment	3,740
Write-offs	(1,457)
Inventory reserves acquired	3,428
Inventory Reserve – December 27, 2019	6,589
Valuation adjustment	4,579
Write-offs	(718)
Inventory Reserve – December 25, 2020	$10,450

6.
Property and Equipment, Net

Property and equipment, net, as of December 25, 2020 and December 27, 2019, consisted of the following:

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
	2020	2019
Equipment	$11,422	$7,001
Computers and software	20,490	18,416
Furniture and fixtures	3,240	4,784
Leasehold improvements	8,673	5,519
Construction in progress	2,035	1,205
Total property and equipment	45,860	36,925
Less: Accumulated depreciation	(25,652)	(16,816)
Property and equipment, net	$20,208	$20,109
Total depreciation expense for the years ended December 25, 2020 and December 27, 2019, was $10,481 and $8,169, respectively.
7.
Goodwill and Other Intangible Assets, Net

Goodwill for the years ended December 25, 2020 and December 27, 2019, was $559,735. Goodwill increased by $287,527 during the year ended December 27, 2019 due to the 2019 acquisitions (see Note 3). There were no changes to goodwill during the year ended December 25, 2020.
As of December 25, 2020, and December 27, 2019, other intangible assets, net, consisted of the following:
2020	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	5 – 25 years	$494,333	$(70,060)	$424,273
Technology	5 – 15 years	95,078	(22,406)	72,672
Trade names – definite	2 – 10 years	54,360	(10,253)	44,107
Trade names – indefinite	indefinite	76,564	—	76,564
Total intangible assets		$720,335	$(102,719)	$617,616
2019	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	5 – 25 years	$494,333	$(44,930)	$449,403
Technology	5 – 15 years	95,078	(6,589)	88,489
Trade names – definite	2 – 10 years	54,360	(3,692)	50,668
Trade names – indefinite	indefinite	76,564	—	76,564
Total intangible assets		$720,335	$(55,211)	$665,124
Total amortization expense for intangible assets for the years ended December 25, 2020 and December 27, 2019, was $47,491 and $31,488, respectively. The weighted-average useful life remaining for amortizing definite lived intangible assets was approximately 16.0 years as of December 25, 2020.
As of December 25, 2020, the estimated amortization expense for intangible assets for the next five fiscal years and thereafter are as follows:

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
2021	$47,274
2022	46,188
2023	45,049
2024	38,667
2025	31,075
Thereafter	332,799
Total	$541,052

8.
Debt Agreements

On August 4, 2017, the Company’s wholly owned subsidiary, Wirepath LLC (the “Borrower”) entered into a credit agreement (the “Credit Agreement”), consisting of a $265,000 senior secured term loan (the “Initial Term Loan”) and a $50,000 senior secured revolving credit facility (the “Revolving Credit Facility”). The Initial Term Loan matures on August 4, 2024, and the Revolving Credit Facility matures on August 4, 2022, and are both collateralized by substantially all of the Company’s assets. Debt issuance costs of $9,696, consisting primarily of arrangement fees and professional fees, were capitalized in connection with the Initial Term Loan. Additionally, deferred debt issuance costs of $1,829 were capitalized in connection with the Revolving Credit Facility, consisting primarily of arrangement fees and discount.
On February 5, 2018, the Borrower repriced the Initial Term Loan facility pursuant to an amendment to reduce the margin under the Initial Term Loan by 75 basis points and reduce the margin under the Revolving Credit Facility by 75 basis points. On October 31, 2018, the Borrower repriced the Initial Term Loan facility pursuant to an incremental amendment to reduce the margin under the Initial Term Loan by 50 basis points, increased the aggregate amount of the Initial Term Loan to $292,355, and further reduced the margin under the Revolving Credit Facility by 50 basis points. The Company capitalized $1,054 and $889 of costs incurred with the February and October 2018 amendments, respectively, that will be amortized over the life of the debt. On August 1, 2019, the Borrower amended the Credit Agreement to borrow an additional $390,000 senior secured term loan (the “Incremental Term Loan” and, together with the Initial Term Loan, as amended, the “Term Loans”) and increased the commitments under the Revolving Credit Facility from $50,000 to $60,000. The Incremental Term Loan has the same maturity as the Initial Term Loan. Debt issuance costs of $20,198 incurred in connection with the 2019 amendment have been deferred and are being amortized over the life of the related debt. Debt issuance costs are amortized using a straight-line method over the period from the date of issuance or amendment through the maturity date, which the Company determined to approximate the effective interest method.
Borrowings under the Term Loans and the Revolving Credit Facility bear interest at a variable rate, at the Borrower’s option, of either (i) a eurodollar rate based on the London interbank offered rate (“LIBOR”) for a specific interest period plus an applicable margin, subject to a eurodollar rate floor of 0.00%, or (ii) an alternate base rate plus an applicable margin, subject to a base rate floor of 0.00%. Interest is payable quarterly for the Term Loans and the Revolving Credit Facility. The margins for the Initial Term Loan are fixed at 4.00% per annum for eurodollar rate loans and 3.00% per annum for base rate loans. The margins for the Incremental Term Loan are fixed at 4.75% per annum for eurodollar rate loans and 3.75% per annum for base rate loans. The margins for the Revolving Credit Facility range from 3.50% to 4.00% per annum for eurodollar rate loans and 2.50% to 3.00% per annum for base rate loans, depending on the applicable first lien secured leverage ratio. Unused commitments under the Revolving Credit Facility are subject to a 0.50% availability fee.
The LIBOR rate for the Initial Term Note and the Revolving Credit Facility is defined as LIBOR (0.22% as of December 25, 2020), plus the applicable margin (4.00% as of December 25, 2020), amounting to an effective rate of 4.22% as of December 25, 2020. The LIBOR rate for the Incremental Term Note is

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
defined as LIBOR (0.22% as of December 25, 2020), plus the applicable margin (4.75% as of December 25, 2020), amounting to an effective rate of 4.97% as of December 25, 2020.
On December 31, 2018, the Company purchased an interest rate cap to guard against unexpected increases in the LIBOR to which the Company’s debt instruments are tied. Pursuant to the agreements, the Company has capped LIBOR at 3.55% with respect to the aggregate notional amount of $189,600, decreasing by scheduled principal payments on the Initial Term Loan through the expiration of the interest rate cap agreements in December 2021. In the event LIBOR exceeds 3.55%, the Company will pay interest at the capped rate plus the applicable margin. In the event LIBOR is less than 3.55%, the Company will pay interest at the prevailing LIBOR rate plus the applicable margin. The asset is recorded at fair value, see Note 9.
The Term Loans amortize in fixed equal quarterly installments in an amount equal to 1.0% per annum of the total aggregate principal amount thereof immediately after borrowing, with the balance due at maturity. The Borrower may voluntarily prepay loans or reduce commitments under the Credit Agreement, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty (subject to customary exceptions). The Company may also be required to make additional payments under the financing agreement equal to a percentage of the Company’s annual excess cash flows or net proceeds from any non-ordinary course asset sales or certain debt issuances, if any. In accordance with these provisions, the Company has an obligation to make a mandatory excess cash flow payment offer related to the term loans of $14,325 to the lender. The lender has the option to decline the prepayment. The entire amount of the expected payment has been classified within current maturities of long-term debt on the consolidated balance sheet as of December 25, 2020.
The Borrower’s obligations under the Credit Agreement are guaranteed by its direct parent company, its wholly owned subsidiary Crackle Purchaser LLC (formerly known as Crackle Purchaser Corp.) and each of the Borrower’s current and future direct and indirect subsidiaries other than (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) immaterial subsidiaries and (v) certain holding companies of foreign subsidiaries, and are secured by a first lien on substantially all of their assets, including the capital stock of subsidiaries (subject to certain exceptions).
As of December 25, 2020, the Company had no borrowings under the Revolving Credit Facility and $4,894 of outstanding letters of credit. The amount available under the Revolving Credit Facility was $55,106 as of December 25, 2020.
As of December 27, 2019, the Company had $5,000 in borrowings under the Revolving Credit Facility and additional $2,200 of outstanding letters of credit. The amount available under the Revolving Credit Facility was $52,800 as of December 27, 2019.
As of December 25, 2020, the future scheduled maturities of the above notes payable are as follows:
2021	$21,149
2022	6,824
2023	6,824
2024	637,811
Total future maturities of long-term debt	672,608
Unamortized debt issuance costs	(20,595)
Total indebtedness	652,013
Less: Current maturities of long-term debt	21,149
Long-term debt	$630,864
Unamortized costs related to issuance of the Term Loans were $20,595 and $26,330 as of December 25, 2020 and December 27, 2019 and are presented as a direct deduction from the carrying amount of long-term

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
debt. Unamortized costs related to the issuance of the Revolving Credit Facility were $583 and $948 as of December 25, 2020 and December 27, 2019 and are included in other assets in the consolidated balance sheets. The costs related to debt issuances are amortized to interest expense over the life of the related debt. As of December 25, 2020, the future amortization of debt issuance costs is as follows:
2021	$6,101
2022	5,951
2023	5,735
2024	3,391
Total	$21,178
Interest expense as of December 25, 2020 and December 27, 2019 consisted of the following:
	2020	2019
Interest expense from Revolving Credit Facility	$1,632	$1,146
Interest expense from Initial Term Note	14,841	18,889
Interest expense from Incremental Term Note	22,935	11,086
Interest expense from Rate Cap	20	228
Amortization of debt issuance costs	6,101	3,895
Total Interest expense	$45,529	$35,244
Debt Covenants and Default Provisions — The Credit Agreement contains various customary affirmative and negative covenants, including, but not limited to, restrictions on the Borrower and its restricted subsidiaries’ ability to incur or guarantee indebtedness; grant or incur liens or security interests on assets; merge and consolidate with other companies; sell or otherwise dispose of assets; make acquisitions, loans or investments; pay dividends or make other distributions in respect of, or repurchase or redeem capital stock; prepay, redeem or repurchase certain subordinated debt; enter into certain transactions with affiliates; enter into agreements which would restrict certain subsidiaries’ abilities to pay dividends; amend organizational documents or change the Borrower’s line of business or fiscal year or quarters. The financial covenants the Company is measured against are consolidated earnings before interest, taxes, depreciation and amortization, adjusted for allowable add-backs specified in the Credit Agreement (“consolidated EBITDA”), and associated ratios, as defined in the Credit Agreement. The Borrower was in compliance with such covenants as of December 25, 2020 and December 27, 2019.
In addition, the Revolving Credit Facility is subject to a first lien secured leverage ratio of 8.15 to 1:00, tested quarterly if, and only if, the aggregate principal amount from the revolving facility loans, letters of credit (to the extent not cash collateralized or backstopped or, in the aggregate, not in excess of $5,000) and swingline loans outstanding and/or issued, as applicable, exceeds 35.0% of the total amount of the Revolving Credit Facility commitments.
The Credit Agreement provides that upon the occurrence of certain events of default, the Borrower’s obligations thereunder may be accelerated, and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, defaults on other material indebtedness, voluntary and involuntary bankruptcy proceedings, material monetary judgments, change of control, material ERISA/pension plan events and other customary events of default. No such events had occurred as of December 25, 2020.
9.
Fair Value Measurement

Fair Value of Financial Instruments — The fair values and related carrying values of financial instruments that are not required to be remeasured at fair value on the consolidated statements of operations were as follows:

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
	December 25, 2020		December 27, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Notes receivable, net	$5,115	$5,494	$4,740	$4,905
Liabilities
Initial Term Loan	286,508	267,169	289,431	249,635
Incremental Term Loan	386,100	384,652	390,000	380,250
The fair value of notes receivable are estimated using a discounted cash flow analysis using interest rates currently offered for loans with similar credit quality which represent Level 2 inputs. The fair value of long-term debt was established using current market rates for similar instruments traded in secondary markets representing Level 2 inputs. The fair value of the Revolving Credit Facility approximates carrying value as the related interest rates approximate the Company’s incremental borrowing rate for similar obligations.
Assets and Liabilities that are Measured at Fair Value on a Recurring Basis — The fair value of the interest rate cap is determined by using widely accepted valuation techniques and based on its maturity, observable market-based inputs including interest rate curves and is considered to be a Level 2 measurement. The fair value of the interest rate cap was $262 as of December 27, 2019 and had no value as of December 25, 2020.
The Company utilizes the OPM in order to determine the fair value of the CVRs. Any future increase in the fair value of the CVR obligations, based on an increased likelihood that the underlying milestones will be achieved, and the associated payment or payments will, therefore, become due and payable, will result in a charge to selling, general and administrative expenses in the period in which the increase is determined. Similarly, any future decrease in the fair value of the CVR obligations will result in a reduction in selling, general and administrative expenses. Accordingly, the CVRs are classified as Level 3.
	Fair value at December 25, 2020	Valuation Technique	Unobservable Input	Volatility
Contingent Value Rights	$4,000	OPM	Volatility	51%
Changes in the CVRs for the years ended December 25, 2020 and December 27, 2019 were as follows:
CVR fair value – December 28, 2018	$2,886
Fair value adjustments	314
CVR fair value – December 27, 2019	3,200
Fair value adjustments	800
CVR fair value – December 25, 2020	$4,000
CVR liabilities are classified as other liabilities in the accompanying consolidated balance sheets. Adjustments to the fair value of CVR liabilities are included in selling, general and administrative expenses in the consolidated statements of operations.
There were no transfers into or out of level 3 investments during the years ended December 25, 2020 and December 27, 2019.

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
10. Accrued Liabilities
Accrued liabilities as of December 25, 2020 and December 27, 2019, consisted of the following:
	2020	2019
Payroll, vacation, and bonus accruals	$29,700	$18,641
Deferred revenue	18,654	14,642
Warranty reserve	11,767	11,686
Interest payable	7,576	10,992
Customer rebate program	2,140	1,767
IBNR	1,215	425
Rent accrual	965	1,120
Outbound shipping	648	421
Deferred purchase payment	500	3,346
Other accrued liabilities	7,493	6,534
Total accrued liabilities	$80,658	$69,574
11. Retirement Plan
The Company has a legacy 401(k) plan that covers eligible employees as defined by the plan agreement. As of January 1, 2020, the Company matches 100% of employee contributions to the plan, up to 3% of the employees’ total compensation, and 50% of employee contributions to the plan, up to 6% of the employees’ total compensation. Prior to January 1, 2020, the Company matched 50% of employee contributions to the plan, up to 3% of the employees’ total compensation. As a result of the Control4 acquisition, transitioning employees remained on their legacy 401(k) benefit plan through December 31, 2019. Under this plan, the Company matched 100% of the first 1% of employee contributions and 70% of the next 5% of employee contributions, which vested immediately.
Company contributions to the plan, net of forfeitures, were $3,727 and $2,069 for the years ended December 25, 2020 and December 27, 2019, respectively.
12. Equity Agreements and Incentive Equity Plans
Parent Incentive Plan — In August 2017, the Parent entered into an amended and restated limited partnership agreement and unitholders’ agreement. These agreements, among other things, established the distribution rights and allocation of profits and losses associated with the membership units of the Parent.
In October 2017, the Parent approved the 2017 Incentive Plan, which established the terms and provided for grants of certain incentive units to employees, officers, directors, consultants, and advisors of the Company containing service-based and/or market-based vesting criteria. Class B-1 Incentive Units (“B-1 Units”) become vested in installments over a five-year period, subject to the grantee’s continued employment or service. Class B-2 Incentive Units (“B-2 Units”) have both service-based and market-based vesting conditions, as they are subject to the same service conditions as the B-1 Units, but also require the achievement of a specified return hurdle in order to vest.
The fair value of equity-classified awards is determined on the date of grant and is not remeasured. All B-1 Units and B-2 Units are classified as equity awards. For B-2 Units, the determination of the fair value of these awards takes into consideration the likelihood of achievement of the market condition. The fair value of incentive units granted during the years ended December 25, 2020 and December 27, 2019 was estimated using an OPM with the following key assumptions:

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
	2020	2019
Expected holding period	4 years	5 years
Risk-free rate of return	0.20 – 0.30%	1.76%
Expected dividend yield	—%	—%
Expected volatility	47 – 51%	30%
Discount for lack of marketability	20 – 25%	20%
The Company estimated a discount for lack of marketability (“DLOM”) using a put option model. The DLOM reflects the lower value placed on securities that are not freely transferable, as compared to those that trade frequently in established markets.
The Company recognizes compensation expense for all share-based awards granted on a straight-line basis over the requisite service periods of the awards, which is equivalent to the service-based vesting term. For the B-2 Units, compensation expense is recognized if the requisite service is rendered, regardless of whether the market condition is satisfied.
Incentive unit activity for the years ended December 25, 2020 and December 27, 2019 was as follows:
	B-1 Incentive Units		B-2 Incentive Units
	Number of Units (in 000’s)	Weighted- Average Grant-Date Fair Value	Number of Units (in 000’s)	Weighted- Average Grant-Date Fair Value
Outstanding units-December 28, 2018	43,088	$0.29	22,542	$0.04
Units granted in 2019	32,652	0.40	2,290	0.21
Units forfeited in 2019	(4,542)	0.28	(4,327)	0.03
Units repurchased in 2019	(46)	0.27	—	—
Outstanding units-December 27, 2019	71,152	0.34	20,505	0.05
Units granted in 2020	7,509	0.42	—	—
Units forfeited in 2020	(7,922)	0.37	(683)	0.03
Units repurchased in 2020	—	—	—	—
Outstanding units-December 25,2020	70,739	$0.34	19,822	$0.06
Vested units-December 25,2020	28,718	$0.31	—	$—
Nonvested units-December 25,2020	42,021	$0.37	19,822	$0.06
During the year ended December 25, 2020, 12,578 B-1 Units vested with a total grant-date fair value of $4,260. During the year ended December 27, 2019, 8,588 B-1 Units with a total grant-date fair value of $2,546 vested.
The Company recognized approximately $4,284 and $3,673 of compensation expense within selling, general and administrative expenses in the accompanying consolidated statements of operations during the years ended December 25, 2020 and December 27, 2019, respectively.
As of December 25, 2020, there was approximately $14,644 of unrecognized compensation expense related to outstanding incentive units, which is expected to be recognized subsequent to December 25, 2020, over a weighted-average period of approximately three years.
Control4 Equity Awards — In connection with the Control4 Acquisition, the Company agreed to a settlement of Control4 equity awards that were outstanding immediately prior to the acquisition date, consisting of stock options (“C4 Stock Options”) and restricted stock units (“C4 RSUs” and, together with

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
C4 Stock Options, “C4 Equity Awards”). C4 Stock Options that were fully vested and exercisable prior to the acquisition were cancelled, and each holder was entitled to receive an amount in cash equal to the product of the excess, if any, of the Merger Consideration (defined as $23.91 per share) over the exercise price per share of the C4 Stock Option, multiplied by the total number of shares subject to the C4 Stock Options. C4 RSUs that were fully vested prior to the acquisition were cancelled, and each holder was entitled to receive an amount in cash for each unit equal to the Merger Consideration. C4 Equity Awards that were not vested immediately prior to the acquisition were cancelled, and each holder was entitled to receive similar consideration as the respective vested awards, subject to the vesting conditions of the original awards, but modified to include only service-based vesting criteria of up to three years.
As of the acquisition date, 2,998 shares of C4 Equity Awards were cancelled and converted into rights to receive cash payments (the “Replacement Awards”). The Company recognized $16,719 as consideration transferred in the business combination, representing the amount of cash consideration earned by C4 Equity Award holders as of the acquisition date. This amount was recorded within accrued liabilities and other current liabilities upon consummation of the acquisition.
Following the acquisition, 1,708 and 843 Replacement Award units were redeemed in cash, and 25 and 179 Replacement Award units were forfeited during the years ended December 25, 2020 and December 27, 2019, respectively. As of December 25, 2020, 243 Replacement Award units remain outstanding, consisting of 27 vested and 216 unvested units.
For the Replacement Awards that were not vested as of the acquisition date, compensation expense is recognized on a straight-line basis over the period the employee performs services during the remaining vesting period. The Company recognized $7,353 and $10,790 of compensation expense relating to the Replacement Awards within selling, general and administrative expenses in the accompanying consolidated statement of operations during the years ended December 25, 2020 and December 27, 2019.
There was approximately $5,467 of unrecognized compensation expense related to the nonvested Replacement Awards, which is expected to be recognized subsequent to December 25, 2020, over a weighted-average period of approximately 1 year. Total unrecognized compensation expense will be adjusted for future forfeitures.
13. Income Taxes
Loss before income taxes, excluding loss for noncontrolling interests, consists of the following:
	December 25, 2020	December 27, 2019
Domestic	$(26,998)	$(43,760)
Foreign	(2,237)	(3,961)
Total	$(29,235)	$(47,721)

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
The components of income tax benefit for the years ended December 25, 2020 and December 27, 2019, were as follows:
	December 25, 2020	December 27, 2019
Current
Federal	$—	$—
State	96	202
Foreign	976	213
Total	1,072	415
Deferred
Federal	(8,778)	(12,852)
State	3,756	(822)
Foreign	(401)	(98)
Total	(5,423)	(13,772)
Income tax benefit	$(4,351)	$(13,357)
The tax effects of temporary differences and carryforwards that gave rise to deferred tax assets and liabilities as of December 25, 2020 and December 27, 2019, are as follows:
	2020	2019
Deferred tax assets:
Net operating loss	$24,766	$22,017
Interest carryforward	6,549	8,294
Accrued liabilities and reserves	11,380	11,038
Uniform capitalization	1,231	2,761
Capital loss carryforward	8,719	—
R&D Credits	17,072	12,823
Deferred revenue	3,022	2,389
Depreciable property	1,917	820
Other	522	694
Total deferred tax assets	75,178	60,836
Valuation allowance	(15,658)	(3,251)
Total deferred tax assets, net of valuation allowance	59,520	57,585
Deferred tax liabilities:
Amortization of intangible assets	(103,381)	(109,470)
Amortization of goodwill	(10,035)	(6,799)
Transaction costs	(449)	(1,086)
Total deferred tax liabilities	(113,865)	(117,355)
Net deferred tax liabilities	$(54,345)	$(59,770)

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
The components of the Company’s net deferred tax liabilities as of December 25, 2020 and December 27, 2019, are as follows:
	December 25, 2020	December 27, 2019
Domestic deferred tax liabilities	$(55,518)	$(60,542)
Foreign deferred tax assets	1,173	772
Net deferred tax liabilities	$(54,345)	$(59,770)
The Company’s deferred tax assets related to net operating losses and credits are shown net of their related unrecognized tax benefit.
Significant judgment is required in determining the Company’s provision for income taxes and recording valuation allowances against deferred tax assets. In evaluating the ability to recover its deferred tax assets, in full or in part, the Company considers all available positive and negative evidence, including past operating results, forecast of future market growth, forecasted earnings, future taxable income, and prudent and feasible tax planning strategies.
Given its overall deferred tax liability position, the Company expects to fully utilize its U.S. federal and state net operating loss carryforward balances with an exception of a portion of the Utah state net operating loss. However, the Company expects a small portion of their U.S. federal research and development credits to expire unused in the next few years along with the majority of their remaining state research and equipment credits. A partial valuation allowance has been established for the portion of credits expected to expire unused. The Company will continue to maintain a full valuation allowance against the foreign tax credit carryovers. In 2020, the Company sold the stock of their fully owned subsidiary, Autonomic Controls, Inc., for $1,104, incurring a capital loss of $35,039 for tax purposes. The Company has determined the capital loss will not be utilized due to insufficient capital gains. A full valuation allowance has been recorded against this asset for both federal and state.
The Company determined, based on the available evidence, that it is uncertain whether certain of its jurisdictions will generate sufficient future taxable income and of the correct character to recognize certain of these deferred tax assets. As a result, the Company’s deferred tax asset for net operating losses, capital loss carryforwards and credits reflect a valuation allowance of $15,658 and $3,251 as of December 25, 2020 and December 27, 2019, respectively.
Net operating loss and tax credit carryforwards as of December 25, 2020 are as follows:
	Amount	Expiration Years
Net operating losses, federal	$68,274	2027 – 2038
Net operating losses, federal	18,726	Indefinite
Net operating losses, state	78,197	2021 – 2039
Net operating losses, state	2,282	Indefinite
Tax credit carryforwards, federal	22,251	2023 – 2040
Tax credit carryforwards, state	2,366	2021 – 2030
Net operating losses, foreign	18,569	2022 – 2029
Capital loss carryforwards, federal	35,039	2025
Capital loss carryforwards, state	22,640	2025
The Company has performed a Section 382 analysis related to the ownership change that occurred when the Company acquired Control4. While an annual limitation does exist related to the net operating

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
losses and credits carried forward from Control4, the Company does not anticipate that this limitation will cause any net operating losses and credits to expire before their utilization. U.S. Federal net operating losses incurred after 2017 are subject to an 80% limitation on taxable income.
The Company recorded gross unrecognized tax (expense) benefits of $(187) and $7,234 during the years ended December 25, 2020 and December 27, 2019, respectively. During the next 12 months, a federal statute of limitation related to uncertain tax positions will lapse, resulting in a reduction in unrecognized tax benefit and an expense of $76.
The Company’s treatment of interest and penalties related to the resolution of uncertain tax positions is to report them as a component of income tax expense. However, the Company’s current unrecognized tax benefits are presented net with their related deferred tax assets, therefore, no interest and penalties have been included in the Company’s income tax expense for years ended December 25, 2020 and December 27, 2019.
	December 25, 2020	December 27, 2019
Fiscal Year Ended
Balances, beginning	$8,281	$1,047
Additions for tax position of the current year	538	7,234
Reduction for tax positions of prior years for:
Changes in judgement	(670)	—
Lapses of applicable statutes of limitations	(55)	—
Balances, ending	$8,094	$8,281
The Company files income tax returns in the United States, including various state and local jurisdictions. The Company’s subsidiaries file income tax returns in the United Kingdom, Australia, China, Germany, India, New Zealand, Switzerland, and Serbia. The Company is subject to federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company is no longer subject to income tax examinations for the following jurisdictions and years: federal, for years before 2017; state and local, for years before 2016; or foreign, for years before 2015. However, federal net operating loss and credit carryforwards from all years are subject to examination and adjustments for at least three years following the year in which the attributes are used.
Starting December 27, 2019, and forward, the Company’s position is that its overseas subsidiaries will not invest undistributed earnings indefinitely. Future unremitted earnings when distributed are expected to be either distributions of GILTI or Sub F — previously taxed income or eligible for 100% dividends received deduction. The withholding on any unremitted earnings and related state income taxes on such earnings are not considered material. Therefore, the Company has not provided deferred U.S. income taxes from non-U.S. subsidiaries.
The reconciliation of the Company’s effective income tax rate with the statutory rate is as follows:

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
	December 25, 2020	December 27, 2019
Fiscal Year Ended
Federal income tax rate	21.00%	21.00%
State income taxes	1.57	1.60
Foreign income taxes	1.03	0.23
Deferred rate change	(6.00)	(0.25)
Foreign tax rate differences	(1.31)	(0.03)
Autonomic sale (Tax)	29.82	0.00
Incentive stock compensation	(3.08)	(1.64)
Research and development tax credits	14.37	26.21
Valuation allowance	(41.61)	(2.03)
Changes in uncertain tax positions	0.64	(15.80)
Other items, net	(1.55)	(0.94)
Effective income tax rate	14.88%	28.35%
Due to pretax losses in the years ended December 25, 2020 and December 27, 2019, the effective rate items listed above with negative signs represent increases to income tax expense and positive amounts represent decreases to income tax expense.
In March 2021, the U.S. Internal Revenue Service (“IRS”) began an examination of the Company’s 2018 U.S. federal income tax return. Although this examination is part of a routine and recurring cycle, the Company cannot predict the final outcome or expected conclusion date of the audit.
14.
Commitments and Contingencies

Legal Proceedings — During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable, and the amount of such loss can be reasonably estimated. As of December 25, 2020, and December 27, 2019, no material reserves were recorded. The determination of probability and the estimation of the actual amount of any such loss are inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. However, the Company does not expect the outcome of the matters currently pending will have a material adverse effect on the consolidated financial statements.
Lease Commitments — The Company leases offices, warehouse space, and distribution centers. These leases are classified as operating leases with various expiration dates through July 2028. In addition to base rent, the Company is obligated to reimburse certain common area maintenance costs required to operate the facilities. Substantially all the leases include renewal options with varying terms. The Company recognizes rental expense and amortizes tenant improvement allowances on a straight-line basis over the stated lease term, including renewal periods if reasonably assured. Total rental expense for the years ended December 25, 2020 and December 27, 2019, was approximately $10,909 and $6,388, respectively.

Snap One Holdings Corp. and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands, except share and per share amounts)
As of December 25, 2020, future minimum lease payments under non-cancelable lease commitments for the next five fiscal years and thereafter were as follows:
2021	$11,400
2022	8,147
2023	6,895
2024	6,175
2025	4,761
Thereafter	4,620
Total future minimum lease payments	$41,998
15. Stockholders’ Equity
Common Stock — Holders of voting common stock are entitled to one vote per share and to receive dividends. The Company had noncontrolling interests of $316 and $99 as of December 25, 2020 and December 27, 2019, respectively, related to a joint venture formed prior to 2018.
Changes in noncontrolling interests each period include net income attributable to noncontrolling interests and cash contributions by minority partners to the Company’s consolidated subsidiaries. Cash contributions by minority partners were $561 and $132 for the years ended December 25, 2020 or December 27, 2019, respectively.
16. Loss Per Share
Basic loss per share represents net loss divided by the weighted-average shares outstanding. Diluted loss per share is the same as basic income or loss per share, as the Company had no potentially dilutive securities during either of the years ended December 25, 2020 or December 27, 2019. The following table presents the calculations of basic and diluted loss per share for the years ended:
	2020	2019
Net Loss attributable to Company	$(24,884)	$(34,364)
Weighted-average shares outstanding-basic and diluted	58,864,723	58,102,891
Loss per share-basic and diluted	$(0.42)	$(0.59)

17.
Related Parties

The Company received no capital contributions from Parent during the year ended December 25, 2020 and $254,205 during the year ended December 27, 2019. There were no other related party transactions to report.
18.
Subsequent Events

In preparing its consolidated financial statements, the Company has evaluated subsequent events through April 19, 2021, which is the date the consolidated financial statements were available to be issued, and has updated such evaluation for disclosure purposes through July 19, 2021 with respect to the stock split and change in the authorized number of shares of common stock reflected in the Company’s amended and restated certificate of incorporation, dated July 15, 2021, as discussed below.
On July 15, 2021, the Company filed an amendment to its amended and restated certificate of incorporation which, among other things, effected a 150-for-1 stock split of its shares of common stock and increased the authorized number of shares of its common stock to 100 million. All references to share and per share amounts in the Company’s consolidated financial statements have been retrospectively revised to reflect the stock split and increase in authorized shares.
******

Schedule I — Registrant’s Condensed Financial Statements
(Dollar amounts in thousands)
SNAP ONE HOLDINGS CORP. (PARENT COMPANY ONLY)
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	2020	2019
Net loss from unconsolidated entities	$(24,884)	$(34,364)
Other comprehensive loss from unconsolidated entities	795	(39)
Total comprehensive loss	$(24,089)	$(34,403)

Schedule I — Registrant’s Condensed Financial Statements
(Dollar amounts in thousands)
SNAP ONE HOLDINGS CORP. (PARENT COMPANY ONLY)
BALANCE SHEETS
	2020	2019
Assets
Investments in unconsolidated subsidiary	$617,423	$636,828
Total assets	$617,423	$636,828
Liabilities and Stockholders’ Equity
Company’s stockholders’ equity	$617,423	$636,828
Total liabilities and stockholders’ equity	$617,423	$636,828

Schedule I — Registrant’s Condensed Financial Statements
(Dollar amounts in thousands)
SNAP ONE HOLDINGS CORP. (PARENT COMPANY ONLY)
STATEMENTS OF CASH FLOWS
	2020	2019
Cash flows from operating activities:
Net loss	$(24,884)	$(34,364)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from unconsolidated entities	24,884	34,364
Net cash used in operating activities	—	—
Cash flows from investing activities:
Investment in unconsolidated entities	—	(254,911)
Net cash provided by investing activities	—	(254,911)
Cash flows from financing activities:
Capital contributions	—	254,911
Net cash used in financing activities	—	254,911
Net change in cash and cash equivalents	—	—
Cash at beginning of period	—	—
Cash at end of period	$—	$—

Schedule I — Registrant’s Condensed Financial Statements
(Dollar amounts in thousands)
Notes to Condensed Financial Information of Parent
1.
BASIS OF PRESENTATION

These condensed Snap One Holdings Corp. (“Parent Company”) only financial statements have been prepared in accordance with Rule 12-04 of Regulation S-X, as the restricted net assets of the subsidiaries of the Parent Company exceed 25% of the consolidated net assets of the Parent Company as stipulated by Rule 5-04, Section I from Regulation S-X. One of the Parent Company’s subsidiaries holds a credit agreement that contains certain covenants including restrictions on the subsidiary’s ability to incur or guarantee indebtedness or pay dividends and establishes requirements to maintain certain financial ratios based on earnings before interest, taxes, depreciation and amortization, adjusted for allowable add-backs. See Note 8 to the consolidated financial statements for more information.
These condensed Parent Company only financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the Parent Company accounts for investments in its subsidiaries using the equity method. These condensed financial statements should be read in conjunction with the consolidated financial statements and related notes thereto.

Snap One Holdings Corp. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheet
(in thousands, except share amounts and par value)
	March 26, 2021	December 25, 2020
Assets
Current assets:
Cash and cash equivalents	$48,943	$77,458
Accounts receivable, net	56,313	49,363
Inventories, net	167,647	157,099
Prepaid expenses and other current assets	12,176	9,650
Total current assets	285,079	293,570
Long-term assets:
Property and equipment, net	20,074	20,208
Goodwill	559,735	559,735
Other intangible assets, net	606,157	617,616
Other assets	6,885	6,409
Total assets	$1,477,930	$1,497,538
Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$6,824	$21,149
Accounts payable	61,930	68,941
Accrued liabilities	73,023	80,658
Total current liabilities	141,777	170,748
Long-term liabilities:
Long-term debt, net of current portion	644,916	630,864
Deferred income tax liabilities, net	54,724	55,518
Other liabilities	23,802	22,669
Total liabilities	865,219	879,799
Commitments and contingencies (Note 13)
Stockholders’ equity
Common Stock, $0.001 par value, 100,000,000 shares authorized; and 59,216,665 shares issued and outstanding at March 26, 2021 and December 25, 2020	59	59
Additional paid in capital	660,686	659,626
Accumulated deficit	(49,032)	(43,018)
Accumulated other comprehensive income	704	756
Company’s stockholders’ equity	612,417	617,423
Noncontrolling interest	294	316
Total stockholders’ equity	612,711	617,739
Total liabilities and stockholders’ equity	$1,477,930	$1,497,538
The accompanying notes are an integral part of these condensed consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share amounts and per share)
	Three Months Ended
	March 26, 2021	March 27, 2020
Net sales	$220,468	$172,611
Costs and expenses:
Cost of sales, exclusive of depreciation and amortization	128,876	100,390
Selling, general and administrative expenses	75,357	67,386
Depreciation and amortization	13,712	14,483
Total costs and expenses	217,945	182,259
Income (loss) from operations	2,523	(9,648)
Other expenses (income):
Interest expense	9,535	12,803
Other (income) expense	(213)	883
Total other expenses	9,322	13,686
Loss before income tax benefit	(6,799)	(23,334)
Income tax benefit	(763)	(4,316)
Net loss	(6,036)	(19,018)
Net loss attributable to noncontrolling interest	(22)	(24)
Net loss attributable to Company	(6,014)	(18,994)
Net loss per share, basic and diluted	(0.10)	(0.33)
Weighted average shares outstanding, basic and diluted	59,216,665	58,140,138
The accompanying notes are an integral part of these condensed consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(in thousands)
	Three Months Ended
	March 26, 2021	March 27, 2020
Net loss	$(6,036)	$(19,018)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(52)	(434)
Comprehensive loss	(6,088)	(19,452)
Comprehensive loss attributable to noncontrolling interest	(22)	(24)
Comprehensive loss attributable to Company	$(6,066)	$(19,428)
The accompanying notes are an integral part of these condensed consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Unaudited Condensed Consolidated Statements of Stockholders’ Equity
(in thousands, except share amounts)
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Stockholders’ Equity
	Number of Shares	Amount
Balance – December 25, 2020	59,216,665	$59	$659,626	$(43,018)	$756	$316	$617,739
Net loss	—	—	—	(6,014)	—	(22)	(6,036)
Foreign currency translation adjustments	—	—	—	—	(52)	—	(52)
Equity-based compensation expense	—	—	1,060	—	—	—	1,060
Balance – March 26, 2021	59,216,665	$59	$660,686	$(49,032)	$704	$294	$612,711
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Stockholders’ Equity
	Number of Shares	Amount
Balance – December 27, 2019	58,140,138	$58	$654,943	$(18,134)	$(39)	$99	$636,927
Net loss	—	—	—	(18,994)	—	(24)	(19,018)
Foreign currency translation adjustments	—	—	—	—	(434)	—	(434)
Equity-based compensation expense	—	—	1,362	—	—	—	1,362
Balance – March 27, 2020	58,140,138	$58	$656,305	$(37,128)	$(473)	$75	$618,837
The accompanying notes are an integral part of these condensed consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)
	Three Months Ended
	March 26, 2021	March 27, 2020
Cash flows from operating activities:
Net loss	$(6,036)	$(19,018)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,712	14,483
Amortization of debt issuance costs	1,525	1,525
Unrealized loss on interest rate cap	—	3
Deferred income taxes	(795)	(3,778)
Loss on sale and disposal of property and equipment	259	20
Equity-based compensation	1,060	1,362
Bad debt expense	76	322
Fair value adjustment to contingent value rights	1,310	(300)
Change in operating assets and liabilities:
Accounts receivable	(7,027)	(2,413)
Inventories	(10,548)	8,629
Prepaid expenses and other assets	(2,653)	1,613
Accounts payable and accrued liabilities	(14,750)	(16,123)
Net cash used in operating activities	(23,867)	(13,675)
Cash flows from investing activities:
Purchases of property and equipment	(2,050)	(2,405)
Receipt of payment on notes receivable	—	22
Other	(429)	—
Net cash used in investing activities	(2,479)	(2,383)
Cash flows from financing activities:
Payments on long-term debt	(1,797)	(2,288)
Proceeds from revolving credit facility	—	47,375
Payment of deferred initial public offering costs	(349)	—
Net cash (used in) provided by financing activities	(2,146)	45,087
Effect of exchange rate changes on cash and cash equivalents	(23)	(372)
Net (decrease) increase in cash and cash equivalents	(28,515)	28,657
Cash and cash equivalents – Beginning of period	77,458	33,177
Cash and cash equivalents – End of period	$48,943	$61,834
Supplementary cash flow information:
Cash payments for interest	$8,106	$11,643
Cash paid (refund) for taxes, net	$485	$(10)
Noncash investing and financing activities:
Capital expenditure in accounts payable	$67	$810
The accompanying notes are an integral part of these condensed consolidated financial statements

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
1.
Description of Business

Crackle Holdings LP (the “Parent”) was formed on June 14, 2017 by affiliates of Hellman and Friedman (the “Sponsor”) for the purposes of purchasing Snap One Holdings Corp., (formerly Crackle Intermediate Corp.) and its subsidiaries (collectively, the “Company”). On August 3, 2017, Parent acquired all of the Company’s outstanding equity interests. Since the acquisition of the Company by Parent on August 3, 2017, the Company has been controlled by funds managed by the Sponsor.
The Company provides products and support to its professional integrator-customers that enable them to deliver technology solutions to their residential and small business end users. The Company’s product offering consists of both proprietary and third-party products in such categories as home automation, networking, audio, video, remote management, and lighting as well as infrastructure products such as racks, mounts, and cables.
2.
Significant Accounting Policies

Basis of Presentation — The accompanying condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (GAAP) for interim financial statements. The condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods presented. The condensed consolidated financial statements include the accounts of the Company and all subsidiaries required to be consolidated. All intercompany balances and transactions have been eliminated in the condensed consolidated financial statements. The condensed consolidated balance sheet as of December 25, 2020 has been derived from the audited consolidated financial statements of the Company.
The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, for fiscal year 2020.
The Company’s fiscal year is the 52 or 53 week period that ends on the last Friday of December. Fiscal years 2021 and 2020 are 52-week periods. The three months ended March 26, 2021 and March 27, 2020 were 13 week periods.
Use of Accounting Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and accompanying notes. Accordingly, the actual amounts could differ from those estimates. If actual amounts differ from estimates, revisions are included in the condensed consolidated statements of operations in the period the actual amounts become known.
Recent Accounting Pronouncements Pending Adoption — In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. This new guidance requires lessees to recognize the lease assets and lease liabilities that arise from leases in the statement of financial position and to disclose qualitative and quantitative information about lease transactions, such as information about variable lease payments and options to renew and terminate leases. Recently, the FASB issued ASU 2020-05, which deferred the effective date to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Adoption of the new standard is expected to result in the recognition of right-of-use assets and operating lease liabilities related to currently classified operating leases. The Company is still evaluating the materiality of the impact of this standard on its condensed consolidated financial statements and disclosures.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses”. The ASU sets forth a “current expected credit loss” (“CECL”) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This ASU was effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. In November 2019, the FASB issued ASU 2019-10 which deferred the effective date to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance will have on its condensed consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, “Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract”. The guidance aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This standard is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company is currently evaluating the impact this guidance will have on its condensed consolidated financial statements.
Recently Adopted Accounting Pronouncements — In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This update simplifies accounting for income taxes by eliminating some exceptions to the general approach in ASC 740, Income Taxes, related to intraperiod tax allocation, the methodology for calculating income tax in an interim period and the recognition of deferred tax liabilities for outside basis differences. This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The amendments in this update should be applied on either a retrospective basis, a modified retrospective basis or prospectively, depending on the provision within the amendment. The Company adopted the standard for the fiscal year beginning December 26, 2020. Adoption of the standard did not have a material impact on the condensed consolidated financial statements.
3.
Revenue and Geographic Information

Contract Balances — Amounts invoiced in advance of revenue recognition are recorded as deferred revenue on the condensed consolidated balance sheets. Deferred revenue primarily relates to unspecified software updates and upgrades, hosting, technical support, marketing incentive programs, and subscription services. The following table represents the changes in deferred revenue for the three months ended March 26, 2021 and March 27, 2020:
	March 26, 2021	March 27, 2020
Deferred revenue – beginning of period	$30,466	$23,820
Amounts billed, but not recognized	6,661	6,630
Recognition of revenue	(6,063)	(5,603)
Deferred revenue – end of period	$31,064	$24,847
The Company recorded deferred revenue of $19,154 in accrued liabilities and $11,910 in other liabilities as of March 26, 2021. The Company recorded deferred revenue of $18,654 in accrued liabilities and $11,812 in other liabilities as of December 25, 2020.

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
Disaggregation of Revenue — The following table sets forth revenue from the United States and all international dealers and distributors for the three months ended March 26, 2021 and March 27, 2020:
	March 26, 2021	March 27, 2020
United States	$194,078	$154,468
International	26,390	18,143
Total	$220,468	$172,611
Additionally, the Company’s revenue includes amounts recognized over time and at a point in time, and are as follows for the three months ended March 26, 2021 and March 27, 2020:
	March 26, 2021	March 27, 2020
Products transferred at a point in time	$214,405	$167,008
Services transferred over time	6,063	5,603
Total	$220,468	$172,611
As of March 26, 2021, and December 25, 2020, the Company’s accounts receivable, net consisted of the following:
	March 26, 2021	December 25, 2020
Accounts receivable	$58,692	$51,716
Allowance for doubtful accounts	(2,379)	(2,353)
Accounts receivable, net	$56,313	$49,363

4.
Inventories, Net

As of March 26, 2021, and December 25, 2020, the Company’s inventory consisted of the following:
	March 26, 2021	December 25, 2020
Raw Materials	$5,193	$11,340
Work In Process	566	591
Finished Goods	173,043	155,618
Reserve For Obsolete and Slow Moving Inventory	(11,155)	(10,450)
Total Inventories, net	$167,647	$157,099

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
5.
Other Intangible Assets, Net

As of March 26, 2021, and December 25, 2020, Other intangible assets, net, consisted of the following:
As of March 26, 2021:
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	5 – 25 years	$494,762	$(76,354)	$418,408
Technology	5 – 15 years	95,078	(26,359)	68,719
Trade names – definite	2 – 10 years	54,360	(11,894)	42,466
Trade names – indefinite	indefinite	76,564	—	76,564
Total intangible assets		$720,764	$(114,607)	$606,157
As of December 25, 2020:
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	5 – 25 years	$494,333	$(70,060)	$424,273
Technology	5 – 15 years	95,078	(22,406)	72,672
Trade names – definite	2 – 10 years	54,360	(10,253)	44,107
Trade names – indefinite	indefinite	76,564	—	76,564
Total intangible assets		$720,335	$(102,719)	$617,616
Total amortization expense for intangible assets for the three months ended March 26, 2021 and March 27, 2020, was $11,888 and $11,875, respectively. The weighted-average useful life remaining for amortizing definite lived intangible assets was approximately 15.8 years as of March 26, 2021.
As of March 26, 2021, the estimated amortization expense for intangible assets for the next five fiscal years and thereafter are as follows:
Remainder of 2021	$35,504
2022	46,331
2023	45,193
2024	38,691
2025	31,075
2026 and thereafter	332,799
Total	$529,593

6.
Debt Agreements

On August 4, 2017, the Company’s wholly owned subsidiary, Wirepath LLC (the “Borrower”) entered into a credit agreement (as amended from time to time, the “Credit Agreement”), consisting of a senior secured term loan (the “Initial Term Loan”) and a senior secured revolving credit facility (the “Revolving Credit Facility”). On February 5, 2018, the Borrower repriced the Credit Agreement to reduce the margin on the Initial Term Loan and Revolving Credit Facility. On October 31, 2018, the Borrower repriced the Initial Term Loan facility to further reduce the margin under the Initial Term Loan, increased the aggregate amount of the Initial Term Loan, and further reduced the margin under the Revolving Credit Facility. On

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
August 1, 2019, the Borrower amended the Credit Agreement to borrow an additional senior secured term loan (the “Incremental Term Loan” and, together with the Initial Term Loan, as amended, the “Term Loans”) and increased the commitments under the Revolving Credit Facility. The Company makes fixed equal quarterly installments on the Term Loans in an amount equal to 1.0% per annum of the total aggregate principal thereof immediately after borrowing, with balance due at maturity.
Instrument	Maturity Date	Amount	Interest Rate	Effective rate (as of March 26, 2021)
Credit Agreement (as amended)
Initial Term Loan	8/4/2024	292,355	LIBOR plus 4.00%	4.25%
Incremental Term Loan	8/4/2024	390,000	LIBOR plus 4.75%	5.00%
Revolving Credit Facility	8/4/2022	60,000	LIBOR plus 4.00%	4.25%
Credit Agreement (at origination)
Initial Term Loan	8/4/2024	265,000	LIBOR plus 5.25%
Revolving Credit Facility	8/4/2022	50,000	LIBOR plus 5.25%
The Company may also be required to make additional payments under the financing agreement equal to a percentage of the Company’s annual excess cash flows or net proceeds from any non-ordinary course asset sales or certain debt issuances, if any. The lender has the option to decline the prepayment. As of December 25, 2020, in accordance with these provisions, the Company estimated a mandatory excess cash flow payment offer related to the term loans of $14,325 to the lender. The entire amount of the expected payment was classified within current maturities of long-term debt on the consolidated balance sheet as of December 25, 2020. Subsequent to the issuance of the Company’s audited financial statements as of and for the period ended December 25, 2020, the Company elected an option available in the financing agreement to accelerate expected cash outlays in fiscal year 2021 that would eliminate the requirement for an excess cash flow payment for fiscal year 2020. As a result, the estimated excess cash payment was not made and only the contractual payments under the financing agreement are considered current maturities of long-term debt as of March 26, 2021.
As of March 26, 2021 and December 25, 2020, the Company had no borrowings outstanding under the Revolving Credit Facility and $4,894 of outstanding letters of credit. The amount available under the Revolving Credit Facility was $55,106 as of March 26, 2021 and December 25, 2020. The Company borrowed $47,375 under the Revolving Credit Facility during the three months ended March 27, 2020 in order to enhance liquidity as a precautionary measure in response to the COVID-19 pandemic and the borrowings were repaid in full later in the year ending December 25, 2020.
As of March 26, 2021, the future scheduled maturities of the above notes payable are as follows:
Remainder of 2021	$6,824
2022	6,824
2023	6,824
2024	650,430
Total future maturities of long-term debt	670,902
Unamortized debt issuance costs	(19,162)
Total indebtedness	$651,740
Less: Current maturities of long-term debt	6,824
Long-term debt	$644,916
Unamortized costs related to issuance of the Term Loans were $19,162 and $20,595 as of March 26, 2021 and December 25, 2020 and are presented as a direct deduction from the carrying amount of long-term

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
debt. Unamortized costs related to the issuance of the Revolving Credit Facility were $491 and $583 as of March 26, 2021 and December 25, 2020 and are included in other assets in the condensed consolidated balance sheets. The costs related to debt issuances are amortized to interest expense over the life of the related debt. As of March 26, 2021, the future amortization of debt issuance costs is as follows:
Remainder of 2021	$4,576
2022	5,951
2023	5,735
2024	3,391
Total	$19,653
Debt Covenants and Default Provisions — There have been no changes to the debt covenants or default provisions related to the Company’s outstanding debt arrangements or other obligations during the current year. The Company was in compliance with all debt covenants as of March 26, 2021 and December 25, 2020. For additional information on the Company’s debt arrangements, debt covenants and default provisions, see Note 8, Debt Agreements, of the consolidated financial statements for the year ended December 25, 2020.
7.
Fair Value Measurement

Fair Value of Financial Instruments — The fair values and related carrying values of financial instruments that are not required to be remeasured at fair value on the condensed consolidated statements of operations were as follows:
	As of March 26, 2021		As of December 25, 2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Notes receivable, net	5,211	5,291	$5,115	$5,494
Liabilities
Initial Term Loan	285,777	269,345	286,508	267,169
Incremental Term Loan	$385,125	$381,755	$386,100	$384,652
The fair value of notes receivable are estimated using a discounted cash flow analysis using interest rates currently offered for loans with similar credit quality which represent Level 2 inputs. The fair value of long-term debt was established using current market rates for similar instruments traded in secondary markets representing Level 2 inputs. The fair value of the Revolving Credit Facility approximates carrying value as the related interest rates approximate the Company’s incremental borrowing rate for similar obligations. Additionally, cash and cash equivalents, accounts receivable, net, prepaid expenses, accounts payable, and accrued liabilities are classified as Level 1 and the carrying value of these assets and liabilities approximate their fair value due to the short-term nature of these financial instruments.
Assets and Liabilities that are Measured at Fair Value on a Recurring Basis — The fair value of the interest rate cap is determined by using widely accepted valuation techniques and based on its maturity, observable market-based inputs including interest rate curves and is considered to be a Level 2 measurement. The interest rate cap had no value as of March 26, 2021 and December 25, 2020.
The Company utilizes the option-pricing method, which was used with the Black-Scholes option-pricing model (“OPM”) in order to determine the fair value of the CVRs. Any future increase in the fair value of the CVR obligations, based on an increased likelihood that the underlying milestones will be achieved, and the associated payment or payments will, therefore, become due and payable, will result in a

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
charge to selling, general and administrative expenses in the period in which the increase is determined. Similarly, any future decrease in the fair value of the CVR obligations will result in a reduction in selling, general and administrative expenses. Accordingly, the CVRs are classified as Level 3.
	Fair value at March 26, 2021	Valuation Technique	Unobservable Input	Volatility
Contingent Value Rights	$5,310	OPM	Volatility	57.3%
Changes in the CVRs for the three months ended March 26, 2021 and March 27, 2020 were as follows:
	March 26, 2021	March 27, 2020
CVR fair value – beginning of period	$4,000	$3,200
Fair value adjustments	1,310	(300)
CVR fair value – end of period	$5,310	$2,900
CVR liabilities are classified as other liabilities in the accompanying condensed consolidated balance sheets and to the fair value of CVR liabilities are included in selling, general and administrative expenses in the condensed consolidated statements of operations.
There were no transfers into or out of Level 3 investments during the three months ended March 26, 2021 or March 27, 2020.
8.
Accrued Liabilities

Accrued liabilities as of March 26, 2021 and December 25, 2020, consisted of the following:
	March 26, 2021	December 25, 2020
Payroll, vacation, and bonus accruals	$17,593	$29,700
Deferred revenue	19,154	18,654
Warranty reserve	14,002	11,767
Interest payable	7,480	7,576
Sales return allowance	4,071	3,741
Customer rebate program	1,966	2,140
IBNR	1,500	1,215
Taxes	1,363	752
Other accrued liabilities	5,894	5,113
Total accrued liabilities	$73,023	$80,658

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
9.
Warranties

Changes in the Company’s accrued warranty liability for the three months ended March 25, 2021 and March 27, 2020, are as follows:
	March 26, 2021	March 27, 2020
Accrued warranty – beginning of period	$16,523	$19,989
Warranty claims	(4,002)	(2,954)
Warranty provisions	5,707	2,629
Accrued warranty – end of period	$18,228	$19,664
As of March 26, 2021, the Company has recorded accrued warranty liabilities of $14,002 in accrued liabilities and $4,226 in other liabilities in the accompanying consolidated balance sheet. As of December 25, 2020, the Company has recorded accrued warranty of $11,767 in accrued liabilities and $4,756 in other liabilities.
10.
Retirement Plan

The Company has a legacy 401(k) plan that covers eligible employees as defined by the plan agreement. As of January 1, 2020, the Company matches 100% of employee contributions to the plan, up to 3% of the employees’ total compensation, and 50% of employee contributions to the plan, up to 6% of the employees’ total compensation. Company contributions to the plan, net of forfeitures, were $1,170 and $1,155 for the three months ended March 26, 2021 and March 27, 2020, respectively.
11.
Equity Agreements and Incentive Equity Plans

Parent Incentive Plan — In October 2017, the Parent approved the Class B Unit Incentive Plan, which established the terms and provided for grants of certain incentive units to employees, officers, directors, consultants, and advisors of the Company containing service-based and/or market-based vesting criteria. Class B-1 Incentive Units (“B-1 Units”) become vested in installments over a five-year period, subject to the grantee’s continued employment or service. Class B-2 Incentive Units (“B-2 Units”) have both service-based and market-based vesting conditions, as they are subject to the same service conditions as the B-1 Units, but also require the achievement of a specified return hurdle in order to vest.
The assumptions used in the OPM model to determine the fair value of incentive units granted during the three months ended March 26, 2021 were as follows:
March 26, 2021
Expected holding period	4 years
Risk-free rate of return	—%
Expected dividend yield	—%
Expected volatility	57.3%
Discount for lack of marketability	10%
The Company estimated a discount for lack of marketability (“DLOM”) using a put option model. The DLOM reflects the lower value placed on securities that are not freely transferable, as compared to those that trade frequently in established markets.

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
The summary of the Company’s incentive unit activity as of March 26, 2021 is as follows:
	B-1 Incentive Units		B-2 Incentive Units
	Number of Units (in 000’s)	Weighted- Average Grant-Date Fair Value	Number of Units (in 000’s)	Weighted- Average Grant-Date Fair Value
Outstanding units-December 25, 2020	70,739	$0.34	19,822	$0.06
Units granted	1,200	0.51	—	—
Units forfeited	3,010	0.39	—	—
Outstanding units-March 26, 2021	68,929	$0.34	19,822	$0.06
Vested units-March 26, 2021	31,550	$0.31	—	—
Nonvested units-March 26, 2021	37,379	$0.37	19,822	$0.06
During the three months ended March 26, 2021, 2,832 B-1 Units vested with a total grant-date fair value of $878. The Company recognized $1,060 and $1,362 of compensation expense within selling, general and administrative expenses in the accompanying condensed consolidated statements of operations during the three months ended March 26, 2021 and March 27, 2020, respectively.
As of March 26, 2021, there was approximately $12,863 of unrecognized compensation expense related to outstanding incentive units, which is expected to be recognized subsequent to March 26, 2021, over a weighted-average period of approximately four years.
Control4 Equity Awards — In connection with the Control4 Acquisition, the Company agreed to a settlement of Control4 equity awards that were outstanding immediately prior to the acquisition date, consisting of stock options (“C4 Stock Options”) and restricted stock units (“C4 RSUs” and, together with C4 Stock Options, “C4 Equity Awards”). As of the acquisition date, 2,998 shares of C4 Equity Awards were cancelled and converted into rights to receive cash payments (the “Replacement Awards”). During the three months ended March 26, 2021, 6 Replacement Award units were forfeited. As of March 26, 2021, 167 Replacement Award units remain outstanding, consisting of 18 vested and 149 unvested units.
The Company recognized $1,726 and $2,802 of compensation expense relating to the Replacement Awards within selling, general and administrative expenses in the accompanying condensed consolidated statement of operations during the three months ended March 26, 2021 and March 27, 2020, respectively.
There was approximately $3,573 of unrecognized compensation expense related to the nonvested Replacement Awards, which is expected to be recognized subsequent to March 26, 2021 over a weighted-average period of approximately 1 year. Total unrecognized compensation expense will be adjusted for future forfeitures.
12.
Income Taxes

The Company had an effective tax rate for the first three months of 2021 of 11.27% (benefit) compared to 18.52% (benefit) for the first three months of 2020. The decrease in the effective tax rate for the first three months and the difference from the U.S. federal statutory rate of 21% was primarily the result of discrete items recognized related to one-time transaction costs and the adjustment of deferred tax liabilities and the benefit of certain tax credits.
Income tax benefit was $763 during the three months ended March 26, 2021, compared to income tax benefit of $4,316 during the three months ended March 27, 2020.
13.
Commitments and Contingencies

Legal Proceedings — During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable,

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
and the amount of such loss can be reasonably estimated. As of March 26, 2021, and December 25, 2020, no material reserves were recorded. The determination of probability and the estimation of the actual amount of any such loss are inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. However, the Company does not expect the outcome of the matters currently pending will have a material adverse effect on the condensed consolidated financial statements.
Lease Commitments — The Company leases offices, warehouse space, and distribution centers. These leases are classified as operating leases with various expiration dates through July 2028. In addition to base rent, the Company is obligated to reimburse certain common area maintenance costs required to operate the facilities. Substantially all the leases include renewal options with varying terms. The Company recognizes rental expense and amortizes tenant improvement allowances on a straight-line basis over the stated lease term, including renewal periods if reasonably assured of being exercised. Total rental expense for the three months ended March 26, 2021 and March 27, 2020, was approximately $3,128 and $2,568, respectively.
14.
Stockholders Equity

Common Stock — Holders of voting common stock are entitled to one vote per share and to receive dividends. The Company had noncontrolling interests of $294 and $316 as of March 26, 2021 and December 25, 2020, respectively, related to a joint venture formed prior to 2018.
Changes in noncontrolling interests each period include net income attributable to noncontrolling interests and cash contributions by minority partners to the Company’s consolidated subsidiaries. There were no cash contributions by minority partners for the three months ended March 26, 2021 or March 27, 2020, respectively.
15.
Loss Per Share

Basic loss per share represents net loss divided by the weighted-average shares outstanding. Diluted loss per share is the same as basic income or loss per share, as the Company had no potentially dilutive securities during either of the three months ended March 26, 2021 or March 27, 2020. The following table presents the calculations of basic and diluted loss per share for the three months ended March 26, 2021 and March 27, 2020:
	March 26, 2021	March 27, 2020
Net loss attributable to Company	$(6,014)	$(18,994)
Weighted-average shares outstanding-basic and diluted	59,216,665	58,140,138
Loss per share-basic and diluted	$(0.10)	$(0.33)

16.
Subsequent Events

In preparing its condensed consolidated financial statements, the Company has evaluated subsequent events through May 21, 2021, which is the date the condensed consolidated financial statements were available to be issued and June 17, 2021, the date on which the condensed consolidated financial statements were reissued, and has updated such evaluation for disclosure purposes through July 19, 2021 with respect to the stock split and change in the authorized number of shares of common stock reflected in the Company’s amended and restated certificate of incorporation, as amended as of July 15, 2021.
On May 4, 2021, the Company entered into a Purchase Agreement (the “Purchase Agreement”) pursuant to which it acquired all of the issued and outstanding shares of ANLA, Inc. (“Access Networks” or “Access”), an enterprise-grade networking solutions provider offering network design, configuration, monitoring and support services and products. The acquisition will enhance the Company’s networking

Snap One Holdings Corp. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(in thousands, except share and per share amounts)
solutions for residential and commercial networks. Under the Purchase Agreement, the Company agreed to a purchase price of up to $38.1 million, consisting of both cash and equity, plus contingent consideration of up to $2.0 million based upon the achievement of specified financial targets. The acquisition closed on May 28, 2021. The preliminary purchase price and allocation to the net assets acquired is expected to be completed in the second quarter of 2021.
On July 15, 2021, the Company filed an amendment to its amended and restated certificate of incorporation which, among other things, effected a 150-for-1 stock split of its shares of common stock and increased the authorized number of shares of its common stock to 100 million. All references to share and per share amounts in the Company’s consolidated financial statements have been retrospectively revised to reflect the stock split and increase in authorized shares.
On July 16, 2021, the Company declared, and expects to pay, a special cash dividend to its stockholder of $13.1 million with cash on hand.
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Morgan Stanley	J.P. Morgan	Jefferies	UBS Investment Bank
BMO Capital MarketsRaymond JamesTruist SecuritiesWilliam Blair
Drexel Hamilton Penserra Securities LLC R. Seelaus & Co., LLC Siebert Williams Shank